UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 2)

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Kayne Anderson Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED OCTOBER 11, 2018

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF THE 2018 ANNUAL MEETING OF

STOCKHOLDERS OF KAYNE ANDERSON ACQUISITION CORP.

Dear Stockholders of Kayne Anderson Acquisition Corp.:

You are cordially invited to attend the special meeting in lieu of the 2018 annual meeting (the “special meeting”) of stockholders of Kayne Anderson Acquisition Corp. (“KAAC,” “we,” “our” or “us”). At the special meeting, KAAC stockholders will be asked to consider and vote on proposals to:

(1)

(a) approve and adopt the Contribution Agreement, dated as of August 8, 2018 (as the same may be amended, the “Contribution Agreement”), by and among KAAC, Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”), Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, the “Alpine High Entities”), pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor (i) 100% of the equity interests in each of the Alpine High Entities and (ii) options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline (collectively, the “Options”), and (b) approve such acquisition and the other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”);

(2)

approve and adopt amendments to KAAC’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”);

(3)

approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”);

(4)

approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”);

(5)	approve and adopt amendments to the Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”);

(6)

approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal and the Board Declassification Proposal, the “Charter Proposals”);

(7)

approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”): (a) the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination; (b) the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its common units representing limited partner interests in Altus Midstream in accordance with Altus Midstream’s amended and restated agreement of limited partnership; (c) the issuance of 3,182,140 warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such warrants; (d) the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of KAAC, Kayne Anderson and Apache Corporation) in a private placement (the “Private Placement”) (the “NASDAQ Proposal”);

(8)

elect one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal assuming the Board Declassification Proposal is not approved and our board of directors remains classified. Assuming the Board Declassification Proposal is approved and our board of directors is declassified, such nominee, if elected, will serve on our board of directors for a term expiring at the 2019 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”); and

(9)

approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal, the “Transaction Proposals” and, together with the Director Election Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement, which each KAAC stockholder is encouraged to review carefully.

We refer to (a) the business combination, (b) the completion of the Private Placement, (c) the conversion of the outstanding shares of KAAC’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and such outstanding shares, the “founder shares”), into shares of Class A Common Stock on a one-for-one basis in connection with the business combination, and (d) the redemption, if any, by KAAC of shares of Class A Common Stock held by any public stockholders (as defined below) in connection with the business combination, collectively, as the “Transactions.”

KAAC’s Class A Common Stock and warrants, which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on the NASDAQ under the symbols “KAAC” and “KAACW,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, and are listed on the NASDAQ under the symbol “KAACU.” The units will automatically separate into the component securities upon the closing of the business combination and, as a result, will no longer trade as a separate security. Upon the closing of the business combination, we intend to change our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company,” and we have applied to continue the listing of our Class A Common Stock and warrants on the NASDAQ under the symbols “ALTM” and “ALTMW,” respectively.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on April 4, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Kayne Anderson Sponsor, LLC (our “Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million, the estimated per share redemption price would have been approximately $10.09. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of Class A Common Stock sold in the IPO without the prior consent of KAAC. Holders of KAAC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the closing of the business combination with respect to any shares of Class A Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of the combined outstanding shares of Class A Common Stock and Class B Common Stock, including all of the founder shares. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Transaction Proposals.

KAAC is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements of the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 39 of this proxy statement.

KAAC’s board of directors recommends that KAAC stockholders vote FOR each of the Proposals. When you consider the recommendation of KAAC’s board of directors in favor of each of the Transaction Proposals, you should keep in mind that certain of KAAC’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of each of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE KAAC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND

TENDER YOUR SHARES TO KAAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

Robert S. Purgason

Chief Executive Officer

Kayne Anderson Acquisition Corp.

Whether or not you plan to attend the special meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2018 and is first being mailed to KAAC stockholders on or about                     , 2018.

KAYNE ANDERSON ACQUISITION CORP.

811 Main Street, 14th Floor

Houston, Texas 77002

NOTICE OF SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF STOCKHOLDERS

OF KAYNE ANDERSON ACQUISITION CORP.

To Be Held On                     , 2018

To the Stockholders of Kayne Anderson Acquisition Corp.:

NOTICE IS HEREBY GIVEN that the special meeting in lieu of the 2018 annual meeting (the “special meeting”) of stockholders of Kayne Anderson Acquisition Corp. (“KAAC,” “we,” “our” or “us”) will be held at                     a.m., local time, on                     , 2018, at                      for the following purposes:

1.

The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Contribution Agreement, dated as of August 8, 2018 (as the same may be amended, the “Contribution Agreement”), by and among KAAC, Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”), Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, the “Alpine High Entities”), pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor (i) 100% of the equity interests in each of the Alpine High Entities and (ii) options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline, and (b) approve such acquisition and the other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the Contribution Agreement is attached to the accompanying proxy statement as Annex A.

2.

The Class C Charter Proposal—To consider and act upon a proposal to approve and adopt amendments to KAAC’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to the accompanying proxy statement as Annex B.

3.

The Authorized Class A Share Charter Proposal—To consider and act upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Class A Share Charter Proposal is attached to the accompanying proxy statement as Annex B.

4.

The Authorized Preferred Share Charter Proposal—To consider and act upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Preferred Share Charter Proposal is attached to the accompanying proxy statement as Annex B.

5.

The Board Declassification Proposal—To consider and act upon a proposal to approve and adopt amendments to the Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Board Declassification Proposal is attached to the accompanying proxy statement as Annex B.

6.

The Additional Charter Proposal—To consider and act upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal and the Board Declassification Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement as Annex B.

7.

The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”): (a) the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination; (b) the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its common units representing limited partner interests in Altus Midstream in accordance with Altus Midstream’s amended and restated agreement of limited partnership; (c) the issuance of 3,182,140 warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such warrants; (d) the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P. (“Kayne Anderson”) and directors, management and employees of KAAC, Kayne Anderson and Apache Corporation) in a private placement (the “Private Placement”) (the “NASDAQ Proposal”).

8.

The Director Election Proposal—To consider and vote upon a proposal to elect one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal assuming the Board Declassification Proposal is not approved and our board of directors remains classified. Assuming the Board Declassification Proposal is approved and our board of directors is declassified, such nominee, if elected, will serve on our board of directors for a term expiring at the 2019 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”).

9.

The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, and the NASDAQ Proposal, the “Transaction Proposals” and, together with the Director Election Proposal, the “Proposals”).

We refer to (a) the business combination, (b) the completion of the Private Placement, (c) the conversion of the outstanding shares of KAAC’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and such outstanding shares, the “founder shares”), into shares of Class A Common Stock on a one-for-one basis in connection with the business combination, and (d) the redemption, if any, by KAAC of shares of Class A Common Stock held by any public stockholders (as defined below) in connection with the business combination, collectively, as the “Transactions.”

Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on                     , 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of KAAC’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at KAAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering, which closed on April 4, 2017 (the “IPO” and such holders, the “public stockholders”), with the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from the IPO and a concurrent private placement of warrants to Kayne Anderson Sponsor, LLC (our “Sponsor”). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million, the estimated per share redemption price would have been approximately $10.09. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of Class A Common Stock sold in the IPO without the prior consent of KAAC. Holders of KAAC’s outstanding warrants sold in the IPO, which are exercisable for shares of Class A Common Stock under certain circumstances, do not have redemption rights in connection with the business combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the closing of the business combination with respect to any shares of Class A Common Stock they may hold, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of the combined outstanding shares of Class A Common Stock and Class B Common Stock, including all of the founder shares. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Transaction Proposals.

The closing of the business combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal at the special meeting. The Charter Proposals are conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related Transactions and each of our Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

                    , 2018

By Order of the Board of Directors

Robert S. Purgason

Chief Executive Officer

Kayne Anderson Acquisition Corp.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                     , 2018: This notice of meeting and the related proxy statement will be available at                     .

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•

“Additional Option” are to an option to acquire equity in either (i) the Permian Highway Pipeline Project or (ii) the next similar pipeline project if the Permian Highway Pipeline Project is not placed into service;

•	“Alpine High Entities” are to Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, Alpine High NGL, and Alpine High GP, collectively;

•	“Alpine High Gathering” are to Alpine High Gathering LP, a Delaware limited partnership;

•	“Alpine High GP” are to Alpine High Subsidiary GP LLC, a Delaware limited liability company;

•	“Alpine High Midstream” are to Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, collectively;

•	“Alpine High NGL” are to Alpine High NGL Pipeline LP, a Delaware limited partnership;

•	“Alpine High Pipeline” are to Alpine High Pipeline LP, a Delaware limited partnership;

•	“Alpine High Processing” are to Alpine High Processing LP, a Delaware limited partnership;

•	“Alpine High resource play” are to Apache’s Alpine High acreage in the Southern Delaware Basin within the Permian Basin of West Texas;

•	“Altus Midstream” are to Altus Midstream LP, a Delaware limited partnership;

•	“Altus Midstream GP” are to Altus Midstream GP LLC, a Delaware limited liability company and the sole general partner of Altus Midstream;

•	“Apache” are to Apache Corporation, a Delaware corporation and parent company of the Apache Contributor;

•	“Apache Contributor” are to Apache Midstream LLC, a Delaware limited liability company;

•	“business combination” are to the transactions contemplated by the Contribution Agreement;

•	“Class A Common Stock” are to our Class A Common Stock, par value $0.0001 per share;

•	“Class B Common Stock” are to our Class B Common Stock, par value $0.0001 per share;

•	“Class C Common Stock” are to our Class C Common Stock, par value $0.0001 per share;

•	“Contribution Agreement” are to the Contribution Agreement, dated as of August 8, 2018, among KAAC, Altus Midstream, the Apache Contributor and the Alpine High Entities;

•	“Contribution Warrants” are to the 3,182,140 warrants that will be issued by KAAC, contributed to Altus Midstream, and distributed to the Apache Contributor at the closing of the business combination;

•	“Common Units” are to common units representing limited partner interests in Altus Midstream;

•	“EPIC Option” are to an option, exercisable until February 1, 2019, to acquire up to a 15% equity interest in the EPIC Crude pipeline;

•	“founder shares” are to shares of our Class B Common Stock initially purchased by our Sponsor in a private placement prior to our IPO;

•	“GCX Option” are to an option, exercisable until December 31, 2018, to acquire up to a 15% equity interest in the Gulf Coast Express pipeline;

•	“initial stockholders” are to holders of our founder shares prior to the IPO, including our Sponsor and our independent directors;

•	“IPO” are to our initial public offering of units, which closed on April 4, 2017;

•	“KAAC,” “we,” “our” or “us” are to Kayne Anderson Acquisition Corp.;

•	“Kayne Anderson” are to Kayne Anderson Capital Advisors, L.P. and its affiliates, including our Sponsor, collectively;

•	“management” or our “management team” are to our offıcers and directors;

•

“Options” are to (a) the GCX Option, (b) the EPIC Option, (c) the Salt Creek Option, (d) the Shin Oak Option, and (e) the Supplemental GCX Option, which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor pursuant to the Contribution Agreement;

•

“Permian Highway Pipeline Project” are to a long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast which recently announced it reached a “final investment decision” and is being developed by affiliates of Kinder Morgan, Inc.;

•

“PIPE Investors” are to the qualified institutional buyers and accredited investors, including certain funds and client accounts advised by Kayne Anderson and the directors, management and employees of KAAC, Kayne Anderson and Apache, that have agreed to purchase shares of Class A Common Stock in the Private Placement;

•

“Private Placement” are to the issuance and sale of up to 57,234,023 shares of Class A Common Stock to the PIPE Investors in a private placement that will close concurrently with the closing of the business combination;

•	“private placement warrants” are to the warrants issued to the Sponsor in a private placement simultaneously with the closing of our IPO;

•	“public shares” are to shares of our Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•	“public stockholders” are to the holders of our public shares;

•	“public warrants” are to the warrants sold as part of the units in the IPO;

•	“Salt Creek Option” are to an option, exercisable until January 31, 2020, to acquire a 50% equity interest in the Salt Creek NGL pipeline;

•

“Shin Oak Option” are to an option, exercisable until the 60th day following the in-service date of the Shin Oak pipeline, which is expected to be in the second quarter of 2019, to acquire up to a 33% equity interest in the Shin Oak pipeline;

•	“Sponsor” are to Kayne Anderson Sponsor, LLC, a Delaware limited liability company and an affiliate of Kayne Anderson;

•	“Supplemental GCX Option” are to an option, exercisable until September 6, 2019, to acquire up to an additional 1% equity interest in the Gulf Coast Express pipeline;

•

“Transactions” are to (a) the business combination, (b) the completion of the Private Placement, (c) the conversion of the founder shares into shares of Class A Common Stock on a one-for-one basis in connection with the business combination and (d) the redemption, if any, by KAAC of public shares held by any public stockholders in connection with the business combination;

•	“units” are to our units sold in the IPO, each of which consists of one share of Class A Common Stock and one-third of one public warrant;

•

“voting common stock” are to our Class A Common Stock and Class B Common Stock prior to the consummation of the Transactions, and to our Class A Common Stock and Class C Common Stock following the consummation of the Transactions; and

•	“warrants” are to our warrants that will be outstanding upon the closing of the business combination, including the public warrants, private placement warrants and Contribution Warrants.

Unless otherwise specified, the voting and economic interests of KAAC stockholders set forth in this proxy statement assume that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares (as defined below) are issued to the Apache Contributor and, therefore, our Sponsor forfeits only 1,862,606 shares of Class B Common Stock at the closing of the business combination; (iii) no earn-out consideration is delivered to the Apache Contributor; (iv) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchase shares of Class A Common Stock in the open market; (v) there are no other issuances of equity interests of KAAC; and (vi) the warrants remain outstanding immediately following the closing of the business combination.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for KAAC Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of KAAC stockholders.

•

Kayne Anderson Acquisition Corp., a Delaware corporation (“KAAC,” “we,” “our” or “us”), is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”).

•

There are currently 47,165,140 shares of KAAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), issued and outstanding, consisting of (a) 37,732,112 shares of Class A Common Stock originally sold as part of the units issued in KAAC’s initial public offering (the “IPO” and such shares, the “public shares”), consummated on April 4, 2017, and (b) 9,433,028 shares of Class B Common Stock that were originally issued to Kayne Anderson Sponsor, LLC (the “Sponsor”) prior to the IPO (the “founder shares”). In addition, there are currently 18,941,651 warrants of KAAC outstanding, consisting of (i) 12,577,370 warrants originally sold as part of the units in the IPO (the “public warrants”) and (ii) 6,364,281 warrants sold to our Sponsor in a private placement (the “private placement warrants” and, together with the public warrants, the “warrants”). Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable 30 days after the completion of an initial business combination. Additionally, the warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, KAAC may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, if the last sale price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before KAAC sends the notice of redemption to the warrant holders. The private placement warrants and the warrants to be issued to the Apache Contributor, however, are non-redeemable so long as they are held by our Sponsor, the Apache Contributor or their permitted transferees. For more information about KAAC, see the sections entitled “Business of KAAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KAAC.”

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The Alpine High Entities were formed by Apache between May 2016 and January 2017 for the purpose of acquiring, developing, and operating midstream oil and gas assets in the Alpine High resource play. Alpine High Midstream primarily focuses on providing natural gas gathering, compression, processing, and transportation to producers of natural gas, NGLs, crude oil, and condensate in the Permian Basin. Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas, anchored by midstream service contracts to service Apache’s production in the Alpine High resource play. For more information about Alpine High Midstream, see the sections entitled “Business of Alpine High Midstream” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine High Midstream.”

•

On August 8, 2018, we entered into that certain Contribution Agreement (as the same may be amended, the “Contribution Agreement”) with Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), the Apache Contributor and the Alpine High Entities, pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor 100% of the equity interests in each of the Alpine High Entities and options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf

v

Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline (collectively, the “Options”), subject to the terms and conditions set forth therein (such acquisition, together with the other transactions contemplated by the Contribution Agreement, the “business combination”). In addition, pursuant to the Purchase Rights and Restrictive Covenant Agreement to be entered into between KAAC and Apache Corporation (“Apache”) at the closing of the business combination (the “Purchase Rights and Restrictive Covenant Agreement”), Apache will, among other things, assign to us an option to acquire equity in either (i) a long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast which recently announced it reached a “final investment decision” and is being developed by affiliates of Kinder Morgan, Inc. (the “Permian Highway Pipeline Project”) or (ii) the next similar pipeline project if the Permian Highway Pipeline Project is not placed into service (the “Additional Option”).

In exchange for the equity interests in each of the Alpine High Entities and the Options, the Apache Contributor will receive the following consideration:

•

equity consideration, consisting of: (a) 250,000,000 common units representing limited partner interests in Altus Midstream (“Common Units”), (b) 1,862,606 newly-issued shares of Class A Common Stock and (c) a number of newly-issued shares of Class A Common Stock equal to the product of (i) the number of public shares of Class A Common Stock redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6% (provided that such number of shares of Class A Common Stock will not be less than 0 or greater than 5,450,422) (the number of shares referred to in this clause (c), the “Assigned Shares”), with such amounts of Class A Common Stock set forth in clauses (b) and (c) corresponding to certain forfeitures of founder shares by our Sponsor as described below;

•

because the closing of the business combination is expected to occur after September 30, 2018, cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the closing date of the business combination (the “Closing Date”);

•

3,182,140 Contribution Warrants exercisable for shares of Class A Common Stock, with such amount of warrants corresponding to certain forfeitures of private placement warrants by our Sponsor as described below; and

•	the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied
12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson and Jeff Davis Counties in Texas that is assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Alpine High Gathering, LP (“Alpine High Gathering”) is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

In addition to the above, at the closing of the business combination, we will contribute to Altus Midstream cash in an amount equal to the Available Funds (as defined below), in exchange for the issuance by Altus Midstream to KAAC of (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of warrants issued by Altus Midstream equal to the number of KAAC warrants outstanding following the consummation of the Transactions. “Available Funds” means (i) the amount of funds from the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from our IPO and the concurrent issuance of private placement warrants to our Sponsor, plus (ii) the proceeds of the Private Placement (as defined below), minus (iii) the amount to be paid to our public stockholders who timely exercise and do not waive their right to have their public shares redeemed for cash at the closing of the business combination, minus (iv) certain amounts payable by us and our subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on our or our subsidiaries’ behalf, other than the financing fees described in clause (v) below (including deferred underwriting commissions payable by us to the underwriters in our IPO and all costs, fees and expenses related to pursuing a business combination), minus (v) approximately $3.8 million of fees related to the Private Placement and all out-of-pocket costs, fees, and expenses incurred by the Apache Contributor or its affiliates related to marketing the Transactions that will not otherwise be subject to the COMA (as defined below), plus any amounts payable by KAAC or any of its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of them related to obtaining a new credit facility prior to the Closing Date.

A copy of the Contribution Agreement is attached to this proxy statement as Annex A. For more information about the Contribution Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

•

We will issue an aggregate of 250,000,000 shares of our Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), to the Apache Contributor. We are establishing the Class C Common Stock to provide the Apache Contributor with a voting interest in KAAC (attributable only to those shares of Class C Common Stock and not to any shares of Class A Common Stock received by the Apache Contributor at the closing of the business combination) equal to the economic interest that the Apache Contributor will have in Altus Midstream as a result of the issuance of Common Units to the Apache Contributor at the closing of the business combination. Holders of Class C Common Stock, together with holders of Class A Common Stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class C Common Stock will not be entitled to any dividends or liquidating distributions from KAAC. At any time following 180 days after the Closing Date, the Apache Contributor will have the right to cause Altus Midstream to redeem all or a portion of the Apache Contributor’s Common Units in exchange for shares of our Class A Common Stock or, at Altus Midstream’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by the Apache Contributor, a corresponding number of shares of Class C Common Stock held by the Apache Contributor will be cancelled. For more information about the Class C Common Stock, see the section entitled “Proposal No. 2—The Class C Charter Proposal—Description of Class C Common Stock.”

•	In connection with the execution of the Contribution Agreement, Apache entered into the following agreements with certain of the Alpine High Entities:

•

Gas Gathering Agreement. Apache and Alpine High Gathering have entered into a Gas Gathering Agreement (the “Gas Gathering Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas gathering agreement between Apache and Alpine High Gathering. Pursuant to the Gas Gathering Agreement, among other things, Apache dedicated to Alpine High Gathering all gas produced and saved from certain dedicated acreage, as described in the Gas Gathering Agreement. In return, Alpine High Gathering will receive, gather, and redeliver all of the dedicated natural gas at the low pressure receipt points on a first priority basis and receive, gather, and redeliver all of the dedicated gas and condensate at the high pressure receipt points on a first priority basis. The Gas Gathering Agreement is effective for a primary term beginning on the July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Gathering at least nine months’ prior written notice. After the primary term, the Gas Gathering Agreement will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Gathering upon at least six months’ prior written notice. For more information about the Gas Gathering Agreement, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Gas Gathering Agreement.”

•

Gas Processing Agreement. Apache and Alpine High Processing have entered into a Gas Processing Agreement (the “Gas Processing Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas processing agreement between Apache and Alpine High Processing. Pursuant to the Gas Processing Agreement, among other things, Apache dedicated to Alpine High Processing for processing all gas produced from certain dedicated acreage, as described in the Gas Processing Agreement. In return, Alpine High Processing agreed, on a firm basis, to (i) receive Apache’s gas, (ii) receive Apache’s condensate, (iii) dehydrate, compress, and/or treat all of Apache’s non-processable gas at central conditioning facilities and purchase or redeliver such residue gas to Apache, (iv) dehydrate, compress, treat, and/or remove plant products from Apache’s processable gas via cryogenic processing facilities or mechanical refrigeration units, (v) purchase or redeliver to Apache all residue gas and plant products for volumes attributable to Apache’s processable gas, (vi) construct and place into operation at least three cryogenic processing facilities and deliver and process a minimum volume of gas at such facilities, and (vii) expand its facilities pursuant to requirements in the Gas Processing Agreement. The Gas Processing Agreement is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Processing at least nine months’ prior written notice. After the primary term, the Gas Processing Agreement will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Processing upon at least six months’ prior written notice. For more information about the Gas Processing Agreement, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Gas Processing Agreement.”

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NGL Transportation Services Agreement. Apache and Alpine High NGL have entered into an NGL Transportation Services Agreement (the “NGL TSA”) with an effective date of July 1, 2018, which amended and restated a prior NGL transportation services agreement between Apache and Alpine High NGL. Pursuant to the NGL TSA, among other things, Apache dedicated to Alpine High NGL all NGLs produced and saved from certain dedicated acreage, as described in the NGL TSA. In return, Alpine High NGL will receive, transport, and redeliver all of the dedicated NGLs at various destination points, as nominated by Apache, served by Alpine High NGL’s pipeline system on a priority shipper basis. The NGL TSA is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High NGL at least 12 months’ prior written notice. After the primary term, the NGL TSA will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High NGL upon at least eight months’ prior written notice. For more information about the NGL TSA, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—NGL Transportation Services Agreement.”

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Residue Gas Transportation Services Agreements. Apache and Alpine High Pipeline have entered into residue gas Transportation Service Agreements and associated confirmations for intrastate and Section 311 service under the Natural Gas Policy Act of 1978 (“NGPA”), effective April 1, 2017, which incorporate by reference Alpine High Pipeline’s Statement of Operating Conditions (the Transportation Services Agreements, associated confirmations, and Statement of Operating Conditions (SOC), collectively and as amended, the “Residue Gas TSA”). Pursuant to the firm intrastate Residue Gas TSA, among other things, Apache dedicated to Alpine High Pipeline for transportation all gas produced from certain dedicated acreage located in the Alpine High resource play, as described in the Residue Gas TSA. In return, Alpine High Pipeline will provide to Apache both firm and fully interruptible intrastate transportation services and fully interruptible transportation services under Section 311 of the NGPA. The Residue Gas TSA is effective for a primary term beginning on April 1, 2017 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Pipeline at least 12 months’ prior written notice. After the second extension period, the Residue Gas TSA will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Pipeline upon at least six months’ prior written notice. For more information regarding the Residue Gas TSA, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Residue Gas Transportation Services Agreements.”

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In connection with the closing of the business combination, our Sponsor will forfeit to us: (a) 1,862,606 founder shares; (b) a number of founder shares equal to the number of Assigned Shares; and (c) 3,182,140 private placement warrants. In connection with our Sponsor’s forfeiture of founder shares and private placement warrants, we will issue to the Apache Contributor a corresponding number of shares of Class A Common Stock and warrants, respectively, as described above.

•

In connection with the closing of the business combination, we will also enter into, among others, the following agreements with the Apache Contributor and certain of its affiliates and Kayne Anderson:

•	Stockholders Agreement. At the closing of the business combination, we will enter into a Stockholders Agreement with the Apache Contributor and our Sponsor (the “Stockholders

Agreement”) to set forth certain corporate governance rights of the Apache Contributor and our Sponsor. Under the Stockholders Agreement, our Sponsor will be entitled to nominate two directors to the board of directors of KAAC until the earlier of the time that our Sponsor and its affiliates own less than 1% of the outstanding voting common stock of KAAC or the second anniversary of the date of the Stockholders Agreement. Additionally, the Apache Contributor will be entitled to nominate a certain number of directors to our board of directors based on its and its affiliates ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
20% or more but less than 30%	4
10% or more but less than 20%	3
5% or more but less than 10%	2
1% or more but less than 5%	1

For so long as our Sponsor is entitled to nominate directors as provided above and the Apache Contributor and its affiliates own 50% or more of our outstanding voting common stock, at least one of the directors nominated by the Apache Contributor will be an “independent director” in accordance with NASDAQ listing rules. Further, we have agreed to include at least one director nominated by the Apache Contributor on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules.

The Stockholders Agreement will terminate automatically upon (i) the dissolution of KAAC, (ii) with respect to the Apache Contributor, the time when the Apache Contributor and its affiliates cease to own at least 1% of our outstanding voting common stock, and (iii) with respect to our Sponsor, upon the earlier of (A) the time when our Sponsor and its affiliates cease to own at least 1% of our outstanding voting common stock and (B) the second anniversary of the date of the Stockholders Agreement. For more information about Stockholders Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders Agreement.”

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Construction, Operations and Maintenance Agreement. We will enter into a construction, operations and maintenance agreement with Apache (the “COMA”), pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of KAAC. For more information about the COMA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Construction, Operations and Maintenance Agreement.”

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Purchase Rights and Restrictive Covenant Agreement. We will enter into the Purchase Rights and Restrictive Covenants Agreement with Apache. Under the Purchase Rights and Restrictive Covenants Agreement, until the later of the five-year anniversary of the closing of the business combination and the date on which Apache and its affiliates cease to own a majority of our voting common stock, Apache is obligated to provide us with (i) the first right to pursue any opportunity of Apache to acquire or invest in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache located in the Alpine High resource play. Apache will also assign to us the Additional Option. For more information about the Purchase Rights and Restrictive Covenant Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Purchase Rights and Restrictive Covenant Agreement.”

x

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Option Letter. On August 8, 2018, we entered into a letter agreement with Apache and the Apache Contributor with respect to the GCX Option, the Shin Oak Option, and the EPIC Option (the “Option Letter”). Pursuant to the Option Letter, the Apache Contributor is required to comply in all material respects with the terms and conditions of the agreements governing such Options and use commercially reasonable efforts to preserve the ability of KAAC or our designated subsidiaries to exercise such Options from and after closing of the business combination. The Option Letter also imposes certain obligations on Apache with respect to certain commercial agreements associated with such Options. If, as a result of a breach of the obligations of the Apache Contributor or Apache, as applicable, under the Option Letter, we are not able to exercise one or more of the GCX Option, the Shin Oak Option, or the EPIC Option, certain of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture. The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the Option Letter is 40,000,000. For more information about the Option Letter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Option Letter.”

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Other Agreements. For more information about other agreements to be entered into by KAAC and its affiliates at the closing of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

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Unless waived by the parties to the Contribution Agreement, the closing of the business combination is subject to a number of conditions set forth in the Contribution Agreement, including, among others, receipt of the requisite KAAC stockholder approval of the Contribution Agreement and the business combination as contemplated by this proxy statement. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

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The Contribution Agreement may be terminated at any time prior to the closing of the business combination upon agreement of the parties thereto, or by KAAC or the Apache Contributor, acting alone, in specified circumstances. For more information about the termination rights under the Contribution Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Termination.”

•	The proposed Transactions involve numerous risks. For more information about these risks, please read “Risk Factors.”

•

Under our amended and restated certificate of incorporation (the “Charter”), in connection with the business combination, holders of our public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2018, this would have amounted to approximately $10.09 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million). If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash, will no longer own shares of KAAC following the business combination and will not have the right to participate in or have any interest in any future growth of KAAC following the business combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its public shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of KAAC Stockholders—Redemption Rights.”

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In connection with the business combination, we have obtained commitments for the purchase of 57,234,023 newly issued shares of Class A Common Stock by certain qualified institutional buyers and accredited investors, including certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache (collectively, the “PIPE Investors”) in a private placement (the “Private Placement”). We expect to receive approximately

$568.5 million in net proceeds from the Private Placement, which will be used to fund our future capital expenditures following the business combination.

•

Our Charter includes a conversion adjustment, which provides that the founder shares will automatically convert at the time of the closing of the business combination into a number of shares of Class A Common Stock such that the holders of the founder shares will continue to own, in the aggregate, 20% of our issued and outstanding shares of common stock after giving effect to any issuances of equity securities in connection with the business combination. However, this conversion adjustment has been waived, and the holders of our founder shares will instead receive upon conversion one share of Class A Common Stock for each founder share converted as of the closing of the business combination. As discussed above, in connection with the closing of the business combination, our Sponsor will forfeit to us 1,862,606 founder shares and a number of founder shares equal to the number of Assigned Shares, and these forfeited founder shares will not be converted into shares of Class A Common Stock.

•	It is anticipated that, upon completion of the Transactions, our ownership will be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	37,732,112	—	10.6%	36.1%
PIPE Investors(1)	57,234,023	—	16.2%	54.8%
Holders of founder shares(2)	7,570,422	—	2.1%	7.3%
Apache Contributor(3)	1,862,606	250,000,000	71.1%	1.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The number of shares and the economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) no earn-out consideration is delivered to the Apache Contributor; (iv) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchase shares of Class A Common Stock in the open market; (v) there are no other issuances of equity interests of KAAC; and (vi) the warrants remain outstanding immediately following the closing of the business combination. As a result of the Transactions, the voting interest of our public stockholders will decrease from 80.0% to 10.6%, and the Apache Contributor will hold a majority of the combined voting power of all classes of our outstanding voting common stock. In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, the Apache Contributor will be entitled to receive additional shares of Class A Common Stock equal to the product of (i) the number of public shares redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6%, subject to a maximum cap of 5,450,422 shares of Class A Common Stock. In such an event, our Sponsor will forfeit a number of founder shares equal to the number of shares of Class A Common Stock issued to the Apache Contributor, and the economic and voting interests of the holders of our founder shares, as a group, will decrease, and the economic and voting interests of the Apache Contributor will increase, accordingly.

The ownership percentages with respect to KAAC set forth above do not take into account any earn-out consideration delivered to the Apache Contributor. Assuming that the earn-out consideration were payable at the closing of the business combination, and based on the other assumptions set forth above, the ownership of our voting and economic interests would be as follows:

	Earn-Out Consideration Payable
	12,500,000 Shares		25,000,000 Shares		37,500,000 Shares
Holder	Voting Interest	Economic Interest	Voting Interest	Economic Interest	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	10.3%	32.3%	9.9%	29.2%	9.6%	26.6%
PIPE Investors(1)	15.6%	49.0%	15.1%	44.2%	14.6%	40.3%
Holders of founder shares(2)	2.1%	6.5%	2.0%	5.8%	1.9%	5.3%
Apache Contributor(3)	72.1%	12.3%	73.0%	20.8%	73.8%	27.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The ownership percentages with respect to KAAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they will convert upon the closing of the business combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. Our warrants will become exercisable 30 days after the closing of the business combination and will expire five years after the closing of the business combination or earlier upon their redemption or liquidation. If we assume that all 18,941,651 warrants to be outstanding at the closing of the business combination were exercisable and exercised following the closing of the business combination for aggregate proceeds to KAAC of approximately $217.8 million, then our ownership would be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	50,309,482	—	13.5%	40.8%
PIPE Investors(1)	57,234,023	—	15.3%	46.4%
Holders of founder shares(2)	10,752,563	—	2.9%	8.7%
Apache Contributor(3)	5,044,746	250,000,000	68.3%	4.1%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on KAAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•

Our board of directors considered various factors in determining whether to approve the Contribution Agreement and the business combination. For more information about our decision-making process, see the section entitled “Proposal No. 1—The Business Combination Proposal—KAAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•

In addition to voting on the proposal to approve and adopt the Contribution Agreement and the business combination (the “Business Combination Proposal”) at the special meeting, KAAC’s stockholders will also be asked to vote on:

•	amendments to our Charter to create the Class C Common Stock (the “Class C Charter Proposal”);

•	an amendment to our Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”);

•

an amendment to our Charter to increase the number of authorized shares of KAAC’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”);

•	amendments to our Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”);

•

amendments to our Charter eliminating provisions in the Charter relating to an initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal and the Board Declassification Proposal, the “Charter Proposals”);

•	a proposal, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (the “NASDAQ Proposal”), to approve:

•	the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination;

•

the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its Common Units in accordance with Altus Midstream’s amended and restated agreement of limited partnership;

•

the issuance of 3,182,140 Contribution Warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such Contribution Warrants;

•	the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and

•	the issuance and sale of 57,234,023 shares of Class A Common Stock in the Private Placement;

•

the election of one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (assuming the Board Declassification Proposal is not approved and our board of directors remains classified) or for a term expiring at the 2019 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (assuming the Board Declassification Proposal is approved and our board of directors is declassified) (the “Director Election Proposal”); and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the special meeting (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, and the NASDAQ Proposal, the “ Transaction Proposals” and, together with the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Class A Share Charter Proposal,” “Proposal No. 4—The Authorized Preferred Share Charter Proposal,” “Proposal No. 5—The Board Declassification Proposal,” “Proposal No. 6—The Additional Charter Proposal,” “Proposal No. 7—The NASDAQ Proposal,” “Proposal No. 8—The Director Election Proposal” and “Proposal No. 9—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

FOR KAAC STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting in lieu of the 2018 annual meeting (the “special meeting”) of stockholders of Kayne Anderson Acquisition Corp. (“KAAC,” “we,” “our” or “us”), including the proposed business combination. The following questions and answers do not include all the information that is important to KAAC stockholders. We urge KAAC stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

KAAC stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Contribution Agreement, dated as of August 8, 2018 (as the same may be amended, the “Contribution Agreement”), by and among KAAC, Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”), Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, the “Alpine High Entities”), pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor (i) 100% of the equity interests in each of the Alpine High Entities and (ii) options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline (collectively, the “Options”) and (b) approve such acquisition and the other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”).

A copy of the Contribution Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are the Proposals on which KAAC stockholders will vote at the special meeting.

1.	The Business Combination Proposal—To approve and adopt the Contribution Agreement and approve the business combination.

2.

The Class C Charter Proposal—To approve and adopt amendments to KAAC’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Charter Proposal”). A copy of our second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to this proxy statement as Annex B.

3.

The Authorized Class A Share Charter Proposal—To approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Class A Share Charter Proposal is attached to the accompanying proxy statement as Annex B.

4.

The Authorized Preferred Share Charter Proposal—To approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Preferred Share Charter Proposal is attached to the accompanying proxy statement as Annex B.

5.

The Board Declassification Proposal—To approve and adopt amendments to the Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Board Declassification Proposal is attached to the accompanying proxy statement as Annex B.

6.

The Additional Charter Proposal—To approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal and the Board Declassification Proposal, the “Charter Proposals”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex B.

7.

The NASDAQ Proposal—To approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market (“NASDAQ”): (a) the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination; (b) the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its common units representing limited partner interests in Altus Midstream (“Common Units”) in accordance with Altus Midstream’s amended and restated agreement of limited partnership; (c) the issuance of 3,182,140 Contribution Warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such Contribution Warrants; (d) the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache) in a private placement (the “Private Placement”) (the “NASDAQ Proposal”).

8.

The Director Election Proposal—To elect one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal assuming the Board Declassification Proposal is not approved and our board of directors remains classified. Assuming the Board Declassification Proposal is approved and our board of directors is declassified, such nominee, if elected, will serve on our board of directors for a term expiring at the 2019 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”).

9.	The Adjournment Proposal—To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal, the “Transaction Proposals” and, together with the Director Election Proposal, the “Proposals”).

Q:	Are the Proposals conditioned on one another?

A:

The closing of the business combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal at the special meeting. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement.

Q:	Why is KAAC providing stockholders with the opportunity to vote on the business combination?

A:

Under our Charter, we must provide all holders of shares of Class A Common Stock and Class B Common Stock originally sold as part of the units issued in our initial public offering, which closed on April 4, 2017 (the “IPO” and such shares and holders, the “public shares” and “public stockholders,” respectively) with the opportunity to redeem their public shares upon the consummation of an initial business combination (as defined below) either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination. The approval of our stockholders of the Business Combination Proposal is also a condition to closing in the Contribution Agreement.

Q:	What will happen in the business combination?

A:

On August 8, 2018, KAAC, Altus Midstream, the Apache Contributor and the Alpine High Entities entered into the Contribution Agreement, pursuant to which, among other things, Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor 100% of the equity interests in each of the Alpine High Entities and Options, subject to the terms and conditions set forth therein. Under the terms of the Contribution Agreement, in exchange for the equity interests in each of the Alpine High Entities and the Options, the Apache Contributor will receive the following consideration:

•

equity consideration, consisting of: (a) 250,000,000 Common Units, (b) 1,862,606 newly-issued shares of Class A Common Stock and (c) a number of newly-issued shares of Class A Common Stock equal to the product of (i) the number of public shares of Class A Common Stock redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6% (provided that such number of shares of Class A Common Stock will not be less than 0 or greater than 5,450,422) (the number of shares referred to in this clause (c), the “Assigned Shares”), with such amounts of Class A Common Stock set forth in clauses (b) and (c) corresponding to certain forfeitures of founder shares by our Sponsor;

•

because the closing of the business combination is expected to occur after September 30, 2018, cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the closing date of the business combination (the “Closing Date”);

•	3,182,140 Contribution Warrants exercisable for shares of Class A Common Stock, with such amount of warrants corresponding to certain forfeitures of private placement warrants by our Sponsor; and

•	the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied
12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson and Jeff Davis Counties, Texas that is assessed a low pressure gathering fee pursuant to the Gas Gathering Agreement (as defined below), dated August 8, 2018, between Apache and Alpine High Gathering is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

In addition to the above, at the closing of the business combination, we will contribute to Altus Midstream cash in an amount equal to the Available Funds (as defined below), in exchange for the issuance by Altus Midstream to KAAC of (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of warrants issued by Altus Midstream (“Altus Midstream Warrants”) equal to the number of KAAC warrants outstanding following the consummation of the Transactions. “Available Funds” means (i) the amount of funds from the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from our IPO and the concurrent issuance of private placement warrants to our Sponsor, plus (ii) the proceeds of the Private Placement, minus (iii) the amount to be paid to our public stockholders who timely exercise and do not waive their right to have their public shares redeemed for cash at the closing of the business combination, minus (iv) certain amounts payable by us and our subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on our or our subsidiaries’ behalf, other than the financing fees described in clause (v) below (including deferred underwriting commissions payable by us to the underwriters in our IPO and all costs, fees and expenses related to pursuing a business combination), minus (v) approximately $3.8 million of fees related to the Private Placement and all out-of-pocket costs, fees, and expenses incurred by the Apache Contributor or its affiliates related to marketing the Transactions that will not otherwise be subject to the construction, operations and maintenance agreement to be entered into with Apache at the closing of the business combination, plus any amounts payable by KAAC or any of its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of them related to obtaining a new credit facility prior to the Closing Date.

A copy of the Contribution Agreement is attached to this proxy statement as Annex A. For more information about the Contribution Agreement and the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Q:	What is the relationship between KAAC, Kayne Anderson and the PIPE Investors?

A:

Our Sponsor is an affiliate of Kayne Anderson and the holder of a substantial majority of our founder shares and all of the private placement warrants. KAAC was organized by our Sponsor with the intention to capitalize on the Kayne Anderson platform to identify, acquire and operate a business in the energy industry. The PIPE Investors consist of (i) funds and client accounts advised by Kayne Anderson, (ii) funds and client accounts advised by investment advisors unaffiliated with KAAC or Kayne Anderson and (iii) certain directors, management and employees of KAAC, Kayne Anderson and Apache.

Kayne SPAC Investment, LLC, an entity in which certain directors, management and employees of KAAC and Kayne Anderson hold an interest, agreed to purchase 1,823,750 shares of Class A Common Stock in the Private Placement. Kevin S. McCarthy and Robert V. Sinnott, who are current directors of KAAC, Robert S. Purgason, our current Chief Executive Officer, and Terry A. Hart, our current Chief Financial Officer, hold an interest in Kayne SPAC Investment LLC. Altus SPAC Investment, LLC, an entity in which certain directors, management and employees of Apache hold an interest, agreed to purchase 1,017,500 shares of Class A Common Stock in the Private Placement. Brian W. Freed, who will be our Chief Executive Officer and a director following the business combination, Ben C. Rodgers, who will be our Chief Financial Officer and a director following the business combination, and each of our directors following the business combination who are also employees of Apache hold an interest in Altus SPAC Investment, LLC.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Contribution Agreement, including the approval by our stockholders of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal. For a summary of the conditions that must be satisfied or waived prior to closing of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

Q:	How will KAAC and Altus Midstream be managed and governed following the business combination?

A:

We are, and after the closing of the business combination will continue to be, managed by our board of directors. In connection with the closing of the business combination, we anticipate expanding the size of our board of directors from five directors to 11, and certain current members of our board of directors will resign from our board of directors following the closing of the business combination. As a result, we will appoint a number of new directors, including our current Chief Executive Officer, Robert S. Purgason, six non-independent directors selected by the Apache Contributor, two independent directors selected by Kayne Anderson and one independent director selected by the Apache Contributor, effective as of and contingent upon closing of the business combination. Please see the sections entitled “Officers and Directors of KAAC Prior to the Closing of the Business Combination” and “Officers and Directors of KAAC Following Closing of the Business Combination.”

Following the closing of the business combination, we will act as the general partner of Altus Midstream, and as such, will manage and govern Altus Midstream’s business. Upon the closing of the business combination, we expect that Robert S. Purgason and Terry A. Hart will resign as our Chief Executive Officer and Chief Financial Officer, respectively, and that our management team will include Brian W. Freed, as Chief Executive Officer, and Ben C. Rodgers, as Chief Financial Officer, both of whom are currently members of Apache’s senior management team.

Q:	Will the Apache Contributor receive any cash consideration?

A:

Because the closing of the business combination is expected to occur following September 30, 2018, we will pay to the Apache Contributor cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the Closing Date.

Q:	Will KAAC obtain new financing in connection with the business combination?

A:

In connection with the business combination, we have obtained commitments for the purchase of 57,234,023 newly issued shares of Class A Common Stock by the PIPE Investors in the Private Placement. We expect to receive approximately $568.5 million in net proceeds from the Private Placement, which, along with proceeds in the Trust Account and the revolving credit facility (as defined below), will be used to fund our future capital expenditures following the business combination.

On October 1, 2018, Altus Midstream entered into a commitment letter (the “Debt Commitment Letter”) with the lenders party thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to make available to Altus Midstream, in accordance with the terms of the Debt Commitment Letter, a senior unsecured revolving credit facility in an aggregate principal amount of up to $800 million, including a letter of credit subfacility in an aggregate amount of up to $100 million (the “revolving credit facility”). The obligations of the Commitment Parties under the Debt Commitment Letter are conditioned upon, among other things, the execution of definitive documentation for the revolving credit facility and the closing of the business combination. We expect the revolving credit facility to be in place at the closing of the business combination and to initially have availability of up to $450 million, which will increase to up to $800 million upon the achievement of certain performance thresholds in accordance with the terms of the Debt Commitment Letter. We also expect the credit agreement will have customary terms, including affirmative and negative covenants and events of default.

Q:	What equity stake will current KAAC stockholders, the PIPE Investors, the holders of our founder shares and the Apache Contributor hold in KAAC following the consummation of the Transactions?

A:	It is anticipated that, upon completion of the Transactions, our ownership will be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	37,732,112	—	10.6%	36.1%
PIPE Investors(1)	57,234,023	—	16.2%	54.8%
Holders of founder shares(2)	7,570,422	—	2.1%	7.3%
Apache Contributor(3)	1,862,606	250,000,000	71.1%	1.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The number of shares and the economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) no earn-out consideration is delivered to the Apache Contributor; (iv) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchase shares of Class A Common Stock in the open market; (v) there are no other issuances of equity interests of KAAC; and (vi) the warrants remain outstanding immediately following the closing of the business combination. As a result of the Transactions, the voting interest of our public stockholders will decrease from 80.0% to 10.6%, and the Apache Contributor will hold a majority of the combined voting power of all classes of our outstanding voting common stock. In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, the Apache Contributor will be entitled to receive additional shares of Class A Common Stock equal to the product of (i) the number of public shares redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6%, subject to a maximum cap of 5,450,422 shares of Class A Common Stock. In such an event, our Sponsor will forfeit a number of founder shares equal to the number of shares of Class A Common Stock issued to the Apache Contributor, and the economic and voting interests of the holders of our founder shares, as a group, will decrease, and the economic and voting interests of the Apache Contributor will increase, accordingly.

The ownership percentages with respect to KAAC set forth above do not take into account any earn-out consideration delivered to the Apache Contributor. Assuming that the earn-out consideration were payable at the closing of the business combination, and based on the other assumptions set forth above, the ownership of our voting and economic interests would be as follows:

	Earn-Out Consideration Payable
	12,500,000 Shares		25,000,000 Shares		37,500,000 Shares
Holder	Voting Interest	Economic Interest	Voting Interest	Economic Interest	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	10.3%	32.3%	9.9%	29.2%	9.6%	26.6%
PIPE Investors(1)	15.6%	49.0%	15.1%	44.2%	14.6%	40.3%
Holders of founder shares(2)	2.1%	6.5%	2.0%	5.8%	1.9%	5.3%
Apache Contributor(3)	72.1%	12.3%	73.0%	20.8%	73.8%	27.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The ownership percentages with respect to KAAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they will convert upon the closing of the business combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. Our warrants will become exercisable 30 days after the closing of the business combination and will expire five years after the closing of the business combination or earlier upon their redemption or liquidation. If we assume that all 18,941,651 warrants to be outstanding at the closing of the business combination were exercisable and exercised following the closing of the business combination for aggregate proceeds to KAAC of approximately $217.8 million, then our ownership would be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	50,309,482	—	13.5%	40.8%
PIPE Investors(1)	57,234,023	—	15.3%	46.4%
Holders of founder shares(2)	10,752,563	—	2.9%	8.7%
Apache Contributor(3)	5,044,746	250,000,000	68.3%	4.1%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

Please see the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on the KAAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	Why is KAAC proposing the amendments to the Charter set forth in the Charter Proposals?

A:

The proposed amendments to the Charter that KAAC is asking its stockholders to approve in connection with the business combination provide for, among other things, the creation of the Class C Common Stock that will be issued to the Apache Contributor at the closing of the business combination, as well as the elimination of certain provisions relating to an initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”) that will no longer be applicable to us following the closing of the business combination. In addition, KAAC is asking its stockholders to approve an amendment to increase the number of authorized shares of Class A Common Stock from 200,000,000 to 1,500,000,000, an amendment to increase the number of authorized shares of Preferred Stock from 1,000,000 to 50,000,000 and an amendment to declassify our board of directors upon closing of the business combination. Stockholder approval of the Charter Proposals are required under our Charter. See the sections entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Class A Share Charter Proposal,” “Proposal No. 4—The Authorized Preferred Share Charter Proposal,” “Proposal No. 5—The Board Declassification Proposal” and “Proposal No. 6—The Additional Charter Proposal” for additional information.

Q:	Why is KAAC proposing the NASDAQ Proposal?

A:

KAAC is proposing the NASDAQ Proposal in order to comply with NASDAQ listing rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. In connection with the Transactions, we intend to issue (subject to customary terms and conditions, including the closing of the business combination): (a) up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor; (b) up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its Common Units in accordance with the Altus Midstream LPA (as defined below); (c) up to 3,182,140 shares of Class A Common Stock to the Apache Contributor in connection with any exercise of the Contribution Warrants issued to the Apache Contributor in connection with the business combination; (d) up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) 57,234,023 shares of Class A Common Stock in the Private Placement. Because KAAC will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the Transactions, it is required to obtain stockholder approval of such issuances pursuant to NASDAQ listing rules. Stockholder approval of the NASDAQ Proposal is also a condition to closing in the Contribution Agreement. See the section entitled “Proposal No. 7—The NASDAQ Proposal” for additional information.

Q:	What happens if I sell my shares of Class A Common Stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon the closing of the business combination in accordance with the provisions described herein. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of the majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. The election of a director to our board of directors pursuant to the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Cumulative voting is not permitted in the election of directors.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the business combination?

A:

In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:

KAAC’s stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of                 , 2018, the record date for the special meeting. As of the close of business on the record date, there were a combined 47,165,140 outstanding shares of Class A Common Stock and Class B Common Stock.

Q:	What constitutes a quorum at the special meeting?

A:

Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 23,582,570 shares of Class A Common Stock and Class B Common Stock, in the aggregate, would be required to achieve a quorum.

Q:	How will KAAC’s Sponsor, directors and officers vote?

A:

In connection with our IPO, we entered into an agreement with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of each of the Transaction Proposals. Currently, our Sponsor, directors and officers own approximately 20% of our combined issued and outstanding shares of Class A Common Stock and Class B Common Stock, including all of the founder shares.

Q:	What interests do the current officers and directors have in the business combination?

A:

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share originally sold as part of the units issued in the IPO (the “public shares”), or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of certain of our existing directors and officers as directors of KAAC, including Kevin S. McCarthy and Robert S. Purgason;

•

the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at its original purchase price, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•	the fact that all of our officers and directors hold an interest in our Sponsor;

•

the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by April 4, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•

that we will enter into an amended and restated registration rights agreement with our Sponsor, certain of our directors and the Apache Contributor, which provides for registration rights to such parties.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by April 4, 2019, we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the business combination, including interest not previously released to KAAC to pay its franchise and income taxes, by (b) the total number of shares of Class A Common Stock included as part of the units sold in the IPO; provided that KAAC will not redeem any public shares to the extent that such redemption would result in Altus Midstream having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than an aggregate of 15% of the outstanding shares of Class A Common Stock sold in the IPO without the prior consent of KAAC (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, KAAC has no specified maximum redemption threshold and there is no other limit on the amount of public shares that you can redeem. Holders of KAAC’s outstanding public warrants do not have redemption rights in connection with the business combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of KAAC’s capital stock they may hold in connection with the closing of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million, the estimated per share redemption price would have been approximately $10.09. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to April 4, 2019.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares, (ii) check the box on the enclosed proxy card marked “Stockholder Certification,” and (iii) prior to 5:00 p.m., Eastern Time, on                 , 2018 (two business days before the special meeting), tender your public shares physically or electronically and submit a request in writing that we redeem your public shares for cash to American Stock Transfer & Trust Company, our transfer agent, at the following address:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Attention: Client Support

Email: admin42@astfinancial.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock or Class B Common Stock. Notwithstanding the foregoing, a public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is KAAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, KAAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding units of KAAC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to American Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using the Depository Trust Company’s (the “DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your public shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the public shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

Whether the redemption is subject to U.S. federal income tax depends on your particular facts and circumstances. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Are there any other material U.S. federal income tax consequences to KAAC that are expected to result from the business combination?

A:

If the business combination is effected, we expect to be classified as a United States real property holding corporation for U.S. federal income tax purposes following the business combination. If you are a Non-U.S. holder (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations”), we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:	What happens to the funds deposited in the Trust Account after the closing of the business combination?

A:

If the Business Combination Proposal is approved, KAAC intends to use a portion of the funds held in the Trust Account to pay (i) a portion of KAAC’s aggregate costs, fees and expenses in connection with the consummation of the Transactions, (ii) tax obligations and deferred underwriting commissions from the IPO and (iii) for any redemptions of public shares. The remaining balance in the Trust Account, together with proceeds received from the Private Placement, will be contributed to Altus Midstream, in exchange for (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of Altus Midstream Warrants equal to the number of KAAC warrants outstanding following the consummation of the Transactions. See the section entitled “Proposal No. 1—The Business Combination Proposal” for additional information.

Q:	What happens if the business combination is not consummated or is terminated?

A:

There are certain circumstances under which the Contribution Agreement may be terminated. See the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an initial business combination is not consummated by April 4, 2019, KAAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to KAAC to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of KAAC (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the General Corporation Law of the State of Delaware (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

KAAC expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to KAAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to KAAC’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the business combination expected to be consummated?

A:

It is currently anticipated that the business combination will be consummated promptly following the special meeting to be held on                 , 2018; provided that all the requisite stockholder approvals are obtained and other conditions to the closing of the business combination have been satisfied or waived. For a description of the conditions for the closing of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Contribution Agreement—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A Common Stock or Class B Common Stock on                 , 2018, the record date for the special meeting, you may vote with respect to the Proposals in person at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, KAAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST each of the Charter Proposals.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by KAAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. KAAC believes the Proposals presented to the stockholders will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to KAAC’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to KAAC’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Kayne Anderson Acquisition Corp.

811 Main Street, 14th Floor

Houston, Texas 77002

Attention: Investor Relations

Telephone: (877) 657-3863

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: KAAC.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about KAAC from documents filed with the United States Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, New York 11219

Attention: Client Support

Email: admin42@astfinancial.com

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

KAAC will pay the cost of soliciting proxies for the special meeting. KAAC has engaged Morrow Sodali LLC (“Morrow Sodali”), to assist in the solicitation of proxies for the special meeting. KAAC has agreed to pay Morrow Sodali a fee of $30,000, plus reimbursements for expenses. KAAC will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. KAAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Kayne Anderson Acquisition Corp.

Kayne Anderson Acquisition Corp. (“KAAC,” “we,” “our” and “us”) is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon the closing of the business combination (as defined below), we intend to change our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company.”

Our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), warrants and units, consisting of one share of Class A Common Stock and one-third of one warrant (“units”), are traded on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbols “KAAC,” “KAACW” and “KAACU,” respectively. We have applied to continue the listing of our Class A Common Stock and warrants on NASDAQ under the symbols “ALTM” and “ALTMW,” respectively, upon the closing of the business combination. The units will automatically separate into the component securities upon the closing of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of KAAC’s principal executive office is 811 Main Street, 14th Floor, Houston, Texas 77002.

For more information about KAAC, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KAAC” and “Business of KAAC.”

Alpine High Midstream

The Alpine High Entities were formed by Apache between May 2016 and January 2017 for the purpose of acquiring, developing, and operating midstream oil and gas assets in the Alpine High resource play. Alpine High Midstream primarily focuses on providing natural gas gathering, compression, processing, and transportation to producers of natural gas, NGLs, crude oil, and condensate in the Permian Basin. Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas, anchored by midstream service contracts to service Apache’s production in the Alpine High resource play.

The mailing address of Alpine High Midstream’s principal executive office is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

For more information about Alpine High Midstream, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine High Midstream” and “Business of Alpine High Midstream.”

The Business Combination

On August 8, 2018, we entered into that certain Contribution Agreement (as the same may be amended, the “Contribution Agreement”) with Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), the Apache Contributor and the Alpine High Entities, pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor 100% of the equity interests in each of the Alpine High Entities and options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline (collectively, the “Options”), subject to the terms and conditions set forth therein (such acquisition, together with the other transactions contemplated by the Contribution Agreement, the “business combination”). In addition, pursuant to the Purchase Rights and Restrictive Covenant Agreement to be entered into between KAAC and Apache Corporation (“Apache”) at the closing of the business combination (the “Purchase Rights and Restrictive Covenant Agreement”), Apache will, among other things, assign to us an option to acquire equity in either (i) a long-haul natural gas pipeline from the Permian Basin in Texas to the Texas Gulf Coast being developed by affiliates of Kinder Morgan, Inc. (the “Permian Highway Pipeline Project”) or (ii) the next similar pipeline project if the Permian Highway Pipeline Project is not placed into service (the “Additional Option”).

In exchange for the equity interests in each of the Alpine High Entities and the Options, the Apache Contributor will receive the following consideration:

•

equity consideration, consisting of: (a) 250,000,000 common units representing limited partner interests in Altus Midstream (“Common Units”), (b) 1,862,606 newly-issued shares of Class A Common Stock and (c) a number of newly-issued shares of Class A Common Stock equal to the product of (i) the number of public shares of Class A Common Stock redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6% (provided that such number of shares of Class A Common Stock will not be less than 0 or greater than 5,450,422) (the number of shares referred to in this clause (c), the “Assigned Shares”), with such amounts of Class A Common Stock set forth in clauses (b) and (c) corresponding to certain forfeitures of founder shares by our Sponsor;

•

because the closing of the business combination is expected to occur after September 30, 2018, cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the closing date of the business combination (the “Closing Date”);

•	3,182,140 Contribution Warrants exercisable for shares of Class A Common Stock, with such amount of warrants corresponding to certain forfeitures of private placement warrants by our Sponsor; and

•	the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied
12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson and Jeff Davis Counties in Texas that is assessed a low pressure gathering fee pursuant to the Gas Gathering Agreement, dated August 8, 2018, between Apache and Alpine High Gathering is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

In addition to the above, at the closing of the business combination, we will contribute to Altus Midstream cash in an amount equal to the Available Funds (as defined below), in exchange for the issuance by Altus Midstream to KAAC of (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of Altus Midstream Warrants equal to the number of KAAC warrants outstanding following the consummation of the Transactions. “Available Funds” means (i) the amount of funds from the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from our IPO and the concurrent issuance of private placement warrants to our Sponsor, plus (ii) the proceeds of the Private Placement (as defined below), minus (iii) the amount to be paid to our public stockholders who timely exercise and do not waive their right to have their public shares redeemed for cash at the closing of the business combination, minus (iv) certain amounts payable by us and our subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on our or our subsidiaries’ behalf, other than the financing fees described in clause (v) below (including deferred underwriting commissions payable by us to the underwriters in our IPO and all costs, fees and expenses related to pursuing a business combination) (the “KAAC Fees”), minus (v) approximately $3.8 million of fees related to the Private Placement and all out-of-pocket costs, fees, and expenses incurred by the Apache Contributor or its affiliates related to marketing the Transactions that will not otherwise be subject to the COMA (as defined below), plus any amounts payable by KAAC or any of its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of them related to obtaining a new credit facility prior to the Closing Date.

We will also issue an aggregate of 250,000,000 shares of our Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), to the Apache Contributor. Further, in connection with the closing of the business combination, our Sponsor will forfeit to us: (a) 1,862,606 founder shares; (b) a number of founder shares equal to the number of Assigned Shares; and (c) 3,182,140 private placement warrants.

For more information about the Contribution Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1—The Business Combination Proposal.”

Conditions to the Closing

Conditions to Our Obligations to Consummate the Business Combination. Our obligations to consummate the business combination are subject to the satisfaction at or prior to the closing of the business combination of the following conditions, any or all of which may be waived exclusively by KAAC, in whole or in part, to the extent permitted by applicable law:

•

the warranties of the Apache Contributor set forth in the Contribution Agreement must be true and correct in all respects as of the date of the Contribution Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such warranties (other than the Apache Contributor’s fundamental warranties) to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) would not have a Material Adverse Effect;

•

the Apache Contributor must have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by the Apache Contributor under the Contribution Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Alpine High Entities, taken as a whole;

•

there shall not be any law or order of any governmental entity having jurisdiction (except for any such order issued in connection with a proceeding instituted by the Apache Contributor or its affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Contribution Agreement; and

•	KAAC stockholder approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal must have been obtained.

Conditions to the Apache Contributor’s Obligations to Consummate the Business Combination. The obligations of the Apache Contributor to consummate the business combination are subject to the satisfaction at or prior to the closing of the business combination of the following additional conditions, any or all of which may be waived exclusively by the Apache Contributor, in whole or in part, to the extent permitted by applicable law:

•

the warranties of KAAC set forth in the Contribution Agreement must be true and correct in all respects as of the date of the Contribution Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such warranties (other than KAAC’s fundamental warranties) to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) would not have a Material Adverse Effect;

•

KAAC must have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by KAAC under the Contribution Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of KAAC or Altus Midstream to consummate any of the transactions contemplated by the Contribution Agreement;

•

there shall not be any law or order of any governmental entity having jurisdiction (except for any such order issued in connection with a proceeding instituted by KAAC or its affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Contribution Agreement;

•	KAAC stockholder approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal must have been obtained;

•	KAAC must have at least $475,000,000 of Available Funds; and

•	KAAC shall have provided the Apache Contributor with a schedule of the KAAC Fees through and including the closing of the business combination, and the KAAC Fees shall not have exceeded $30,000,000.

Regulatory Matters

Neither KAAC nor the Apache Contributor is aware of any material regulatory approvals or actions that are required for closing of the business combination. The parties have determined that a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required to be filed. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Related Agreements

Second Amended and Restated Charter. Pursuant to the terms of the Contribution Agreement, upon the closing of the business combination, we will amend and restate our Charter (as so amended and restated, the “Second A&R Charter”) to, among other things, (a) create a new class of capital stock, the Class C Common Stock, to be issued to the Apache Contributor, (b) increase the number of our authorized shares of Class A Common Stock and Preferred Stock, (c) declassify the board of directors of KAAC upon the closing of the business combination, and (d) eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the closing of the business combination. For more information about the amendments to our Charter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Second Amended and Restated Charter.”

Stockholders Agreement. At the closing of the business combination, we will enter into a Stockholders Agreement with the Apache Contributor and our Sponsor (the “Stockholders Agreement”) to set forth certain corporate governance rights of the Apache Contributor and our Sponsor. Under the Stockholders Agreement, our Sponsor will be entitled to nominate two directors to the board of directors of KAAC until the earlier of the time that our Sponsor and its affiliates own less than 1% of the outstanding voting common stock of KAAC or the second anniversary of the date of the Stockholders Agreement. Additionally, the Apache Contributor will be entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
20% or more but less than 30%	4
10% or more but less than 20%	3
5% or more but less than 10%	2
1% or more but less than 5%	1

For so long as our Sponsor is entitled to nominate directors as provided above and the Apache Contributor and its affiliates own 50% or more of our outstanding voting common stock, at least one of the directors nominated by the Apache Contributor will be an “independent director” in accordance with NASDAQ listing rules. Further, we have agreed to include at least one director nominated by the Apache Contributor on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules.

The Stockholders Agreement will terminate automatically upon (i) the dissolution of KAAC, (ii) with respect to the Apache Contributor, the time when the Apache Contributor and its affiliates cease to own at least 1% of our outstanding voting common stock, and (iii) with respect to our Sponsor, upon the earlier of (A) the time when our Sponsor and its affiliates cease to own at least 1% of our outstanding voting common stock and (B) the second anniversary of the date of the Stockholders Agreement. For more information about Stockholders Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders Agreement.”

Amended and Restated Agreement of Limited Partnership of Altus Midstream. Following the closing of the business combination, we will operate our business through Altus Midstream and its subsidiaries, including the Alpine High Entities. At the closing of the business combination, we, Altus Midstream GP and the Apache Contributor will enter into an amended and restated agreement of limited partnership of Altus Midstream (the “Altus Midstream LPA”), which will set forth, among other things, the rights and obligations of the general partner and limited partners of Altus Midstream. For more information about the Altus Midstream LPA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Agreement of Limited Partnership of Altus Midstream.”

Amended and Restated Registration Rights Agreement. We will enter into an amended and restated registration rights agreement with our Sponsor, certain holders party thereto (the “Existing Holders”) and the Apache Contributor (as amended and restated, the “Registration Rights Agreement”). Under the Registration Rights Agreement, within 30 days following the consummation of the Transactions, we will be required to register for resale (i) shares of Class A Common Stock issuable upon the conversion of our founder shares, (ii) the private placement warrants (and any shares of Class A Common Stock issuable upon the exercise of such private placement warrants), (iii) shares of Class A Common Stock held by any Existing Holders as of the Closing Date, (iv) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of ours issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to us by an Existing Holder, (v) shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units owned by any holder, in each case in accordance with the terms of the Altus Midstream LPA, (vi) the shares of Class A Common Stock issued to the Apache Contributor in connection with the Transactions, (vii) warrants owned by the Apache Contributor (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrants) and (viii) the shares of Class A Common Stock, if any, issued in connection with the earn-out consideration (collectively, “Registrable Securities”). The holders of a majority-in-interest of the Registrable Securities held by the Apache Contributor and any of its permitted transferees (the “Apache Holders”) are entitled to demand that we register the resale of such securities; provided, however, that we will not be required to effect an underwritten offering for any resale of Registrable Securities on a Registration Statement on Form S-3 unless such underwritten offering is reasonably expected to result in gross proceeds in excess of $10 million. The Apache Holders will also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. For more information about the Altus Midstream LPA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Construction, Operations and Maintenance Agreement. We will enter into a construction, operations and maintenance agreement with Apache (the “COMA”), pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of KAAC. For more information about the COMA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Construction, Operations and Maintenance Agreement.”

Purchase Rights and Restrictive Covenants Agreement. We will enter into the Purchase Rights and Restrictive Covenants Agreement with Apache. Under the Purchase Rights and Restrictive Covenants

Agreement, until the later of the five-year anniversary of the closing of the business combination and the date on which Apache and its affiliates cease to own a majority of our voting common stock, Apache is obligated to provide us with (i) the first right to pursue any opportunity of Apache to acquire or invest in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache located in the Alpine High resource play. Apache will also assign to us the Additional Option. For more information about the Purchase Rights and Restrictive Covenant Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Purchase Rights and Restrictive Covenant Agreement.”

Gas Gathering Agreement. Apache and Alpine High Gathering have entered into a Gas Gathering Agreement (the “Gas Gathering Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas gathering agreement between Apache and Alpine High Gathering. Pursuant to the Gas Gathering Agreement, among other things, Apache dedicated to Alpine High Gathering all gas produced and saved from certain dedicated acreage, as described in the Gas Gathering Agreement. In return, Alpine High Gathering will receive, gather and redeliver all of the dedicated natural gas at the low pressure receipt points on a first priority basis and receive, gather and redeliver all of the dedicated gas and condensate at the high pressure receipt points on a first priority basis. The Gas Gathering Agreement is effective for a primary term beginning on the July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Gathering at least nine months’ prior written notice. After the primary term, the Gas Gathering Agreement will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Gathering upon at least six months’ prior written notice. For more information about the Gas Gathering Agreement, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Gas Gathering Agreement.”

Gas Processing Agreement. Apache and Alpine High Processing have entered into a Gas Processing Agreement (the “Gas Processing Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas processing agreement between Apache and Alpine High Processing. Pursuant to the Gas Processing Agreement, among other things, Apache dedicated to Alpine High Processing for processing all gas produced from certain dedicated acreage, as described in the Gas Processing Agreement. In return, Alpine High Processing agreed, on a firm basis, to (i) receive Apache’s gas, (ii) receive Apache’s condensate, (iii) dehydrate, compress and/or treat all of Apache’s non-processable gas at central conditioning facilities and purchase or redeliver such residue gas to Apache, (iv) dehydrate, compress, treat, and/or remove plant products from Apache’s processable gas via cryogenic processing facilities or mechanical refrigeration units, (v) purchase or redeliver to Apache all residue gas and plant products for volumes attributable to Apache’s processable gas, (vi) construct and place into operation at least three cryogenic processing facilities and deliver and process a minimum volume of gas at such facilities, and (vii) expand its facilities pursuant to requirements in the Gas Processing Agreement. The Gas Processing Agreement is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Processing at least nine months’ prior written notice. After the primary term, the Gas Processing Agreement will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Processing upon at least six months’ prior written notice. For more information about the Gas Processing Agreement, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Gas Processing Agreement.”

NGL Transportation Services Agreement. Apache and Alpine High NGL have entered into an NGL Transportation Services Agreement (the “NGL TSA”) with an effective date of July 1, 2018, which amended and restated a prior NGL transportation services agreement between Apache and Alpine High NGL. Pursuant to the

NGL TSA, among other things, Apache dedicated to Alpine High NGL all NGLs produced and saved from certain dedicated acreage, as described in the NGL TSA. In return, Alpine High NGL will receive, transport, and redeliver all of the dedicated NGLs at various destination points, as nominated by Apache, served by Alpine High NGL’s pipeline system on a priority shipper basis. The NGL TSA is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High NGL at least 12 months’ prior written notice. After the primary term, the NGL TSA will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High NGL upon at least eight months’ prior written notice. For more information about the NGL TSA, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—NGL Transportation Services Agreement.”

Residue Gas Transportation Services Agreements. Apache and Alpine High Pipeline have entered into residue gas Transportation Service Agreements and associated confirmations for intrastate and Section 311 service under the Natural Gas Policy Act of 1978 (“NGPA”), effective April 1, 2017, which incorporate by reference Alpine High Pipeline’s Statement of Operating Conditions (the Transportation Services Agreements, associated confirmations, and Statement of Operating Conditions (SOC), collectively and as amended, the “Residue Gas TSA”). Pursuant to the firm intrastate Residue Gas TSA, among other things, Apache dedicated to Alpine High Pipeline for transportation all gas produced from certain dedicated acreage located in the Alpine High resource play, as described in the Residue Gas TSA. In return, Alpine High Pipeline will provide to Apache both firm and fully interruptible intrastate transportation services and fully interruptible transportation services under Section 311 of the NGPA. The Residue Gas TSA is effective for a primary term beginning on April 1, 2017 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Pipeline at least 12 months’ prior written notice. After the second extension period, the Residue Gas TSA will continue in effect from year to year until such time as the agreement is terminated by either Apache or Alpine High Pipeline upon at least six months’ prior written notice. For more information regarding the Residue Gas TSA, see the section entitled “Business of Alpine High Midstream—Alpine High Midstream’s Relationship with Apache—Alpine High Midstream’s Midstream Service Contracts with Apache—Residue Gas Transportation Services Agreements.”

Subscription Agreements. In connection with our entry into the Contribution Agreement, we entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, in the aggregate, 57,234,023 shares of Class A Common Stock at $10.00 per share, for an aggregate commitment amount of approximately $572 million. The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements provide that KAAC must file a registration statement registering the resale of the shares of Class A Common Stock issued thereunder within 30 calendar days after consummation of the Transactions and, under certain circumstances (including KAAC’s failure to have the registration statement declared effective by the SEC prior to a specified date), KAAC will be required to pay the holders certain liquidated damages.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the business combination and are conditioned thereon, as well as on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) if any of the conditions to the closing under the Subscription Agreements are not satisfied or waived on or prior to the closing and (iii) December 31, 2018, if the closing of the Transactions has not occurred by such date. For more information about the Subscription Agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements.”

Option Letter. On August 8, 2018, we entered into a letter agreement with Apache and the Apache Contributor with respect to the GCX Option, the Shin Oak Option, and the EPIC Option (the “Option Letter”). Pursuant to the Option Letter, the Apache Contributor is required to comply in all material respects with the terms and conditions of the agreements governing each of the GCX Option, the Shin Oak Option, and the EPIC Option and use commercially reasonable efforts to preserve the ability of KAAC or its designated subsidiaries to exercise such Options from and after the closing of the business combination. However, nothing in the Option Letter requires the Apache Contributor or Apache to provide, or cause any of their respective affiliates to provide, any guaranty or credit support or to take any actions or incur any expenses not required or set forth in the agreements pertaining to each Option. The Option Letter also imposes certain obligations on Apache with respect to certain commercial agreements associated with such Options as follows:

•

GCX Option. To the extent within Apache’s control, Apache is required to use commercially reasonable efforts to not cause the termination of any of the natural gas transportation agreements between Apache and Gulf Coast Express Pipeline LLC; provided that such requirement will not prevent Apache from exercising its termination rights under such natural gas transportation agreements. The GCX Option will terminate automatically upon the termination of any such natural gas transportation agreements.

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Shin Oak Option. It is a condition precedent to the exercise of the Shin Oak Option that (i) the NGL purchase agreement between Apache and Enterprise Products Operating LLC shall not have been terminated and (ii) Apache shall not be in material breach of any provision of such NGL purchase agreement. To the extent within Apache’s control, Apache is required to use commercially reasonable efforts to not cause the failure of such condition precedent or the termination of such NGL purchase agreement.

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EPIC Option. Apache is required (i) to the extent within Apache’s control, to use commercially reasonable efforts to ensure that no event of default has occurred and is continuing to occur under the crude oil transportation agreement between Apache and Epic Crude Pipeline, LP and (ii) to use commercially reasonable efforts to provide an equity commitment letter, if required pursuant to the agreement governing the EPIC Option.

If, as a result of a breach of the obligations of the Apache Contributor or Apache, as applicable, under the Option Letter (or, in the case of the GCX Option, Apache exercising its termination rights under its natural gas transportation agreements with Gulf Coast Express Pipeline LLC):

•

we are not able to exercise the GCX Option or acquire the equity interest in Gulf Coast Express Pipeline, LLC on the same terms and in the same time frame as specified in the GCX Option, then 16,500,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture;

•

we are not able to exercise the Shin Oak Option, 18,500,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture; or

•

we are not able to exercise the EPIC Option, 5,000,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture.

The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the Option Letter is 40,000,000. Upon any such forfeiture, we will not have any further recourse against Apache or the Apache Contributor in respect of the applicable Option.

The Option Letter will remain in full force with respect to the agreements governing each of the GCX Option, the Shin Oak Option and the EPIC Option until the earlier to occur of (i) the expiration of each such Option and (ii) the termination of the Contribution Agreement in accordance with its terms.

For more information about the Option Letter, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Option Letter.”

Other Agreements. For more information about other agreements to be entered into by KAAC and its affiliates at the closing of the business combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share originally sold as part of the units issued in the IPO (the “public shares”), or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of certain of our existing directors and officers as directors of KAAC following the closing of the business combination, including Kevin S. McCarthy and Robert S. Purgason;

•

the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at its original purchase price, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•	the fact that all of our officers and directors hold an interest in our Sponsor;

•

the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by April 4, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•

that we will enter into an amended and restated registration rights agreement with our Sponsor, certain of our directors and the Apache Contributor, which provides for registration rights to such parties.

Reasons for the Approval of the Business Combination

After careful consideration, the KAAC board of directors recommends that KAAC stockholders vote “FOR” each Proposal being submitted to a vote of the KAAC stockholders at the KAAC special meeting.

For a more complete description of KAAC’s board of directors’ reasons for the approval of the business combination and their recommendation, see the section entitled “Proposal No. 1—The Business Combination Proposal—KAAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the business combination, including interest (which interest shall be net of taxes payable), by (b) the total number of shares of Class A Common Stock issued in the IPO; provided that KAAC will not redeem any public shares to the extent that such redemption would result in KAAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of June 30, 2018, this would have amounted to approximately $10.09 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million). Under our Charter, in connection with an initial business combination, a holder of public shares (a “public stockholder”), together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will have no interest in KAAC following the business combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to KAAC’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of KAAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on KAAC’s Public Float

It is anticipated that, upon completion of the Transactions, our ownership will be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	37,732,112	—	10.6%	36.1%
PIPE Investors(1)	57,234,023	—	16.2%	54.8%
Holders of founder shares(2)	7,570,422	—	2.1%	7.3%
Apache Contributor(3)	1,862,606	250,000,000	71.1%	1.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The number of shares and the economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache

Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchase shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination. As a result of the Transactions, the voting interest of our public stockholders will decrease from 80.0% to 10.6%, and the Apache Contributor will hold a majority of the combined voting power of all classes of our outstanding voting common stock. In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, the Apache Contributor will be entitled to receive additional shares of Class A Common Stock equal to the product of (i) the number of public shares redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6%, subject to a maximum cap of 5,450,422 shares of Class A Common Stock. In such an event, our Sponsor will forfeit a number of founder shares equal to the number of shares of Class A Common Stock issued to the Apache Contributor, and the economic and voting interests of the holders of our founder shares, as a group, will decrease, and the economic and voting interests of the Apache Contributor will increase, accordingly.

The ownership percentages with respect to KAAC set forth above do not take into account any earn-out consideration delivered to the Apache Contributor. Assuming that the earn-out consideration were payable at the closing of the business combination, and based on the other assumptions set forth above, the ownership of our voting and economic interests would be as follows:

	Earn-Out Consideration Payable
	12,500,000 Shares		25,000,000 Shares		37,500,000 Shares
Holder	Voting Interest	Economic Interest	Voting Interest	Economic Interest	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	10.3%	32.3%	9.9%	29.2%	9.6%	26.6%
PIPE Investors(1)	15.6%	49.0%	15.1%	44.2%	14.6%	40.3%
Holders of founder shares(2)	2.1%	6.5%	2.0%	5.8%	1.9%	5.3%
Apache Contributor(3)	72.1%	12.3%	73.0%	20.8%	73.8%	27.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The ownership percentages with respect to KAAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they will convert upon the closing of the business combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. Our warrants will become exercisable 30 days after the closing of the business combination and will expire five years after the closing of the business combination or earlier upon their redemption or liquidation. If we assume that all 18,941,651 warrants to be outstanding at the closing of the business combination were exercisable and exercised following the closing of the business combination for aggregate proceeds to KAAC of approximately $217.8 million, then our ownership would be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	50,309,482	—	13.5%	40.8%
PIPE Investors(1)	57,234,023	—	15.3%	46.4%
Holders of founder shares(2)	10,752,563	—	2.9%	8.7%
Apache Contributor(3)	5,044,746	250,000,000	68.3%	4.1%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Organizational Structure

The following diagram illustrates the ownership structure of KAAC immediately following the closing of the business combination. The voting and economic interests shown in the diagram are based on the assumptions that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the below investors purchase shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination.

Board of Directors and Management of KAAC Following the Transactions

We are, and after the closing of the business combination will continue to be, managed by our board of directors. In connection with the closing of the business combination, we anticipate expanding the size of our board of directors from five directors to 11, and certain current members of our board of directors will resign from our board of directors following the closing of the business combination. As a result, we will appoint a number of new directors, including our current Chief Executive Officer, Robert S. Purgason, six non-independent directors selected by the Apache Contributor, two independent directors selected by Kayne Anderson and one independent director selected by the Apache Contributor, effective as of and contingent upon closing of the business combination. In addition, we expect to form a conflicts committee of our board of directors following the closing of the business combination, which will initially be composed of three independent directors. Please see the sections entitled “Officers and Directors of KAAC Prior to Closing of the Business Combination” and “Officers and Directors of KAAC Following Closing of the Business Combination.”

Upon completion of the Transactions, the Apache Contributor will control a majority of our outstanding voting common stock and will have the ability to influence the election of our board of directors. As a result, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards, and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Following the closing of the business combination, we will act as the general partner of Altus Midstream, and as such, will manage and govern Altus Midstream’s business. It is expected that Robert S. Purgason and Terry A. Hart will resign as our Chief Executive Officer and Chief Financial Officer, respectively, upon the closing of the business combination, and that our management team will include Brian W. Freed, as Chief Executive Officer, and Ben C. Rodgers, as Chief Financial Officer, both of whom are currently members of Apache’s senior management team.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization of KAAC in accordance with generally accepted accounting principles in the United States (“GAAP”). Under this method of accounting, KAAC will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Alpine High Midstream issuing stock for the net assets of KAAC, accompanied by a recapitalization. The net assets of KAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

Appraisal rights are not available to KAAC stockholders in connection with the business combination.

Other Proposals

In addition to the proposal to approve and adopt the Contribution Agreement and the business combination (the “Business Combination Proposal”), KAAC stockholders will be asked to vote on (i) amendments to the Charter to create a new class of capital stock, Class C Common Stock, par value $0.0001 per share (the “Class C Charter Proposal”), (ii) an amendment to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”), (iii) an amendment to increase the number of authorized shares of Preferred Stock from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”), (iv) amendments to the Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”), and (v) amendments eliminating provisions in the Charter relating to an initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal”). A copy of our Second A&R Charter reflecting the proposed amendments pursuant to the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal, the Board Declassification Proposal and the Additional Charter Proposal is attached to this proxy statement as Annex B. For more information about the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal, the Board Declassification Proposal and the Additional Charter Proposal, see the section entitled “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Class A Share Charter Proposal,” “Proposal No. 4—The Authorized Preferred Share Charter Proposal,” “Proposal No. 5—The Board Declassification Proposal” and “Proposal No. 6—The Additional Charter Proposal.”

In addition, KAAC stockholders will be asked to vote on (i) a proposal to approve, for purposes of complying with applicable NASDAQ listing rules, (a) the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination; (b) the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its Common Units in accordance with the Altus Midstream LPA; (c) the issuance of 3,182,140 Contribution Warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of the Contribution Warrants; (d) the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) the issuance and sale of 57,234,023 shares of Class A Common Stock in the Private Placement (the “NASDAQ Proposal”), (ii) a proposal to elect one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”) and (iii) a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal (the “Adjournment Proposal”).

See the sections entitled “Proposal No. 7—The NASDAQ Proposal,” “Proposal No. 8—The Director Election Proposal” and “Proposal No. 9—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at                  a.m., local time, on                 , 2018, at                 , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on                 , 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                  shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which                  are public shares and 9,433,028 are founder shares held by the Sponsor and our independent directors.

Proxy Solicitation

Proxies may be solicited by mail. KAAC has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of KAAC Stockholders—Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of KAAC stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposals require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Approval of the election of the director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Cumulative voting is not permitted in the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

Recommendation to KAAC Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal, the Board Declassification Proposal, the Additional Charter Proposal, the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of KAAC and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of our board of directors in favor of approval of the Transaction Proposals, you should keep in mind that the Sponsor, members of our board of directors and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical and Pro Forma Financial Information of KAAC

The following table presents summary historical unaudited financial information of KAAC and summary unaudited pro forma financial information for KAAC after giving effect to the business combination, assuming two redemption scenarios as follows:

•	Assuming No Redemption: This scenario assumes that no shares of Class A Common Stock are redeemed; and

•

Assuming Illustrative Redemption: This scenario assumes for illustrative purposes that 22,490,308 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $226.9 million from the Trust Account, which is the amount of redemptions set forth in the Contribution Agreement, that would result in (i) the Apache Contributor receiving a maximum of 5,450,422 additional newly issued shares of Class A Common Stock, (ii) a corresponding forfeiture of 5,450,422 founder shares by our Sponsor, and (iii) the balance of cash at the closing of the business combination being reduced by approximately $226.9 million.

The unaudited pro forma condensed combined statement of operations data of KAAC for the six months ended June 30, 2018 combines the historical statement of operations of KAAC and the combined historical statement of the operations of Alpine High Midstream, giving effect to the business combination as if it had been consummated on January 1, 2017. The unaudited pro forma condensed combined balance sheet of KAAC as of June 30, 2018 presents the historical balance sheet of KAAC and the historical combined balance sheet of Alpine High Midstream, giving effect to the business combination as if it had been consummated on June 30, 2018. For more information, please see the sections entitled “Selected Historical Financial Information of KAAC” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	Six Months Ended June 30, 2018
	KAAC	Pro Forma Assuming No Redemption	Pro Forma Assuming Illustrative Redemption
	(unaudited, in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$—	$24,616	$24,616
Operating Expenses:
Gathering, transmission and processing	$—	$22,219	$22,219
Depreciation and accretion	—	8,921	8,921
General and administrative	714	3,975	3,975
Taxes other than income	100	5,353	5,353

Total operating expenses	814	40,468	40,468
Other income—investment income on Trust Account	2,650	—	—

Income (loss) before income taxes	1,836	(15,852)	(15,852)
Income tax expense (benefit)	538	2,603	2,180

Net income (loss) attributable to common shares	$1,298	$(18,455)	$(18,032)

Less: loss attributable to non-controlling interest	—	11,182	11,940

Net income (loss) attributable to Class A Common Stockholders	$1,298	$(7,273)	$(6,092)

Weighted average number of shares outstanding:
Basic	11,137,469	104,399,163	81,908,855
Diluted	47,165,140	104,399,163	81,908,855
Net income (loss) per common share:
Basic	$0.12	$(0.07)	$(0.07)
Diluted	$0.03	$(0.07)	$(0.07)

	As of June 30, 2018
	KAAC	Pro Forma Assuming No Redemption	Pro Forma Assuming Illustrative Redemption
	(unaudited, in thousands)
Balance Sheet Data:
Total current assets	$239	$924,487	$697,560
Investment held in Trust Account	380,712	—	—
Total property, plant and equipment, net	—	933,831	933,831

Total assets	$380,951	$1,858,318	$1,631,391

Total current liabilities	1,178	29	29
Total long-term liabilities	13,206	30,349	30,349

Total liabilities	14,384	30,378	30,378

Class A Common Stock subject to redemption	361,567	—	—
Class A Common Stock	—	10	8
Class B Common Stock	1	—	—
Class C Common Stock	—	25	25
Additional paid-in capital	3,891	568,442	424,511
Retained earnings (accumulated deficit)	1,108	(30,001)	(29,445)
Non-controlling interest	—	1,289,464	1,205,914

Total liabilities and equity	$380,951	$1,858,318	$1,631,391

SELECTED HISTORICAL FINANCIAL INFORMATION OF KAAC

The following table shows selected historical financial information of KAAC for the periods and as of the dates indicated. The selected historical financial information of KAAC as of and for the year ended December 31, 2017 and for the period from December 12, 2016 (inception) to December 31, 2016 was derived from the audited historical financial statements of KAAC included elsewhere in this proxy statement. The selected historical interim financial information of KAAC as of and for the six months ended June 30, 2018 was derived from the unaudited interim financial statements of KAAC included elsewhere in this proxy statement. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KAAC” and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement.

	(in thousands, except share and per share data)
	Six Months Ended June 30, 2018	Year Ended December 31, 2017	Period from December 12, 2016 (inception) to December 31, 2016
	(unaudited)
Statement of Operations Data:
Total expenses	$814	$1,738	$2
Other income—investment income on Trust Account	2,650	2,247	—
Current income tax expense	538	696	—

Net income (loss)	$1,298	$(187)	$(2)
Weighted average number of common shares outstanding
Basic	11,137,469	10,682,217	10,062,500
Diluted	47,165,140	10,682,217	10,062,500
Net income (loss) per common share—basic	$0.12	$(0.02)	$(0.00)

Net income (loss) per common share—diluted	$0.03	$(0.02)	$(0.00)

	(in thousands)
	As of June 30, 2018	As of December 31, 2017	As of December 31, 2016
	(unaudited)
Balance Sheet Data:
Total assets	$380,951	$379,724	$46
Total liabilities	$14,384	$14,454	$23
Value of Class A Common Stock that may be redeemed in connection with a business combination	$361,567	$360,270	$—
Total stockholders’ equity	$5,000	$5,000	$23

SELECTED HISTORICAL FINANCIAL INFORMATION OF ALPINE HIGH MIDSTREAM

The following table shows selected historical financial information of Alpine High Midstream for the periods and as of the dates indicated. The selected historical financial information of Alpine High Midstream as of December 31, 2017 and 2016 and for the year ended December 31, 2017 and the period from inception of Apache’s Alpine High operations (May 26, 2016) through December 31, 2016 was derived from the audited combined historical financial statements of Alpine High Midstream included elsewhere in this proxy statement. The selected historical financial information of Alpine High Midstream as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 was derived from the unaudited combined interim financial statements of Alpine High Midstream included elsewhere in this proxy statement. The combined financial statements of Alpine High Midstream reflect the combined results of operations of Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, and Alpine High NGL, which operate and conduct Apache’s Alpine High midstream business.

Alpine High Midstream’s historical results are not necessarily indicative of the future operating results. The selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine High Midstream,” as well as the combined historical financial statements of Alpine High Midstream and accompanying notes included elsewhere in this proxy statement.

	(in thousands)
	Six Months Ended June 30,		Year Ended December 31, 2017	Period from May 26, 2016 (Inception) through December 31, 2016
	2018	2017
	(unaudited)
Statement of Operations Data:
Total revenues	$24,616	$1,570	$15,142	$—
Total operating expenses	39,654	3,699	26,676	—
Net loss before income taxes	(15,038)	(2,129)	(11,534)	—
Net loss	$(24,228)	$(2,429)	$(18,575)	$—
Other Financial Data:
Adjusted EBITDA(1)	$(6,117)	$(1,490)	$(5,543)	$—

	(in thousands)
	June 30, 2018	December 31,
		2017	2016
	(unaudited)
Balance Sheet Data:
Current assets	$5,377	$6,165	$—
Property and equipment, net	933,831	699,586	155,967

Total assets	$939,208	$705,751	$155,967

Current liabilities	$78,282	$124,471	$96,626
Total liabilities	124,863	149,701	96,626
Partner’s capital	814,345	556,050	59,341

Total liabilities & partner’s capital	$939,208	$705,751	$155,967

(1)

Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see “Non-GAAP Financial Measure” below. Adjusted EBITDA is unaudited for all periods presented.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by Alpine High Midstream’s management and external users of its financial statements. Alpine High Midstream defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, and accretion, and also excludes (when applicable) impairments and other items affecting comparability of results to peers. Adjusted EBITDA is not a measure of net income (loss) as determined by generally accepted accounting principles in the United States of America (“GAAP”).

Alpine High Midstream management believes Adjusted EBITDA is useful for evaluating operating performance and comparing its results of operations from period-to-period and against its peers without regard to Alpine High Midstream’s financing or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) or any other measure determined in accordance with GAAP or as an indicator of Alpine High Midstream’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing Alpine High Midstream’s financial performance, such as the impacts of the Alpine High Midstream tax structure and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that results will be unaffected by unusual or non-recurring items. Additionally, computation of Adjusted EBITDA for Alpine High Midstream may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net loss, Alpine High Midstream’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	(in thousands)
	Six Months Ended June 30,		Year Ended December 31, 2017	Period from May 26, 2016 (Inception) through December 31, 2016
	2018	2017
Adjusted EBITDA reconciliation to net loss:
Net loss	$(24,228)	$(2,429)	$(18,575)	$—
Interest expense	—	—	—	—
Income taxes	9,190	300	7,041	—
Depreciation and accretion	8,921	639	5,991	—
Impairments	—	—	—	—

Adjusted EBITDA	$(6,117)	$(1,490)	$(5,543)	$—

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “outlook,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•	our ability to consummate the business combination;

•	the benefits of the business combination;

•

the future financial performance of KAAC following the business combination, including those reflected in the unaudited financial projections of Alpine High Midstream in “Unaudited Financial Projections of Alpine High Midstream”;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

•	changes in the future operating results of Alpine High Midstream; and

•	expansion plans and opportunities, including opportunities with respect to KAAC’s and/or its subsidiaries’ ability to exercise the Options and the Additional Option.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast on the Proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Contribution Agreement;

•	the outcome of any legal proceedings that may be instituted against KAAC following announcement of the proposed business combination and the Transactions contemplated thereby;

•	the inability to complete the business combination due to the failure to obtain approval of the stockholders of KAAC, or other conditions to closing in the Contribution Agreement;

•	the risk that the proposed business combination disrupts current plans and operations of Alpine High Midstream as a result of the announcement and consummation of the Transactions described herein;

•

our ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of KAAC to grow and manage growth profitably following the business combination and the ability of KAAC and/or its subsidiaries to exercise the Options and the Additional Option on the terms described in this proxy statement or at all;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	the possibility that KAAC or Alpine High Midstream may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of Alpine High Midstream and will also apply to our business and operations following the closing of the business combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Alpine High Midstream and our business, financial condition and prospects following the closing of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with our and Alpine High Midstream’s financial statements and notes to the financial statements included herein.

Risks Related to the Business of Alpine High Midstream

Alpine High Midstream derives, and following the closing of the business combination will continue to derive, a substantial portion of its revenue from Apache, and its plans for growth will heavily depend on Apache’s growth in the Alpine High resource play. If Apache changes its business strategy in the Alpine High resource play, alters its current drilling and development plan on acreage dedicated to Alpine High Midstream, or otherwise significantly reduces the volumes of natural gas or NGLs with respect to which Alpine High Midstream performs midstream services, Alpine High Midstream’s revenue would decline and its business, financial condition, results of operations, and cash flows would be materially and adversely affected.

All of Alpine High Midstream’s current commercial agreements are with Apache or its affiliates, and as a result, Alpine High Midstream derives substantially all of its revenue from Apache. Following the closing of the business combination, we expect Apache to be a significant driver of any growth in our revenue. Accordingly, we will be subject to the operational and business risks of Apache, the most significant of which include the following:

•	a reduction in or slowing of Apache’s drilling and development plans for the acreage dedicated to Alpine High Midstream, which would directly and adversely impact demand for our midstream services;

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the volatility of crude oil, natural gas, and NGL prices, which could have a negative effect on Apache’s drilling and development plans for the acreage dedicated to Alpine High Midstream or Apache’s ability to finance its operations and drilling and completion costs relating to the acreage dedicated to Alpine High Midstream;

•	the availability of capital on an economic basis to fund Apache’s exploration and development activities;

•	drilling and operating risks, including potential environmental liabilities, associated with Apache’s operations on the acreage dedicated to Alpine High Midstream;

•	downstream processing and transportation capacity constraints and interruptions, including the failure of Apache to have sufficient contracted transportation capacity; and

•	adverse effects of increased or changed governmental and environmental regulation or enforcement of existing regulation.

In addition, we will be indirectly subject to the business risks of Apache generally and other factors, including, among others:

•	Apache’s financial condition, credit ratings, leverage, market reputation, liquidity, and cash flows;

•	Apache’s ability to maintain or replace its reserves;

•	adverse effects of governmental and environmental regulation on Apache’s upstream operations; and

•	losses, if any, from pending or future litigation.

Further, Alpine High Midstream does not have control over Apache’s business decisions and operations, and Apache is under no obligation to adopt a business strategy that is favorable to Alpine High Midstream or us following the closing of the business combination. For example, Apache may decide to allocate capital that we expect to be spent in the Alpine High resource play to other parts of its business. Thus, we will be subject to the risk of cancellation of planned development, breach of commitments with respect to future dedications, and other non-payment or non-performance by Apache, including with respect to our commercial agreements, which do not contain minimum volume commitments. Apache is currently operating eight drilling rigs in the Alpine High resource play. A decrease in the number of drilling rigs that Apache operates on the acreage dedicated to Alpine High Midstream could result in lower throughput on our midstream infrastructure. Furthermore, we cannot predict the extent to which Apache’s businesses would be impacted if conditions in the energy industry were to deteriorate nor can we estimate the impact such conditions would have on Apache’s ability to execute its drilling and development plan on the acreage dedicated to Alpine High Midstream or to perform under our commercial agreements. Any material non-payment or non-performance by Apache under our commercial agreements would have a significant adverse impact on our business, financial condition, results of operations, and cash flows.

The long-term commercial agreements between Alpine High Midstream and Apache have initial terms of approximately 14 years, through March 31, 2032, which may be extended by Apache for two five-year periods. There is no guarantee that Apache will extend these agreements beyond the initial terms or that Alpine High Midstream will be able to renew or replace these agreements on equal or better terms, or at all, upon their expiration. The ability of Alpine High Midstream to renew or replace these commercial agreements following their expiration at rates sufficient to maintain the current revenues and cash flows of Alpine High Midstream could be adversely affected by activities beyond its control, including the activities of its competitors and Apache.

In addition to the commercial agreements with Apache, Alpine High Midstream may engage in significant business with new third-party customers or enter into material commercial contracts with customers for which they do not have material commercial arrangements or commitments today and who may not have investment grade credit ratings. To the extent Alpine High Midstream derives substantial income from, or commits to capital projects to service, new or existing customers, each of the risks indicated above would apply to such arrangements and customers.

Because Alpine High Midstream has a limited operating history and has generated minimal revenues and operating cash flows, it may be difficult to evaluate Alpine High Midstream’s business and its ability to successfully implement its business strategy.

Because of Alpine High Midstream’s limited operating history, the operating performance of its assets and business strategy are not yet proven. Alpine High Midstream began construction of its midstream assets in the fourth quarter of 2016, and Alpine High Midstream has only generated minimal revenues and operating cash flows since such time. As a result, it may be difficult for you to evaluate Alpine High Midstream’s business and results of operations to date and to assess its future prospects.

In addition, Alpine High Midstream may encounter risks and difficulties experienced by companies whose performance is dependent upon newly constructed assets, such as Alpine High Midstream’s assets failing to function as expected, higher than expected operating costs, equipment breakdown or failures, and operational errors. Alpine High Midstream may be less successful in achieving a consistent operating level capable of generating cash flows from its operations as compared to a company whose major assets have had longer operating histories. In addition, Alpine High Midstream may be less equipped to identify and address operating risks and hazards in the conduct of its business than those companies whose major assets have had longer operating histories.

If Alpine High Midstream and/or Altus Midstream is unable to exercise the Options and the Additional Option on economically acceptable terms, its future growth will be limited.

Alpine High Midstream’s growth strategy includes acquiring ownership interests in or benefiting from certain midstream pipeline projects pursuant to the Options and the Additional Option. If Alpine High Midstream and/or Altus Midstream is unable to exercise one or more Options or the Additional Option either because it does not have adequate funds available or it is unable to obtain financing to fund the applicable exercise price on economically acceptable terms or at all, then its future growth will be limited.

In addition, from time to time, Alpine High Midstream may evaluate and seek to acquire assets or businesses that it believes complement its existing business and related assets. Alpine High Midstream may acquire assets or businesses that it plans to use in a manner materially different from its prior owner’s use. Any acquisition involves potential risks, including:

•	the inability to integrate the operations of recently acquired businesses or assets, especially if the assets acquired are in a new business segment or geographic area;

•	the failure to realize expected volumes, revenues, profitability, or growth;

•	the failure to realize any expected synergies and cost savings;

•	the coordination of geographically disparate organizations, systems, and facilities;

•	the assumption of unknown liabilities;

•	the loss of customers or key employees from the acquired businesses; and

•	potential environmental or regulatory liabilities and title problems.

Any assessment of these risks will be inexact and may not reveal or resolve all existing or potential problems associated with an acquisition. Realization of any of these risks could adversely affect Alpine High Midstream’s financial condition, results of operations, and cash flows. If Alpine High Midstream consummates any future acquisition, its capitalization and results of operations may change significantly.

Following the closing of the business combination, if we are unable to exercise the Options and the Additional Option as planned, or if any of the underlying pipelines experience cost overruns or do not generate the cash flows we expect after we exercise, our plans for growth will be impaired.

Our strategy to grow our business depends in part on our ability to exercise the Options and the Additional Option being acquired in the business combination, and we can offer no assurance that we will be able to exercise the Options or the Additional Option, or that, if exercised, we will be able to finance the acquisition of the underlying interests in the applicable pipelines or that those pipelines will perform as expected. The Additional Option and each Option pertains to a pipeline that is either under construction or has not yet commenced construction. The Additional Option and each Option has conditions precedent that must be satisfied before we can exercise, some of which are outside of our control. The obligations of each of the parties to the Options and the Additional Option to close on the exercise of the applicable option are conditioned on (i) no proceeding having been instituted that seeks to restrain, enjoin or otherwise prohibit or make illegal the closing of such option and (ii) the exercise price having been determined in accordance with the terms of the agreement regarding such option (the “Option Closing Conditions”). In addition:

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EPIC Midstream Holdings, LP’s obligation to close on the exercise of the EPIC Option is conditioned on (i) no default occurring and continuing to occur under the crude oil transportation agreement between Apache and Epic Crude Pipeline, LP and (ii) Apache providing an equity commitment letter if required pursuant to the agreement governing the EPIC Option.

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The obligations of the each of the parties to close on the exercise of the Shin Oak Option are conditioned on (i) the NGL purchase agreement between Apache and Enterprise Products Operating LLC not being terminated and (ii) Apache not being in material breach of any provision of such NGL purchase agreement that has not been cured within the periods specified by such NGL purchase agreement.

•	The GCX Option will terminate automatically upon the termination of any of such natural gas transportation agreements between Apache and Gulf Coast Express Pipeline LLC.

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The obligation of each of the parties to close on the exercise of the Supplemental GCX Option is conditioned on the unanimous approval of the members of Gulf Coast Express Pipeline LLC and the waiver of the preferential purchase rights of such members with respect to the equity interest associated with the Supplemental GCX Option. In addition, the obligation of Kinder Morgan Texas Pipeline LLC to close on the exercise of the Supplemental GCX Option is conditioned on (i) the exercise of the GCX Option in full and (ii) the exercise of the Additional Option in full and, following such exercise of the Additional Option, us holding less than 30% of the equity interests in the Permian Highway Pipeline Project. In addition, the Supplemental GCX Option will terminate automatically upon the termination of certain transaction agreements between Apache and Gulf Coast Express Pipeline LLC.

•	The Additional Option will terminate automatically upon the termination of any of the transportation agreements between Apache Midstream and Permian Highway Pipeline LLC.

There are no additional obligations of any of the parties to the Salt Creek Option to close other than the Option Closing Conditions. As described above, some of such conditions precedent are within the control of Apache, and we will have no ability to ensure Apache’s satisfaction of such conditions precedent. If we are able to exercise the Options and the Additional Option and the applicable pipelines do not perform as expected, we may experience losses on our investments in such pipelines or we could lose our entire investment in such pipelines.

In addition, each of the pipelines to which the Options and the Additional Option relate is subject to risks associated with construction delays, cost over-runs, operational hazards, environmental matters, regulatory matters, and legal matters, as well as other risks and uncertainties, many of which are beyond the control of the operator of the pipeline. If any of these risks were to materialize, Alpine High Midstream’s financial condition, results of operations, and cash flows could be adversely affected.

Following the closing of the business combination, if we successfully exercise the Options and the Additional Option, we will be required to make significant capital contributions to the owners of the pipelines for our share of the capital expenditures spent through the date of exercise and may, from time to time, have to make additional capital contributions, both of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we successfully exercise the Options and the Additional Option, we will own non-operating interests in the pipelines relating to such Options and the Additional Option. Upon exercise of the Options and the Additional Option, we will be required to contribute our share of the capital expenditures spent through the date of exercise, including any financing charges for certain of these Options and the Additional Option associated with our proportionate share of such capital prior to exercising such Options and the Additional Option. Thereafter, we will also be required to fund our share of any remaining capital expenditures required to complete construction of the pipeline. Once the pipelines are operational, as a non-operating, minority owner, we will not have control over decisions to make maintenance and growth capital expenditures on the pipelines. To the extent that the operator of one of the pipelines decides to make additional capital expenditures for a pipeline, we could be required to contribute additional capital to maintain our ownership interest, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Alpine High Midstream does not have any employees and relies entirely on services provided by Apache’s employees.

Alpine High Midstream does not have any employees and relies on Apache’s employees. Following the closing of the business combination, we will continue to rely on Apache’s employees to conduct our business and activities pursuant to the COMA. Apache conducts businesses and activities of its own in which we will not have an economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to us and Apache. If Apache’s employees who provide services to us do not devote sufficient attention to the management and operation of our business and activities following the closing of the business combination, our business, financial condition, results of operations, and cash flows could be materially and adversely affected. The COMA is subject to termination by us or Apache under certain circumstances, including if Apache or one of its affiliates no longer owns a direct or indirect interest in at least 50% of the voting or other equity securities of KAAC. For more information about the COMA, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Construction, Operations and Maintenance Agreement.” Should the COMA be terminated by us or Apache, we will be required to attract and hire employees to perform the services currently performed by Apache’s employees under the COMA or otherwise contract with third parties for the provision of such services, which, in either case, could subject us to substantial additional costs and could cause significant disruptions to our business and may be on terms less favorable than the terms of the COMA and, as a result, our financial condition, results of operations, and cash flows could be adversely affected.

The services that Alpine High Midstream offers require laborers skilled in multiple disciplines, such as equipment operators, mechanics, and engineers, among others. In the event that the COMA is terminated and Alpine High Midstream is required to attract and hire employees, Alpine High Midstream’s business will be dependent on its ability to recruit, retain, and motivate employees. Certain circumstances, such as an aging workforce without appropriate replacements, a mismatch of existing skill sets to future needs, competition for skilled labor, or the unavailability of contract resources may lead to operating challenges such as a lack of resources, loss of knowledge, or a lengthy time period associated with skill development. Alpine High Midstream’s costs, including costs for contractors to replace employees, productivity costs, and safety costs, may rise. Failure to hire and adequately train replacement employees, including the transfer of significant internal historical knowledge and expertise to the new employees, or the future availability and cost of contract labor may adversely affect Alpine High Midstream’s ability to manage and operate its business. If Alpine High Midstream is unable to successfully attract and retain an appropriately qualified workforce, its financial condition, results of operations, or cash flows could be adversely affected.

All of Alpine High Midstream’s operations are located in the Alpine High resource play, making Alpine High Midstream vulnerable to risks associated with having revenue-producing operations concentrated in one geographic area.

Alpine High Midstream’s revenue-producing operations are geographically concentrated in the Alpine High resource play of the Southern Delaware Basin of West Texas, causing it to be disproportionally exposed to risks associated with regional factors. The concentration of Alpine High Midstream’s operations in this region increases Alpine High Midstream’s exposure to unexpected events that may occur in this region such as natural disasters. Furthermore, Alpine High Midstream may be exposed to increases in costs as a result of regional economic conditions and availability of goods and services. For example, Alpine High Midstream is relying on temporary power sources until local utilities can install permanent power. If availability of permanent power from local service providers is delayed, Alpine High Midstream’s results of operations could be adversely impacted. In addition, Alpine High Midstream relies on the availability of a skilled labor force, which could become more expensive (or at certain times, unavailable) if the labor market in the Permian Basin continues to tighten. Any one of these events has the potential to have a significant adverse impact on Alpine High Midstream’s operations and growth plans, decrease cash flows, increase operating and capital costs, and prevent development within originally anticipated time frames. Any of these risks could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

Alpine High Midstream is dependent on the supply of natural gas and NGLs to its system, and any decrease in the supply of such commodities could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

Alpine High Midstream currently generates all of its revenues under agreements with Apache’s upstream development located in the Alpine High resource play. None of these agreements contain minimum volume commitments, and, therefore, Alpine High Midstream’s cash flows will completely depend upon the volumes Apache produces in the Alpine High resource play for so long as Apache is its sole customer. Further, Alpine High Midstream may not be able to obtain additional contracts for natural gas and NGL supplies. If Alpine High Midstream is unable to maintain or increase the volumes on its system by accessing new supplies to offset the natural decline in reserves, its business and financial results could be adversely affected. In addition, Alpine High Midstream’s future growth will depend in part upon whether it can contract for additional supplies at a greater rate than the rate of natural decline in its current supplies.

Fluctuations in energy prices can greatly affect production rates and investments by Apache and third parties in the development of new crude oil and natural gas reserves. Alpine High Midstream could see downward pressure on future drilling activity in the Alpine High resource play if commodity prices decline below current levels, which may result in lower volumes. Tax policy changes or additional regulatory restrictions on development could also have a negative impact on drilling activity, reducing supplies of product available to Alpine High Midstream’s system and assets. Alpine High Midstream has no control over Apache or other producers and depends on them to maintain sufficient levels of drilling activity. An ongoing decrease in the level of drilling activity or a material decrease in production in Alpine High Midstream’s area of operation for a prolonged period, as a result of continued depressed commodity prices or otherwise, would adversely affect Alpine High Midstream’s financial condition, results of operations, and cash flow.

Any decrease in the volumes that Alpine High Midstream gathers, processes, stores, or transports would adversely affect its financial condition, results of operations, or cash flows.

Alpine High Midstream’s financial performance depends to a large extent on the volumes of natural gas and NGLs gathered, processed, and transported on its assets. Decreases in the volumes of natural gas and NGLs that Alpine High Midstream gathers, processes, or transports would directly and adversely affect its financial condition, results of operations, or cash flows. These volumes can be influenced by factors beyond Alpine High Midstream’s control, including:

•	environmental or other governmental regulations;

•	weather conditions;

•	increases in storage levels of crude oil, natural gas, and NGLs;

•	increased use of alternative energy sources;

•	decreased demand for crude oil, natural gas, and NGLs;

•	continued fluctuation in commodity prices, including the prices of crude oil, natural gas, and NGLs;

•	economic conditions;

•	supply disruptions;

•	availability of supply connected to Alpine High Midstream’s systems; and

•	availability and adequacy of infrastructure to gather and process supply into and out of Alpine High Midstream’s systems.

The volumes of natural gas and NGLs gathered, processed, and transported on Alpine High Midstream’s assets also depend on the production from the region that supplies its systems. Supply of natural gas and NGLs can be affected by many of the factors listed above, including commodity prices, the decision to recover or reject ethane from rich gas processed through Alpine High Midstream’s rich gas processing facilities, and weather. In order to increase throughput levels on Alpine High Midstream’s system, Alpine High Midstream must obtain new sources of natural gas and NGLs. The primary factors affecting Alpine High Midstream’s ability to obtain new sources of natural gas and NGLs include (i) Apache’s drilling activity in Alpine High Midstream’s area of operations, (ii) the level of successful leasing, permitting, and drilling activity in Alpine High Midstream’s areas of operation, (iii) Alpine High Midstream’s ability to compete for volumes from new wells, and (iv) Alpine High Midstream’s ability to compete successfully for volumes from sources connected to other pipelines. Alpine High Midstream has no control over the level of drilling activity in its area of operation, the amount of reserves associated with wells connected to its system, or the rate at which production from a well declines. Furthermore, Alpine High Midstream does not have minimum volume commitments in its current commercial agreements with Apache that would otherwise generate a minimum amount of cash in the event that Apache’s production in the Alpine High resource play declines or ceases. Likewise, Alpine High Midstream has no control over producers or their drilling or production decisions, which are affected by, among other things, commodity prices, the availability and cost of capital, levels of reserves, availability of drilling rigs, and other costs of production and equipment.

Apache may suspend, reduce, or terminate its obligations under its commercial agreements with Alpine High Midstream in certain circumstances, which could have a material adverse effect on the financial condition, results of operations, and cash flows of Alpine High Midstream.

Alpine High Gathering, Alpine High Processing, Alpine High NGL, and Alpine High Pipeline entered into the Gas Gathering Agreement, the Gas Processing Agreement, the NGL TSA, and the Residue Gas TSA, respectively, with Apache, which include provisions that permit Apache to suspend, reduce, or terminate its obligations under each agreement if certain events occur. These events include force majeure events that would prevent Alpine High Midstream from performing some or all of the required services under the applicable agreement. Apache, as the counterparty under these commercial agreements, has the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect Alpine High Midstream. Any such reduction, suspension, or termination of Apache’s obligations under these agreements would have a material adverse effect on the financial condition, results of operations, and cash flow of Alpine High Midstream. Please read “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

While Apache has agreed to grant us a right of first offer to provide additional midstream services in the Alpine High resource play and acquire Apache’s retained midstream assets in the Alpine High resource play, Apache does not have to accept our offer if a competitor provides more attractive economic terms.

In connection with the closing of the business combination, Apache will grant us a right of first offer to provide additional midstream services in the Alpine High resource play and acquire Apache’s retained midstream assets in the Alpine High resource play. Although Apache will grant us this right of first offer, we can make no assurances that the economic terms that we offer Apache will be acceptable to Apache, and another midstream service provider or a third party may be willing to make an offer to Apache on economic terms that we are unwilling or unable to offer. Our inability to take advantage of the opportunities with respect to the right of first offer could adversely affect our growth strategy.

A significant amount of the revenue currently generated by Alpine High Midstream is from contracts with Apache that contain most favored nations rights and other consent rights, limiting flexibility to offer certain capacity to new shippers.

All of Alpine High Midstream system’s current available capacity is provided to Apache under the Gas Gathering Agreement, the Gas Processing Agreement, the NGL TSA, and the Residue Gas TSA. The Gas Gathering Agreement, the Gas Processing Agreement, and the NGL TSA contain most favored nations rights (“MFNs”) that could result in lower rates being charged to Apache in the event that any of the rates being charged to other customers are less than the similar rates charged to Apache. Triggering the MFNs in the Gas Gathering Agreement, the Gas Processing Agreement, or the NGL TSA could lead to a reduction in revenue generated by Alpine High Midstream, which could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows. These three agreements also require Apache’s consent to offer third-party customers priority of service in Alpine High Midstream’s facilities that is at least equal to Apache’s priority of service. If Apache refuses to grant such consent, Alpine High Midstream’s ability to attract third-party customers to its midstream facilities could be negatively impacted, thereby adversely impacting Alpine High Midstream’s ability to grow as expected.

Without Apache’s consent, the MFNs effectively limit Alpine High Midstream’s flexibility in negotiating rates for some of its services with other shippers to fill excess system capacity, because triggering the MFNs contained in the Gas Gathering Agreement, the Gas Processing Agreement, or the NGL TSA would lead to a reduction in the rates that Alpine High Midstream charges to Apache, which would adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

To maintain and grow its business, Alpine High Midstream is, and following the closing of the business combination we will be, required to make substantial capital expenditures.

In order to meet our contractual obligations under the Gas Gathering Agreement and the Gas Processing Agreement with Apache, we will have to make substantial capital investments based on Apache’s forecasted development plans in order to have facilities available to provide services at the time Apache commences production from new wells, or shortly thereafter. Apache’s plans are subject to change and there is no guarantee that facilities we build will be utilized to provide services consistent with Apache’s forecast, or at all. As a result, we could potentially incur material capital expenses that generate no return.

In order to maintain and grow our business following the closing of the business combination, we will need to make substantial capital expenditures to fund growth capital expenditures as well as our share of capital expenditures associated with any Options and the Additional Option we exercise, if any. If we do not make sufficient or effective capital expenditures, we will be unable to maintain and grow our business and, as a result, we may be unable to increase our cash flow over the long term. To fund our capital expenditures, we will be required to use cash from our operations, incur debt, engage in structured financing transactions, or sell additional shares of Class A Common Stock or other equity securities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our then-current debt agreements, as well as by general economic conditions, contingencies, and uncertainties that are beyond our control. Also, due to our relationship with Apache, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to the financial condition of Apache or adverse changes in Apache’s credit ratings. Any material limitation on our ability to access capital as a result of such adverse changes to Apache could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes affecting Apache could negatively impact our share price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand, or pursue our business activities, or could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

Even if we are successful in obtaining the necessary funds to support our growth plan, the terms of such financings could limit our ability to institute a dividend to our stockholders in the future. In addition, incurring debt will cause us to incur interest expense and increase our financial leverage, and issuing additional shares of Class A Common Stock or other equity interests may result in significant stockholder dilution, which could materially decrease our ability to institute a dividend to our stockholders in the future. While Alpine High Midstream historically received funding from Apache, none of Apache or any of its affiliates is committed to providing any direct or indirect financial support to fund our growth following the closing of the business combination.

Construction of Alpine High Midstream’s assets subjects it to risks of construction delays, cost over-runs, limitations on its growth, and negative effects on its financial condition, results of operations, or cash flows.

Alpine High Midstream is engaged in the construction of its assets, some of which will take a number of months before they begin commercial operation. The construction of these assets is complex and subject to a number of factors beyond Alpine High Midstream’s control, including delays from third-party landowners, the permitting process, complying with laws, unavailability or increased cost of materials, labor disruptions, labor availability, environmental hazards, financing, accidents, weather, and other factors. Any delay in the completion of the assets could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows. The construction of pipelines and gathering and processing and storage facilities requires the expenditure of significant amounts of capital, which may exceed Alpine High Midstream’s estimated costs. Estimating the timing and expenditures related to these development projects is very complex and subject to variables that can significantly increase expected costs. Should the actual costs of these projects exceed Alpine High Midstream’s estimates, its liquidity and capital position could be adversely affected. Following the closing of the business combination, we will rely exclusively on Apache to provide certain services related to the design, development, construction, operation, management, and maintenance of our midstream assets on our behalf pursuant to the COMA. Although the COMA provides for certain fixed annual limits on the support services fee payable to Apache through 2022, there is no limit on such fees thereafter. As a result, after 2022, we may be required to pay Apache higher fees than would be available from third parties. The COMA is subject to termination by us or Apache under certain circumstances, including if Apache or one of its affiliates no longer owns a direct or indirect interest in at least 50% of the voting or other equity securities of KAAC. Should the COMA be terminated by us or Apache, we may be forced to contract for services previously provided under the COMA, which may be disruptive to our operations and may be on terms less favorable than the terms of the COMA and, as a result, our financial condition, results of operations, and cash flows could be adversely affected. Additionally, the COMA provides Apache with broad discretion to enter into contracts on our behalf.

Alpine High Midstream’s construction of new assets may be more expensive than anticipated and may not result in revenue increases, and may be subject to regulatory, environmental, political, legal, and economic risks that could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

The construction of additions or modifications to Alpine High Midstream’s existing systems and the construction of new midstream assets (including the pipelines to which the Options and the Additional Option relate) involves numerous regulatory, environmental, political, and legal uncertainties beyond its control, including potential protests, tariffs on materials used in construction or operations (including steel used to construct pipelines), or legal actions by interested third parties, and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If Alpine High Midstream undertakes these projects, it may not be able to complete them on schedule, at the budgeted cost, or at all. Moreover, Alpine High Midstream’s revenues may not increase due to the successful construction of a particular project. For instance, if Alpine High Midstream expands a pipeline or constructs a new pipeline, the construction may occur over an extended period of time, and it may not receive any material increases in revenues promptly following completion of a project or at all. Moreover, Alpine High Midstream may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve its expected investment return, which could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows. In addition, the construction of additions to Alpine High Midstream’s existing gathering and processing assets will generally require it to obtain new rights-of-way and permits prior to constructing new pipelines or facilities. Alpine High Midstream may be unable to timely obtain such rights-of-way or permits to connect new product supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for Alpine High Midstream to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, Alpine High Midstream’s cash flows could be adversely affected.

Alpine High Midstream may be unable to obtain or renew permits necessary for its operations, which could inhibit its ability to do business.

Performance of Alpine High Midstream’s operations require that it obtain and maintain a number of federal and state permits, licenses, and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approval limits, and standards require a significant amount of monitoring, record keeping, and reporting in order to demonstrate compliance with the underlying permit, license, approval limit, or standard. Noncompliance or incomplete documentation of Alpine High Midstream’s compliance status may result in the imposition of fines, penalties, and injunctive relief. A decision by a government agency to deny or delay the issuance of a new or existing material permit or other approval, or to revoke or substantially modify an existing permit or other approval, could adversely affect Alpine High Midstream’s ability to initiate or continue operations at the affected location or facility or on Alpine High Midstream’s financial condition, results of operations, or cash flows.

Additionally, in order to obtain permits and renewals of permits and other approvals in the future, Alpine High Midstream may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed pipeline or processing-related activities may have on the environment, individually or in the aggregate. Certain approval procedures may require preparation of archaeological surveys, endangered species studies, and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time required to prepare applications and to receive authorizations.

Alpine High Midstream does not obtain independent evaluations of hydrocarbon reserves and relies on evaluations of hydrocarbon reserves obtained by its customers; therefore, volumes that Alpine High Midstream services in the future could be less than anticipated.

Alpine High Midstream does not obtain independent evaluations of hydrocarbon reserves connected to its gathering systems or that it otherwise services, and it relies on reserves reports if and when provided by its customers. Accordingly, Alpine High Midstream does not have independent estimates of total reserves serviced by its assets or the anticipated life of such reserves. If the total reserves or estimated life of these reserves is less than Alpine High Midstream anticipates, in reliance on its customers’ reports, and it is unable to secure additional sources, then the volumes transported on Alpine High Midstream’s gathering systems or that it otherwise services in the future could be less than anticipated. A decline in such volumes could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

Debt we incur following the closing of the business combination may limit our flexibility to obtain financing and to pursue other business opportunities.

On October 1, 2018, Altus Midstream entered into the Debt Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties committed to make available to Altus Midstream, in accordance with the Debt Commitment Letter and subject to the satisfaction of certain conditions set forth therein, a revolving credit facility in an aggregate principal amount of up to $800 million. Our future level of debt could have important consequences to us, including the following:

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our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including building additional gathering and processing assets or exercising the Options or the Additional Option), or other purposes may be impaired or such financing may not be available on favorable terms;

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our funds available for operations, future business opportunities, and dividends to our stockholders in the future, if any, will be reduced by that portion of our cash flows required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service any debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory, and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as not instituting a dividend (or reducing or eliminating a dividend, if already instituted), reducing or delaying our business activities, investments, or capital expenditures, selling assets, or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Alpine High Midstream’s exposure to commodity price risk may change over time.

Alpine High Midstream currently generates all of its revenues pursuant to fee-based contracts under which it is paid based on the volumes that it gathers, processes, and transports, rather than the underlying value of the commodity. However, Alpine High Midstream may enter into contracts or may acquire or develop additional midstream assets in a manner that increases its exposure to commodity price risk. Future exposure to the volatility of crude oil, natural gas, and NGL prices could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

If third-party pipelines or other midstream facilities interconnected to Alpine High Midstream’s gathering, processing, or transportation systems become partially or fully unavailable, or if the volumes Alpine High Midstream gathers, processes, or transports do not meet the quality requirements of the pipelines or facilities to which Alpine High Midstream connects, Alpine High Midstream’s cash flows could be adversely affected.

Alpine High Midstream’s gathering, processing, and transportation assets connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of Alpine High Midstream’s continuing access to, such third-party pipelines, processing facilities, and other midstream facilities are not within Alpine High Midstream’s control. These pipelines, plants, and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, regulatory requirements, and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. In addition, if Alpine High Midstream’s costs to access and transport on these third-party pipelines significantly increase, its profitability could be reduced. If any such increase in costs occurs, if any of these pipelines or other midstream facilities become unable to receive, transport, or process product, or if the volumes Alpine High Midstream gathers or transports do not meet the product quality requirements of such pipelines or facilities, its cash flows could be adversely affected.

Alpine High Midstream’s industry is highly competitive, and increased competitive pressure could adversely affect its financial condition, results of operations, or cash flows.

Alpine High Midstream competes with similar enterprises in its industry. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. Alpine High Midstream’s competitors include large midstream companies that have greater financial resources and access to supplies of crude oil, natural gas, and NGLs than Alpine High Midstream. Some of these competitors may expand or construct gathering, processing, transportation, and storage systems that would create additional competition for the services Alpine High Midstream provides to its customers. In addition, potential customers may develop their own gathering systems instead of using Alpine High Midstream’s systems. Excess pipeline capacity in the region served by Alpine High Midstream’s intrastate pipelines could also increase competition and adversely impact its ability to renew or enter into new contracts with respect to its available capacity when existing contracts expire.

Alpine High Midstream’s ability to renew or replace existing contracts with its customers at rates sufficient to maintain or increase current revenues and cash flows could be adversely affected by the activities of its competitors and customers. Further, natural gas utilized as a fuel competes with other forms of energy available to end-users, including electricity, coal, liquid fuels, and sources of alternative energy. Increased demand for such other forms of energy at the expense of natural gas could lead to a reduction in demand for natural gas gathering, processing, storage, and transportation services. All of these competitive pressures could adversely affect Alpine High Midstream’s financial condition, results of operations, or cash flows.

In addition, competition could intensify the negative impact of factors that decrease demand for natural gas in the markets served by Alpine High Midstream’s systems, such as adverse economic conditions, weather, higher fuel costs, and taxes or other governmental or regulatory actions that directly or indirectly increase the cost or limit the use of natural gas.

Our ability to institute a dividend following the closing of the business combination will depend on our ability to generate sufficient cash flow, which we may not be able to accomplish.

We may not generate sufficient cash flow to enable us to institute a dividend in the future. Our ability to institute a dividend will principally depend upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things, the volumes of natural gas we gather and process, commodity prices, and other factors impacting our financial condition, some of which are beyond our control.

Alpine High Midstream may not be able to retain existing customers or acquire new customers, which would reduce its revenues and limit its future profitability.

The renewal or replacement of Alpine High Midstream’s existing contracts with its customers at rates sufficient to maintain or increase current revenues and cash flows depends on a number of factors, some of which are beyond Alpine High Midstream’s control, including competition from other midstream service providers and the price of, and demand for, crude oil, natural gas, and NGLs in the markets it serves. The inability of Alpine High Midstream’s management to renew or replace Alpine High Midstream’s current or future contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on Alpine High Midstream’s profitability.

Alpine High Midstream is, and following the closing of the business combination we will be, exposed to the credit risk of its customers and counterparties, including Apache, and the nonpayment and nonperformance by its customers could have an adverse effect on its financial condition, results of operations, or cash flows.

Alpine High Midstream is subject to risks of loss resulting from nonpayment or nonperformance by its customers and other counterparties, including Apache. Any increase in the nonpayment and nonperformance by Alpine High Midstream’s customers could adversely affect its financial condition, results of operations, or cash flows. Additionally, equity values for Alpine High Midstream’s customers may be low. The combination of a reduction of cash flow resulting from lower commodity prices, a reduction in borrowing bases under reserve-based credit facilities, and the lack of availability of debt or equity financing may result in a significant reduction in the liquidity of Alpine High Midstream’s customers and their ability to make payment or perform on their obligations to Alpine High Midstream. Furthermore, some of Alpine High Midstream’s customers may be leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Alpine High Midstream.

In the event Apache elects to sell acreage that is dedicated to Alpine High Midstream to a third party, the third party’s financial condition could be materially worse than Apache’s, and, thus, Alpine High Midstream could be subject to the nonpayment or nonperformance by the third party.

In the event Apache elects to sell acreage that is dedicated to Alpine High Midstream to a third party, the third party’s financial condition could be materially worse than Apache’s. In such a case, Alpine High Midstream may be subject to risks of loss resulting from nonpayment or nonperformance by the third party, which risks may increase during periods of economic uncertainty. Furthermore, the third party may be subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to Alpine High Midstream. Any material nonpayment or nonperformance by the third party could adversely impact the business, financial condition, results of operations, and cash flows of Alpine High Midstream.

Alpine High Midstream is subject to regulation by multiple governmental agencies, which could adversely impact its business, results of operations, and financial condition.

Alpine High Midstream is subject to regulation by multiple federal, state, and local governmental agencies. Proposals and proceedings that affect the midstream industry are regularly considered by Congress, as well as by state legislatures and federal and state regulatory commissions, agencies, and courts. Alpine High Midstream cannot predict when or whether any such proposals or proceedings may become effective or the magnitude of the impact changes in laws and regulations may have on its business. However, additions to the regulatory burden on the midstream industry can increase Alpine High Midstream’s cost of doing business and affect its profitability.

Increased federal, state, and local legislation and regulatory initiatives, as well as government reviews relating to hydraulic fracturing could result in increased costs and reductions or delays in crude oil and natural gas production by Alpine High Midstream’s customers, including Apache, which could adversely affect its financial condition, results of operations, or cash flows.

Substantially all of Alpine High Midstream’s suppliers’ and customers’ crude oil and natural gas production is developed from unconventional sources, such as deep oil or gas shales, that require hydraulic fracturing as part of the completion process. State legislatures and agencies have enacted legislation and promulgated rules to regulate hydraulic fracturing, require disclosure of hydraulic fracturing chemicals, temporarily or permanently ban hydraulic fracturing, and impose additional permit requirements and operational restrictions in certain jurisdictions or in environmentally sensitive areas. The U.S. Environmental Protection Agency (the “EPA”) and the Bureau of Land Management (the “BLM”) have also issued rules, conducted studies, and made proposals that, if implemented, could either restrict the practice of hydraulic fracturing or subject the process to further regulation. For instance, the EPA has issued final regulations under the Clean Air Act of 1970 (the “CAA”) establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing and adopted rules prohibiting the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. The BLM also adopted new rules, effective on January 17, 2017, to reduce venting, flaring, and leaks during oil and natural gas production activities on onshore federal and Indian leases. However, the status of recent and future rules and rulemaking initiatives under the current presidential administration is uncertain. For example, in June 2017, the EPA published a proposed rule to stay certain provisions of the performance standards, but elected not to finalize the stay, and instead, in February 2018, finalized amendments to some of the requirements. In addition, in December 2017, the BLM temporarily suspended some of the new venting and flaring requirements, only to have a court subsequently enjoin the suspension.

State and federal regulatory agencies also have recently focused on a possible connection between the operation of injection wells used for oil and gas waste waters and an observed increase in induced seismicity, which has resulted in some regulation at the state level. As regulatory agencies continue to study induced seismicity, additional legislative and regulatory initiatives could affect the injection well operations of Alpine High Midstream’s customers as well.

Alpine High Midstream cannot predict whether any additional legislation or regulations will be enacted and, if so, what the provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs, and process prohibitions for Alpine High Midstream’s suppliers and customers that could reduce the volumes of crude oil and natural gas that move through its gathering systems which could materially adversely affect its revenue and results of operations.

If Alpine High Midstream’s assets (including assets acquired in the future pursuant to the Options and the Additional Option, if any) become subject to FERC regulation or federal, state, or local regulations or policies change, Alpine High Midstream’s financial condition, results of operations, and cash flows could be materially and adversely affected.

Alpine High Midstream’s natural gas gathering facilities are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938 (“NGA”). Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC under the NGA. Although FERC has not made any formal determinations with respect to any of Alpine High Midstream’s facilities, its gathering facilities meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and FERC determines whether facilities are gathering facilities on a case-by-case basis. Accordingly, the classification and regulation of Alpine High Midstream’s gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. If FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by FERC under the NGA and the rules and regulations promulgated under that statute. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect Alpine High Midstream’s results of operations and cash flows.

Alpine High Midstream’s natural gas gathering and transportation facilities are largely regulated by the Railroad Commission of Texas (“RRC”), and to the extent that our intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates and terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act (“NGPA”). The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. Under Section 311 of the NGPA, rates charged for interstate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions for transportation service under Section 311 of the NGPA are also subject to FERC review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved rates under Section 311 of the NGPA, our business may be adversely affected. Failure to observe the service limitations applicable to transportation services under Section 311 of the NGPA, failure to comply with the rates approved by the FERC for service under Section 311 of the NGPA, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil, and criminal remedies. Alpine High Midstream’s natural gas transportation facilities and operations are also subject to the Texas Utilities Code and the Texas Natural Resources Code, as implemented by the RRC. Generally, the RRC is vested with authority to ensure that rates, operations, and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The rates Alpine High Midstream charges for transportation services are deemed just and reasonable under Texas law unless challenged in a customer or RRC complaint. Alpine High Midstream cannot predict whether such a complaint will be filed against us or whether the RRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code or the Texas Natural Resources Code can result in the imposition of administrative, civil, and criminal remedies.

Alpine High Midstream’s NGL pipeline facilities do not provide interstate transportation service and are therefore not subject to FERC’s jurisdiction under Interstate Commerce Act (“ICA”). Whether an NGL shipment is in interstate commerce under the ICA depends on the fixed and persistent intent of the shipper as to the NGLs’ final destination, absent a break in the interstate movement. Alpine High Midstream’s NGL pipelines meet the traditional tests FERC has used to determine that a pipeline is not providing transportation service in interstate commerce subject to FERC ICA jurisdiction. However, the determination of the interstate or intrastate character of shipments on Alpine High Midstream’s NGL pipelines depends on the shipper’s intentions and the transportation of the NGLs outside of Alpine High Midstream’s system and may change over time. If FERC were to consider the status of an individual facility and the character of an NGL shipment and determine that the shipment is in interstate commerce, the rates for, and terms and conditions of, transportation services provided by such facility would be subject to regulation by FERC under the ICA. Such FERC regulation could decrease revenue, increase operating costs, and, depending on the facility in question, adversely affect Alpine High Midstream’s results of operations and cash flows.

If Alpine High Midstream fails to comply with applicable FERC-administered statutes, rules, regulations and orders, it could be subject to substantial penalties and fines. Under the Energy Policy Act of 1992 (the “EPAct”), for instance, FERC has civil penalty authority to impose penalties for current violations of the NGA or NGPA of up to $1,213,503 per day for each violation. The maximum penalty authority established by statute has been and will continue to be adjusted periodically for inflation. FERC also has the power to order disgorgement of profits from transactions deemed to violate the NGA and the EPAct. In addition, if any of Alpine High Midstream’s facilities were found to have provided services or otherwise operated in violation of the ICA, this could result in the imposition of administrative and criminal remedies and civil penalties, as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

Alpine High Midstream may incur significant costs and liabilities resulting from compliance with pipeline safety regulations.

The pipelines Alpine High Midstream owns and operates are subject to stringent and complex regulation related to pipeline safety and integrity management. For instance, the U.S. Department of Transportation (“DOT”), through the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), has established a series of rules that require pipeline operators to develop and implement integrity management programs for hazardous liquid (including oil) pipeline segments that, in the event of a leak or rupture, could affect high-consequence areas. In 2016, PHMSA proposed rulemaking that would expand existing integrity management requirements to natural gas transmission and gathering lines in areas with medium population densities. A final rule has yet to be issued, although PHMSA recently announced its intention to finalize the rulemaking in 2019. Additional action by PHMSA with respect to pipeline integrity management requirements may occur in the future. At this time, Alpine High Midstream cannot predict the cost of such requirements, but they could be significant. Moreover, violations of pipeline safety regulations can result in the imposition of significant penalties.

Several states have also passed legislation or promulgated rules to address pipeline safety. Compliance with pipeline integrity laws and other pipeline safety regulations issued by state agencies such as the RRC could result in substantial expenditures for testing, repairs and replacement. If Alpine High Midstream’s pipelines fail to meet the safety standards mandated by the RRC or the DOT regulations, then Alpine High Midstream may be required to repair or replace sections of such pipelines or operate the pipelines at a reduced maximum allowable operating pressure, the cost of which cannot be estimated at this time.

Due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with PHMSA or state requirements will not have a material adverse effect on Alpine High Midstream’s results of operations or financial position. Because certain of Alpine High Midstream’s operations are located around areas that may become more populated areas, such as the Alpine High resource play, Alpine High Midstream may incur expenses to mitigate noise, odor, and light that may be emitted in its operations and expenses related to the appearance of its facilities. Municipal and other local or state regulations are imposing various obligations including, among other things, regulating the location of Alpine High Midstream’s facilities, imposing limitations on the noise levels of its facilities and requiring certain other improvements that increase the cost of its facilities. Alpine High Midstream is also subject to claims by neighboring landowners for nuisance related to the construction and operation of its facilities, which could subject it to damages for declines in neighboring property values due to Alpine High Midstream’s construction and operation of facilities.

Failure to comply with existing or new environmental laws or regulations or an accidental release of hazardous substances, hydrocarbons, or wastes into the environment may cause Alpine High Midstream to incur significant costs and liabilities.

Many of the operations and activities of Alpine High Midstream’s pipelines, gathering systems, processing plants, and other facilities are subject to significant federal, state, and local environmental laws and regulations, the violation of which can result in administrative, civil, and criminal penalties, including civil fines, injunctions, or both. The obligations imposed by these laws and regulations include obligations related to air emissions and the discharge of pollutants from Alpine High Midstream’s pipelines and other facilities and the cleanup of hazardous substances and other wastes that are or may have been released at properties currently or previously owned or operated by it or locations to which it has sent wastes for treatment or disposal. These laws may impose strict, joint, and several liability for the remediation of contaminated areas. Private parties, including the owners of properties near Alpine High Midstream’s facilities or upon or through which its systems traverse, may also have the right to pursue legal actions to enforce compliance and to seek damages for non-compliance with environmental laws for releases of contaminants or for personal injury or property damage.

Alpine High Midstream’s business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental laws or regulations, including, for example, legislation relating to the control of greenhouse gas emissions, or changes in existing environmental laws or regulations might adversely affect Alpine High Midstream’s products and activities, including processing, storage, and transportation, as well as waste management and air emissions. Federal and state agencies could also impose additional safety requirements, any of which could affect Alpine High Midstream’s profitability. Changes in laws or regulations could also limit the operation of Alpine High Midstream’s assets or adversely affect its ability to comply with applicable legal requirements or the demand for crude oil or natural gas, which could adversely affect its business and its profitability.

Recent rules under the CAA imposing more stringent requirements on the oil and gas industry could cause Alpine High Midstream and its customers to incur increased capital expenditures and operating costs as well as reduce the demand for its services.

Alpine High Midstream is subject to stringent and complex regulation under the CAA, implementing regulations, and state and local equivalents, including regulations related to controls for oil and natural gas production, pipelines, and processing operations. For instance, in 2016, the EPA issued three final rules intended to curb emissions of methane, volatile organic compounds, and toxic air pollutants (such as benzene) from new, reconstructed, and modified oil and gas sources, including the rule affecting storage tanks constructed, modified or reconstructed, (the so-called “OOOOa Rule”). In April 2017, the EPA announced its intention to reconsider certain aspects of the 2016 rules for the oil and natural gas industry in response to several petitions for reconsideration, and issued a 90-day stay of the June 3, 2017 compliance deadline for the fugitive emissions monitoring requirements in the OOOOa Rule. Subsequently, on May 31, 2017, the EPA issued a 90-day stay of certain requirements under the rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. In the interim, on July 16, 2017, the EPA issued a proposed rule that would provide a two-year extension of the initial 90-day stay. Most recently, on March 12, 2018, the EPA announced amendments to the fugitive emissions monitoring requirements, although the agency’s reconsideration of other aspects of the 2016 rule remains ongoing. Accordingly, substantial uncertainty exists with respect to implementation of this methane rule. The BLM also adopted new rules on November 15, 2016, to reduce venting, flaring, and leaks during oil and natural gas production activities on onshore federal and Indian leases. On June 15, 2017, the BLM suspended indefinitely compliance dates for certain aspects of these rules, pending judicial review, but a court subsequently enjoined the BLM’s suspension.

Additional regulation of greenhouse gas (“GHG”) emissions from the oil and gas industry remains a possibility. These regulations could require a number of modifications to Alpine High Midstream’s operations, and its natural gas exploration and production suppliers’ and customers’ operations, including the installation of new equipment, which could result in significant costs, including increased capital expenditures and operating costs. The incurrence of such expenditures and costs by Alpine High Midstream suppliers and customers could result in reduced production by those suppliers and customers and thus translate into reduced demand for its services.

Climate change legislation and regulatory initiatives could result in increased operating costs and reduced demand for the natural gas and NGLs services Alpine High Midstream provides.

Congress has from time to time considered adopting legislation to reduce emissions of GHGs, and there has been a wide-ranging policy debate, both nationally and internationally, regarding the impact of these gases and possible means for their regulation. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. In 2015, the United States participated in the United Nations Conference on Climate Change, which led to the adoption of the Paris Agreement. The Paris Agreement requires countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals, every five years beginning in 2020. The Paris Agreement was signed by the United States in April 2016 and entered into force in November 2016; however, the GHG emission reductions called for by the Paris Agreement are not binding. On June 1, 2017, President Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time. Moreover, at the federal regulatory level, both the EPA and the BLM have promulgated regulations for the control of methane emissions, which also include leak detection and repair requirements, from the oil and gas industry, although the current status of those regulations is uncertain under the current presidential administration.

The EPA has adopted regulations under existing provisions of the CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for certain large stationary sources that emit GHGs. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case-by-case basis. These EPA rule makings could adversely affect Alpine High Midstream’s operations and restrict or delay its ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore crude oil and natural gas production sources in the U.S. on an annual basis.

In addition, many states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and NGLs fractionation plants, to acquire and surrender emission allowances with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved.

Although it is not possible at this time to predict whether future legislation or new regulations may be adopted to address GHG emissions or how such measures would impact Alpine High Midstream’s business, the adoption of legislation or regulations imposing reporting or permitting obligations on, or limiting emissions of GHGs from, its equipment and operations could require Alpine High Midstream to incur additional costs to reduce emissions of GHGs associated with its operations, could adversely affect its performance of operations in the absence of any permits that may be required to regulate emission of GHGs or could adversely affect demand for the natural gas Alpine High Midstream gathers, processes or otherwise handles in connection with its services.

The Federal Endangered Species Act (the “ESA”) and the Migratory Bird Treaty Act of 1918 (the “MBTA”) govern Alpine High Midstream’s operations and additional restrictions may be imposed in the future, which could have an adverse impact on its operations.

The ESA and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Similar protections are offered to migratory birds under the MBTA. The U.S. Fish and Wildlife Service (“FWS”) and state agencies may designate critical or suitable habitat areas that they believe are necessary for the survival of threatened or endangered species, which could materially restrict use of or access to federal, state and private lands.

On July 19, 2018, the FWS announced a series of proposed changes to the rules implementing the ESA, including proposed revisions to the regulations governing interagency cooperation, listing species and delisting critical habitat, and prohibitions related to threatened wildlife and plants. The proposed revisions are intended to streamline these processes and create more flexibility for the FWS when making ESA-related decisions. It is not possible at this time to accurately predict how such changes, if adopted, would impact Alpine High Midstream’s operations.

Some of Alpine High Midstream’s operations may be located in areas that are designated as habitats for endangered or threatened species or that may attract migratory birds. In these areas, Alpine High Midstream may be obligated to develop and implement plans to avoid potential adverse impacts to protected species, and it may be prohibited from conducting operations in certain locations or during certain seasons, such as breeding and nesting seasons, when its operations could have an adverse effect on the species. It is also possible that a federal or state agency could order a complete halt to Alpine High Midstream’s activities in certain locations if it is determined that such activities may have a serious adverse effect on a protected species. In addition, the FWS and state agencies regularly review species that are listing candidates, and designations of additional endangered or threatened species, or critical or suitable habitat, under the ESA could cause Alpine High Midstream to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Alpine High Midstream’s business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect Alpine High Midstream’s operations and financial condition.

Alpine High Midstream’s operations are subject to the many hazards inherent in the gathering, compressing, processing, and transporting of natural gas and NGLs, including:

•	damage to pipelines, related equipment and surrounding properties caused by hurricanes, floods, fires, and other natural disasters and acts of terrorism;

•	leaks of natural gas, NGLs, and other hydrocarbons;

•	induced seismicity; and

•	fires and explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage and may result in curtailment or suspension of Alpine High Midstream’s related operations. Alpine High Midstream is not fully insured against all risks incident to its business. In accordance with typical industry practice, Alpine High Midstream has appropriate levels of business interruption and property insurance on its underground pipeline systems. Alpine High Midstream is not insured against all environmental accidents that might occur. If a significant accident or event occurs that is not fully insured, it could adversely affect Alpine High Midstream’s financial condition, results of operations or cash flows.

Alpine High Midstream does not own in fee any of the land on which its pipelines and facilities are located, which could result in disruptions to its operations.

Alpine High Midstream does not own in fee any of the land on which its midstream assets have been constructed. Its only interests in these properties are rights granted under surface use agreements, rights-of-way, surface leases, or other easement rights (collectively, “Rights-of-Way”), which may limit or restrict its rights or access to or use of the surface estates. Accommodating these competing rights of the surface owners may adversely affect the operations of Alpine High Midstream. Apache and certain of its affiliates are, and after the closing of the business combination will continue to be, party to certain of these Rights-of-Way. Furthermore, many of the Rights-of-Way on which Alpine High Midstream’s assets have been constructed are not perpetual in duration, and upon the expiration of their terms will require us to pay a renewal fee to the applicable surface owners in order to maintain access to such Rights-of-Way. These Rights-of-Way also require compliance with certain terms and conditions in order to renew their terms, some of which may be outside of our control.

Alpine High Midstream is subject to the possibility of more onerous terms or increased costs to retain necessary land use if it does not have valid Rights-of-Way or if such usage rights lapse or terminate. Alpine High Midstream may obtain the rights to construct and operate its pipelines on land owned by third parties and governmental agencies for a specific period of time. The loss of these rights, through the inability to renew Rights-of-Way or otherwise, could have a material adverse effect on the business, financial condition, results of operations, and cash flows of Alpine High Midstream.

A failure in Alpine High Midstream’s computer systems or a terrorist or cyber-attack on Alpine High Midstream, or third parties with whom it does business, may adversely affect its ability to operate its business.

Alpine High Midstream is reliant on technology to conduct its business. Alpine High Midstream’s business is dependent upon its operational and financial computer systems to process the data necessary to conduct almost all aspects of its business, including operating its pipelines and gathering, processing and storage facilities, recording and reporting commercial and financial transactions and receiving and making payments. Any failure of Alpine High Midstream’s computer systems, or those of its customers, suppliers or others with whom it does business, could materially disrupt Alpine High Midstream’s ability to operate its business. Unknown entities or groups have mounted so-called “cyber-attacks” on businesses to disable or disrupt computer systems, disrupt operations, and steal funds or data. Cyber-attacks could also result in the loss of confidential or proprietary data or security breaches of other information technology systems that could disrupt Alpine High Midstream’s operations and critical business functions. In addition, Alpine High Midstream’s pipeline systems may be targets of terrorist or environmental activist group activities that could disrupt its ability to conduct its business and have a material adverse effect on its business and results of operations. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist attacks, environmental activist group activities, or cyber-attacks than other targets in the United States. Alpine High Midstream’s insurance may not protect it against such occurrences. Any such terrorist attack, environmental activist group activity, or cyber-attack that affects Alpine High Midstream or its customers, suppliers, or others with whom it does business, could have a material adverse effect on its business, cause it to incur a material financial loss, subject it to possible legal claims and liability, and/or damage its reputation.

Moreover, as the sophistication of cyber-attacks continues to evolve, Alpine High Midstream may be required to expend significant additional resources to further enhance its digital security or to remediate vulnerabilities. In addition, cyber-attacks against it or others in its industry could result in additional regulations, which could lead to increased regulatory compliance costs, insurance coverage cost, or capital expenditures. Alpine High Midstream cannot predict the potential impact to its business or the energy industry resulting from additional regulations.

The loss of key personnel could adversely affect the ability of Alpine High Midstream to operate.

Alpine High Midstream depends on the services of a relatively small group of Apache’s management, and following the closing of the business combination, we will continue to rely on this group. Alpine High Midstream does not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of these individuals, including Brian W. Freed and Ben C. Rodgers, who will be our Chief Executive Officer and our Chief Financial Officer, respectively, following the closing of the business combination could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Alpine High Midstream may become subject to the requirements of the Investment Company Act of 1940, which would limit its business operations and require it to spend significant resources to comply with such act.

The Investment Company Act of 1940 (the “Investment Company Act”) defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40% of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. If Alpine High Midstream and/or Altus Midstream exercises the Options and/or the Additional Option, it is possible that some or all of those interests will be investment securities and that the value of those interests that are investment securities over time may exceed 40% of Alpine High Midstream’s and/or Altus Midstream’s unconsolidated assets, excluding cash and government securities, in which case Alpine High Midstream and/or Altus Midstream may meet this threshold definition of an investment company. The Investment Company Act provides certain exclusions from this definition. However, if Alpine High Midstream and/or Altus Midstream relies on any one or more of these exclusions from the definition of an investment company, and such reliance is not correct, Alpine High Midstream and/or Altus Midstream may be in violation of the Investment Company Act, the consequences of which can be significant. For example, investment companies that fail to register under the Investment Company Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the Investment Company Act provides that a contract made, or whose performance involves, a violation of the Investment Company Act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the Investment Company Act, unless the court finds that denial of rescission would produce more equitable result than granting rescission.

If in the future the nature of Alpine High Midstream’s and/or Altus Midstream’s business changes such that no exception to the threshold definition of investment company is available to it, Alpine High Midstream and/or Altus Midstream may be deemed to be an investment company under the Investment Company Act. However, Rule 3a-2 of the Investment Company Act provides that inadvertent or transient investment companies will not be treated as investment companies subject to the provisions of the Investment Company Act provided the issuer has the requisite intent to be engaged in a non-investment business, evidenced by the issuer’s business activities and an appropriate resolution of the issuer’s board of directors, within one year from the commencement of the earlier of (1) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis or (2) the date on which an issuer owns or proposes to acquire investment securities (as defined in section 3(a) of the Investment Company Act) having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. If Alpine High Midstream and/or Altus Midstream becomes an inadvertent investment company, and fails to meet the requirements of the transient investment company exemption under Rule 3a-2 of the Investment Company Act, then Alpine High Midstream and/or Altus Midstream will be required to register as an investment company with the SEC.

The ramifications of becoming an investment company, both in terms of the restrictions it would have on Alpine High Midstream and/or Altus Midstream and the cost of compliance, would be significant. For example, in addition to expenses related to initially registering as an investment company, the Investment Company Act also would impose various restrictions with regard to Alpine High Midstream’s and/or Altus Midstream’s ability to enter into affiliated transactions, the diversification of its assets, and its ability to borrow money. If Alpine High Midstream and/or Altus Midstream became subject to the Investment Company Act at some point in the future, Alpine High Midstream’s and/or Altus Midstream’s ability to continue pursuing its business plan would be severely limited.

Risks Related to KAAC and the Business Combination

After completion of the Transactions, the Apache Contributor will own over a majority of the outstanding voting shares of KAAC.

Upon completion of the Transactions (and assuming (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchases shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination), the Apache Contributor will beneficially own approximately 71.1% of our outstanding voting common stock. As long as the Apache Contributor owns or controls a significant percentage of our outstanding voting power, it will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our Charter or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets, and will be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company. In addition, under the Stockholders Agreement, our Sponsor will be entitled to nominate two directors to the board of directors of KAAC until the earlier of the time that our Sponsor and its affiliates own less than 1% of the outstanding voting common stock of KAAC or the second anniversary of the date of the Stockholders Agreement. Additionally, the Apache Contributor will be entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock. In connection with the Stockholders Agreement, the Apache Contributor and our Sponsor will agree to vote for the directors nominated by the other. For more information about Stockholders Agreement, see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Stockholders Agreement.” The interests of the Apache Contributor and its affiliates, including Apache, may not align with the interests of our other stockholders.

We expect to be a “controlled company” within the meaning of the NASDAQ listing rules following the Transactions and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon completion of the Transactions (and assuming (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchases shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination), the Apache Contributor will control a majority, expected to be approximately 71.1%, of our outstanding voting common stock. As a result, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ listing rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the business combination, we intend to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ. See “Officers and Directors of KAAC Following Closing of the Business Combination—Status as a Controlled Company.”

Following the closing of the business combination, our only significant assets will be ownership of the non-economic general partner interest and an approximate 29.5% limited partner interest in Altus Midstream, and such ownership may not be sufficient for Altus Midstream to make distributions or loans to us to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations.

Following the closing of the business combination, we will have no direct operations and no significant assets other than the ownership of the non-economic general partner interest and an approximate 29.5% limited partner interest in Altus Midstream. We will depend on Altus Midstream for distributions, loans and other payments to generate the funds necessary to meet our financial obligations or to pay any dividends with respect to our Class A Common Stock. Subject to certain restrictions, Altus Midstream generally will be required to (i) make pro rata distributions to its partners, including us, on a quarterly basis in an amount at least sufficient to allow us to pay our taxes and make tax advances to its limited partners, other than us, in certain circumstances and (ii) reimburse us for certain corporate and other overhead expenses. However, legal and contractual restrictions in agreements governing future indebtedness of Altus Midstream, as well as the financial condition and operating requirements of Altus Midstream, may limit our ability to obtain cash from Altus Midstream. The earnings from, or other available assets of, Altus Midstream may not be sufficient to make distributions or loans to us to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations.

Subsequent to the closing of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on the Alpine High Entities, we cannot assure you that this diligence revealed all material issues that may be present in their business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about KAAC following the closing of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We and the Alpine High Entities will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on us and the Alpine High Entities. These uncertainties may impair the ability of the Apache Contributor, the Alpine High Entities and their affiliates to retain and motivate key personnel and could cause third parties that deal with them to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or the Alpine High Entities’ business could be harmed.

Our Sponsor, officers and directors have agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by our public stockholders in connection with an initial business combination, our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. As of the date hereof, our Sponsor, officers and directors own shares equal to approximately 20% of the combined issued and outstanding shares of Class A Common Stock and Class B Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if our Sponsor, officers and directors agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

Our Sponsor and our directors and officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Transaction Proposals described in this proxy statement.

When considering the recommendation of our board of directors that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of certain of our existing directors and officers as directors of KAAC following the closing of the business combination, including Kevin S. McCarthy and Robert S. Purgason;

•

the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at its original purchase price, which if unrestricted and freely tradeable would be valued at approximately $        , based on the closing price of our Class A Common Stock on                 , 2018;

•	the fact that all of our officers and directors hold an interest in our Sponsor;

•

the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by April 4, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•

that we will enter into an amended and restated registration rights agreement with our Sponsor, certain of our directors and the Apache Contributor, which provides for registration rights to such parties.

Our Sponsor and our independent directors hold a significant number of founder shares. They will lose their entire investment in us if we do not complete an initial business combination.

Our Sponsor and our independent directors hold all of our 9,433,028 founder shares, representing 20% of the total outstanding voting common stock upon completion of our IPO. The founder shares will be worthless if we do not complete an initial business combination by April 4, 2019. In addition, our Sponsor holds an aggregate of 6,364,281 private placement warrants that will also be worthless if we do not complete an initial business combination by April 4, 2019.

The founder shares are identical to the shares of Class A Common Stock included in the units, except that (i) the founder shares and the shares of Class A Common Stock into which the founder shares convert upon an initial business combination are subject to certain transfer restrictions, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of an initial business combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete an initial business combination by April 4, 2019 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an initial business combination by April 4, 2019) and (iii) the founder shares are automatically convertible into shares of our Class A Common Stock at the time of an initial business combination, as described herein.

The personal and financial interests of our Sponsor, officers and directors may have influenced their motivation in identifying and selecting the Alpine High Entities, completing the business combination with the Apache Contributor and influencing the operation of KAAC following the business combination.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. All expenses incurred in connection with the Contribution Agreement and the business combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs; provided, however, that the obligation of the Apache Contributor to consummate the business combination is conditioned upon, among other things, our out-of-pocket costs, fees and expenses related to the business combination (other than financing fees and including the deferred underwriting commissions to the underwriters of our IPO) not exceeding

$30.0 million. Our transaction expenses as a result of the business combination are currently estimated at approximately $        , including $13.2 million in deferred underwriting commissions to the underwriters of our IPO.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for KAAC following the closing of the business combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Financial projections with respect to Alpine High Midstream may not prove to be reflective of actual future results.

In connection with the business combination, our board of directors considered, among other things, financial forecasts for Alpine High Midstream. These financial projections speak only as of the date they were made and are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of Alpine High Midstream to achieve projected results could have a material adverse effect on KAAC’s share price and financial position following the closing of the business combination.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligations to close the business combination that there be no breach of the Apache Contributor’s warranties (other than fundamental warranties) as of the Closing Date that would have a Material Adverse Effect. However, if our board of directors determines that any such breach is not material to the business of the Alpine High Entities, taken as a whole, then our board of directors may elect to waive that condition and close the business combination. We are not able to waive the condition that our stockholders approve the business combination.

If we are unable to complete an initial business combination on or prior to April 4, 2019, our public stockholders may receive only approximately $10.09 per share on the liquidation of our Trust Account (or less than $10.09 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination on or prior to April 4, 2019, our public stockholders may receive only approximately $10.09 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million) on the liquidation of our Trust Account (or less than $10.09 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per public share redemption amount received by stockholders may be less than $10.00 per public share.

Our placing of funds in our Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses, including the Apache Contributor, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in our Trust

Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against our Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in our Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in our Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against our Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in our Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in our Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in our Trust Account as of the date of the liquidation of our Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to our Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy their indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such eventuality.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders. In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per public share.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per public share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per public share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of the business combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of your public warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a public warrant could be decreased, all without your approval.

Our public warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a public warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant, the units may be worth less than units of other blank check companies.

Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-third of one warrant. Because, pursuant to the warrant agreement, the warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. As a result, public warrant holders who did not purchase a number of units or warrants that would convert into a whole share must sell any odd number of warrants in order to obtain full value from the fractional interest that will not be issued. This is different from other companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. This unit structure may cause our units to be worth less than if it included a warrant to purchase one whole share.

Warrants will become exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Upon the closing of the business combination, we will have outstanding public warrants to purchase 12,577,370 shares of Class A Common Stock issued as part of the units in our IPO, private placement warrants to purchase 3,182,141 shares of Class A Common Stock held by our Sponsor and the Contribution Warrants. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Class A Common Stock and Class B Common Stock on the business combination. To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The private placement warrants and the Contribution Warrants are identical to the public warrants sold as part of the units issued in our IPO, except that, so long as they are held by our Sponsor or its permitted transferees, in the case of the private placement warrants, or the Apache Contributor or its permitted transferees, in the case of the Contribution Warrants, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Following the closing of the business combination, the Apache Contributor may receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock upon the achievement of certain stock price and operational goals, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Pursuant to the Contribution Agreement, the Apache Contributor will have the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock if certain stock price and operational goals are achieved. Please see “Proposal No. 1—The Business Combination Proposal—General Description of the Contribution Agreement; Consideration.” To the extent such stock price or operational goals are achieved and the Apache Contributor becomes entitled to receive a portion or all of the earn-out consideration, additional shares of our Class A Common Stock will be issued, which will result in dilution to the then-existing holders of our Class A Common Stock and increase the number of shares eligible for resale in the public market. In connection with the closing of the business combination, we will enter into an amended and restated registration rights agreement with the Apache Contributor, which provides for registration rights with respect to any shares of

Class A Common Stock issued to the Apache Contributor as earn-out consideration. Sales of substantial numbers of such shares by the Apache Contributor in the public market could adversely affect the market price of our Class A Common Stock.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the closing of the Transactions (and assuming no redemptions by our public stockholders of public shares), our Sponsor, officers and directors and the PIPE Investors will hold approximately 62.1% of our Class A Common Stock. Additionally, the Apache Contributor will have the ability to redeem or exchange its 250,000,000 Common Units for shares of Class A Common Stock on a one-for-one basis, subject to adjustments. Pursuant to the terms of a letter agreement entered into at the time of the IPO, the founder shares (which will be converted into shares of Class A Common Stock at the closing of the business combination) may not be transferred until the earlier to occur of (i) one year after the closing of the business combination or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the business combination, the shares of Class A Common Stock into which the founder shares convert will be released from these transfer restrictions.

In connection with the closing of the business combination, we will enter into an amended and restated registration rights agreement with our Sponsor, certain of our directors and the Apache Contributor, which provides for registration rights to such parties. In addition, we have agreed with the PIPE investors to file a registration statement registering the shares of Class A Common Stock held by them for resale within 30 days following the closing of the business combination.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing of the business combination may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Contribution Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, there has not been a public market for equity securities of the Alpine High Entities and trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to the Alpine High Entities and our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning KAAC or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to KAAC;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving KAAC;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Common Stock available for public sale;

•	any major change in our board of directors or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to KAAC following the business combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A Common Stock adversely, the price and trading volume of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover KAAC following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Common Stock would likely decline. If analysts who may cover KAAC following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Activities taken by affiliates of KAAC to purchase, directly or indirectly, public shares of our Class A Common Stock will increase the likelihood of approval of the Business Combination Proposal and other Transaction Proposals and may affect the market price of our securities.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the closing of the business combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Transaction Proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the business combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by KAAC or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other Transaction Proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

There can be no assurance that our Class A Common Stock that will be issued in connection with the business combination will be approved for listing on NASDAQ following the closing of the business combination, or that we will be able to comply with the continued listing standards of NASDAQ.

Our Class A Common Stock, public units and public warrants are currently listed on NASDAQ. Our continued eligibility for listing, and the approval of the Class A Common Stock to be issued in connection with the Transactions for listing, may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, NASDAQ delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Common Stock, units and public warrants are listed on NASDAQ, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NASDAQ, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The recently passed comprehensive tax reform bill could adversely affect our financial condition and results of operations.

On December 22, 2017, President Trump signed into law a comprehensive tax reform bill (the “TCJA”), that significantly reforms the Internal Revenue Code of 1986, as amended. The TCJA, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, limitation of the deduction for certain net operating losses to 80% of current year taxable income, an indefinite net operating loss carryforward, immediate deductions for certain new investments instead of deductions for depreciation expense over time and modification or repeal of many business deductions and credits. The presentation of our financial condition and results of operations have been recorded in accordance with GAAP, which requires the financial statement impact of the TCJA to be recorded in the period in which the TCJA was enacted. The financial statement impact of the TCJA is based on our current interpretation of the provisions contained in the TCJA and the Treasury Regulations and administrative guidance relating thereto. In the future, the Department of the Treasury and the Internal Revenue Service are expected to release additional Treasury Regulations and administrative guidance relating to the TCJA. Any significant variance of our current interpretation of this law from any future Treasury Regulations or administrative guidance could result in a change to the presentation of our financial condition and results of operations and could negatively affect our business.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following April 4, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Our stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock and Class C Common Stock in the business combination and Class A Common Stock pursuant to the Private Placement.

We will issue 1,862,606 shares of Class A Common Stock (assuming (i) no public stockholders elect to have their public shares redeemed and (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares) and 250,000,000 shares of Class C Common Stock to the Apache Contributor at the closing of the business combination. Additionally, we will issue an aggregate of 57,234,023 shares of our Class A Common Stock in the Private Placement. As a result, following the Transactions, our public stockholders will hold 37,732,112 shares of Class A Common Stock, or approximately 10.6% of our voting common stock and a 36.1% economic interest in us (assuming (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchases shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination).

Non-U.S. holders may be subject to U.S. federal income tax with respect to gain on disposition of their Class A Common Stock and warrants.

We expect to be classified as a United States real property holding corporation following the business combination. As a result, after the business combination is effected, Non-U.S. holders (defined below in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain United States Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Class A Common Stock or warrants during a specified time period may be subject to U.S. federal income tax on a sale, exchange, or other disposition of such Class A Common Stock or warrants and may be required to file a U.S. federal income tax return. If you are a Non-U.S. holder, we urge you to consult your tax advisors regarding the tax consequences of such treatment.

Unlike some other blank check companies, KAAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the business combination even if a substantial number of our stockholders elect to redeem their shares.

Unlike some other blank check companies, KAAC has no specified maximum redemption threshold, except that we will not redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Some other blank check companies’ structure disallows the consummation of a business combination if the holders of the blank check company’s public shares elect to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering. Because we have no such maximum redemption threshold, we may be able to consummate the business combination even though a substantial number of our public stockholders elect to redeem their shares.

Our Second A&R Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

The Second A&R Charter, like the existing Charter, will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers, or employees of ours arising pursuant to any provision of the DGCL, the Second

A&R Charter, or our bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, or other employees that is governed by the internal affairs doctrine, in each case except for such claims as to which (a) the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (b) exclusive jurisdiction is vested in a court or forum other than the Court of Chancery, or (c) the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Second A&R Charter described in the preceding sentence. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Second A&R Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

Our Second A&R Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, our Second A&R Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Risks Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the closing of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of KAAC might realize in the future had the stockholder redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their redemption rights, holders of public shares are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated the closing of the business combination. See the section entitled “Special Meeting of KAAC Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of KAAC who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled “Special Meeting of KAAC Stockholders—Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 p.m., Eastern Time, on                 , 2018. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of KAAC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to American Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations of KAAC for the six months ended June 30, 2018 and for the year ended December 31, 2017 combine the historical statements of operations of KAAC and the historical combined statements of Alpine High Midstream giving effect to the Transactions, summarized below, as if they had been consummated on January 1, 2017, the beginning of the earliest period presented:

•

the acquisition by Altus Midstream and/or its subsidiaries from the Apache Contributor of 100% of the interests in Alpine High Midstream and the Options in exchange for the Apache Contributor receiving the following consideration at the closing of the business combination (i) 250,000,000 Common Units, (ii) 250,000,000 shares of Class C Common Stock and (iii) 1,862,606 newly issued shares of Class A Common Stock;

•

the contribution of the Available Funds by KAAC to Altus Midstream in exchange for the issuance by Altus Midstream to KAAC of (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of warrants issued by Altus Midstream equal to the number of KAAC warrants outstanding following the consummation of the Transactions;

•

the forfeiture by our Sponsor of 1,862,606 shares of Class B Common Stock and the conversion of the remaining 7,570,422 shares of Class B Common Stock held by our Sponsor and independent directors into 7,570,422 shares of Class A Common Stock, in connection with the closing of the business combination; and

•

the illustrative redemption by KAAC of shares of Class A Common Stock held by public stockholders in connection with the Transactions and the adjustments to the foregoing consideration, including the Assigned Shares (if any), received by the Apache Contributor as more fully described below.

The unaudited pro forma condensed combined balance sheet of KAAC as of June 30, 2018 combines the historical condensed balance sheet of KAAC and the historical combined balance sheet of Alpine High Midstream, as if the Transactions had been consummated on June 30, 2018.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on KAAC’s results following the completion of the Transactions.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (i) historical audited financial statements of KAAC as of and for the year ended December 31, 2017 and (ii) historical condensed unaudited financial statements of KAAC as of and for the six months ended June 30, 2018, included elsewhere in this proxy statement;

•

the (i) historical audited combined financial statements of Alpine High Midstream as of and for the year ended December 31, 2017 and (ii) historical unaudited combined financial statements of Alpine High Midstream as of and for the six months ended June 30, 2018, included elsewhere in this proxy statement; and

•	other information relating to KAAC and Alpine High Midstream contained in this proxy statement.

Pursuant to the Charter, public stockholders are being offered the opportunity to redeem, upon the closing of the business combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the business combination) in the Trust Account. For illustrative purpose, based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million, the estimated per share redemption price would have been approximately $10.09.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•	Assuming No Redemption: This scenario assumes that no shares of Class A Common Stock are redeemed; and

•

Assuming Illustrative Redemption: This scenario assumes for illustrative purposes that 22,490,308 shares of Class A Common Stock are redeemed, resulting in an aggregate payment of approximately $226.9 million from the Trust Account, which is the amount of redemptions set forth in the Contribution Agreement, that would result in (i) the Apache Contributor receiving a maximum of 5,450,422 additional newly issued shares of Class A Common Stock, (ii) a corresponding forfeiture of 5,450,422 founder shares by our Sponsor, and (iii) the balance of cash at the closing of the business combination being reduced by approximately $226.9 million.

Pursuant to the terms of the Contribution Agreement, the Transactions have been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KAAC will be treated as the acquired company and Alpine High Midstream will be treated as the acquirer for financial statement reporting purposes.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of KAAC following the completion of the Transactions and the other related transactions. The unaudited pro forma adjustments represent our management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(in thousands)

	KAAC	Alpine High Midstream	Combined	Pro Forma Adjustments		Pro Forma Combined- No Redemption	Redemption Adjustments		Pro Forma Combined- Illustrative Redemption
	(a)	(b)
ASSETS
CURRENT ASSETS:
Cash	$49	$—	$49	$923,238	(c)	$923,287	$(226,927)	(x)	$696,360
Revenue receivables	—	4,367	4,367	(4,367)	(k)	—	—		—
Inventories	—	1,010	1,010	—		1,010	—		1,010
Prepaid expenses and other current assets	190	—	190	—		190	—		190

Total current assets	239	5,377	5,616	918,871		924,487	(226,927)		697,560

Investment held in Trust Account	380,712	—	380,712	(380,712)	(d)	—	—		—

PROPERTY AND EQUIPMENT:
Gathering, transmission and processing facilities	—	947,749	947,749	—		947,749	—		947,749
Less: Accumulated depreciation, depletion and amortization	—	(13,918)	(13,918)	—		(13,918)	—		(13,918)

Total property, plant and equipment, net	—	933,831	933,831	—		933,831	—		933,831

Total assets	$380,951	$939,208	$1,320,159	$538,159		$1,858,318	$(226,927)		$1,631,391

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accrued expenses	$1,049	$—	$1,049	$(1,049)	(h)	$—	$—		$—
Accrued franchise taxes	20	—	20	—		20	—		20
Accrued income taxes	9	—	9	—		9	—		9
Sponsor note	100	—	100	(100)	(i)	—	—		—
Other current liabilities	—	78,282	78,282	(78,282)	(k)	—	—		—

Total current liabilities	1,178	78,282	79,460	(79,431)		29	—		29

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	—	30,349	30,349	—		30,349	—		30,349
Deferred tax liability	—	16,232	16,232	(16,232)	(l)	—	—		—
Deferred underwriting compensation	13,206	—	13,206	(13,206)	(f)	—	—		—

Total liabilities	14,384	124,863	139,247	(108,869)		30,378	—		30,378

COMMITMENTS AND CONTINGENCIES:
Class A Common Stock subject to redemption	361,567	—	361,567	(361,567)	(m)	—	—		—

EQUITY:
Contributions from Apache	—	857,148	857,148	(857,148)	(n)	—	—		—
Class A Common Stock	—	—	—	10	(o)	10	(2)	(o)	8
Class B Common Stock	1	—	1	(1)	(q)	—	—		—
Class C Common Stock	—	—	—	25	(j)	25	—		25
Additional paid-in capital	3,891	—	3,891	564,551	(r)	568,442	(143,931)	(r)	424,511
Retained earnings (accumulated deficit)	1,108	(42,803)	(41,695)	11,694	(u)	(30,001)	556	(u)	(29,445)
Non-controlling interest	—	—	—	1,289,464	(w)	1,289,464	(83,550)	(w)	1,205,914

Total liabilities and equity	$380,951	$939,208	$1,320,159	$538,159		$1,858,318	$(226,927)		$1,631,391

See accompanying notes to pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(in thousands, except share and per share data)

	KAAC	Alpine High Midstream	Combined	Pro Forma Adjustments		Pro Forma Combined- No Redemption		Redemption Adjustments		Pro Forma Combined- Illustrative Redemption
	(a)	(b)
REVENUES:
Midstream services—affiliate	$—	$24,616	$24,616	$—		$24,616		$—		$24,616

Total revenues	—	24,616	24,616	—		24,616		—		24,616
OPERATING EXPENSES:
Gathering, transmission and processing	—	22,219	22,219	—		22,219		—		22,219
Depreciation and accretion	—	8,921	8,921	—		8,921		—		8,921
General and administrative	714	3,261	3,975	—		3,975		—		3,975
Taxes other than income	100	5,253	5,353	—		5,353		—		5,353

Total operating expenses	814	39,654	40,468	—		40,468		—		40,468

Other income—investment income on Trust Account	2,650	—	2,650	(2,650)	(c)	—		—		—

INCOME (LOSS) BEFORE INCOME TAXES	1,836	(15,038)	(13,202)	(2,650)		(15,852)		—		(15,852)
Income tax expense (benefit)	538	9,190	9,728	(7,125)	(d)	2,603		(423)	(d)	2,180

NET INCOME (LOSS)	1,298	(24,228)	(22,930)	4,475		(18,455)		423		(18,032)

Less: loss attributable to non-controlling interest	—	—	—	11,182	(e)	11,182		758		11,940

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A STOCKHOLDERS	$1,298	$(24,228)	$(22,930)	$15,657		$(7,273)		$1,181		$(6,092)

Weighted average shares outstanding:
Basic	11,137,469			93,261,694		104,399,163		(22,490,308)		81,908,855
Diluted	47,165,140			57,234,023		104,399,163	(f)	(22,490,308)		81,908,855	(f)

Net income (loss) per common share:
Basic	$0.12					$(0.07)				$(0.07)
Diluted	$0.03					$(0.07)				$(0.07)

See accompanying notes to pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except share and per share data)

	KAAC	Alpine High Midstream	Combined	Pro Forma Adjustments		Pro Forma Combined- No Redemption		Redemption Adjustments		Pro Forma Combined- Illustrative Redemption
	(a)	(b)
REVENUES:
Midstream services—affiliate	$—	$15,142	$15,142	$—		$15,142		$—		$15,142

Total revenues	—	15,142	15,142	—		15,142		—		15,142
OPERATING EXPENSES:
Gathering, transmission and processing	—	16,597	16,597	—		16,597		—		16,597
Depreciation and accretion	—	5,991	5,991	—		5,991		—		5,991
General and administrative	1,538	3,991	5,529	—		5,529		—		5,529
Taxes other than income	200	97	297	—		297		—		297

Total operating expenses	1,738	26,676	28,414	—		28,414		—		28,414

Other income—investment income on Trust Account	2,247	—	2,247	(2,247)	(c)	—		—		—

INCOME (LOSS) BEFORE INCOME TAXES	509	(11,534)	(11,025)	(2,247)		(13,272)		—		(13,272)
Income tax expense (benefit)	696	7,041	7,737	(6,131)	(d)	1,606		(260)	(d)	1,346

NET INCOME (LOSS)	(187)	(18,575)	(18,762)	3,884		(14,878)		260		(14,618)

Less: loss attributable to non-controlling interest	—	—	—	9,362	(e)	9,362		635		9,997

NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$(187)	$(18,575)	$(18,762)	$13,246		$(5,516)		$895		$(4,621)

Weighted average shares outstanding:
Basic	10,682,217			93,716,946		104,399,163		(22,490,308)		81,908,855
Diluted	10,682,217			93,716,946		104,399,163	(f)	(22,490,308)		81,908,855	(f)

Net income (loss) per common share:
Basic	$(0.02)					$(0.05)				$(0.06)
Diluted	$(0.02)					$(0.05)				$(0.06)

See accompanying notes to pro forma financial statements.

1. Basis of Presentation

Overview

The pro forma adjustments have been prepared as if the Transactions had been consummated on January 1, 2017, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations and on June 30, 2018 in the case of the unaudited pro forma condensed combined balance sheet.

Pursuant to the terms of the Contribution Agreement, the Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KAAC will be treated as the “acquired” company for financial statement reporting purposes. This determination was based on the following facts and circumstances existing after the closing of the business combination, (i) the Apache Contributor being the largest single owner of KAAC voting common stock, including Class A Common Stock and Class C Common Stock, owning approximately 71.1% of our outstanding voting common stock, (ii) Alpine High Midstream operations comprising the ongoing operations of the combined entity, and (iii) the Apache Contributor nominated directors comprising a majority of the board of directors of the combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Alpine High Midstream issuing stock for the net assets of KAAC, accompanied by a recapitalization. The net assets of KAAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition will be those of Alpine High Midstream.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) KAAC’s historical audited financial statements and related notes as of and for the year ended December 31, 2017 and the historical unaudited condensed financial statements as of and for the six months ended June 30, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KAAC,” included elsewhere in this proxy statement, and (ii) Alpine High Midstream’s historical audited combined financial statements and related notes as of and for the year ended December 31, 2017 and the historical unaudited combined financial statements as of and for the six months ended June 30, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alpine High Midstream,” included elsewhere in this proxy statement.

The pro forma adjustments represent our management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Transactions that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Transactions and the other related transactions are not included in the unaudited pro forma condensed combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2018 (in thousands, except share and per share data)

The unaudited pro forma condensed combined balance sheets as of June 30, 2018 reflect the following adjustments assuming the Transactions occurred on June 30, 2018.

(a)	Represents the KAAC unaudited historical condensed balance sheet as of June 30, 2018.

(b)	Represents Alpine High Midstream unaudited historical combined balance sheet as of June 30, 2018.

(c)	Represents pro forma adjustments to the cash balance to reflect the following:

Investment held in Trust Account	$380,712	(d)
Net proceeds from Private Placement	568,501	(e)
Payment of deferred underwriter fees	(13,206)	(f)
Transaction costs (estimated)	(11,645)	(g)
Payment of accrued transaction costs	(1,049)	(h)
Repayment of Sponsor note	(100)	(i)
Issuance of Class C Common Stock	25	(j)

	$923,238	(c)

(d)

Represents the adjustment related to the reclassification of the $380,712 of investment held in the Trust Account to cash to reflect the fact that this investment is available for use in connection with the Transactions.

(e)	Represents the net proceeds of $568,501, net of fees of $3,839, from the Private Placement of 57,234,023 shares of Class A Common Stock at $10.00 per share pursuant to the Private Placement.

(f)	Represents payment of deferred underwriter fees related to the IPO.

(g)

Represents preliminary estimated transaction costs totaling $11,645 (excluding $13,206 of deferred underwriting fees related to the IPO and $1,049 of transaction costs already incurred by KAAC) for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Transactions. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(h)	Represents payment of accrued transaction costs.

(i)	Represents repayment of Sponsor note.

(j)	Represents issuance of 250,000,000 shares of non-economic Class C Common Stock by KAAC.

(k)

Represents the elimination of Alpine High Midstream’s working capital. Pursuant to the terms of the Contribution Agreement, Alpine High Midstream’s working capital is distributed to the Apache Contributor in conjunction with the closing of the business combination.

(l)

Represents the reversal of the previously recorded deferred tax liability for Alpine High Midstream. Alpine High Midstream’s historical financial statements recognized income taxes as though Alpine High Midstream was a separate taxpayer rather than a member of Apache’s consolidated income tax return.

(m)

Assuming no redemption, this represents 36,156,709 shares of Class A Common Stock subject to redemption reclassified to Class A Common Stock at the closing of the business combination. For the illustrative redemption scenario, 22,490,308 shares of Class A Common Stock are redeemed by KAAC.

(n)	Represents the reclassification of historical contributions from Apache to additional paid-in capital.

(o)	Represents pro forma adjustments to Class A Common Stock to reflect the following:

Assuming no redemption
Recapitalization of Class A Common Stock	$9	(p)
Reclassification of Class B Common Stock to Class A Common Stock	1	(q)

	$10	(o)

Assuming illustrative redemption
Redemption of 22,490,308 shares of Class A Common Stock	$(2)	(o)

(p)

Represents recapitalization of common shares between common stock and additional paid-in capital. Includes 37,732,112 shares of Class A Common Stock related to the IPO plus 57,234,023 shares of Class A Common Stock related to the Private Placement at a par value of $0.0001 per share.

(q)	Represents reclassification of Class B Common Stock par value to Class A Common Stock par value.

(r)	Represents pro forma adjustments to additional paid-in capital to reflect the following:

Assuming no redemption
Transfer contribution from Apache to additional paid-in capital	$857,148	(n)
Net cash proceeds of Private Placement	568,501	(e)
Reclassification of Class A Common Stock subject to redemption	361,567	(m)
Working capital adjustment to additional paid-in capital	73,915	(k)
Elimination of KAAC retained earnings	1,108	(s)
Recapitalization of Class A Common Stock	(9)	(p)
Non-controlling interest recapitalization adjustment	(1,297,679)	(t)

	$564,551	(r)

Assuming illustrative redemption
Assumed redemption of Class A Common Stock	$(226,925)	(m)
Non-controlling interest recapitalization adjustment	82,994	(t)

	$(143,931)	(r)

(s)	Represents the elimination of KAAC historical retained earnings.

(t)	Represents the non-controlling interest recapitalization adjustment.

(u)	Represents pro forma adjustments to retained earnings to reflect the following:

Assuming no redemption
Transaction costs (estimated)	$(11,645)	(g)
Removal of historical deferred tax liability	16,232	(l)
Non-controlling interest retained earnings adjustment	8,215	(v)
Elimination of KAAC retained earnings	(1,108)	(s)

	$11,694	(u)

Assuming illustrative redemption
Non-controlling interest retained earnings adjustment	$556	(u)

(v)	Represents the non-controlling interest portion of the retained earnings adjustment.

(w)	Represents pro forma adjustments to the non-controlling interest for the following:

Assuming no redemption
Non-controlling interest recapitalization adjustment	$1,297,679	(t)
Non-controlling interest retained earnings adjustment	(8,215)	(v)

	$1,289,464	(w)

Assuming illustrative redemption
Non-controlling interest recapitalization adjustment	$(82,994)	(t)
Non-controlling interest retained earnings adjustment	(556)	(u)

	$(83,550)	(w)

The non-controlling interest represents the Apache Contributor’s ownership in Altus Midstream at the closing of the business combination. The non-controlling interest in the no redemption scenario is 70.5% and the non-controlling interest in the illustrative redemption scenario is 75.3%.

(x)	Represents pro forma adjustments to cash to reflect the illustrative redemption scenario.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2018 (in thousands, except share and per share data)

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 reflects the following adjustments assuming the Transactions occurred on January 1, 2017.

(a)	Represents KAAC unaudited historical condensed statement of operations for the six months ended June 30, 2018.

(b)	Represents Alpine High Midstream unaudited historical combined statement of operations for the six months ended June 30, 2018.

(c)	Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(d)

To record statutory income taxes at the federal corporate rate of 21% for pro forma financial presentation purposes. The computed income tax benefit is adjusted for (1) the non-taxable income attributable to the non-controlling interest and (2) valuation allowance against deferred tax assets.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss of Alpine High Midstream. Such objective evidence limits the ability to consider other subjective evidence such as Alpine High Midstream’s projections for future growth. On the basis of this evaluation, a valuation allowance of $3,583 and $3,002 was estimated for the period under a no redemption and illustrative redemption scenario, respectively.

Assuming no redemption
Loss before income taxes	$(15,852)
Less: loss attributable to non-controlling interest	11,182

Loss before income taxes attributable to holders of Class A Common Stock	(4,670)

Computed federal income tax benefit at 21%	(980)
Valuation allowance	3,583

Pro forma no redemption scenario income tax expense	$2,603

Combined income tax expense	$9,728
Pro forma no redemption scenario income tax expense	2,603

Pro forma adjustment to income tax expense (benefit)	$(7,125)	(d	)

Assuming illustrative redemption
Loss before income taxes	$(15,852)
Less: loss attributable to non-controlling interest	11,940

Loss before income taxes attributable to holders of Class A Common Stock	(3,912)

Computed federal income tax benefit at 21%	(822)
Valuation allowance	3,002

Pro forma illustrative redemption scenario income tax expense	$2,180

Pro forma no redemption scenario income tax expense	$2,603
Pro forma illustrative redemption scenario income tax expense	2,180

Pro forma adjustment to income tax expense (benefit)	$(423)	(d	)

(e)

Represents the elimination of net income attributable to the non-controlling interest. The non-controlling interest represents the Apache Contributor’s ownership in Altus Midstream at closing of the business combination. The non-controlling interest in the no redemption scenario is 70.5% and the non-controlling interest in the illustrative redemption scenario is 75.3%.

(f)

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock subject to conversion, as calculated using the treasury stock method.

KAAC has not included the effect of 250,000,000 shares of Class C Common Stock converted to shares of Class A Common Stock in the calculation of diluted income (loss) per share since the inclusion would be antidilutive.

4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2017 (in thousands, except share and per share data)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 reflects the following adjustments assuming the Transactions occurred on January 1, 2017.

(a)	Represents KAAC audited historical condensed statement of operations for the year ended December 31, 2017.

(b)	Represents Alpine High Midstream audited historical combined statement of operations for the year ended December 31, 2017.

(c)	Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

(d)

To record statutory income taxes at the federal corporate rate of 35% for pro forma financial presentation purposes. The computed income tax benefit is adjusted for (1) the non-taxable income attributable to the non-controlling interest, (2) valuation allowance against deferred tax assets and (3) a remeasurement of deferred tax assets due to the decrease in the federal corporate tax rate from 35% to 21% as a result of the TCJA.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss of Alpine High Midstream. Such objective evidence limits the ability to consider other subjective evidence such as Alpine High Midstream’s projections for future growth. On the basis of this evaluation, a valuation allowance of $2,428 and $2,034 was estimated for the period under a no redemption and illustrative redemption scenario, respectively.

On December 22, 2017, the TCJA was signed into law. Under the TCJA, the United States corporate income tax rate was reduced from 35% to 21% effective January 1, 2018. As a result of the decrease in the corporate income tax rate, the net deferred tax asset was remeasured using a 21% rate which resulted in a $547 and $459 deferred tax expense for the period under a no redemption and illustrative redemption scenario, respectively.

Assuming no redemption
Loss before income taxes	$(13,272)
Less: loss attributable to non-controlling interest	9,362

Loss before income taxes attributable to holders of Class A Common Stock	(3,910)

Computed federal income tax benefit at 35%	(1,369)
Valuation allowance	2,428
Change in corporate tax rate to 21%	547

Pro forma no redemption scenario income tax expense	$1,606

Combined income tax expense	$7,737
Pro forma no redemption scenario income tax expense	1,606

Pro forma adjustment to income tax expense (benefit)	$(6,131)	(d	)

Assuming illustrative redemption
Loss before income taxes	$(13,272)
Less: loss attributable to non-controlling interest	9,997

Loss before income taxes attributable to holders of Class A Common Stock	(3,275)

Computed federal income tax benefit at 35%	(1,147)
Valuation allowance	2,034
Change in corporate tax rate to 21%	459

Pro forma illustrative redemption scenario income tax expense	$1,346

Pro forma no redemption scenario income tax expense	$1,606
Pro forma illustrative redemption scenario income tax expense	1,346

Pro forma adjustment to income tax expense (benefit)	$(260)	(d	)

(e)

Represents the elimination of net income attributable to the non-controlling interest. The non-controlling interest represents the Apache Contributor’s ownership in Altus Midstream at the closing of the business combination. The non-controlling interest in the no redemption scenario is 70.5% and the non-controlling interest in the illustrative redemption scenario is 75.3%.

(f)

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock subject to conversion, as calculated using the treasury stock method.

KAAC has not included the effect of 250,000,000 shares of Class C Common Stock converted to shares of Class A Common Stock in the calculation of diluted income (loss) per share since the inclusion would be antidilutive.

CAPITALIZATION

The following table sets forth:

•	the capitalization of KAAC on an unaudited, historical basis as of June 30, 2018; and

•

the capitalization of KAAC on a pro forma basis as of June 30, 2018, after giving effect to the business combination and assuming that (i) no shares of Class A Common Stock are redeemed, and (ii) 22,490,308 shares of Class A Common Stock are redeemed.

For more information, please refer to the historical financial statements of KAAC and Alpine High Midstream and the related notes included elsewhere in this proxy statement, as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	(unaudited, in thousands)
	Historical, June 30, 2018	Pro Forma
	KAAC	Assuming No Redemption	Assuming Illustrative Redemption
Assets:
Cash	$49	$923,287	$696,360

Investment held in Trust Account	$380,712	$—	$—

Debt / long-term liabilities:
Deferred underwriting compensation	13,206	—	—

Total debt / long-term liabilities	$13,206	$—	$—
Class A Common Stock subject to redemption	361,567	—	—
Stockholders’ equity:
Class A Common Stock	—	10	8
Class B Common Stock	1	—	—
Class C Common Stock	—	25	25
Additional paid-in capital	3,891	568,442	424,511
Retained earnings (accumulated deficit)	1,108	(30,001)	(29,445)

Total stockholders’ equity	366,567	538,476	395,099

Non-controlling interest	—	1,289,464	1,205,914

Total equity	366,567	1,827,940	1,601,013

Total capitalization	$379,773	$1,827,940	$1,601,013

SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF KAAC STOCKHOLDERS

General

KAAC is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on                 , 2018, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about                 , 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held at                 , local time, on                 , 2018, at                , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on                 , 2018, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                  shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which                  are public shares and 9,433,028 are founder shares held by the Sponsor and our independent directors.

Vote of the Sponsor, Directors and Officers of KAAC

In connection with our IPO, KAAC entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Class A Common Stock or Class B Common Stock owned by them in favor of the Business Combination Proposal.

Our Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the business combination. The founder shares held by the Sponsor have no redemption rights upon KAAC’s liquidation and will be worthless if no business combination is effected by us by April 4, 2019. However, our Sponsor is entitled to redemption rights upon our liquidation with respect to any shares of Class A Common Stock it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of KAAC stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. Approval of the Charter Proposals require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class. Approval of the election of the director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Cumulative voting is not permitted in the election of directors. Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will have no effect on the outcome of any vote on the Business Combination Proposal, NASDAQ Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposals.

The closing of the business combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal at the special meeting. Neither the Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to KAAC Stockholders

After careful consideration, the KAAC board of directors recommends that KAAC stockholders vote “FOR” each Proposal being submitted to a vote of the KAAC stockholders at the special meeting.

For a more complete description of KAAC’s reasons for the approval of the business combination and the recommendation of the KAAC board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—KAAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

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You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the NASDAQ Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal.

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You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify KAAC’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect: (203) 658-9400).

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest but net of franchise and income taxes payable, calculated as of two business days prior to the closing of the business combination. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the closing of the business combination, including interest but net of franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million, the estimated per share redemption price would have been approximately $10.09.

In order to exercise your redemption rights, you must:

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if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

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prior to 5:00 p.m., Eastern Time, on                , 2018 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to American Stock Transfer & Trust Company, our transfer agent, to the attention of Client Support at 6201 15th Avenue, Brooklyn, New York 11219, or by email at admin42@astfinancial.com; and

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deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is KAAC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, KAAC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the business combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of KAAC must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units to American Stock Transfer & Trust Company with written instructions to separate such units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock and Class B Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. KAAC cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, any future growth of KAAC following the business combination. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by April 4, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Class A Common Stock or Class B Common Stock in connection with the business combination.

Proxy Solicitation Costs

KAAC is soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. KAAC and its directors, officers and employees may also solicit proxies in person. KAAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. KAAC will bear the cost of the solicitation.

KAAC has hired Morrow Sodali to assist in the proxy solicitation process. KAAC will pay that firm a fee of $30,000, plus reimbursements for expenses. KAAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. KAAC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Contribution Agreement and the transactions contemplated thereby (the “business combination”). Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Contribution Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Contribution Agreement” below for additional information and a summary of certain terms of the Contribution Agreement. You are urged to read carefully the Contribution Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class B Common Stock that are voted at the special meeting, voting as a single class.

The Contribution Agreement

This subsection of the proxy statement describes the material provisions of the Contribution Agreement, but does not purport to describe all of the terms of the Contribution Agreement. The following summary is qualified in its entirety by reference to the complete text of the Contribution Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Contribution Agreement in its entirety because it is the primary legal document that governs the business combination.

The Contribution Agreement contains warranties and covenants that the parties made to each other as of the date of the Contribution Agreement or other specific dates. The assertions embodied in those warranties and covenants were made and will be made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Contribution Agreement. The warranties and covenants in the Contribution Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Contribution Agreement; Consideration

On August 8, 2018, we entered into the Contribution Agreement with Altus Midstream, the Apache Contributor and the Alpine High Entities, pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor 100% of the equity interests in each of the Alpine High Entities and the Options, subject to the terms and conditions set forth therein. In addition, pursuant to the Purchase Rights and Restrictive Covenant Agreement to be entered into between KAAC and Apache at the closing of the business combination, Apache will, among other things, assign to us the Additional Option.

In exchange for the equity interests in each of the Alpine High Entities and the Options, the Apache Contributor will receive the following consideration:

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equity consideration, consisting of: (a) 250,000,000 Common Units, (b) 1,862,606 newly-issued shares of Class A Common Stock and (c) a number of newly-issued shares of Class A Common Stock equal to the product of (i) the number of public shares of Class A Common Stock redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6% (provided that such number of shares of Class A Common Stock will not be less than 0 or greater than 5,450,422) (the number of shares referred to in this clause (c), the “Assigned Shares”), with such amounts of Class A Common Stock set forth in clauses (b) and (c) corresponding to certain forfeitures of founder shares by our Sponsor;

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because the closing of the business combination is expected to occur after September 30, 2018, cash consideration in an amount equal to the capital expenditures incurred by or on behalf of the Alpine High Entities from and including October 1, 2018 through and including the Closing Date;

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3,182,140 Contribution Warrants exercisable for shares of Class A Common Stock, with such amount of Contribution Warrants corresponding to certain forfeitures of private placement warrants by our Sponsor;

•	the right to receive earn-out consideration of up to 37,500,000 shares of Class A Common Stock as follows:

Number of Shares of Class A Common Stock to be Received	Condition to be Satisfied
12,500,000 shares	if, during the calendar year 2021, the aggregate gathered gas from an area of dedication in Reeves, Pecos, Culberson and Jeff Davis Counties in Texas that is assessed a low pressure gathering fee pursuant to that certain Amended and Restated Gas Gathering Agreement, dated August 8, 2018, between Apache and Alpine High Gathering is equal to or greater than 574,380 million cubic feet

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 for any 20 trading days within such 30-trading-day period

12,500,000 shares	if the per share closing price of the Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 for any 20 trading days within such 30-trading-day period

In addition to the above, at the closing of the business combination, we will contribute to Altus Midstream cash in an amount equal to the Available Funds (as defined below), in exchange for the issuance by Altus Midstream to KAAC of (a) a number of Common Units equal to the number of shares of Class A Common Stock outstanding following the consummation of the Transactions and (b) a number of Altus Midstream Warrants equal to the number of KAAC warrants outstanding following the consummation of the Transactions. “Available Funds” means (i) the amount of funds from the trust account (the “Trust Account”) that holds the proceeds (including interest but net of franchise and income taxes payable) from our IPO and the concurrent issuance of private placement warrants to our Sponsor, plus (ii) the proceeds of the Private Placement (as defined below), minus (iii) the amount to be paid to our public stockholders who timely exercise and do not waive their right to have their public shares redeemed for cash at the closing of the business combination, minus (iv) certain amounts payable by us and our subsidiaries in respect of all out-of-pocket costs, fees and expenses incurred by or on our or our subsidiaries’ behalf, other than the financing fees described in clause (v) below (including deferred underwriting commissions payable by us to the underwriters in our IPO and all costs, fees and expenses related to pursuing a business combination) (the “KAAC Fees”), minus (v) approximately $3.8 million of fees related to the Private Placement and all out-of-pocket costs, fees, and expenses incurred by the Apache Contributor or its affiliates related to marketing the Transactions that will not otherwise be subject to the COMA (as defined below), plus any amounts payable by KAAC or any of its subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of them related to obtaining a new credit facility prior to the Closing Date.

We will also issue an aggregate of 250,000,000 shares of our Class C Common Stock to the Apache Contributor. Further, in connection with the closing of the business combination, our Sponsor will forfeit to us: (a) 1,862,606 founder shares; (b) a number of founder shares equal to the number of Assigned Shares; and (c) 3,182,140 private placement warrants. In connection with our Sponsor’s forfeiture of founder shares and private placement warrants, we will issue to the Apache Contributor a corresponding number of shares of Class A Common Stock and warrants, respectively.

We have agreed to provide our stockholders with the right to redeem shares of Class A Common Stock in conjunction with a stockholder vote on the business combination. We have further agreed (i) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Contribution Agreement and (ii) extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the SEC or NASDAQ. Please see “—Redemption Rights” below.

Closing of the Business Combination

The closing of the business combination will take place at 10:00 a.m., Houston, Texas time, on a date that is three business days after the satisfaction or (to the extent permitted by applicable law) waiver in accordance with the Contribution Agreement of all of the conditions set forth therein (other than any conditions which by their nature cannot be satisfied until after the Closing Date, which will be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the Contribution Agreement on the Closing Date) or on such other date and at such other time as we and the Apache Contributor may agree in writing.

Material Adverse Effect

Under the Contribution Agreement, certain warranties of the Apache Contributor, Altus Midstream and KAAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such warranties has occurred.

Pursuant to the Contribution Agreement, a “Material Adverse Effect,” with respect to the Apache Contributor and the Alpine High Entities, means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Alpine High Entities, taken as a whole, or (ii) prevents, materially delays, or materially impairs the ability of Apache Contributor or any Alpine High Entity to perform their obligations under the Contribution Agreement or to consummate the transactions contemplated by the Contribution Agreement; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the following shall not be deemed to constitute a Material Adverse Effect: (a) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids, or other hydrocarbon products, or the demand for related transportation, processing, or storage services or conditions generally affecting the oil and gas industry); (b) changes, events, effects, or developments generally applicable to the onshore oil and gas industry in Texas; (c) changes in law or accounting rules (including GAAP); (d) changes in financial, credit, currency, banking, or securities markets in general (including the failure of any financial institution), including any disruption thereof and any decline in the price of any security or any market index, or any change in prevailing interest rates, monetary policy, or inflation; (e) acts of God, including earthquakes, fires, tornadoes, flooding, and other natural disasters or man-made disasters; (f) local, regional, national, or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (g) any failure by the Alpine High Entities to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (h) any matter of which KAAC was aware on the effective date of the Contribution Agreement, including matters set forth in the Data Room (as defined in the Contribution Agreement) the effect or scope of which is reasonably apparent from materials made available in the Data Room; (i) the effects on the Alpine High Entities’ business arising from departures of personnel providing services to the Alpine High Entities, whether such departures result from the announcement of the transactions contemplated by the Contribution Agreement or otherwise; and (j) the announcement of the transactions contemplated by the Contribution Agreement and the taking of any actions contemplated by the Contribution Agreement. Under the Contribution Agreement, the determination of whether there has been a

Material Adverse Effect will be made after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments received or receivable by the Alpine High Entities that, in either case, could reasonably be expected to be payable to the Alpine High Entities as a result of the adverse change, circumstance, development, state of facts, effect, or condition subject to such determination. Further, a “Material Adverse Effect,” with respect to KAAC, means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of KAAC and its subsidiaries, taken as a whole or (b) prevents, materially delays, or materially impairs the ability of KAAC or Altus Midstream to perform its obligations under the Contribution Agreement or to consummate any of the transactions contemplated thereby; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the redemption right of the public stockholders will shall not be deemed to constitute a Material Adverse Effect with respect to KAAC.

Conditions to Closing of the Business Combination

Conditions to Our Obligations to Consummate the Business Combination. Our obligations to consummate the business combination are subject to the satisfaction at or prior to the closing of the following conditions, any or all of which may be waived exclusively by KAAC, in whole or in part, to the extent permitted by applicable law:

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the warranties of the Apache Contributor set forth in the Contribution Agreement must be true and correct in all respects as of the date of the Contribution Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such warranties (other than the Apache Contributor’s fundamental warranties) to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) would not have a Material Adverse Effect;

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the Apache Contributor must have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by the Apache Contributor under the Contribution Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Alpine High Entities, taken as a whole;

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there shall not be any law or order of any governmental entity having jurisdiction (except for any such order issued in connection with a proceeding instituted by the Apache Contributor or its affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Contribution Agreement; and

•	KAAC stockholder approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal must have been obtained.

Conditions to the Apache Contributor’s Obligations to Consummate the Business Combination. The obligations of the Apache Contributor to consummate the business combination are subject to the satisfaction at or prior to the closing of the following additional conditions, any or all of which may be waived exclusively by the Apache Contributor, in whole or in part, to the extent permitted by applicable law:

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the warranties of KAAC set forth in the Contribution Agreement must be true and correct in all respects as of the date of the Contribution Agreement and as of the Closing Date, as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such warranties (other than KAAC’s fundamental warranties) to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) would not have a Material Adverse Effect;

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KAAC must have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by KAAC under the Contribution Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of KAAC or Altus Midstream to consummate any of the transactions contemplated by the Contribution Agreement;

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there shall not be any law or order of any governmental entity having jurisdiction (except for any such order issued in connection with a proceeding instituted by KAAC or its affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the Contribution Agreement;

•	KAAC stockholder approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal must have been obtained;

•	KAAC must have at least $475,000,000 of Available Funds; and

•	KAAC shall have provided the Apache Contributor with a schedule of the KAAC Fees through and including the closing of the business combination and the KAAC Fees shall not have exceeded $30,000,000.

Warranties

The Contribution Agreement contains customary warranties by the parties, including the following warranties by the Apache Contributor: organization; authority; no conflicts, consents and approvals; absence of certain changes; compliance with applicable laws; legal proceeds and orders; brokerage fees; taxes; accuracy of information supplied; nature of investment; permits; title to properties; real property; material agreements; employee matters; environmental matters; intellectual property; insurance; no prior dedications; and preparation of schedules. Additionally, KAAC made customary warranties relating to: organization; authority; no conflicts, consents and approvals; absence of certain changes; compliance with applicable laws; legal proceeds and orders; brokerage fees; taxes; accuracy of information supplied; nature of investment; KAAC’s capital structure; KAAC’s SEC documents; the Trust Account; NASDAQ listing; independent investigation; non-reliance; and nature of warranties.

Covenants of the Parties

Covenants of the Apache Contributor and the Alpine High Entities

The Apache Contributor and the Alpine High Entities made certain covenants under the Contribution Agreement, including, among others, the following:

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Subject to certain exceptions, the Apache Contributor agrees that, from the execution date of the Contribution Agreement until the Closing Date (the “Interim Period”), it will cause each of the Alpine High Entities to (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) preserve, maintain, and protect its material assets, and (iii) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

•	Subject to certain exceptions, during the Interim Period, the Apache Contributor will not:

•	create any encumbrance (other than certain permitted encumbrances or any encumbrance that will be released at or prior to the closing) against any of the equity interests in the Alpine High Entities;

•	sell, transfer, convey, or otherwise dispose of any of the equity interests in the Alpine High Entities or any asset with a fair market value of greater than $15,000,000; or

•	agree or commit to do any of the foregoing.

•	Subject to certain exceptions, during the Interim Period, the Alpine High Entities will not, and the Apache Contributor will cause the Alpine High Entities not to:

•	amend or propose to amend their organizational documents;

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(A) authorize, propose to offer, issue, sell, grant, or deliver any of their equity interests, (B) amend in any material respect any of the terms of any of their outstanding securities or (C) authorize or propose to offer, issue, sell, grant, or deliver, any equity interest in any of the Alpine High Entities;

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(A) split, combine, or reclassify any of their equity interests, (B) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any of their outstanding equity interests, (C) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of their equity interests, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

•	except in the ordinary course of business, create, incur, guarantee, or assume any debt or otherwise become liable or responsible for the obligations of any other person;

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other than in connection with the Options or the New Gas Pipeline Option (as defined below), (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances, or capital contributions to, or investments in, any person;

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change in any material respect any of the financial accounting principles, practices, or methods used by any of the Alpine High Entities, except for any change required by reason of a concurrent change in GAAP;

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(A) make or change any material tax election, (B) settle or compromise any claim, notice, audit, report, assessment or proceeding in respect of material taxes, or (C) enter into material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of taxes (other than any customary tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to tax);

•	enter into, amend in any material respect, or terminate (A) any affiliate contract, (B) the Gas Gathering Agreement (as defined below), or (C) the Gas Processing Agreement (as defined below); or

•	agree or commit to do any of the foregoing.

•

During the Interim Period, the Apache Contributor and the Alpine High Entities will provide KAAC and its representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all assets, books and records, contracts, documents, officers, employees (if any), agents, legal advisors, and accountants of the Alpine High Entities, and the Apache Contributor and the Alpine High Entities will furnish reasonably promptly to KAAC and its representatives such information concerning the Alpine High Entities and their assets, business, books and records, contracts, and personnel as may be reasonably requested, from time to time, by or on behalf of KAAC.

•

The Apache Contributor and the Alpine High Entities will use their respective commercially reasonable efforts to provide KAAC with all information concerning the Apache Contributor, the Alpine High Entities and the management, operations, and financial condition of the Alpine High Entities, in each case, required to be included in this proxy statement or such other filings, including the required financial statements of the Alpine High Entities prepared in accordance with Regulation S-X under the rules and regulations of the SEC and a related consent from their independent public accountants.

•

From the execution date of the Contribution Agreement until the earlier of the closing or the termination of the Contribution Agreement, the Apache Contributor and the Alpine High Entities will not, and will cause their respective affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other person any information with respect to, any proposal from any person relating to an acquisition of any equity interests in the Alpine High Entities or all or substantially all of their assets. The Apache Contributor and the Alpine High Entities will, and will cause their respective affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any person (other than KAAC and its affiliates) with respect to any of the foregoing.

Covenants of KAAC

KAAC made certain covenants under the Contribution Agreement, including, among others, the following:

•	Subject to certain exceptions, during the Interim Period, KAAC will not, and KAAC will cause its affiliates not to:

•	amend or propose to amend its or any of its subsidiaries’ organizational documents or the trust agreement or any other agreement related to the Trust Account;

•

(A) offer, issue, sell, grant, or deliver any equity interests in KAAC or any of its subsidiaries, (B) amend in any material respect any of the terms of any equity interests of KAAC or any of its subsidiaries outstanding as of the execution date of the Contribution Agreement or (C) authorize or propose to offer, issue, sell, grant, or deliver any equity interests in KAAC or any of its subsidiaries;

•

(A) split, combine, or reclassify any equity interests in KAAC, (B) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding equity interests in KAAC, (C) except for any repurchase of any public shares in connection with the business combination, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any equity interests in KAAC, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of KAAC or any of its subsidiaries;

•	create, incur, guarantee, or assume any debt or otherwise become liable or responsible for the obligations of any other person;

•

(A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (C) make any loans, advances, or capital contributions to, or investments in, any person; or

•	agree or commit to do any of the foregoing.

•

From the execution date of the Contribution Agreement until the earlier of the closing or the termination of the Contribution Agreement, KAAC will not, and will cause its affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other person any information with respect to, any proposal from any person relating to an initial business combination. KAAC will, and will cause its affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any person (other than the Apache Contributor and its affiliates) with respect to an initial business combination.

•

Within 60 days following the closing of the business combination, KAAC will cause the Alpine High Entities to cease using the word “Apache” and any word or expression similar thereto or constituting an abbreviation, derivation, or extension thereof (“Contributor’s Marks”), including eliminating Contributor’s Marks from any leased real property and the assets of the Alpine High Entities and disposing of any unused stationery and literature of the Alpine High Entities bearing Contributor’s Marks. Thereafter, except as permitted under the License Agreement (as defined below), KAAC will not, and will cause its affiliates not to, use Contributor’s Marks or any other logos, trademarks, or trade names belonging to the Apache Contributor or any of its affiliates.

Mutual Covenants

Each party thereto made certain mutual covenants under the Contribution Agreement, including, among others, the following:

•

Each of the parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Transactions.

•

The parties will cooperate in the defense or settlement of any proceeding relating to the Transactions that is brought or threatened in writing against any of the parties or their respective affiliates, directors or officers.

•	The parties will cooperate as and to the extent reasonably requested by the other parties, in connection with the filing of tax returns and any audit or other proceeding with respect to taxes.

Survival of Warranties and Covenants

Except for certain covenants to be performed following the closing, the warranties and covenants of the parties contained in the Contribution Agreement will not survive the closing.

Release of Claims

KAAC. From and after the closing, KAAC waives, acquits and releases, on behalf of itself and any past, present, or future affiliate (including, following the closing, the Alpine High Entities) and its and their respective past, present, or future representatives (collectively, their respective “KAAC Related Persons”), to the fullest extent permitted by law, any and all proceedings, causes of action, damages, judgments, liabilities and rights against the Apache Contributor and any past, present, or future affiliate of the Apache Contributor and its and their respective past, present, or future representatives (collectively, their respective “Contributor Related Persons”), that the KAAC Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the closing, in each case, relating to the ownership by the Apache Contributor of the Alpine High Entities or the business of the Apache Contributor or the Alpine High Entities, whether in law or in equity and whether based on contract, tort, strict liability, other laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache or any of its affiliates (other than the Apache Contributor or any of the Alpine High Entities), on the one hand, and the Apache Contributor or any of the Alpine High Entities, on the other hand, that exist prior to and on closing and continue from and after closing (the “KAAC Released Claims”). From and after closing, KAAC agrees not to, and to cause the KAAC Related Persons not to, assert any proceeding against the Apache Contributor or any of the Contributor Related Persons with respect to the KAAC Released Claims.

Apache Contributor. From and after closing, the Apache Contributor waives, acquits, forever discharges and releases, on behalf of itself and any Contributor Related Person, to the fullest extent permitted by law, any and all proceedings, causes of action, damages, judgments, liabilities and rights against any KAAC Related Person that the Contributor Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the closing, in each case, relating to the business of KAAC or the Alpine High Entities, whether in law or in equity and whether based on contract, tort, strict liability, other laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache or any of its affiliates (other than the Apache Contributor or any of the Alpine High Entities), on the one hand, and the Apache Contributor or any of the Alpine High Entities, on the other hand, that exist prior to and on closing and continue from and after closing (the “Contributor Released Claims”). From and after closing, the Apache Contributor agrees not to, and to cause the Contributor Related Persons not to, assert any proceeding against KAAC or any of the KAAC Related Persons with respect to the Contributor Released Claims.

Termination

The Contribution Agreement may be terminated prior to the closing of the business combination, as follows:

•	by mutual written consent of KAAC and the Apache Contributor;

•	by either KAAC or the Apache Contributor:

•

in the event that any law or final order of any governmental entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the equity interests in the Alpine High Entities; or

•

if the closing of the business combination has not occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that KAAC and the Apache Contributor shall not be entitled to terminate the Contribution Agreement under this clause if KAAC or Altus Midstream (in the case of any termination by KAAC) or the Apache Contributor or any of the Alpine High Entities (in the case of any termination by the Apache Contributor), respectively, has breached any of its warranties or covenants set forth in the Contribution Agreement, and such breach resulted in the failure of the closing to occur by the Outside Date;

•

by the Apache Contributor if (i) KAAC has breached any of its warranties, covenants, or agreements under the Contribution Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in the Contribution Agreement and (ii) such breach is not capable of being cured by the Outside Date; provided, however, that the Apache Contributor will not be entitled to terminate the Contribution Agreement under this clause if the Apache Contributor is then in breach of any of its warranties or covenants set forth in the Contribution Agreement, and such breach would or does, assuming the closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in the Contribution Agreement; and

•

by KAAC if (i) the Apache Contributor has breached its warranties, covenants, or agreements under the Contribution Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in the Contribution Agreement and (ii) such breach is not capable of being cured by the Outside Date; provided, however, that KAAC will not be entitled to terminate the Contribution Agreement under this clause if KAAC is then in breach of any of its warranties or covenants set forth in the Contribution Agreement, and such breach would or does, assuming the closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in the Contribution Agreement.

Amendments

The Contribution Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Contribution Agreement at the closing of the business combination, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Second Amended and Restated Charter

Pursuant to the terms of the Contribution Agreement, upon the closing of the business combination, we will amend and restate our Charter (as so amended and restated, the “Second A&R Charter”) to, among other things, (a) create a new class of capital stock, the Class C Common Stock, to be issued to the Apache Contributor, (b) declassify our board of directors upon the closing of the business combination and (c) provide for certain provisions described below relating to the capital structure of KAAC upon the closing of the business combination.

Description of Class C Common Stock. Our Class C Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. We are establishing the Class C Common Stock to provide the Apache Contributor with a voting interest in KAAC (attributable only to those shares of Class C Common Stock and not to any shares of Class A Common Stock received by the Apache Contributor at the closing of the business combination) equal to the economic interest that the Apache Contributor will have in Altus Midstream as a result of the issuance of Common Units to the Apache Contributor at the closing of the business combination. Shares of Class C Common Stock may be issued only to the Apache Contributor, its successors and assigns, as well as any permitted transferees. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than KAAC) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. Holders of our Class C Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Second A&R Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from KAAC and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

The Apache Contributor will generally have the right to cause Altus Midstream to redeem all or a portion of the Apache Contributor’s Common Units in exchange for shares of our Class A Common Stock or, at Altus Midstream’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by the Apache Contributor, a corresponding number of shares of Class C Common Stock will be cancelled.

Authorized Share Amendments. The Second A&R Charter will (i) increase the number of authorized shares of our Class A Common Stock from 200,000,000 shares to 1,500,000,000 shares and (ii) increase the number of authorized shares of preferred stock, par value $0.0001 per share, from 1,000,000 shares to 50,000,000 shares.

Additional Amendments. Our Second A&R Charter will also eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the closing of the business combination.

Please also see “Proposal No. 2—The Class C Charter Proposal,” “Proposal No. 3—The Authorized Class A Share Charter Proposal,” Proposal No. 4—The Authorized Preferred Share Charter Proposal,” “Proposal No. 5—The Board Declassification Proposal” and “Proposal No. 6—The Additional Charter Proposal.”

Stockholders Agreement

We will enter into a Stockholders Agreement with the Apache Contributor and our Sponsor (the “Stockholders Agreement”) to set forth certain corporate governance rights of the Apache Contributor and our Sponsor. Under the Stockholders Agreement, our Sponsor will be entitled to nominate two directors to the board of directors of KAAC until the earlier of the time that our Sponsor and its affiliates own less than 1% of the outstanding voting common stock of KAAC or the second anniversary of the date of the Stockholders Agreement. Additionally, the Apache Contributor will be entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
20% or more but less than 30%	4
10% or more but less than 20%	3
5% or more but less than 10%	2
1% or more but less than 5%	1

For so long as our Sponsor is entitled to nominate directors as provided above and the Apache Contributor and its affiliates own 50% or more of our outstanding voting common stock, at least one of the directors nominated by the Apache Contributor will be an “independent director” in accordance with NASDAQ listing rules. Further, we have agreed to include at least one director nominated by the Apache Contributor on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules.

The Stockholders Agreement will terminate automatically upon (i) the dissolution of KAAC, (ii) with respect to the Apache Contributor, the time when the Apache Contributor and its affiliates cease to own at least 1% of our outstanding voting common stock, and (iii) with respect to our Sponsor, upon the earlier of (A) the time when our Sponsor and its affiliates cease to own at least 1% of our outstanding voting common stock and (B) the second anniversary of the date of the Stockholders Agreement.

Amended and Restated Agreement of Limited Partnership of Altus Midstream

Following the closing of the business combination, we will operate our business through Altus Midstream and its subsidiaries, including Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, Alpine High NGL and Alpine High GP.

At the closing of the business combination, we, Altus Midstream GP and the Apache Contributor will enter into the Amended and Restated Agreement of Limited Partnership of Altus Midstream (the “Altus Midstream LPA”), which will set forth, among other things, the rights and obligations of the general partner and limited partners of Altus Midstream.

General Partner. Under the Altus Midstream LPA, Altus Midstream GP, a wholly owned subsidiary of KAAC, will be the sole general partner of Altus Midstream. As the sole general partner, Altus Midstream GP will be able to control all of the day-to-day business affairs and decision-making of Altus Midstream without the approval of any other partner, unless otherwise stated in the Altus Midstream LPA. For example, Altus Midstream GP cannot take any action that would result in the failure of Altus Midstream to be taxable as a partnership for U.S. federal income tax purposes without the approval of the other partners. As such, Altus Midstream GP, through its officers and directors, will be responsible for all operational and administrative decisions of Altus Midstream and the day-to-day management of Altus Midstream’s business. Pursuant to the terms of the Altus Midstream LPA, Altus Midstream GP cannot be removed as the general partner of Altus Midstream except by its election and, subject to limited exceptions, may not transfer or assign its general partner interest.

Compensation; Reimbursement. Altus Midstream GP will not be entitled to compensation for its services as general partner. Both KAAC and Altus Midstream GP will be entitled to reimbursement by Altus Midstream for any reasonable out-of-pocket expenses incurred on behalf of Altus Midstream, including all of our fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining our corporate existence.

Distributions. The Altus Midstream LPA will allow for distributions to be made by Altus Midstream to its limited partners on a pro rata basis out of “available cash.” “Available cash” is defined in the Altus Midstream LPA as the amount of cash and cash equivalents that Altus Midstream GP determines is available for distribution, taking into account all debts, liabilities, and obligations of Altus Midstream and any reserves for any expenditures, working capital needs, or other capital requirements or contingencies, all as reasonably determined by Altus Midstream GP and any restrictions on distributions contained in any agreement to which Altus Midstream is bound. We expect Altus Midstream may make distributions out of available cash periodically to the extent permitted by the debt agreements and other obligations of Altus Midstream and necessary to enable us to cover our operating expenses and other obligations, as well as to make dividend payments, if any, to the holders of our Class A Common Stock. In addition, the Altus Midstream LPA generally will require Altus Midstream GP to (i) make pro rata distributions to its limited partners, including us, on a quarterly basis in an amount at least sufficient to allow us to pay our taxes and (ii) make tax advances to its limited partners, other than us, in certain circumstances.

The Altus Midstream Unit Redemption Right. The Altus Midstream LPA provides a redemption right to each limited partner of Altus Midstream (other than us) which entitles it to cause Altus Midstream to redeem, from time to time on or after the date that is 180 days after the Closing Date, all or a portion of their Common Units for, at Altus Midstream’s option, newly-issued shares of our Class A Common Stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A Common Stock for the five trading days prior to the date the redeeming limited partner delivers a notice of redemption for each Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of a “reclassification event” (as defined in the Altus Midstream LPA), Altus Midstream GP is to ensure that each Common Unit is redeemable for the same amount and type of property, securities or cash that a share of Class A Common Stock becomes exchangeable for or converted into as a result of such “reclassification event.” Upon the exercise of the redemption right, the redeeming limited partner will surrender its Common Units to Altus Midstream for cancellation. The Altus Midstream LPA requires that we contribute cash or shares of our Class A Common Stock to Altus Midstream in exchange for a number of Common Units in Altus Midstream equal to the number of Common Units to be redeemed from the redeeming limited partner. Altus Midstream will then distribute such cash or shares of our Class A Common Stock to such redeeming limited partner to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A Common Stock for such Common Units in lieu of such a redemption. Upon the redemption or exchange of Common Units held by a redeeming limited partner, a corresponding number of shares of Class C Common Stock held by such redeeming limited partner will be cancelled.

Maintenance of One-to-One Ratios. The Altus Midstream LPA will include provisions intended to ensure that we at all times maintain a one-to-one ratio between (a) the number of outstanding shares of Class A Common Stock and the number of Common Units owned by KAAC (subject to certain exceptions for certain rights to purchase KAAC equity securities under a “poison pill” or similar stockholder rights plan, if any, certain convertible or exchangeable securities issued under KAAC’s equity compensation plans and certain equity securities issued pursuant to KAAC’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) the number of outstanding shares of our Class C Common Stock and the number of Common Units owned by the Apache Contributor.

Transfer Restrictions. The Altus Midstream LPA generally does not permit transfers of Common Units by limited partners, subject to limited exceptions. Any transferee of Common Units must assume, by operation of law or written agreement, all of the obligations of a transferring partner with respect to the transferred units, even if the transferee is not admitted as a partner of Altus Midstream.

Dissolution. The Altus Midstream LPA will provide that the unanimous consent of all partners will be required to voluntarily dissolve Altus Midstream. In addition to a voluntary dissolution, Altus Midstream will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Altus Midstream; (ii) second, to pay debts and liabilities owed to creditors of Altus Midstream; and (iii) third, to the limited partners pro-rata in accordance with their respective percentage ownership interests in Altus Midstream (as determined based on the number of Common Units held by a limited partner relative to the aggregate number of all outstanding Common Units).

Confidentiality. Each partner will agree to maintain the confidentiality of Altus Midstream’s confidential information. This obligation excludes (i) information independently developed by the partners, (ii) information that is in the public domain or otherwise disclosed to a partner, in either such case not in violation of a confidentiality obligation owed to Altus Midstream, (iii) information that is in the possession of a partner at the time of disclosure by Altus Midstream or (iv) disclosures approved by our chief executive officer.

Indemnification and Exculpation. The Altus Midstream LPA provides for indemnification of the partners and officers of Altus Midstream and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, Altus Midstream GP, as the general partner of Altus Midstream, will have the same fiduciary duties to Altus Midstream and its partners as are owed to a corporation organized under Delaware law and its stockholders by its directors.

Amended and Restated Registration Rights Agreement

We will enter into an amended and restated registration rights agreement with our Sponsor, certain holders party thereto (the “Existing Holders”) and the Apache Contributor (as amended and restated, the “Registration Rights Agreement”). Under the Registration Rights Agreement, within 30 calendar days after consummation of the Transactions, we will be required to register for resale (i) shares of Class A Common Stock issuable upon the conversion of our founder shares, (ii) the private placement warrants (and any shares of Class A Common Stock issuable upon the exercise of such private placement warrants), (iii) shares of Class A Common Stock held by any Existing Holders as of the Closing Date, (iv) any equity securities (including the shares of Class A Common Stock issued or issuable upon the exercise of any such equity security) of ours issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to us by an Existing Holder, (v) shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units owned by any holder, in each case in accordance with the terms of the Altus Midstream LPA, (vi) the shares of Class A Common Stock issued to the Apache Contributor in connection with the Transactions, (vii) warrants owned by the Apache Contributor (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrants) and (viii) the shares of Class A Common Stock, if any, issued in connection with the earn-out consideration (collectively, “Registrable Securities”). Based on the foregoing, we will be required to register up to 303,297,309 shares of Class A Common Stock pursuant to the Registration Rights Agreement.

The holders of a majority-in-interest of the Registrable Securities held by the Apache Contributor and any of its permitted transferees (the “Apache Holders”) are entitled to demand that we register the resale of such securities; provided, however, that we will not be required to effect an underwritten offering for any resale of

Registrable Securities on a Registration Statement on Form S-3 unless such underwritten offering is reasonably expected to result in gross proceeds in excess of $10 million.

The Apache Holders will also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective, with respect to any registrable securities held by any Existing Holder, until termination of the applicable lock up period, which occurs (i) in the case of the founder shares, on the earlier of (A) one year after the Closing Date, (B) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date, or (C) subsequent to the closing of the business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the private placement warrants and the shares of Class A Common Stock underlying such warrants, 30 days after the Closing Date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Construction, Operations and Maintenance Agreement

We will enter into a construction, operations and maintenance agreement with Apache (the “COMA”), pursuant to which Apache will provide certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets, as described in the COMA, on behalf of KAAC. Under the COMA, KAAC will pay Apache annual fees of (i) $3,000,000 for the period beginning on the execution of the COMA at the closing of the business combination through December 31, 2019, (ii) $5,000,000 for the period of January 1, 2020 through December 31, 2020, (iii) $7,000,000 for the period of January 1, 2021 through December 31, 2021 and (iv) $9,000,000, as may be increased thereafter until terminated. In addition, Apache may be reimbursed for certain internal costs and third-party costs incurred in connection with its role as service provider under the COMA.

The COMA will become effective upon execution contemporaneously with the closing of the business combination and will continue to be effective until terminated (i) upon the mutual consent of KAAC and Apache, (ii) by either of KAAC and Apache, at its option, upon 30 days’ prior written notice in the event Apache or an affiliate no longer owns a direct or indirect interest in at least 50% of the voting or other equity securities of KAAC, or (iii) by KAAC if Apache fails to perform any of its covenants or obligations due to willful misconduct of any Senior Supervisory Personnel (as defined in the COMA) and such failure has a material adverse financial impact on KAAC.

Purchase Rights and Restrictive Covenants Agreement

We will enter into the Purchase Rights and Restrictive Covenants Agreement with Apache. Under the Purchase Rights and Restrictive Covenants Agreement, until the later of the five-year anniversary of the closing of the business combination and the date on which Apache and its affiliates cease to own a majority of our voting common stock, Apache is obligated to provide us with (i) the first right to pursue any opportunity (including any expansion opportunities) of Apache to acquire or invest, directly or indirectly (including equity investments), in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson and Jeff Davis Counties in Texas, and (ii) a right of first offer on certain retained midstream assets of Apache. Apache will also assign to us the Additional Option.

Warrant Agreement

We will enter into a Warrant Agreement with American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant, that will govern the terms of the warrants to be issued to the

Apache Contributor. The warrants to be issued to the Apache Contributor will have terms substantially similar to our private placement warrants.

Lease Agreement

Altus Midstream will enter into a Lease Agreement (the “Lease Agreement) with Apache relating to the use of certain office buildings, warehouse and storage facilities located in Reeves County, Texas. The term of the Lease Agreement will be four years from the effective date thereof, which we may extend for three additional, consecutive two-year periods upon providing notice to Apache prior to the end of the term then in effect.

License Agreement

Altus Midstream will enter into a license agreement with Apache, pursuant to which Apache will grant Altus Midstream certain limited usage rights with respect to certain intellectual property of Apache.

Subscription Agreements

In connection with our entry into the Contribution Agreement, we entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, in the aggregate, 57,234,023 shares of Class A Common Stock at $10.00 per share, for an aggregate commitment amount of approximately $572 million.

The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements provide that KAAC must file a registration statement registering the resale of the shares of Class A Common Stock issued thereunder within 30 calendar days after consummation of the Transactions. In the event that (i) the registration statement has not been declared effective by the SEC by the earlier of (x) the 90th calendar day (or 120th calendar day if the SEC notifies us that it will “review” the registration statement) following the closing of the business combination and (y) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, due to our failure to use commercially reasonable efforts; (ii) after the registration statement is declared effective by the SEC, (x) the registration statement ceases for any reason to remain continuously effective or (y) a holder is not permitted to utilize the registration statement to resell shares of Class A Common Stock; or (iii) after the date one year following the Closing Date, and only if the registration statement is not effective or available to sell shares of Class A Common Stock, we fail to file with the SEC any required reports under Section 13 or Section 15(d) of the Exchange Act such that we are not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which unaffiliated holders are unable to sell shares of Class A Common Stock without restriction under Rule 144) (each event referred to in clauses (i) through (iii), a “Registration Default” and the date on which such Registration Default occurs, a “Default Date”), then on each Default Date and on each monthly anniversary of each Default Date until the applicable Registration Default is cured, we will pay to each holder an amount in cash, as liquidated damages and not as a penalty, equal to 0.50% of the aggregate purchase price paid by such holder for any shares of Class A Common Stock that may not be disposed by the holder without restriction on the Default Date; provided, however, that in no event will we be required to pay to a holder an aggregate amount that exceeds 5.0% of the aggregate purchase price paid by such holder for any shares of Class A Common Stock that may not be disposed.

The closings under the Subscription Agreements will occur substantially concurrently with the closing of the business combination and are conditioned thereon, as well as on other customary closing conditions. The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) if any of the conditions to the closing are not satisfied or waived on or prior to the closing and (iii) December 31, 2018, if the closing has not occurred by such date.

Option Letter

On August 8, 2018, we entered into a letter agreement with Apache and the Apache Contributor with respect to the GCX Option, the Shin Oak Option, and the EPIC Option (the “Option Letter”). Pursuant to the Option Letter, the Apache Contributor is required to comply in all material respects with the terms and conditions of the agreements governing each of the GCX Option, the Shin Oak Option, and the EPIC Option and use commercially reasonable efforts to preserve the ability of KAAC or its designated subsidiaries to exercise such Options from and after the closing of the business combination. However, nothing in the Option Letter requires the Apache Contributor or Apache to provide, or cause any of their respective affiliates to provide, any guaranty or credit support or to take any actions or incur any expenses not required or set forth in the agreements pertaining to each Option. The Option Letter also imposes certain obligations on Apache with respect to certain commercial agreements associated with such Options as follows:

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GCX Option. To the extent within Apache’s control, Apache is required to use commercially reasonable efforts to not cause the termination of any of the natural gas transportation agreements between Apache and Gulf Coast Express Pipeline LLC; provided that such requirement will not prevent Apache from exercising its termination rights under such natural gas transportation agreements. The GCX Option will terminate automatically upon the termination of any such natural gas transportation agreements.

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Shin Oak Option. It is a condition precedent to the exercise of the Shin Oak Option that (i) the NGL purchase agreement between Apache and Enterprise Products Operating LLC shall not have been terminated and (ii) Apache shall not be in material breach of any provision of such NGL purchase agreement. To the extent within Apache’s control, Apache is required to use commercially reasonable efforts to not cause the failure of such condition precedent or the termination of such NGL purchase agreement.

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EPIC Option. Apache is required (i) to the extent within Apache’s control, to use commercially reasonable efforts to ensure that no event of default has occurred and is continuing to occur under the crude oil transportation agreement between Apache and Epic Crude Pipeline, LP and (ii) to use commercially reasonable efforts to provide an equity commitment letter, if required pursuant to the agreement governing the EPIC Option.

If, as a result of a breach of the obligations of the Apache Contributor or Apache, as applicable, under the Option Letter (or, in the case of the GCX Option, Apache exercising its termination rights under its natural gas transportation agreements with Gulf Coast Express Pipeline LLC):

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we are not able to exercise the GCX Option, or acquire the equity interest in Gulf Coast Express Pipeline, LLC on the same terms and in the same time frame as specified in the GCX Option, then 16,500,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture;

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we are not able to exercise the Shin Oak Option, 18,500,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture; or

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we are not able to exercise the EPIC Option, 5,000,000 of the Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination will be subject to forfeiture.

The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the Option Letter is 40,000,000. Upon any such forfeiture, we will not have any further recourse against Apache or the Apache Contributor in respect of the applicable Option.

The Option Letter will remain in full force with respect to the agreements governing each of the GCX Option, the Shin Oak Option and the EPIC Option until the earlier to occur of (i) the expiration of each such Option and (ii) the termination of the Contribution Agreement in accordance with its terms.

Background of the Business Combination

KAAC is a blank check company that was formed in Delaware on December 12, 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with the Apache Contributor is the result of an extensive search for a potential transaction utilizing the experience of our management team, our board of directors and Kayne Anderson (including their network of industry contacts, investing expertise and operating expertise). The terms of the proposed business combination are the result of extensive arm’s-length negotiations among our management team, our board of directors, representatives of Kayne Anderson and its affiliates and Apache and its affiliates. The following is a description of the background of the negotiations of the Contribution Agreement, business combination and related transactions.

In connection with our IPO, our management team and representatives of Kayne Anderson, in consultation with our board of directors, identified certain investment criteria and guidelines that they believed were important in evaluating prospective target businesses. We believed it advisable to focus on prospective target businesses that we believed:

•	are well positioned to benefit from a recovery in energy industry activity levels and/or increased levels of production from the key domestic shale basins;

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will benefit from the operating expertise, technical expertise, structuring expertise, extensive network, insight and capital markets expertise in the energy industry of our management team, our board of directors and Kayne Anderson;

•	have opportunities to grow through organic growth projects and third-party acquisitions;

•	will be well received by public investors and are expected to have good access to the public capital markets;

•	are engaged in activities that are consistent with Kayne Anderson’s view of macro trends in the energy industry; and

•	are expected to generate attractive risk-adjusted returns for our stockholders.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

Beginning on the closing date of our IPO, we began to search for business combination candidates. As part of the search process, representatives of KAAC and Kayne Anderson contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

Following our IPO, Robert Purgason, our Chief Executive Officer, Kevin McCarthy, the Chairman of our board of directors and co-founder and managing partner of Kayne Anderson’s energy marketable securities business, and representatives of Kayne Anderson, including James Baker, Ron Logan, Eric Javidi and Alan Boswell:

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developed lists of potential midstream acquisition opportunities located in key domestic shale basins, including potential opportunities involving Apache’s Alpine High midstream assets (the “Alpine High midstream assets”), with a particular focus on opportunities located in the Permian Basin and the Anadarko Basin (including the STACK, SCOOP and Merge plays);

•	engaged in discussions with representatives of approximately 45 potential acquisition targets; and

•	considered and conducted analyses of approximately 15 potential acquisition targets.

Apart from the proposed business combination with the Apache Contributor, KAAC conducted due diligence with multiple alternative target opportunities. The decision to ultimately pursue a business combination with the Apache Contributor over the alternative acquisition targets was generally the result of the determination of our management and our board of directors that a business combination with the Apache Contributor was of superior quality and value as compared to the alternative acquisition targets. Factors that were considered in making this determination included the high quality of the Alpine High midstream assets, opportunities for growth, the involvement of Apache, a leading independent exploration and production company with a long operating history, Apache’s focus on developing the Alpine High resource play, and a straightforward capital structure with no leverage at the closing of the business combination.

In early October 2017, representatives of KAAC, representatives of Kayne Anderson and representatives of Apache began discussing the opportunity for a potential transaction involving the Alpine High midstream assets. During the remainder of October 2017 and into November 2017, representatives of KAAC and Kayne Anderson met with representatives of Apache on several occasions to discuss the Alpine High midstream assets, the Alpine High resource play, the viability of a potential transaction, various structuring considerations and the mechanics for completing a business combination with a special purpose acquisition company. These discussions contemplated that KAAC and Apache’s Alpine High midstream business would be combined utilizing an “Up-C” structure. Given that Apache would retain a significant amount of equity in any potential transaction, KAAC believed that an Up-C structure, which would enable Apache to defer recognition of taxable gain on its retained equity, would increase Apache’s interest in a business combination.

On November 8, 2017, to facilitate further discussions about a potential transaction, KAAC and Apache signed a confidentiality agreement.

On November 9, 2017, Messrs. McCarthy, Baker, Logan and Javidi and Terry Hart, our Chief Financial Officer, met with Brian Freed, Senior Vice President of Midstream and Marketing of Apache, Jonathan Greenberg, Manager of Midstream Asset Strategy of Apache, Robert Bourne, Vice President, Business Development – Midstream and Marketing of Apache, and David Mora, Director of Strategic Planning of Apache, at the Houston, Texas offices of Apache. During this meeting, representatives from Kayne Anderson provided an overview of the mechanics for completing a business combination with a special purpose acquisition company and how a potential transaction involving KAAC and the Apache Contributor could be structured. Representatives from Apache provided an overview of the Alpine High midstream assets and financial forecast for the Alpine High midstream business.

On November 17, 2017, we delivered a non-binding indication of interest to Apache with respect to a potential business combination involving KAAC and the Alpine High midstream assets (the “Preliminary Indication of Interest”). The Preliminary Indication of Interest outlined a basic framework for the transaction and how a valuation for the Alpine High midstream assets would be determined. The Preliminary Indication of Interest contemplated that KAAC and Apache’s Alpine High midstream business would be combined utilizing an Up-C structure, consistent with the earlier discussions held with Apache in October 2017 and November 2017. The Preliminary Indication of Interest also contemplated that Apache would be entitled to nominate a majority of our directors following the business combination, and that our management team following the business combination would consist of existing Apache employees.

On November 27, 2017, Messrs. McCarthy, Baker, Purgason, Logan and Javidi met with Messrs. Freed, Bourne, Greenberg and Mora at the Houston, Texas offices of Apache to discuss how a potential transaction involving KAAC and the Alpine High midstream assets could be structured and the mechanics for completing a business combination with a special purpose acquisition company. Also present were Stephen Riney, Executive

Vice President and Chief Financial Officer of Apache, P. Anthony Lannie, Executive Vice President and General Counsel of Apache, Mark Bright, Vice President, Strategic Planning and Risk Management of Apache, Jon Sauer, Senior Vice President, Tax of Apache, and Jim Kimble, the then-Vice President and Treasurer of Apache.

During December 2017, representatives of KAAC and Kayne Anderson held several follow-up discussions with representatives of Apache regarding the proposed transaction.

In early 2018, Apache notified us of its plans to launch a process to explore strategic alternatives for its Alpine High midstream assets. During the first few months of 2018, representatives of KAAC and Kayne Anderson held several discussions with representatives of Apache regarding the process that Apache intended to undertake until it was formally launched by Apache in March 2018 (the “Alpine High Midstream Process”). Apache retained Barclays Capital Inc. (“Barclays”) and Tudor, Pickering, Holt & Co. (“Tudor”) to act as its financial advisors.

During the Alpine High Midstream Process, representatives of KAAC and Kayne Anderson, together with Citigroup Global Markets Inc. (“Citi”), KAAC’s financial advisor, continued to perform due diligence on the Alpine High midstream assets and the Alpine High resource play and to have conversations with representatives of Apache and its financial advisors regarding a potential business combination. Further, as part of the Alpine High Midstream Process, bidders, including KAAC, were provided with a model that contained financial projections for the Alpine High midstream assets. Based on KAAC’s analysis of these projections and our view of how KAAC would be valued in the future based on comparable companies, KAAC believed that a valuation of $2.0 billion was supportable and would generate an attractive rate of return for our stockholders.

On April 20, 2018, KAAC submitted an indication of interest as part of the first round of the Alpine High Midstream Process (the “First Round IOI”), setting forth additional detail regarding the framework of the transaction. The First Round IOI valued the Alpine High midstream assets at $2.0 billion, for which the Apache Contributor would receive Common Units and a corresponding number of shares of Class C Common Stock. The First Round IOI contemplated that the assets to be contributed by the Apache Contributor would include only an option to acquire an equity interest in the Gulf Coast Express pipeline. The First Round IOI also assumed that Kayne Anderson and KAAC could raise an additional $400 million of equity capital in a private placement in order to deliver more cash proceeds to Apache to pre-fund capital expenditures. In determining the mix of consideration between cash and retained equity, KAAC sought to balance Apache’s desire to have as much cash contributed to the business as possible to fund anticipated capital expenditures with its desire to retain as large an ownership percentage as possible. In addition, we considered the execution challenge of raising more than $400 million of equity through a private placement prior to announcing a transaction. Assuming a $400 million private placement and the proceeds in the Trust Account, KAAC believed we could make a $750 million cash contribution (after transaction expenses) to the Alpine High midstream business at the closing of the business combination, which would result in the Apache Contributor owning an approximate 70.4% equity interest in the Alpine High midstream business. The Apache Contributor would also have the ability to earn 20 million shares of Class A Common Stock if certain performance goals were achieved. The First Round IOI also contained proposed terms with respect to the post-business combination operating and commercial relationships between Apache and KAAC, including a proposal that the parties work towards a mutually acceptable right of first refusal to be held by KAAC on Alpine High midstream assets that were not being contributed in connection with the business combination. Further, the First Round IOI contemplated our board of directors consisting of 11 directors, with Apache nominating six to seven directors, our Sponsor nominating one to two directors and the remaining directors being independent. Lastly, the First Round IOI further contemplated that the management team following the business combination would consist of existing Apache employees.

On May 24, 2018, KAAC was provided copies of the Gas Gathering Agreement and Gas Processing Agreement that Apache and Alpine High Gathering and Apache and Alpine High Processing, respectively, originally entered into effective as of May 1, 2018.

On May 14, 2018, as part of the Alpine High Midstream Process, Messrs. McCarthy, Baker, Purgason, Logan and Javidi, together with other representatives of Kayne Anderson and representatives of Citi, attended a management presentation held at the San Antonio, Texas offices of Apache. During the presentation, representatives of Apache provided an overview of the Alpine High resource play and the Alpine High midstream assets and answered questions from representatives of KAAC, Kayne Anderson and Citi. Also present at this management presentation were representatives of Barclays and Tudor.

On May 30, 2018, Messrs. McCarthy, Baker, Purgason, Logan and Javidi attended a dinner in Houston, Texas with Messrs. Freed and Greenberg, David Pursell, Senior Vice President of Planning and Energy Fundamentals of Apache, and Tom Yelich, Vice President – Business Development of Apache. The participants discussed the potential transaction and related structuring considerations, including the mechanics for completing a business combination with a special purpose acquisition company and how the resulting combined company would be received by public investors.

On May 31, 2018, Messrs. McCarthy and Baker met with a representative of Tudor to discuss the Alpine High Midstream Process. During this discussion, Mr. McCarthy indicated that KAAC was currently in discussions with another potential target for a competing transaction and was considering entering into an exclusivity agreement with such target. The competing transaction, which also involved midstream gathering and processing assets in an unconventional resource play, was valued by KAAC at approximately $1.1-$1.3 billion. The competing transaction was contemplated to be structured similarly to the proposed business combination with Apache, but would have involved KAAC assuming a substantial amount of debt and raising equity through a private placement in order to effect the distribution of a substantial amount of cash to the selling parties at the closing of the competing transaction. At this meeting, Messrs. McCarthy and Baker indicated that KAAC was very interested in Apache’s Alpine High midstream assets, but was weighing the merits of both potential transactions and wanted to know how serious Apache was about pursuing a transaction with KAAC. It was agreed that Tudor would provide an update to Apache and provide feedback to KAAC as to the appropriate next steps. Later that day, Mr. McCarthy had a telephone conversation with Mr. Freed. Mr. McCarthy provided a recap of the conversation with Tudor, and Messrs. McCarthy and Freed discussed Apache’s interest in pursuing a transaction with KAAC and the appropriate next steps. As a result of this conversation, KAAC elected not to enter into an exclusivity agreement with the target in the competing transaction and to accelerate the discussion of various terms in the First Round IOI. This determination was primarily based on the views of our management and our board of directors that a business combination with the Apache Contributor was of superior quality and value as compared to a transaction with the other potential target. Factors that were considered in making this determination included the high quality of the Alpine High midstream assets, opportunities for growth, the involvement of Apache, a leading independent exploration and production company with a long operating history, and Apache’s focus on developing the Alpine High resource play.

During the period from May 31, 2018 to June 7, 2018, representatives of KAAC and Kayne Anderson held several discussions with representatives of Apache with respect to due diligence matters, intercompany contracts and the expected capital structure of the Alpine High midstream business following the closing of the business combination.

On June 6, 2018, KAAC delivered to Apache a draft non-binding term sheet for a potential transaction involving the Alpine High midstream assets (the “June 6 Term Sheet”). The June 6 Term Sheet valued the Alpine High midstream assets at $2.5 billion, for which the Apache Contributor would receive Common Units and a corresponding number of shares of Class C Common Stock. The increase in valuation in the June 6 Term Sheet as compared to the First Round IOI was due primarily to options to acquire an equity interest in the EPIC Crude pipeline, the Salt Creek NGL pipeline and the Shin Oak pipeline being added to the assets to be contributed by the Apache Contributor at the closing of the business combination. Consistent with the First Round IOI, the June 6 Term Sheet sought to balance Apache’s desire to have as much cash contributed to the business as possible to fund anticipated capital expenditures with its desire to retain as large an ownership percentage as possible. In addition, we considered the execution challenge of raising more than $400 million of equity through a private placement in determining the mix of consideration between cash and retained equity. Assuming a $780 million cash contribution by KAAC (less transaction expenses) to the Alpine High midstream business as set forth in the June 6 Term Sheet, the Apache Contributor would own an approximately 74.1% equity interest in the Alpine High midstream business at the closing of the business combination. The Apache Contributor would also have the ability to earn 25 million shares of Class A Common Stock if certain performance goals were achieved. The June 6 Term Sheet also contained proposed terms with respect to the post-business combination operating and commercial relationships between Apache and KAAC, including a right of first refusal to be held by KAAC on Alpine High midstream assets that were not being contributed in connection with the business combination.

On June 8, 2018, KAAC delivered to Apache a revised draft of the June 6 Term Sheet (the “June 8 Term Sheet”), primarily reflecting discussions held between representatives of KAAC and Kayne Anderson and representatives of Apache regarding the financing assumptions for the proposed transaction. While the $2.5 billion valuation for the Alpine High midstream assets remained unchanged, the June 8 Term Sheet reduced the amount of cash to be contributed by KAAC to approximately $730 million (less transaction expenses). As a result, the June 8 Term Sheet contemplated that the Apache Contributor would own an approximately 75.3% equity interest in the Alpine High midstream business at the closing of the business combination.

On June 11, 2018, Messrs. McCarthy and Baker attended a dinner in Houston, Texas with John Christmann, Chief Executive Officer and President of Apache, and Messrs. Riney and Freed to discuss the framework of the proposed transaction, the mechanics for completing a business combination with a special purpose acquisition company, the financing plan for the proposed transaction, and how the proposed transaction and resulting combined company would be received by public investors.

During the period between June 12, 2018 and June 27, 2018, representatives of KAAC and Kayne Anderson held several due diligence sessions with representatives of Apache regarding the Alpine High midstream assets and the Alpine High resource play and related operations.

On June 14, 2018, Apache distributed a revised draft of the June 8 Term Sheet (the “June 14 Term Sheet”) to KAAC. The June 14 Term Sheet valued the Alpine High midstream assets at $2.53 billion. Apache also proposed that, in connection with the business combination, our Sponsor would forfeit certain of its founder shares and private placement warrants, with such founder shares and private placement warrants being assigned to the Apache Contributor. Assuming the same cash contribution by us as provided in the June 8 Term Sheet, the Apache Contributor would own an approximately 76.3% equity interest in the Alpine High midstream business at the closing of the business combination. In addition, the June 14 Term Sheet provided that the Apache Contributor would have the ability to earn 37.5 million shares of Class A Common Stock if certain stock price and operational goals were achieved. Apache also proposed a closing condition based on the amount of redemptions by our stockholders in connection with the business combination. Apache revised the proposed KAAC right of first refusal to be a right of first offer on Alpine High midstream assets that were not being contributed in connection with the business combination that would apply only while KAAC was an affiliate of Apache.

On June 15, 2018, KAAC distributed a revised draft of the June 14 Term Sheet (the “June 15 Term Sheet”) to Apache. The June 15 Term Sheet valued the Alpine High midstream assets at $2.52 billion and reduced the number of founder shares and private placement warrants to be forfeited by our Sponsor in connection with the business combination. Assuming the same cash contribution by KAAC as provided in the June 8 Term Sheet, the Apache Contributor would own an approximately 75.8% equity interest in the Alpine High midstream business at the closing of the business combination. KAAC also proposed that its right of first offer would apply until the later of five years from the closing of the business combination and the date that KAAC ceases to be an affiliate of Apache. Our Sponsor agreed to the proposal that it forfeit certain of its founder shares and private placement warrants, with an equal number of shares of Class A Common Stock and warrants being issued to the Apache Contributor, because our Sponsor, in consultation with KAAC, believed it would make the proposed business combination more attractive to the Apache Contributor by providing the Apache Contributor with the ability to further share in the potential additional upside that may be realized following the closing of the business combination.

On June 19, 2018, Apache distributed a revised draft of the June 15 Term Sheet (the “June 19 Term Sheet”) to KAAC. In the June 19 Term Sheet, Apache proposed that Apache and KAAC would enter into a tax receivable agreement in connection with the closing of the business combination, which would provide for Apache to be compensated for cash tax savings to KAAC attributable to the tax basis step-up and cost recovery deductions, including those generated as a result of gain recognized by Apache in the business combination and upon subsequent exchanges of Common Units (and associated shares of Class C Common Stock) by Apache. The June 19 Term Sheet also revised the method for determining the total number of founder shares to be forfeited by our Sponsor and assigned to the Apache Contributor in connection with our stockholder redemptions and increased the number of private placement warrants to be forfeited by our Sponsor and assigned to the Apache Contributor in connection with the business combination.

On June 20, 2018, KAAC distributed a revised draft of the June 19 Term Sheet (the “June 20 Term Sheet”) to Apache. The June 20 Term Sheet deleted the requirement of a tax receivable agreement and further revised the method for determining the total number of founder shares to be forfeited by our Sponsor and assigned to the Apache Contributor in connection with our stockholder redemptions.

On June 22, 2018, Apache distributed a revised draft of the June 20 Term Sheet (the “June 22 Term Sheet”) to KAAC. In the June 22 Term Sheet, Apache accepted the deletion of the tax receivable agreement and the revised method for determining the total number of founder shares to be forfeited by our Sponsor and assigned to the Apache Contributor in connection with our stockholder redemptions. Apache also made a number of clarifying changes that were accepted by KAAC on June 23, 2018.

On June 23, 2018, KAAC provided to Apache a high level list of provisions in the Gas Gathering Agreement and Gas Processing Agreement that we wanted to modify, including (i) the acreage dedication language, (ii) provisions relating to the ability of Alpine High Midstream to provide services to third-party customers, (iii) the temporary and permanent release mechanics, and (iv) the provisions relating to the exchange of information between Apache and Alpine High Midstream. The issues list also identified additional provisions in favor of Alpine High Midstream that KAAC desired to add to the agreement.

On June 25, 2018, Messrs. McCarthy, Baker, Logan, Javidi and Boswell held a conference call with Messrs. Lannie, Freed, Bourne and Greenberg and Ben Rodgers, Vice President and Treasurer of Apache, to discuss documentation for the proposed transaction. Representatives from Latham & Watkins LLP (“Latham”), legal counsel to KAAC, Bracewell LLP (“Bracewell”), legal counsel to Apache, and Apache’s internal legal department also participated in the conference call.

On June 27, 2018, KAAC delivered an initial draft of an amended and restated version of the Gas Gathering Agreement incorporating those issues previously identified to Apache.

Also on June 27, 2018, our board of directors met to discuss the proposed business combination. At the meeting of our board of directors, our management and representatives of Kayne Anderson provided our board of directors with an overview of the Alpine High midstream assets, the Alpine High resource play, our due diligence efforts to date, the proposed transaction and the financing plan for the proposed transaction. Our board of directors also discussed Apache’s request that we submit a formal bid as part of the Alpine High Midstream Process by the June 28, 2018 deadline. At the June 27, 2018 meeting, our board of directors authorized us to submit a formal bid to Apache and to continue to pursue a transaction with the Apache Contributor.

On June 28, 2018, we submitted our formal bid to Apache as part of the Alpine High Midstream Process. The formal bid included the revised June 22 Term Sheet that was the culmination of negotiations by representatives of KAAC, representatives of Kayne Anderson and representatives of Apache during the period between June 6, 2018 and June 22, 2018 and agreed to on June 23, 2018.

On July 2, 2018, Bracewell distributed an initial draft of the Contribution Agreement to KAAC and Latham.

Also on July 2, 2018, Bracewell distributed an initial draft of the COMA to KAAC and Latham. The COMA contemplated the terms pursuant to which Apache would provide construction, operation, and maintenance services to KAAC in exchange for the payment of certain fees.

During the period from July 2, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel negotiated and exchanged drafts of the ancillary documents to the Contribution Agreement, including the commercial agreements to be entered into between KAAC and the Apache Contributor at the closing of the business combination and the governing documents of KAAC and its conflicts committee to be effective at the closing of the business combination.

On July 5, 2018, Latham distributed a revised draft of the Contribution Agreement to Apache and Bracewell. In the revised draft of the Contribution Agreement, KAAC proposed, among other things, revisions regarding the information of which KAAC was deemed to have knowledge, additional warranties with respect to the Alpine High midstream assets, additional covenants applicable to the Apache Contributor during the period between signing and closing, and additional closing conditions.

On July 9, 2018, Bracewell distributed a revised draft of the Contribution Agreement to KAAC and Latham. The revised draft limited certain of KAAC’s previously proposed revisions.

Also on July 9, 2018, Bracewell distributed an initial draft of the Purchase Rights and Restrictive Covenants Agreement to KAAC and Latham. The initial draft contemplated that, until the later of the five-year anniversary of the closing of the business combination and the date on which Apache and its affiliates cease to own a majority of our voting common stock, Apache would be obligated to provide us with (i) the first right to pursue any opportunity of Apache to acquire or invest in any midstream assets or participate in any midstream opportunities located, in whole or part, within an area covering approximately 1.7 million acres in Reeves, Pecos, Brewster, Culberson, and Jeff Davis Counties in Texas, (ii) a right of first offer on certain retained midstream assets of Apache located in the Alpine High resource play, and (iii) a right of first offer on the Additional Option at a price of 8.5 times the projected EBITDA attributable to the equity interest to which the Additional Option relates for the first 12 months of operations of the pipeline.

During the period from July 9, 2018 to July 24, 2018, KAAC, Apache and their respective legal counsel negotiated and exchanged drafts of the Purchase Rights and Restrictive Covenants Agreement, particularly with respect to the treatment of the Additional Option. Based on negotiations between representatives of Apache, KAAC and Kayne Anderson, the parties agreed that, rather than KAAC having a right of first offer on the Additional Option at a price of 8.5 times EBITDA, Apache would instead assign the Additional Option to KAAC when the definitive documentation relating to the Additional Option is completed, with KAAC then being responsible for exercising the Additional Option and paying the related option purchase price to the applicable third party.

Also on July 9, 2018, Bracewell distributed a revised draft of the Gas Gathering Agreement to KAAC and Latham. The revised draft limited certain of KAAC’s previously proposed revisions. The open issues in the Gas Gathering Agreement were discussed at the July 10, 2018 meeting between the parties and their respective counsel that occurred at the Houston, Texas offices of Apache.

Also on July 9, 2018, Latham distributed a revised draft of the COMA to Apache and Bracewell. In the revised draft of the COMA, KAAC proposed, among other things, revisions intended to (i) clarify which expenses incurred by Apache would be reimbursable by KAAC or would be included in the fees, (ii) build in provisions to address the limited scenarios where Apache may temporarily hold cash proceeds of KAAC’s business, (iii) set forth defined mechanics for annual escalations to the fees, (iv) clarify the billing mechanics and provide KAAC an audit right, (v) update the indemnification mechanics, and (vi) provide KAAC with additional protections in the event of certain terminations of the COMA.

On July 10, 2018, representatives of KAAC and Apache, together with their respective legal counsel, met at the Houston, Texas offices of Apache to discuss the Contribution Agreement and related documentation, including the open issues in the COMA, and the changes that had been proposed by the parties in previous drafts.

Also on July 10, 2018, Mr. Freed informed Mr. McCarthy that the Apache board of directors had authorized Apache management to continue moving forward with negotiations with KAAC with respect to the proposed business combination.

On July 11, 2018, Latham distributed a revised draft of the Contribution Agreement to Apache and Bracewell, to which Apache and Bracewell responded with a subsequently revised draft on July 12, 2018.

Also on July 11, 2018, Latham distributed to Apache and Bracewell an initial draft of the Stockholders Agreement, which contemplated that our Sponsor would be entitled to nominate two directors to our board of directors and that the Apache Contributor would be entitled to nominate a certain number of directors based on its and its affiliates ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	6
40% or more but less than 50%	5
30% or more but less than 40%	4
10% or more but less than 30%	3
5% or more but less than 10%	2

Also on July 11, 2018, Latham distributed a revised draft of the Gas Gathering Agreement incorporating the revisions discussed at the July 10, 2018 meeting to Apache and Bracewell. Additional drafts were exchanged on July 12, 2018 and July 13, 2018.

During the period from July 12, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel continued to exchange further clarifying drafts of the Contribution Agreement.

On July 12, 2018, representatives of KAAC, Kayne Anderson and Apache attended an organizational conference call to discuss a private placement of Class A Common Stock to finance a portion of the cash consideration to be contributed by KAAC at the closing of the business combination (the “Marketed PIPE”). Representatives of Latham and Bracewell, as well as representatives of Citi, Barclays and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as co-placement agents for the Marketed PIPE (collectively, the “Placement Agents”), also participated in the conference call.

Also on July 12, 2018, Bracewell distributed a revised draft of the COMA incorporating the revisions discussed at the July 10, 2018 meeting to Latham and KAAC.

During the period from July 13, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel continued to exchange further clarifying drafts of the COMA.

During June and July 2018, representatives of KAAC and Kayne Anderson discussed a private placement of Class A Common Stock with certain funds and client accounts advised by Kayne Anderson and other potential investors, including other midstream dedicated funds, energy-focused private equity funds and pension funds. These discussions were to gauge interest in investing in this private placement (the “Private PIPE” and, together with the Marketed PIPE, the “Private Placement”). The terms and conditions of the Private PIPE were substantially identical to Marketed PIPE, but participants in the Private PIPE would sign a subscription agreement contemporaneously with the Placement Agents beginning the process of contacting potential investors for the Marketed PIPE.

During the period from July 12, 2018 to July 26, 2018, representatives of KAAC, Kanye Anderson, Apache and the Placement Agents held several meetings to discuss the Marketed PIPE and exchanged drafts of the investor presentation to be used in connection with the Marketed PIPE.

Throughout July 2018, representatives of KAAC and Kayne Anderson worked to finalize their due diligence of the Alpine High midstream assets and the Alpine High resource play, including conducting a site visit on July 12, 2018.

On July 13, 2018, Bracewell distributed to KAAC and Latham a revised draft of the Stockholders Agreement, which contemplated that our Sponsor would be entitled to nominate one director to our board of directors and that the Apache Contributor would be entitled to nominate a certain number of directors based on its and its affiliates ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
10% or more but less than 30%	4
1% or more but less than 10%	3

On July 15, 2018, Latham distributed to Bracewell and Apache an initial draft of an amended and restated version of the Gas Processing Agreement incorporating substantially similar revisions as were agreed to between the parties in the negotiations with respect to the Gas Gathering Agreement.

During the period from July 15, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel continued to exchange further clarifying drafts of the Gas Gathering Agreement and Gas Processing Agreement.

On July 19, 2018, Messrs. McCarthy, Baker, Purgason, Logan, Javidi and Boswell met with Messrs. Freed, Rodgers, Bourne, Yelich and Greenberg at the Houston, Texas offices of Apache to discuss open issues in the transaction documentation.

On July 20, 2018, Latham distributed to Apache and Bracewell a revised draft of the Stockholders Agreement, which contemplated that our Sponsor would be entitled to nominate two directors to our board of directors and that the Apache Contributor would be entitled to nominate a certain number of directors based on its and its affiliates ownership of our outstanding voting common stock as follows:

Ownership Threshold	Number of Directors
50% or more	7
40% or more but less than 50%	6
30% or more but less than 40%	5
20% or more but less than 30%	4
10% or more but less than 20%	3
5% or more but less than 10%	2
1% or more but less than 5%	1

During the period from July 20, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel exchanged further clarifying drafts of the Stockholders Agreement.

On July 23, 2018, Apache distributed an initial draft of the Option Letter to KAAC and Latham, which contemplated that only the Apache Contributor (and not Apache) would be a party to the Option Letter, and that the Apache Contributor would use its good faith efforts to (i) with respect to the GCX Option, support KAAC in meeting certain criteria under the agreements relating to the GCX Option, (ii) with respect to the Shin Oak

Option, not cause the failure of the condition precedent relating to the termination or material breach of the NGL purchase agreement between Apache and Enterprise Products Operating LLC, and (iii) with respect to the EPIC Option, satisfy the conditions precedent relating to events of default under the crude oil transportation agreement between Apache and Epic Crude Pipeline, LP and the provisions of an equity commitment letter, if required pursuant to the agreement governing the EPIC Option. The initial draft of the Option Letter also contemplated that the Option Letter would terminate upon the earlier to occur of (i) six months from the execution of the Option Letter and (ii) the termination of the Contribution Agreement in accordance with its terms.

On July 25, 2018, Latham distributed a revised draft of the Option Letter to Apache. The revised Option Letter added Apache as a party thereto and required that Apache and the Apache Contributor comply in all material respects with the terms and conditions of the agreements governing each of the GCX Option, the Shin Oak Option, and the EPIC Option and use best efforts to preserve the ability of KAAC or our designated subsidiaries to exercise such Options from and after the closing of the business combination. The revised Option Letter also provided that if, as a result of a breach of the obligations of Apache or the Apache Contributor, as applicable, under the Option Letter, KAAC is not able to exercise one or more of the GCX Option, the Shin Oak Option, or the EPIC Option, certain Common Units (together with a corresponding number of shares of Class C Common Stock) received by the Apache Contributor at the closing of the business combination would be subject to forfeiture. The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the revised Option Letter was 60,000,000, with 25,000,000, 30,000,000, and 5,000,000 Common Units (and associated shares of Class C Common Stock) attributable to the GCX Option, the Shin Oak Option, and the EPIC Option, respectively.

Also on July 25, 2018, our board of directors held a meeting at which members of KAAC management and representatives of Kayne Anderson and Latham were in attendance. During this meeting, KAAC management and representatives of Kayne Anderson updated our board of directors on the status of the transaction, the negotiations of the transaction documents and the timeline for a proposed announcement of the transaction. Thereafter, representatives of Latham reviewed with our board of directors the terms of the business combination, including the Contribution Agreement and the other definitive agreements, copies of all of which were provided to our board of directors in advance of the meeting (other than the Option Letter, which was still under discussion with Apache). After discussion and upon a motion duly made and seconded, our board of directors unanimously resolved that the following be approved: (i) the business combination, the Contribution Agreement and each of the other agreements relating to the business combination and the transactions contemplated thereby and (ii) the Private Placement.

On July 26, 2018, the Placement Agents began contacting a limited number of potential investors on a confidential basis with respect to the Marketed PIPE.

Separate from the process conducted by the Placement Agents, in the Private PIPE, we entered into the Subscription Agreements and related documentation with certain potential investors (including (i) affiliates of Kayne Anderson and (ii) directors, management and employees of KAAC, Kayne Anderson and Apache) for 35,298,373 shares of Class A Common Stock.

During the period from July 26, 2018 to August 7, 2018, representatives of KAAC and Apache met with potential investors with respect to the proposed Marketed PIPE.

Also on July 26, 2018, Apache distributed a revised draft of the Option Letter to KAAC and Latham. The revised Option Letter removed Apache as a party thereto and revised the best efforts standard to a good faith efforts standard. The maximum number of Common Units (and associated shares of Class C Common Stock) subject to forfeiture pursuant to the revised Option Letter was reduced to 40,000,000, with 16,500,000, 18,500,000, and 5,000,000 Common Units (and associated shares of Class C Common Stock) attributable to the GCX Option, the Shin Oak Option, and the EPIC Option, respectively.

On July 27, 2018, Apache distributed a revised draft of the Option Letter to KAAC and Latham, making further clarifying revisions to its July 26, 2018 draft.

Also on July 27, 2018, Latham distributed a revised draft of the Option Letter to Apache, revising the efforts standard to a commercially reasonable efforts standard.

Also on July 27, 2018, Latham distributed to Bracewell and Apache an initial draft of an amended and restated version of the existing NGL Transportation Services Agreement between Apache and Alpine High NGL incorporating substantially similar revisions from the Gas Processing Agreement. During the period from July 27, 2018 to August 3, 2018, KAAC, Apache and their respective legal counsel continued to exchange further clarifying drafts of the NGL Transportation Services Agreement.

On July 30, 2018, Mr. McCarthy and Mr. Freed had an in-person conversation regarding the inclusion of Apache as a party to certain provisions of the Option Letter.

Also, on July 30, 2018, Apache distributed a revised draft of the Option Letter to KAAC and Latham, adding Apache as a party with respect to the provisions of the Option Letter regarding the commercial agreements described above associated with the GCX Option, the Shin Oak Option, and the EPIC Option.

Also on July 30, 2018 and August 1, 2018, KAAC and Apache exchanged further clarifying drafts of the Option Letter.

On the afternoon of August 8, 2018, the parties executed the Contribution Agreement and certain other ancillary documents relating to the business combination. KAAC also executed Subscription Agreements for 21,935,650 shares of Class A Common Stock and other documentation relating to the Marketed PIPE. KAAC and Apache also announced the execution of definitive documentation by joint press release.

KAAC’s Board of Directors’ Reasons for the Approval of the Business Combination

Our board of directors considered a wide variety of factors in connection with its evaluation of the business combination. In light of the complexity of those factors, our board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of our board of directors may have given different weight to different factors. This explanation of the reasons for our board of directors’ approval of the business combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, our board of directors reviewed the results of the due diligence conducted by our management, Kayne Anderson and their respective advisors, which included:

•	extensive meetings and calls with the management team and advisors of Apache regarding operations and forecasts;

•	research on the Permian Basin, including historical well results, drilling activity and takeaway capacity;

•	review of material contracts and environmental matters;

•	financial, tax, legal, insurance, and accounting due diligence;

•	consultation with our management and legal counsel and financial advisors and industry experts;

•

financial and valuation analyses of the Alpine High midstream assets and the business combination, including projections for expected returns for KAAC’s stockholders. The purpose of these analyses was to provide our board of directors information regarding the potential future performance of KAAC following the business combination. To estimate potential returns for KAAC’s stockholders, KAAC management utilized assumed enterprise value to EBITDA ratios of 11x-13x to determine illustrative stock prices at points in time in the future. The range of enterprise value to EBITDA ratios used in this analysis was in-line with the trading levels of the midstream peer group (as defined below). Based on an enterprise value to EBITDA ratio of 12x (the midpoint of the assumed range), the three-year internal rate of return was projected to be approximately 20% (which equates to an illustrative stock price of approximately $17.75 per share three years in the future) and the five-year internal rate of return was projected to be approximately 22% (which equates to an illustrative stock price of approximately $24.25 per share five years in the future). While our board of directors understood the inherent challenges in projecting stockholder returns, this analysis helped our board of directors to assess whether the business combination would be beneficial for KAAC’s stockholders;

•	the audited and unaudited financial statements relating to the Alpine High midstream assets;

•	Apache’s publicly filed reports under the Exchange Act;

•	financial projections provided by the management team of Apache;

•

information on growth, valuation metrics and leverage metrics, including EBITDA and enterprise value to EBITDA and debt to EBITDA ratios for publicly traded C-corporations and master limited partnerships that exhibit some or all of the following attributes: an investment grade sponsor or parent; assets with exposure to the Permian Basin; ownership of gathering and processing and/or long-haul transportation assets; strong growth; and a simplified structure and balance sheet. These companies included ONEOK, Inc., The Williams Companies, Inc., Enterprise Products Partners L.P., Antero Midstream Partners LP, Western Gas Partners, LP, Phillips 66 Partners LP, and Shell Midstream Partners, L.P. (the “midstream peer group”). The midstream peer group’s enterprise value to EBITDA ratios, which was the primary valuation metric utilized, ranged from 10.8x to 16.5x 2019 estimated EBITDA (with an average of 13.0x) and 10.1x to 14.0x 2020 estimated EBITDA (with an average of 11.7x). At the closing of the business combination, KAAC was expected to have an enterprise value to EBITDA ratio of approximately 29.8x 2019 estimated EBITDA, 15.3x fourth quarter 2019 annualized estimated EBITDA, 11.2x 2020 estimated EBITDA and 9.2x fourth quarter 2020 annualized estimated EBITDA. Our board of directors considered the fourth quarter 2019 and 2020 annualized metrics to assess how the significantly higher EBITDA growth rate of the Alpine High midstream assets relative to the midstream peer group impacted the enterprise value to EBITDA ratios over time. In addition to providing information to our board of directors as to how KAAC would be valued at closing relative to the midstream peer group, the midstream peer group’s enterprise value to EBITDA ratios provided support for assumptions used to estimate stockholder returns. The debt to EBITDA ratios, which was the primary leverage metric utilized, averaged 3.8x for the midstream peer group. At the closing of the business combination, KAAC is not expected to have any borrowings, and based on the projections, KAAC’s debt to EBITDA ratio was not expected to exceed 3.0x, which compared favorably to the midstream peer group; and

•

discussions with our management and Kayne Anderson regarding comparable midstream transactions, including those involving Outrigger Energy, Alpha Crude Connector, Navigator Energy, Eagle Claw Midstream, Rangeland Energy, Lucid Energy Group II, Kingfisher Midstream, Medallion Midstream, Saddle Butte Midstream, and Brazos Midstream, which provided the board of directors insight on the midstream M&A landscape during the time which the board of directors was evaluating opportunities for KAAC’s initial business combination.

The factors considered by our board of directors included, but are not limited to, the following:

•

Premier E&P Sponsor. Apache is a leading independent exploration and production company with a 64-year operating history and global footprint. The Alpine High resource play represents a multi-decade growth platform for Apache, and Apache is dedicated to a long-term development plan for the Alpine High resource play. The wells that Apache projects to be placed in production in 2018 at the Alpine High resource play are nearly double those producing at year-end 2017, and Apache expects that 2019 production will trend to the upper end of Apache’s 85 to 100 Mboe/d guidance. The Alpine High resource play is expected to constitute approximately 30-35% of Apache’s total production during calendar year 2020.

•

Exposure to World Class Resource with Attractive Geology. As of July 1, 2018, the Alpine High resource play consists of approximately 340,000 contiguous net acres in the Permian Basin, one of the most active regions for oil and gas exploration and development activities in the United States, with more than 5,000 vertical feet of stacked pay. In addition, Apache’s deep inventory includes over 5,000 locations as of October 2017.

•

World Class Midstream Business. The business combination will create a premier midstream enterprise to service the Alpine High resource play. The Options, which are exercisable at cost, add scale, integration and customer diversity to the business, and are expected to contribute approximately 50% of the midstream business’ EBITDA by 2020. There are also opportunities for the business to generate growth through third-party gathering and processing volumes. Gross volumes are projected to approach more than 1 billion cubic feet per day, producing approximately 100,000 barrels per day of NGLs, by the end of 2020.

•

Strong Liquidity Profile. After giving effect to the business combination, we expect to have sufficient liquidity and financial flexibility to fund our growth plans. We expect to have approximately $920 million of cash on hand (assuming no redemptions by our stockholders) and no debt at the closing of the business combination. In addition, we will not have incentive distribution rights. We expect to begin borrowing during 2019 to finance growth, and it is expected that we will target a debt/EBITDA ratio of approximately 3x. Subject to our board of directors’ approval, we expect to institute a dividend during 2021. Prior to that time, internally generated cash flow will be used to partially fund our capital expenditures.

•

Differentiated, Simplified Corporate Structure. There is alignment of interests between our stockholders and Apache. We will have a C-corporation governance structure, with no incentive distribution rights.

•

Terms of the Contribution Agreement. Our board of directors reviewed the financial and other terms of the Contribution Agreement and determined that they were the product of arm’s-length negotiations among the parties.

•

Stockholder Approval and Redemption. Our board of directors considered the fact that, in connection with the business combination, our stockholders have the right to vote on the business combination and the option to (i) remain stockholders of the company, (ii) sell their shares on the open market or (iii) redeem their shares for the per share amount held in the Trust Account (even if they vote for the business combination).

In the course of its deliberations, our board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

•

Oil, natural gas and NGLs prices are volatile. A sustained decline in oil, natural gas and NGLs prices could adversely affect the business, financial condition and results of operations of Apache and KAAC.

•	Apache will constitute a significant portion of our revenues and substantially all of our revenues in the near-term and possibly longer.

•	A delay in production by Apache or a reallocation of resources to areas other than the Alpine High resource play would negatively impact our revenues, EBITDA and leverage metrics.

•

Apache’s significant projected ramp in production at the Alpine High resource play creates a need for further processing capacity and related gas infrastructure, creating timing pressure for near-term expansion and project execution.

•

Growth plans depend on us being able to exercise the Options and the Additional Option. The exercise of the Options and the Additional Option is expected to cost between approximately $1.5 and $1.8 billion, and the capital to exercise such options may be expensive or unavailable. The third-party pipelines to which the Options and the Additional Option relate are subject to execution risks, including risks associated with construction and regulatory approvals.

•	Current natural gas takeaway capacity from the Permian Basin is constrained, creating widening basis differentials.

•	Apache’s production could be impacted by production cost inflation and other constraints relating to third-party service providers in the Permian Basin.

•	Excess redemptions by our stockholders would require us to raise cash via revolver borrowings sooner than expected.

•	Apache will own more than 70% of KAAC, and will be entitled to appoint a majority of our board of directors.

•	Our development and acquisition projects will require substantial capital that may be expensive or unavailable.

•	We may be unable to attract significant third-party volumes.

•

Apache’s estimated reserves at the Alpine High resource play are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the estimated production from the Alpine High resource play and the economics of developing the associated acreage.

•

The Alpine High midstream assets are, and our midstream assets will be, located in the Permian Basin in West Texas, making each of them vulnerable to risks associated with a concentration of operations in a single geographic area.

•	Our current commercial arrangements with Apache do not provide for minimum volume commitments.

•	The operations of Apache are, and the operations of our midstream business will be, subject to operational hazards for which they may not be adequately insured.

•	The Alpine High midstream business is difficult to evaluate because it has a limited operating history, and it is susceptible to the potential difficulties associated with rapid growth and expansion.

•

The operations of Apache are, and our operations will be, subject to various governmental regulations that require compliance that can be burdensome and expensive and adversely affect the feasibility of conducting their respective operations.

•

Any failure by Apache or us to comply with applicable environmental laws and regulations, including, with respect to Apache, those relating to hydraulic fracturing, water sourcing and water disposal, could result in governmental authorities taking actions that adversely affect its operations and financial condition.

•

There is a risk that the business combination might not be consummated in a timely manner or that the closing of the business combination might not occur despite the parties’ efforts, including by reason of a failure to obtain the approval of our stockholders.

•	There is a risk that the transactions contemplated by the Contribution Agreement might not be completed in accordance with its terms or at all.

•	Significant fees and expenses are associated with completing the business combination and the substantial time and effort of our management are required to complete the business combination.

After considering the foregoing potentially negative and potentially positive reasons, our board of directors concluded, in its business judgment, that the potentially positive reasons relating to the business combination outweighed the potentially negative reasons. In connection with its deliberations, our board of directors did not consider the fairness of the consideration to be paid by it in the business combination to any person other than KAAC.

Unaudited Financial Projections of Alpine High Midstream

In connection with the proposed business combination and in preparation for providing public guidance, Alpine High Midstream’s management team, with input from KAAC, prepared prospective financial information of Alpine High Midstream as of late July 2018 and made such information available to KAAC’s board of directors. As discussed in “Background of the Business Combination,” this prospective financial information was one of the factors considered by KAAC’s board of directors in approving the business combination prior to execution of the Contribution Agreement. The following unaudited financial projections of Alpine High Midstream were not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of KAAC’s management, the financial projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of KAAC and Alpine High Midstream and presented, to the best of their and Alpine High Midstream management’s knowledge and belief, the expected course of action and the expected future financial performance of Alpine High Midstream. However, the financial projections are not fact and not a guarantee of future performance.

Neither KAAC’s nor Alpine High Midstream’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the financial projections. The reports of the independent registered public accounting firms included in this proxy statement relate to the historical financial information of KAAC and Alpine High Midstream, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the unaudited financial projections set forth below, management of Alpine High Midstream made numerous material assumptions for the periods covered by the projections, including, but not limited to, assumptions relating to the completion and in-service dates of Alpine High Midstream’s assets; the ability of KAAC and/or its subsidiaries to exercise the Options and the Additional Option and the timing of any such exercise; the completion and in-service dates of the Gulf Coast Express pipeline, the EPIC Crude pipeline, the Salt Creek NGL pipeline, the Shin Oak pipeline and the Permian Highway Pipeline Project (collectively, the “JV projects”) and the expected investment in the JV projects; the EBITDA contribution from the JV projects; the production of natural gas and NGLs, including the production of Apache and other producers in the Alpine High resource play; the volumes of natural gas and NGLs gathered and transported by Alpine High Midstream and other general business, market and financial assumptions. In particular, in developing such unaudited financial projections, management of Alpine High Midstream assumed that:

•

additional investment in the continued capital development of Alpine High Midstream’s assets through the end of 2021 will be approximately $1.3 billion, which will be primarily directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020;

•

the GCX Option will be exercised in the fourth quarter of 2018 at an exercise price (as defined below) of approximately $108 million, with the Gulf Coast Express pipeline being completed and in service by the fourth quarter of 2019;

•

the Salt Creek Option will be exercised in the fourth quarter of 2019 or the first quarter of 2020 at an exercise price of approximately $56 million, with the Salt Creek NGL pipeline being completed and in service by the first quarter of 2019;

•	the EPIC Option will be exercised in the first half of 2019 at an exercise price of approximately $90 million, with the EPIC Crude pipeline being completed and in service by the second half of 2019;

•

the Shin Oak Option will be exercised in the second half of 2019 at an exercise price of approximately $500 million, with the Shin Oak pipeline being completed and in service by second quarter of 2019;

•

the Additional Option will be exercised in the second half of 2019 for an approximate 24% interest in the Permian Highway Pipeline Project at an exercise price of approximately $191 million, with the Permian Highway Pipeline Project being completed and in service by the fourth quarter of 2020;

•	the aggregate EBITDA contribution from the JV projects will be approximately $42 million, $183 million and $255 million for 2019, 2020 and 2021, respectively; and

•	the volume of natural gas and NGLs gathered and transported by Alpine High Midstream during 2019, 2020 and 2021 will be approximately:

	2019	2020	2021
Natural Gas System Volumes (MMcf/d)	664	1,147	1,633
NGL Volumes (Mb/d)	31	82	125

Alpine High Midstream management developed projections for its customers’ production of natural gas and NGLs from the Alpine High resource play for 2018-2021. In developing its volume forecasts, Alpine High Midstream management utilized the assumptions underlying Apache’s publicly available guidance for its production from the Alpine High resource play for 2018-2020. Apache’s production guidance (net of royalty interests) at the time was 40-50 MBoe/d, 85-100 MBoe/d and 160-180 MBoe/d for 2018, 2019 and 2020, respectively. For 2021, Alpine High Midstream management’s volume estimate for Apache is based on its expectation for Apache’s activity levels, which Alpine High Midstream management projects to be in line with the volumes required to trigger the portion of the earn-out consideration that is based on 2021 volumes. The volume forecast incorporates Apache’s production (which is net of royalty interests), production attributable to royalty interests on acreage developed by Apache and production from other producers in the area. Production from other producers in the area is forecasted to commence during the second half of 2019, and during 2019-2021, production from other producers in the area represents less than 5% of the total forecasted production volume each year. Alpine High Midstream management thinks those estimates are reasonable given its current understanding of the Alpine High resource play.

The unaudited financial projections are inherently subjective in nature, though considered reasonable by the management of Alpine High Midstream as of the date such projections were prepared, and are susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond Alpine High Midstream’s control. Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that any uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. While KAAC’s board of directors used the following projections as a tool in evaluating the business combination, they did so with a thorough understanding of the foregoing limitations. In light of the foregoing factors and the uncertainties inherent in the unaudited financial projections, KAAC stockholders are cautioned not to place undue reliance on the unaudited financial projections and the inclusion of the unaudited financial projections in this proxy statement should not be regarded as a representation by any person that the results contained therein will be achieved. The unaudited financial projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The unaudited financial projections are not included in this proxy statement in order to induce any KAAC stockholders to vote in favor of any of the Proposals at the special meeting.

Certain of the measures included in the unaudited financial projections are non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Alpine High Midstream’s management with respect to Alpine High Midstream are not reported by all of Alpine High Midstream’s competitors and may not be comparable to similarly titled amounts used by other companies. We encourage you to review the financial statements of Alpine High Midstream included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of Alpine High Midstream” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

The following table sets forth the unaudited financial projections for Alpine High Midstream for 2019 through 2021:

	Year Ending December 31,
	2019E	2020E	2021E
Adjusted EBITDA (in millions)(1)	$129	$385	$546
Growth Capital Expenditures (in millions)	$1,599	$597	$423

(1)

Alpine High Midstream defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, and accretion, and also excludes (when applicable) impairments and other items affecting comparability of results to peers. Adjusted EBITDA reflects the expected EBITDA from the JV projects based on Alpine High Midstream’s proportionate ownership of such JV projects. See “Selected Historical Financial Information of Alpine High Midstream—Non-GAAP Financial Measure.”

Except as required by federal securities laws, Alpine High Midstream’s management does not intend to update or otherwise revise the unaudited financial projections to reflect circumstances existing after the date they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial projections are no longer appropriate.

Satisfaction of 80% Test

It is a requirement under our Charter and NASDAQ listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination.

As of the date of the execution of the Contribution Agreement, the balance of the funds in the Trust Account was approximately $380.7 million (excluding approximately $13.2 million of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $304.6 million. In reaching its conclusion that the business combination meets the 80% asset test, our board of directors looked at the enterprise value of the Alpine High Entities of approximately $2.5 billion. In determining whether the enterprise value described above represents the fair market value of the Alpine High Entities, our board of directors considered all of the factors described above in this section and the fact that the purchase price for the Alpine High Entities was the result of an arm’s length negotiation with the Apache Contributor. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and our board of directors, our board of directors believes that the members of our management team and our board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•

the fact that our Sponsor, officers and directors have agreed not to redeem any of the founder shares or shares of Class A Common Stock held by them in connection with a stockholder vote to approve the business combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $                , based on the closing price of our Class A Common Stock on                 , 2018;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continuation of certain of our existing directors and officers as directors of KAAC following the closing of the business combination, including Kevin S. McCarthy and Robert S. Purgason;

•

the fact that each of our independent directors owns 40,000 founder shares that were purchased from our Sponsor at its original purchase price, which if unrestricted and freely tradeable would be valued at approximately $                , based on the closing price of our Class A Common Stock on                 , 2018;

•	the fact that all of our officers and directors hold an interest in our Sponsor;

•

the fact that our Sponsor, officers and directors may not participate in the formation of, or become a director or officer of, any other blank check company until we have entered into a definitive agreement regarding an initial business combination or fail to complete an initial business combination by April 4, 2019;

•	the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed; and

•

that we will enter into an amended and restated registration rights agreement with our Sponsor, certain of our directors and the Apache Contributor, which provides for registration rights to such parties.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the business combination or, where the purchases are made by our Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the business combination.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Transactions, our ownership will be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	37,732,112	—	10.6%	36.1%
PIPE Investors(1)	57,234,023	—	16.2%	54.8%
Holders of founder shares(2)	7,570,422	—	2.1%	7.3%
Apache Contributor(3)	1,862,606	250,000,000	71.1%	1.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The number of shares and the economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) none of the PIPE Investors, holders of our founder shares or the Apache Contributor purchase shares of Class A Common Stock in the open market; (iv) there are no other issuances of equity interests of KAAC; and (v) the warrants remain outstanding immediately following the closing of the business combination. As a result of the Transactions, the voting interest of our public stockholders will decrease from 80.0% to 10.6%, and the Apache Contributor will hold a majority of the combined voting power of all classes of our outstanding voting common stock. In addition, if public stockholders elect to have their public shares redeemed in connection with the business combination, the Apache Contributor will be entitled to receive additional shares of Class A Common Stock equal to the product of (i) the number of public shares redeemed for cash at the closing of the business combination minus 2,000,000 and (ii) 26.6%, subject to a maximum cap of 5,450,422 shares of Class A Common Stock. In such an event, our Sponsor will forfeit a number of founder shares equal to the number of shares of Class A Common Stock issued to the Apache Contributor, and the economic and voting interests of the holders of our founder shares, as a group, will decrease, and the economic and voting interests of the Apache Contributor will increase, accordingly.

The ownership percentages with respect to KAAC set forth above do not take into account any earn-out consideration delivered to the Apache Contributor. Assuming that the earn-out consideration were payable at the closing of the business combination, and based on the other assumptions set forth above, the ownership of our voting and economic interests would be as follows:

	Earn-Out Consideration Payable
	12,500,000 Shares		25,000,000 Shares		37,500,000 Shares
Holder	Voting Interest	Economic Interest	Voting Interest	Economic Interest	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	10.3%	32.3%	9.9%	29.2%	9.6%	26.6%
PIPE Investors(1)	15.6%	49.0%	15.1%	44.2%	14.6%	40.3%
Holders of founder shares(2)	2.1%	6.5%	2.0%	5.8%	1.9%	5.3%
Apache Contributor(3)	72.1%	12.3%	73.0%	20.8%	73.8%	27.8%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

The ownership percentages with respect to KAAC set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, but do include the founder shares (even though they and the shares of Class A Common Stock into which they will convert upon the closing of the business combination are subject to transfer restrictions) due to the continued voting rights associated with the founder shares. Our warrants will become exercisable 30 days after the closing of the business combination and will expire five years after the closing of the business combination or earlier upon their redemption or liquidation. If we assume that all 18,941,651 warrants to be outstanding at the closing of the business combination were exercisable and exercised following the closing of the business combination for aggregate proceeds to KAAC of approximately $217.8 million, then our ownership would be as follows:

Holder	Number of Shares of Class A Common Stock	Number of Shares of Class C Common Stock	Voting Interest	Economic Interest
KAAC IPO Shares (Public Stockholders)	50,309,482	—	13.5%	40.8%
PIPE Investors(1)	57,234,023	—	15.3%	46.4%
Holders of founder shares(2)	10,752,563	—	2.9%	8.7%
Apache Contributor(3)	5,044,746	250,000,000	68.3%	4.1%

(1)	Includes certain funds and client accounts advised by Kayne Anderson and directors, management and employees of KAAC, Kayne Anderson and Apache.
(2)	Includes our Sponsor and independent directors.
(3)	The Apache Contributor will also have an economic interest in Altus Midstream that is equal to the Apache Contributor’s voting interest in KAAC attributable to its shares of Class C Common Stock.

You should read “Summary of the Proxy Statement—Impact of the Business Combination on KAAC’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Transactions

The following table summarizes the sources and uses for funding the Transactions.

Sources of Funds(1)		Uses(1)
(in millions)
Existing cash in Trust Account(2)	$381	Equity to the Apache Contributor	$2,519
Equity to the Apache Contributor	2,519	Cash to Altus Midstream Company	920
Private Placement	572	Founder Shares(3)	76
Founder Shares(3)	76	Transaction fees and expenses(4)	33

Total Sources	$3,548	Total Uses	$3,548

(1)	This sources and uses assumes no public shares are elected to be redeemed and that no Assigned Shares are issued to the Apache Contributor.
(2)	As of June 30, 2018, the fair market value of marketable securities held in the Trust Account was $380.7 million.
(3)	This amount excludes 1,862,606 founder shares that will be forfeited by our Sponsor in connection with the closing of the business combination.
(4)	This amount includes $13,206,239 in deferred underwriting commissions to the underwriters of our IPO.

Board of Directors of KAAC Following the Transactions

We are, and after the closing of the business combination will continue to be, managed by our board of directors. In connection with the closing of the business combination, we anticipate expanding the size of our board of directors from five directors to 11 and certain current members of our board of directors, will resign from our board of directors following the closing of the business combination. As a result, we will appoint a number of new directors, including our current Chief Executive Officer, Robert S. Purgason, six non-independent directors selected by the Apache Contributor, two independent directors selected by Kayne Anderson and one independent director selected by the Apache Contributor, effective as of and contingent upon closing of the business combination. In addition, we expect to form a conflicts committee of our board of directors following the closing of the business combination, which will initially be composed of three independent directors. Please see the sections entitled “Officers and Directors of KAAC Prior to Closing of the Business Combination” and “Officers and Directors of KAAC Following Closing of the Business Combination.”

Upon completion of the Transactions, the Apache Contributor will control a majority of our outstanding voting common stock and will have the ability to influence the election of our board of directors. As a result, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards, and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Following the closing of the business combination, we will act as the general partner of Altus Midstream, and as such, will manage and govern Altus Midstream’s business. Upon the closing of the business combination, we expect that Robert S. Purgason and Terry A. Hart will resign as our Chief Executive Officer and Chief Financial Officer, respectively, and that our management team will include Brian W. Freed, as Chief Executive Officer, and Ben C. Rodgers, as Chief Financial Officer, both of whom are currently members of Apache’s senior management team.

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2018, this would have amounted to approximately $10.09 per share (based on the fair value of marketable securities held in the Trust Account as of June 30, 2018 of approximately $380.7 million). If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of KAAC. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A Common Stock included in the units sold in our IPO, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A Common Stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $380.7 million as of June 30, 2018. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of KAAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the business combination.

Accounting Treatment

The business combination will be accounted for as a reverse recapitalization of KAAC in accordance with GAAP. Under this method of accounting, KAAC will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Alpine High Midstream issuing stock for the net assets of KAAC, accompanied by a recapitalization. The net assets of KAAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Certain United States Federal Income Tax Considerations

The following is a discussion of (i) certain U.S. federal income tax consequences for holders of our Class A Common Stock that elect to have their Class A Common Stock redeemed for cash upon the closing of the business combination and (ii) with respect to certain Non-U.S. holders (as defined below) who continue to hold shares of our Class A Common Stock or warrants after the business combination is completed, certain U.S. federal income tax consequences related to our expected classification as a United States real property holding corporation (a “USRPHC”) following the business combination. This discussion applies only to Class A Common Stock and warrants held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), for U.S. federal income tax purposes and is applicable only to holders who purchased our Class A Common Stock and warrants in the IPO.

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the business combination that are associated with certain redemptions of our Class A Common Stock or certain Non-U.S. holders who continue to hold shares of our Class A Common Stock or warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A Common Stock or warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Common Stock or warrants being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership, or an entity or arrangement classified as a partnership, for U.S. federal income tax purposes, the tax treatment of your partners will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Considerations Related to a Redemption of Class A Common Stock

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Class A Common Stock and/or warrants, as applicable, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Class A Common Stock. In the event that a U.S. holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of KAAC Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of common stock, the U.S. holder will be treated as described under “—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” below. If the redemption does not qualify as a sale of common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock that could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Class A Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our Class A Common Stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock. The redemption of our Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining Class A Common Stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other shares of our stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Class A Common Stock. If the redemption qualifies as a sale of Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A Common Stock, any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

A withholding tax equal to 15% of the amount realized (the “USRPHC Withholding Tax”) on the redemption of our shares of Class A Common Stock (i.e., the amount of cash received by a holder pursuant to a redemption of our shares of Class A Common Stock) may also be required. A U.S. holder may eliminate the USRPHC Withholding Tax in respect of its receipt of cash pursuant to a redemption of our shares of Class A Common Stock by certifying in writing (under penalties of perjury) to the person required to withhold the USRPHC Withholding Tax that such holder is not a Non-U.S. holder, and providing its U.S. taxpayer identification number (social security number for individuals and U.S. employer identification number in all other cases), address and certain other information, or by providing such other information, as is satisfactory to the person required to withhold the USRPHC Withholding Tax, to establish such holder’s status as a U.S. holder. If a U.S. holder fails to provide the necessary information described above to eliminate the USRPHC Withholding Tax and the amount of the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the U.S. holder’s U.S. federal income tax liability with respect thereto, a holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above.

Dividends we pay to a U.S. holder that is classified as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of our Class A Common Stock and/or warrants, as applicable, that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Redemption of Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Class A Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of KAAC Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Class A Common Stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “— Gain on Redemption Treated as a Sale of Class A Common Stock” and “—Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of our Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•

our Class A Common Stock constitutes a United States real property interest by reason of our expected classification as a USRPHC for U.S. federal income tax purposes and the Non-U.S. holder owns or owned more than 5% of our Class A Common Stock during the Non-U.S. holder’s holding period for the Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the redemption of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Class A Common Stock” above, we may be required to withhold the USRPHC Withholding Tax upon such redemption. If the USRPHC Withholding Tax withheld in respect of cash received pursuant to such redemption exceeds the holder’s U.S. federal income tax liability with respect thereto, the holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We expect to be classified as a USRPHC on the date of the redemption. We urge you to consult your tax advisors regarding the U.S. federal income tax consequences resulting from our expected classification as a USRPHC on the date of the redemption.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “—Gain on Redemption Treated as a Sale of Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). In addition, because we expect to be classified as a USRPHC on the date of the redemption, we expect to be required to withhold 15% of any distribution to the extent such distribution is not treated as a dividend for U.S. federal income tax purposes. Please see “—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.

Payments of dividends (including constructive dividends received pursuant to a redemption of our Class A Common Stock) on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on our Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts.

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends received pursuant to a redemption of our Class A Common Stock) on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. Non-U.S. holders should consult their tax advisers regarding possible implications of FATCA.

Certain Considerations for Continuing Non-U.S. Holders in Connection With KAAC’s Expected Classification as a USRPHC Following the Business Combination

We expect to be classified as a USRPHC following the closing of the business combination, because a significant portion of the assets of the Alpine High Entities are expected to be classified as United States real property interests. As a result of our expected classification as a USRPHC, as long as our Class A Common Stock continues to be regularly traded on an established securities market, as determined under the Code and Treasury Regulations, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of our Class A Common Stock will be subject to U.S. federal income tax on gain realized on the disposition of our Class A Common Stock. However, if our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, or shares of our Class A Common Stock are disposed of by a holder who owns more than 5% of our Class A Common stock at any time during the period described above, such holder generally would be subject to U.S. federal income tax on a disposition of our Class A Common Stock. In addition, if our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs (regardless of the percentage of our Class A Common Stock actually or constructively owned by such holder), the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If we are classified as a USRPHC and a Non-U.S. holder holds our Class A Common Stock when it is not regularly traded or the percentage of our Class A Common Stock actually or constructively owned by a Non-U.S. holder at any time during the period discussed above exceeds or exceeded 5% of the value of our Class A Common Stock, then any redemption of such Non-U.S. holder’s Class A Common Stock treated as a sale or exchange for U.S. federal income tax purposes (as discussed under “Certain Considerations Related to a Redemption of Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above) and any distributions (including redemptions treated as distributions, as described under “Certain Considerations Related to a Redemption of Class A Common Stock—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution” above) we make to a Non-U.S. holder that are not treated as dividends for U.S. federal income tax purposes (i.e., that are not made out of our current or accumulated earnings and profits) generally would be subject to the USRPHC Withholding Tax, as described under “Certain Considerations Related to a Redemption of Class A Common Stock—Non-U.S. Holders—Gain on Redemption Treated as a Sale of Class A Common Stock” above.

Since we expect to be classified as a USRPHC following the business combination, a Non-U.S. holder who recognizes gain from a disposition of our warrants generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to U.S. holders unless an applicable income tax treaty provides otherwise. However, if both our warrants and our Class A Common Stock continue to be regularly traded on an established securities market in the calendar year of such disposition, only a Non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the warrants, more than 5% of our warrants generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our expected classification as a USRPHC. If in the calendar year of such disposition, our warrants are not considered to be so regularly traded on an established securities market, but our Class A Common Stock is, only a Non-U.S. holder whose warrants, as of the date of such Non-U.S. holder’s acquisition of such warrants, have a fair market value greater than 5% of the value of our Class A Common Stock, generally will be subject to U.S. federal income tax on gain realized on the disposition of our warrants as a result of our expected classification as a USRPHC. If our Class A Common Stock were not considered to be so regularly traded during the calendar year in which the relevant disposition by a Non-U.S. holder occurs, such holder (regardless of the percentage of our warrants owned) generally would be subject to U.S. federal income tax on a taxable disposition of our warrants, and the USRPHC Withholding Tax generally would apply to the gross proceeds from such disposition.

If the USRPHC Withholding Tax withheld with respect to a disposition of our Class A Common Stock or warrants, redemption of our Class A Common Stock or a distribution made with respect to our Class A Common Stock exceeds the Non-U.S. holder’s U.S. federal income tax liability with respect to such disposition, redemption or distribution, such holder may be entitled to a refund or credit against such holder’s U.S. federal income tax liability, provided that certain required information is timely provided to the IRS.

The foregoing discussion is not intended to be a comprehensive discussion of all material U.S. federal income tax consequences to a Non-U.S. holder of owning or disposing of our Class A Common Stock and/or warrants after the business combination is completed. We urge Non-U.S. holders to consult their tax advisors with respect to the consequences of ownership and disposition of our Class A Common Stock and/or warrants.

Regulatory Matters

Neither KAAC nor the Apache Contributor is aware of any material regulatory approvals or actions that are required for closing of the business combination. The parties have determined that a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not required to be filed. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The closing of the business combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal at the special meeting. The Business Combination Proposal is conditioned on the approval of the Charter Proposals and the NASDAQ Proposal.

This Business Combination Proposal (and consequently, the Contribution Agreement and the business combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A Common Stock and Class B Common Stock voted at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CLASS C CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, KAAC’s stockholders are also being asked to approve amendments to the Charter to provide for the establishment of a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to this proxy statement as Annex B.

Reasons for the Amendment

In connection with the closing of the business combination, among other consideration, the Apache Contributor will receive an aggregate of 250,000,000 Common Units and 250,000,000 shares of Class C Common Stock. We are establishing the Class C Common Stock to provide the Apache Contributor with a voting interest in KAAC (attributable only to those shares of Class C Common Stock and not to any shares of Class A Common Stock received by the Apache Contributor at the closing of the business combination) equal to the economic interest that the Apache Contributor will have in Altus Midstream as a result of the issuance of Common Units to the Apache Contributor at the closing of the business combination. The Apache Contributor will own all of our outstanding Class C Common Stock. Following the closing of the business combination, we expect to maintain a one-to-one ratio between the number of outstanding shares of Class C Common Stock and the number of Common Units owned by the Apache Contributor. The Class C Charter Proposal will establish the terms of the Class C Common Stock.

Description of Class C Common Stock

Our Class C Common Stock will be a newly issued class of common stock, with a par value of $0.0001 per share. A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than KAAC) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. Holders of our Class C Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock will not be entitled to any dividends from KAAC and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

At any time following 180 days after the closing of the business combination, the Apache Contributor will generally have the right to cause Altus Midstream to redeem all or a portion of the Apache Contributor’s Common Units in exchange for shares of our Class A Common Stock or, at Altus Midstream’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption by Altus Midstream. Upon the future redemption or exchange of Common Units held by the Apache Contributor, a corresponding number of shares of Class C Common Stock held by the Apache Contributor will be cancelled.

Vote Required for Approval

The Class C Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals, and the NASDAQ Proposal at the special meeting.

The approval of the Class C Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CLASS C CHARTER PROPOSAL.

PROPOSAL NO. 3—THE AUTHORIZED CLASS A SHARE CHARTER PROPOSAL

Overview

In this Proposal 3, we are requesting stockholders approve and adopt an amendment to the Charter to increase the number of authorized shares of Class A Common Stock from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Class A Share Charter Proposal is attached to this proxy statement as Annex B.

Vote Required for Approval

The Authorized Class A Share Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals, and the NASDAQ Proposal at the special meeting.

The approval of the Authorized Class A Share Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED CLASS A SHARE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE AUTHORIZED PREFERRED SHARE CHARTER PROPOSAL

Overview

In this Proposal 4, we are requesting stockholders approve and adopt an amendment to the Charter to increase the number of authorized shares of Preferred Stock from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Preferred Share Charter Proposal is attached to this proxy statement as Annex B.

Vote Required for Approval

The Authorized Preferred Share Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal at the special meeting.

The approval of the Authorized Preferred Share Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED PREFERRED SHARE CHARTER PROPOSAL.

PROPOSAL NO. 5—THE BOARD DECLASSIFICATION PROPOSAL

Overview

Assuming that the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal are approved, we are requesting stockholders approve the declassification of our board of directors. Our Charter currently provides that our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Upon the closing of the business combination, our board of directors will have 11 members. See “Officers and Directors of KAAC Following Closing of the Business Combination” for additional information. We are asking our stockholders to approve amendments to Article V of our Charter, as provided in Annex B to this proxy statement, to declassify our board of directors so that following the business combination there will be one class of directors without staggered terms of office, and to make certain related changes. If this proposal is approved by our stockholders, our Second A&R Charter will provide that from and after the date of the closing of our business combination, our board of directors will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the closing of the business combination, and, thereafter, all directors will be elected annually and shall be elected for one year terms expiring at the next annual meeting of our stockholders.

Reasons for the Declassification of Our Board of Directors

In determining whether to submit to our stockholders this Board Declassification Proposal, our board of directors considered arguments in favor of and against continuation of a classified board structure and determined that declassification of the board of directors of KAAC would be in the best interests of us and our stockholders.

Specifically, our board of directors recognized that corporate governance standards have continued to evolve, resulting in a majority of S&P 500 companies having implemented annual director elections. Furthermore, a classified structure may appear to reduce director accountability to stockholders, since such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Our board of directors also recognized that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board of directors and management accountable for implementing those policies.

Although our board of directors believes that declassifying the board of directors of KAAC is in the best interests of us and our stockholders, our board of directors is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors.

After considering the foregoing, our board of directors believes that the amendments to declassify our board of directors under this Board Declassification Proposal are in the best interests of us and our stockholders.

Vote Required for Approval

The Board Declassification Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal at the special meeting.

The approval of the Board Declassification Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BOARD DECLASSIFICATION PROPOSAL.

PROPOSAL NO. 6—THE ADDITIONAL CHARTER PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Proposals and the NASDAQ Proposal are approved, KAAC’s stockholders are also being asked to approve amendments to the Charter to eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal”). A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to this proxy statement as Annex B.

Vote Required for Approval

The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal at the special meeting.

The approval of the Additional Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADDITIONAL CHARTER PROPOSAL.

PROPOSAL NO. 7—THE NASDAQ PROPOSAL

Overview

In connection with the Transactions, we intend to issue (subject to customary terms and conditions, including the closing of the business combination): (a) up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor; (b) up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its Common Units in accordance with the Altus Midstream LPA; (c) the issuance of 3,182,140 Contribution Warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such Contribution Warrants; (d) up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) 57,234,023 shares of Class A Common Stock in the Private Placement. The proceeds from the Private Placement will be used to fund our future capital expenditures following the business combination. The investors in the Private Placement will be entitled to certain customary registration rights described under “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements.” For further information, please see the full text of the form of Subscription Agreement, dated as of August 8, 2018, among KAAC and the PIPE investors, which is attached to this proxy statement as Annex E and the full text of the Contribution Agreement, which is attached to this proxy statement as Annex A. The discussion herein is qualified in its entirety by reference to such documents.

Why KAAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. As a result of KAAC’s issuance (or future issuance) of shares of Class A Common Stock and Class C Common Stock in connection with the business combination and the Private Placement, KAAC will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of KAAC prior to the issuance, or 20% or more of its voting power prior to the issuance.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the NASDAQ Proposal is also a condition to closing of the business combination in the Contribution Agreement.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, we will issue up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor. Additionally, we may also issue up to

290,682,140 shares of Class A Common Stock to the Apache Contributor, consisting of (a) up to 250,000,000 shares of Class A Common Stock in connection with any redemption or exchange of the Apache Contributor’s Common Units in accordance with the Altus Midstream LPA; (b) up to 3,182,140 shares of Class A Common Stock in connection with any exercise of the Contribution Warrants by the Apache Contributor; and (c) up to 37,500,000 shares of Class A Common Stock as earn-out consideration under the Contribution Agreement. Further, upon the closing of the Private Placement, we will issue 57,234,023 shares of Class A Common Stock. The issuance of the shares described herein will result in significant dilution to our public stockholders, and result in the public stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of KAAC.

Vote Required for Approval

The NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals at the special meeting.

Approval of the NASDAQ Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS

VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 8—THE DIRECTOR ELECTION PROPOSAL

Overview

Our board of directors is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of our Class I director, Mr. D. Mark Leland, will expire at the special meeting.

If the Board Declassification Proposal is approved, our Second A&R Charter will provide for the declassification of our board of directors and our board of directors will consist of one class of directors only, whose term will continue to the first annual meeting of stockholders following the date of the closing of the business combination, and, thereafter, all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of our stockholders. If the Board Declassification Proposal is not approved, our board of directors will remain classified.

Director Nominee

Our board of directors has nominated D. Mark Leland for election as a Class I director. Assuming the Board Declassification Proposal is not approved and our board of directors remains classified, Mr. Leland, if elected, will serve on our board of directors for a term of three years expiring at the 2021 annual meeting of stockholders or until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal. Assuming the Board Declassification Proposal is approved and our board of directors is declassified, Mr. Leland, if elected, will serve on our board of directors for a term expiring at the 2019 annual meeting of stockholders or until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal. Please see “Officers and Directors of KAAC Prior to Closing of the Business Combination” for more information regarding Mr. Leland, including Mr. Leland’s business experience.

Vote Required for Approval

The Director Election Proposal is not conditioned on the approval of any other Proposal at the special meeting.

Directors are elected by the affirmative vote of the holders of a plurality of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, in person or by proxy. This means that the director nominee will be elected if he receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” the nominee will be counted in favor of the nominee. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT KAAC STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEE TO OUR BOARD OF DIRECTORS.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

OVERVIEW

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by KAAC stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF KAAC

The following discussion and analysis should be read in conjunction with the financial statements and related notes of KAAC included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on December 12, 2016 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the sale of private placement warrants and from additional issuances, if any, of our capital stock, debt or a combination of cash, stock and debt.

We expect to incur significant costs in the pursuit of our business combination plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Results of Operations for the Six Months Ended June 30, 2018

We have neither engaged in any operations nor generated any operating revenue to date. Our only activities since inception relate to our formation, our IPO which was consummated on April 4, 2017 and efforts directed toward locating a suitable initial business combination. We will not generate any operating revenue until after completion of an initial business combination, at the earliest. Prior to such time, we will generate non-operating income in form of interest income on cash and cash equivalents. We incur increased expenses as a result of being a public company (for legal, financial reporting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combination candidates.

For the six months ended June 30, 2018, we had net income of $1,297,553, which consisted primarily of interest income from the Trust Account of $2,650,263. This income was offset by general and administrative expenses of $714,328, franchise tax expense of $100,025 and income tax expense of $538,357.

Liquidity and Capital Resources

In April 2017, upon the completion of our IPO and the issuance and sale of our private placement warrants, $377,321,120 was deposited in our Trust Account with American Stock Transfer & Trust Company acting as trustee. Other than the withdrawal of interest to pay taxes, the proceeds held in the Trust Account will remain in the Trust Account until the earlier (i) the completion of the initial business combination; (ii) the redemption of any shares of Class A Common Stock included in the units sold in our IPO that have been properly tendered in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Common Stock if we do not complete the initial business combination within 24 months from the closing of our IPO; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the units sold in our IPO if we are unable to complete an initial business combination within 24 months from the closing of our IPO (subject to the requirements of law).

On March 21, 2018, our Sponsor agreed to loan us up to $500,000 (which amount was subsequently increased to $1,000,000), as needed, to fund our working capital needs. These loans are non-interest bearing, and we expect to repay the loans at the closing of our initial business combination. At the option of the lender, such loans may be convertible into warrants, at a price of $1.50 per warrant, at the time of our initial business combination. Such warrants will be identical to private placement warrants issued simultaneously with the consummation of our IPO. As of June 30, 2018, we had borrowed $100,000 under the unsecured promissory note. As of June 30, 2018, we had $48,630 in cash held outside the Trust Account which may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, interest income on the funds held in the Trust Account may be released to pay our franchise and income taxes. During the first six months of 2018, we paid $280,050 of franchise taxes and $834,463 estimated U.S. federal income tax with funds held in the Trust Account. At June 30, 2018, $3,391,495 is available to pay any additional taxes.

To the extent that we require additional funds to operate our business prior to the consummation of an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to loan us funds as may be required. If we complete our initial business combination, we would repay such additional loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans, including loans made under the March 2018 agreement, may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to our private placement warrants, including as to the exercise price, exercisability and exercise period.

Off-Balance Sheet Arrangements and Contractual Obligations

As of June 30, 2018, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. In connection with our IPO, we entered into an Administrative Services Agreement, by and between us and KA Fund Advisors, LLC, an affiliate of our Sponsor (“KA Fund Advisors”). We have agreed to pay KA Fund Advisors a total of $5,000 per month for office space, utilities and secretarial and administrative support. Effective January 1, 2018, KA Fund Advisors agreed to waive the monthly fee until the termination date of our Administrative Services Agreement.

The underwriters are entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($7,546,422) were paid at the closing of our IPO and 3.5% ($13,206,239) was deferred and placed in the Trust Account. The deferred discount and commissions will become payable to the underwriters only on completion of the initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instrument and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. An aggregate of 36,156,709 shares of Class A Common Stock subject to possible redemption at June 30, 2018 have been excluded from the calculation of basic income per common share. We have not considered the effect of the public warrants and the private placement warrants to purchase 18,941,651 shares of the Company’s Class A Common Stock in the calculation of diluted income per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events and their inclusion would be antidilutive.

At June 30, 2018, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in our earnings under the treasury stock method.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. We have not experienced losses on these accounts and management believes we are not exposed to significant risks on such accounts.

Financial Instruments

The fair value of our assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Deferred Offering Costs

We comply with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” We incurred $680,851 (includes $38,234 incurred during 2016 and $642,617 incurred during 2017) of offering costs in connection with preparation for our IPO. These costs together with the underwriting discounts of $20,752,661 (including $13,206,239 of which payment is deferred), were charged to additional paid in capital upon completion of our IPO in April 2017.

Income Taxes

We follow the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. To the extent a tax position does not meet these recognition and measurement thresholds, the associated benefit is not recognized in whole or in part and is reflected as an unrecognized tax benefit. There were no unrecognized tax benefits as of December 31, 2017 or 2016 or June 30, 2018. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017 or 2016 or at June 30, 2018. We are currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax position. We are subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe any recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Quantitative and Qualitative Disclosure About Market Risk

The net proceeds of our IPO and the sale of the private placement warrants held in the Trust Account are invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

BUSINESS OF KAAC

Overview

We are an early stage blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). We intend to acquire and operate a business in the energy industry and believe our management team is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for our stockholders, although we may pursue a business combination opportunity in any business or industry. For our purposes, we define the energy industry as companies that own and operate assets that are used in or provided services to the energy sector, including, but not limited to, assets used in exploring, developing, producing, transporting, storing, gathering, processing, fractionating, refining, distributing or marketing of natural gas, natural gas liquids, crude oil or refined products.

On April 4, 2017, we consummated our IPO of 35,000,000 units. Each unit consists of one share of Class A Common Stock and one-third of one warrant to purchase one share of Class A Common Stock. Each whole warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The units were sold in our IPO at an offering price of $10.00 per unit, generating gross proceeds of $350.0 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our IPO, we completed a private placement of 6,000,000 warrants at a price of $1.50 per warrant, issued to our Sponsor, generating total proceeds of $9.0 million. On April 21, 2017, the underwriters exercised their over-allotment option in part and purchased an additional 2,732,112 units, which were sold at an offering price of $10.00 per unit, generating gross proceeds of $27.3 million. Simultaneously with the unit sales in connection with the over-allotment, we completed a private sale of an additional 364,281 warrants to our Sponsor, generating gross proceeds of $0.5 million. A total of $377.3 million of the net proceeds from our IPO (including the partial over-allotment) and the private placement with our Sponsor were deposited in the Trust Account.

Our units began trading on March 30, 2017 on the NASDAQ Capital Market under the symbol “KAACU.” Commencing on April 30, 2017, the securities comprising the units began separate trading. The units, Class A Common Stock and warrants are trading on the NASDAQ Capital Market under the symbols “KAACU,” “KAAC” and “KAACW,” respectively.

Initial Business Combination

NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. If our board of directors is not able to independently determine the fair market value of a target business or businesses, KAAC will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. or an independent accounting firm with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of a target business or businesses, it may be unable to do so if the board of directors of KAAC is less familiar or experienced with the target company’s business or there is a significant amount of uncertainty as to the value of the company’s assets or prospects. For more information on our satisfaction of the 80% test with respect to the business combination, please see “Proposal No. 1—The Business Combination Proposal—Satisfaction of 80% Test.”

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, upon the closing of the business combination, subject to the limitations described herein. As of June 30, 2018, the amount in the Trust Account, net of taxes payable, is approximately $10.09 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the closing of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting to which this proxy statement relates is to solicit your approval of the business combination. Unlike many other blank check companies, KAAC public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares of Class A Common Stock included in the units sold in the IPO.

Employees

We currently have two executive officers. Members of our management team are not obligated to devote any specific number of hours to KAAC matters but devote as much of their time as they deem necessary to KAAC’s affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

OFFICERS AND DIRECTORS OF KAAC

PRIOR TO CLOSING OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who currently serve as directors and officers of KAAC:

Name	Age	Position
Kevin S. McCarthy	59	Chairman of the Board of Directors
Robert V. Sinnott	69	Vice-Chairman of the Board of Directors
Robert S. Purgason	62	Chief Executive Officer
Terry A. Hart	48	Chief Financial Officer
D. Mark Leland	56	Director
R. Rudolph Reinfrank	63	Director
Mark Borer	64	Director

Kevin S. McCarthy has been our Chairman since March 2017 and served as our Chief Executive Officer from inception until February 2017. Since joining Kayne Anderson in 2004, Mr. McCarthy has been a managing partner for the advisor to the firm’s four publicly traded closed-end funds, which merged into two funds in August 2018 (NYSE: KYN and KMF). He has been responsible for MLP private equity investments and has served as chairman and chief executive officer of the closed-end funds. In addition to his directorships at Kayne Anderson funds, he served on the board of directors of Range Resources Corporation (NYSE: RRC), a domestic upstream company, from 2005 until June 2018, and has held directorships at a number of public and private companies in the energy industry. Prior to joining Kayne Anderson in 2004, Mr. McCarthy was most recently global head of energy at UBS Securities LLC, or UBS. In this role, he had senior responsibility for all of UBS’ energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the MLP industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. Mr. McCarthy earned a B.A. in Economics and Geology from Amherst College and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He is well qualified to serve as one of our directors due to his energy finance and investment experience.

Robert V. Sinnott has been our Vice-Chairman since March 2017. He is also co-chairman of Kayne Anderson, a position he has held since 2016. He has over 40 years of investment experience and oversees Kayne Anderson’s energy strategies. Since joining Kayne Anderson in 1992, Mr. Sinnott founded and built the firm’s energy platform into one of the largest energy investment firms in the country with over $19 billion in energy investments as of the date of this proxy statement. He maintains a direct management role in the firm’s energy private equity group and serves as the portfolio manager for two of Kayne Anderson’s hedge funds. In addition, since 1998, Mr. Sinnott has been a member of the board of directors that oversees Plains GP Holdings, L.P. (NYSE: PAGP) and Plains All American Pipeline, L.P. (NYSE: PAA), which is, a large publicly traded master limited partnership, and since 2014 he has been a director of California Resources Corporation (NYSE: CRC), a domestic upstream company. From 1986 to 1992, Mr. Sinnott was a vice president and senior securities officer of the Investment Banking Division of Citibank. Prior to that, Mr. Sinnott led Citigroup’s midstream finance efforts in Houston, Texas. He has also worked for a large diversified pipeline company with subsidiaries in the oil and gas exploration and energy services industries. Mr. Sinnott and five others opened Bank of America’s energy lending activities in Houston in 1976 where they financed independent oil and gas companies as well as diversified pipeline companies. Mr. Sinnott received a B.A. from the University of Virginia and an M.B.A. from Harvard University. He is well qualified to serve as one of our directors due to his operations, finance and investment experience in the energy industry.

Robert S. Purgason has been our Chief Executive Officer since February 2017. Since that time he has also been Senior Managing Director of Kayne Anderson. Mr. Purgason has over 40 years of experience in the energy industry and most recently served as senior vice president, Access at Williams Companies, Inc. until January 2017, responsible for the Central Operation Area and Operational Excellence for the entire enterprise. Mr. Purgason also held other roles at the Williams Companies, Inc. and its affiliates from 2015 to January 2017. He has operational and commercial knowledge of midstream companies and served as chief operating officer of Chesapeake Midstream Partners, L.L.C. (subsequently named Access Midstream Partners, LP) from 2009 to 2015, and also served as chief operating officer of Crosstex Energy, L.P. (subsequently named EnLink Midstream LLC) from 2006 to 2009. From 2004 to 2006, he served as senior vice president of the Treating Division at Crosstex Energy, L.P. Prior to joining Crosstex, he spent 18 years at Williams Companies, Inc. and its affiliates in various senior-level positions in natural gas liquids, gas marketing, mergers and acquisitions and major project development. He has served on the board of directors and is the past Chairman of the Texas Pipeline Association, the Board of Visitors Dean’s Advisory Council for the College of Engineering at The University of Oklahoma, the Advisory Board for the Chemical, Biological & Materials Engineering School at The University of Oklahoma and past Program Chair and Director of GPA Midstream Association, where he authored numerous technical and marketing papers. He is currently a member of the Dallas Wildcat Committee and the National Association of Corporate Directors. Since 2014, Mr. Purgason has served on the board of L.B. Foster Company (NASDAQ: FSTR), a manufacturing company specializing in rail, construction and energy related products. He holds a B.S. degree in Chemical Engineering with honors from the University of Oklahoma.

Terry A. Hart has been our Chief Financial Officer since our inception. Mr. Hart is a managing director for Kayne Anderson. and since 2005 has served as Chief Financial Officer of Kayne Anderson’s publicly traded closed-end funds and was a director of Kayne Anderson Energy Development Company from 2015 until its merger with Kayne Anderson MLP/Midstream Investment Company in August 2018. He is responsible for the oversight of finance, accounting and financial reporting. Prior to joining Kayne Anderson in 2005, Mr. Hart was most recently a senior vice president and controller at Dynegy Inc. (NYSE:DYN), an electricity provider. Prior to that, Mr. Hart served as assistant treasurer and director of structured finance at Dynegy, Inc. He began his finance and accounting career in 1992 with Illinova Corporation, which was acquired by Dynegy Inc. in 2000. Mr. Hart earned a B.S. in Accounting from Southern Illinois University and an M.B.A. from the University of Illinois.

D. Mark Leland has been an independent director of our board of directors since March 2017. He has served on the board of directors of PotlatchDeltic Corporation (formerly, Deltic Timber Corporation) since 2016 and served as its Interim President and Chief Executive Officer from October 2016 to March 2017. Mr. Leland served on the board of directors for the general partner of Rice Midstream Partners LP from 2014 until its merger with EQT Midstream Partners, LP in July 2018, including serving as chairman of the audit committee and a member of the conflicts committee. Previously, Mr. Leland served as Executive Vice President and Chief Financial Officer of El Paso Corporation, a natural gas-focused pipeline and production company, from 2005 to 2009 and President of El Paso’s midstream business unit from 2009 to 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to 2012. He served as Senior Vice President and chief financial officer of El Paso Exploration & Production Company from 2004 to 2005. Mr. Leland served as vice president and chief operating officer of the general partner of GulfTerra Energy Partners, L.P. in 2003, and as vice president and controller from 1997 to 2003. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P., a crude oil and petroleum products storage provider, from 2012 until 2015 and on the board of directors of KiOR, Inc., a renewable fuels company, from 2013 until 2015. Mr. Leland received a B.B.A. in Finance with a minor in Economics from the University of Puget Sound in Washington. He is well qualified to serve on our board of directors due to his extensive operational and financial experience in the midstream energy industry and his experience on the boards of directors of numerous publicly traded energy companies.

R. Rudolph Reinfrank has been an independent director of our board of directors since March 2017. He has served since 2009 as the managing general partner of Riverford Partners, LLC, a strategic advisory and investment firm which acts as an investor and strategic advisor to growth companies and companies in transition. In 2000, Mr. Reinfrank co-founded and served as a managing general partner of Clarity Management, LLC, the general partner and management company for Clarity Partners, L.P., an investment firm, until 2009. In 2005, he co-founded Clarity China, L.P., an investment firm focused on investments in China, and was affiliated with the firm until 2010. From 1997 to present, he co-founded and served as a managing general partner of Rader Reinfrank & Co., an investment firm. Since 1993, Mr. Reinfrank has served on the board of directors of Parker Drilling Company, a contract driller and service provider. Since 2013, Mr. Reinfrank has served on the board of directors and as chairman of the audit committee of Apollo Investment Corporation, a closed-end investment management company. Mr. Reinfrank previously has served on the boards of directors for Parker Drilling Company (PKD), a contract driller and service provider from 1993 to 2017, Weatherford International PLC (NYSE: WFT), an oil and gas services company, from 1995 to 1998, Enterra Corporation (NYSE: EN), a specialized services provider to the oil and gas industries, from 1986 to 1995 and CRC-Evans Pipeline International, Inc., a pipeline equipment and supply company, from 1986 to 1992. Since 2009, Mr. Reinfrank has also been a senior advisor to Pall Mall Capital, Limited (London), an independent corporate finance business, and Transnational Capital Corporation, a capital formation, financial structuring, and merger and acquisitions advisory services provider, since 2010 and BC Partners, a venture capital and private equity company since 2018. Mr. Reinfrank holds an M.B.A. from the Anderson Graduate School of Business at the University of California, Los Angeles and a B.A. in Economics from Stanford University. Mr. Reinfrank is well-qualified to serve on our board of directors due to his investment, strategic advice and counseling background and financing expertise.

Mark Borer has been an independent director of our board of directors since June 2017. He has over 35 years of experience in the energy industry spanning the areas of natural gas supply, gas storage, gathering and processing, natural gas and natural gas liquids pipelines, wholesale marketing and trading, corporate risk management, M&A activities, operations, and capital markets. From 2006 to 2012, Mr. Borer served as President and CEO of DCP Midstream Partners, LP, a publicly-traded master limited partnership involved in the gathering, processing, transportation, storage and marketing of natural gas and natural gas liquids. Prior to serving as president and CEO of DCP Midstream Partners, Mr. Borer held various executive positions with DCP Midstream, LLC and its predecessor companies from 1999 to 2006. Mr. Borer has served on the board of directors of Spire Inc. (NYSE: SR), a publicly-traded natural gas utility holding company, since 2014. He previously served as a director of publicly-traded companies TEPPCO Partners from 2000 to 2005 and DCP Midstream Partners from 2006 to 2012. Mr. Borer has also served on industry boards including the Texas Pipeline Association and the Colorado Oil and Gas Association. Mr. Borer received a B.S. in Business Administration from the University of Nebraska and a M.S. in Mineral Economics from the Colorado School of Mines. His service as a chief executive officer and on multiple boards of directors of publicly traded energy companies provides him with experience in the financial and operational risks of an energy company. This experience assists our board of directors as it evaluates KAAC’s financial, operational risks and strategy. He is well qualified to serve on our board of directors due to this extensive experience in the midstream energy industry.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. As of the date of this proxy statement, a majority of our board of directors is independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Leland, Reinfrank and Borer are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present. Following the closing of the business combination, we will be a controlled company under NASDAQ corporate governance rules and will not be required to have a majority of independent directors. Please see “Officers and Directors of KAAC Following the Business Combination – Status as a Controlled Company.”

Committees of the Board of Directors

Audit Committee

We have established an audit committee of our board of directors. Messrs. Leland, Reinfrank and Borer are members of our audit committee, and Mr. Reinfrank chairs the audit committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Messrs. Leland, Reinfrank and Borer meet the independent director standard under NASDAQ listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Reinfrank qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of our board of directors. Messrs. Leland, Reinfrank and Borer serve as members of our compensation committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Leland, Reinfrank and Borer are independent and Mr. Leland chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the NASDAQ Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors of KAAC will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2017 there were no delinquent filers.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us. If we amend or grant a waiver of one or more of the provisions of our code of ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to, or waivers from, provisions of our code of ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website.

Certain Relationships and Related Transactions

On December 23, 2016, we issued an aggregate of 10,062,500 founder shares to our Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.002 per share. In March 2017, our Sponsor transferred 40,000 founder shares to each of our independent directors (or an aggregate of 120,000 founder shares) at a price of $0.002 per share. 629,472 founder shares were forfeited by our Sponsor upon the underwriters’ partial exercise of their over-allotment option. The founder shares (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Our Sponsor has purchased an aggregate of 6,364,281 private placement warrants for a purchase price of $1.50 per warrant, or $9,546,422 in the aggregate, in a private placement that occurred simultaneously with the closing of our IPO. Each private placement warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. The private placement warrants (including the shares of Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on March 30, 2017, we agreed to pay KA Fund Advisors, an affiliate of our Sponsor, a total of $5,000 per month for office space, utilities and secretarial and administrative support. Effective January 1, 2018, KA Fund Advisors, LLC agreed to waive the monthly fee until the termination date of our agreement with KA Fund Advisors.

No compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Prior to our IPO, our Sponsor provided an aggregate of $265,000 to us under an unsecured promissory note, which were used for a portion of the expenses of our IPO. These loans were non-interest bearing and repaid upon the closing of our IPO.

On March 21, 2018, our Sponsor agreed to loan us up to $500,000 (which amount was subsequently increased to $1,000,000), as needed, to fund our working capital needs. The loans are non-interest bearing and expect to be repaid or, at our Sponsor’s option, converted into warrants at the closing of our initial business combination at a price of $1.50 per warrant. In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us additional funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

We have entered into a registration rights agreement with respect to the founder shares and the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares. We intend to amend and restate this registration rights agreement in connection with the closing of the business combination. Please see “Proposal No. 1—The Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

EXECUTIVE COMPENSATION

KAAC

None of our executive officers or directors have received any cash (or non-cash) compensation for services rendered to us. Commencing on March 30, 2017 we have paid KA Fund Advisors, an affiliate of our Sponsor, a total of $5,000 per month for office space, utilities and administrative services. Effective January 1, 2018, KA Fund Advisors agreed to waive the monthly fee until the termination date of our Administrative Services Agreement. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates. For more information about the interests of our Sponsor, directors and officers in the business combination, see the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Alpine High Entities

The Alpine High Entities do not employ any of the persons responsible for managing their business and operations, including executive officers. Such individuals, including executive officers, are employed and compensated by Apache or one of its affiliates. Such individuals also perform services for Apache and its affiliates unrelated to the business of the Alpine High Entities. After the closing of the business combination, the individuals presently serving as executive officers of the Alpine High Entities, certain of whom will also serve as our executive officers, are expected to remain employed with Apache and its affiliates and will continue also to provide services both for the Alpine High Entities and for Apache and its affiliates that are unrelated to us or the Alpine High Entities. Such individuals will not initially receive any separate amounts of compensation that are attributable to us or the Alpine High Entities. In connection with the business combination, we will enter into the COMA, pursuant to which Apache will provide certain services, including the services of the Alpine High Entities’ executive officers and we will pay Apache certain fees. For additional information regarding the COMA and the fees we will pay to Apache thereunder, see the section titled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Construction, Operations and Maintenance Agreement.”

Compensation of Executive Officer and Directors after the Business Combination

After the closing of the business combination, certain directors or executive officers of KAAC may be paid consulting, management or other fees or compensation from KAAC. As of the date of this proxy statement, no determinations regarding these arrangements have been made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF ALPINE HIGH MIDSTREAM

The following discussion and analysis should be read in conjunction with the accompanying combined financial statements and related notes of Alpine High Midstream included elsewhere in this proxy statement. The combined financial statements of Alpine High Midstream reflect the combined results of operations of Alpine High Gathering, Alpine High Pipeline, Alpine High Processing, and Alpine High NGL, which operate and conduct Apache’s midstream business located in the Alpine High resource play. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs, and expected performance of the Alpine High Midstream operations. The forward-looking statements are dependent upon events, risks, and uncertainties that may be outside the combined entities’ control. Actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors— Risks Related to the Business of Alpine High Midstream” and “Cautionary Note Regarding Forward-Looking Statements.” In light of these risks, uncertainties, and assumptions, the forward-looking events discussed may not occur.

Overview

Alpine High Gathering LP, a Delaware limited partnership, Alpine High Pipeline LP, a Delaware limited partnership, Alpine High Processing LP, a Delaware limited partnership, and Alpine High NGL Pipeline LP, a Delaware limited partnership (collectively, “Alpine High Midstream”), each of which are wholly owned subsidiaries of Apache Midstream LLC, a Delaware limited liability company (“Apache Contributor”) and a wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache”), were formed between May 2016 and January 2017 in connection with the commencement of construction of midstream assets supporting Apache’s development of its Alpine High acreage in the Southern Delaware Basin within the Permian Basin of West Texas (the “Alpine High resource play”). Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. As of August 8, 2018, this network includes approximately 55 miles of residue-gas pipelines with three market connections (with a fourth market connection expected to be in-service by the end of 2018), approximately 120 miles of natural gas gathering pipelines, approximately 380 MMcf/d of rich-gas processing capacity, and approximately 400 MMcf/d of lean-gas treating and compression capacity. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017.

Alpine High Midstream Operational Assessment

Alpine High Midstream uses a variety of financial and operational metrics to assess the performance of its operations and growth compared to expected plan estimates. These metrics include:

•	Throughput volumes;

•	Adjusted EBITDA; and

•	Operating expenses.

Sources of Alpine High Midstream’s Revenues

Alpine High Midstream’s results are driven primarily by the volume of natural gas gathered, processed, compressed, or transported. Throughout the historical period, all of Alpine High Midstream’s revenues were generated through fee-based agreements with a related party, Apache. The volume of natural gas that Alpine High Midstream gathers or processes currently depends on the production level of Apache’s assets in areas serviced by Alpine High Midstream. Alpine High Midstream’s assets have been, and continue to be, constructed to serve the development of the Alpine High resource play. The amount and pace of upstream development activity by Apache will impact Alpine High Midstream’s aggregate gathering and processing volumes because the production rate of natural gas wells declines over time. Additionally, other producers are also developing oil and gas plays in surrounding areas that may provide attractive opportunities to enter into third-party processing and gathering agreements. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of oil, natural gas, and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. Alpine High Midstream believes that its midstream assets are positioned in a highly economic play in one of the most active regions for oil and gas exploration and development activities in the United States.

Pursuant to the terms of existing agreements with Apache, Alpine High Midstream receives fees for low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation from acreage dedications provided by Apache. Although Alpine High Midstream’s current contracts are supported by acreage dedications covering the Alpine High resource play, Alpine High Midstream is actively seeking to obtain new supplies of natural gas and processing arrangements with third parties to increase the throughput volume on its systems in addition to Apache’s projected development of the Alpine High resource play. For more information about certain existing agreements between Alpine High Midstream and Apache, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements.”

Adjusted EBITDA

Alpine High Midstream defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, and accretion, and also excludes (when applicable) impairments and other items affecting comparability of results to peers. Alpine High Midstream’s management believes Adjusted EBITDA is useful for evaluating Alpine High Midstream’s operating performance and comparing results of its operations from period-to-period and against its peers without regard to its financing or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) or any other measure determined in accordance with GAAP or as an indicator of Alpine High Midstream’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing Alpine High Midstream’s financial performance, such as Alpine High Midstream’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. The presentation of Adjusted EBITDA should not be construed as an inference that Alpine High Midstream’s results will be unaffected by unusual or non-recurring items. Additionally, Alpine High Midstream’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Operating expenses

Gathering, transmission, and processing. Alpine High Midstream’s gathering, transmission, and processing expenses primarily comprise those costs that are directly associated with the operations of its midstream assets. The most significant of these costs are associated with direct labor and supervision, power, repair and maintenance expenses, and equipment rentals. Fluctuations in commodity prices impact operating cost elements both directly and indirectly. For example, commodity prices directly impact costs such as power and fuel, which are expenses that increase (or decrease) in line with changes in commodity prices. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as labor and equipment rentals.

Depreciation and accretion. Depreciation on Alpine High Midstream’s capitalized costs incurred to acquire and develop its midstream assets is computed based on estimated useful lives and estimated salvage values. Also included within this expense is the accretion associated with Alpine High Midstream’s estimated asset retirement obligations (“ARO”). The liability is accreted using Alpine High Midstream’s applicable corporate discount rate over the period until the estimated retirement of the asset.

General and administrative. General and administrative (“G&A”) costs comprise overhead expenditures directly and indirectly associated with operating the assets. Pursuant to an agreement with Apache, Alpine High Midstream will indirectly receive G&A support services in exchange for a fee of approximately $0.3 million per month. These support services include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services. G&A expenditures directly associated with operating the assets are subject to fluctuation in accordance with prevailing labor market rates. Alpine High Midstream may also require increased services from Apache, commensurate with planned activity levels.

Upon the closing of the Transaction, KAAC and Apache will enter into the COMA, which will establish a fixed annual support services fee to Apache of $3 million in 2019, $5 million in 2020, and $7 million in 2021. Beginning in 2022 through the term of the COMA, the associated fee will be $9 million annually and may be adjusted upwards based on actual incurred costs. Under the COMA, KAAC will also be required to pay or otherwise reimburse Apache and its affiliates for direct G&A expenses incurred that are directly attributable to the oversight, administration, and operation of the System (as defined in the COMA) and of KAAC. For more information about the COMA, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Construction, Operations and Maintenance Agreement.”

Taxes other than income. Taxes other than income primarily comprise ad valorem taxes on Alpine High Midstream’s midstream assets. Management of Alpine High Midstream anticipates future increases in ad valorem taxes, in line with the construction of its midstream assets. Alpine High Midstream is also subject to gas utility taxes payable to the RRC.

Factors and Trends Impacting Alpine High Midstream’s Business and the Comparability of Future Financial Data of KAAC Attributable to Alpine High Midstream to the Historical Financial Results of Alpine High Midstream’s Operations

Future financial data of KAAC attributable to Alpine High Midstream may not be comparable to the historical results of operations of Alpine High Midstream for the periods presented due to the following reasons:

Construction of Assets. Since inception, Alpine High Midstream has invested capital to develop and operate a network of midstream energy assets in the Southern Delaware Basin of West Texas. As of August 8, 2018, this network includes approximately 55 miles of processed-gas pipelines with three market connections, approximately 120 miles of natural gas gathering pipelines, approximately 380 MMcf/d of rich-gas processing capacity, and approximately 400 MMcf/d of lean-gas treating and compression capacity. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. Alpine High Midstream anticipates additional investment of approximately $1,280 million in the continued capital development of its midstream assets from the fourth quarter of 2018 through the end of 2021. This includes approximately $180 million during the fourth quarter of 2018, approximately $320 million in 2019, approximately $330 million in 2020, and approximately $450 million in 2021. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. The investment will primarily be directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020.

Options to Acquire Equity Investments in Five Separate Joint Venture Pipelines. As part of the business combination, the Apache Contributor will contribute the Options and the Additional Option to Alpine High Midstream and/or Altus Midstream. Alpine High Midstream and/or Altus Midstream will have the right, but not the obligation, to exercise the Options and the Additional Option at various times beginning in the fourth quarter of 2018 and continuing through 2020. Specifically, pursuant to the Options, Alpine High Midstream and/or Altus Midstream will have the ability to acquire equity interests in the following four joint venture pipelines: (i) up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express natural gas pipeline to Agua Dulce, Texas, (ii) a 50% equity interest in the Salt Creek NGL line to Waha, Texas, (iii) up to a 15% equity interest in the EPIC Crude pipeline to Corpus Christi, Texas, and (iv) a 33% equity interest in Shin Oak’s NGL pipeline to Mont Belvieu, Texas. Alpine High Midstream and/or Altus Midstream will have the ability to acquire a 33% interest (which may be reduced in certain circumstances) in the

Permian Highway Pipeline Project (via the Additional Option). After the closing of the business combination, we expect to exercise the Options and the Additional Option, resulting in approximately $1.660 billion of total anticipated capital spending associated with the exercise of these options from the fourth quarter of 2018 through the end of 2020. This includes approximately $110 million during the fourth quarter of 2018, approximately $1,280 million in 2019, and approximately $270 million in 2020. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. These options provide EBITDA upside potential as well as investment opportunity not reflected in Alpine High Midstream’s historical financial results or KAAC’s pro forma financial statements. The following table provides additional information regarding the Options and the Additional Option:

	GCX Option	EPIC Option	Salt Creek Option	Shin Oak Option	Additional Option (Permian Highway Pipeline Project)(1)
Expiration Date	December 31, 2018	February 1, 2019	January 31, 2020	60 days following in-service date	September 4, 2019

Option Percentage(2)	15%	15%	50%	33%	33%(5)
Estimated Exercise Price(3)(4)	$108 million	$90 million	$56 million	$500 million	$191 million

(1)	The Permian Highway Pipeline Project was announced in June 2018, and the participants in this project announced that a “final investment decision” was made on the project in September 2018.
(2)	Pursuant to the Supplemental GCX Option, we can exercise an option to purchase an additional 1% equity interest in Gulf Coast Express Pipeline LLC subject to certain conditions.
(3)

Estimated exercise price represents Alpine High Midstream’s proportionate share of capital expenditures made with respect to the applicable project prior to such exercise, plus financing charges associated with such capital expenditures (“exercise price”). There are no costs associated with exercising the Options other than the exercise price. However, we will be required to fund our pro rata share of capital expenditures after the exercise date.

(4)	These estimates are based on the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018.
(5)	Subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised.

Crude Oil and Natural Gas Supply and Demand. Alpine High Midstream currently generates all of its revenues under fee-based agreements with Apache. Existing related party contracts are expected to result in cash flow consistency and minimize Alpine High Midstream’s direct exposure to commodity price fluctuations, because it generally does not engage in the selling, marketing, or trading of crude oil, natural gas, or NGLs. Commodity price variances indirectly impact Alpine High Midstream’s activities and results of operations over the long term, because prices can influence production rates and investments by Apache and other third parties in the development of new crude oil and natural gas reserves. Generally, drilling and production activity will increase as crude oil and natural gas prices increase. The throughput volumes of Alpine High Midstream’s assets depend primarily on the volume of natural gas produced by Apache in the Alpine High resource play. Commodity prices can be volatile and influenced by numerous variables beyond upstream operators’ control, including the domestic and global supply of and demand for crude oil, natural gas, and NGLs. Flow assurance is dependent upon adequate infrastructure to meet downstream market demands. The commodities markets as well as other supply and demand factors may also influence the selling prices of crude oil, natural gas, and NGLs. Further, Alpine High Midstream’s ability to execute its expansion strategy for midstream infrastructure will depend on regional production of crude oil, natural gas, and NGLs, which is also affected by the supply of and demand for crude oil, natural gas, and NGLs.

Regulatory Compliance. The regulation of crude oil and natural gas gathering and processing by federal and state regulatory agencies has a material impact on Alpine High Midstream’s business. Alpine High Midstream’s operations are also impacted by new regulations, which may increase the time that it takes to obtain required permits. Additionally, increased regulation of crude oil and natural gas producers in Alpine High Midstream’s areas of operation, including regulations associated with hydraulic fracturing, and related water sourcing and water disposal requirements, could reduce the regional supply of crude oil and natural gas and, therefore, throughput on its infrastructure assets.

Operation of Assets. As midstream infrastructure assets are placed into service over the next several years, additional operating expenses are expected to trend higher given the increased capital expenditures and number of facilities being utilized. Alpine High Midstream believes that existing processing plants and gathering and transportation infrastructure have been operated at an efficient rate, with only standard down-time for minimal maintenance and repairs. However, the assets currently in service are new, and there have been no major turnarounds or material maintenance costs incurred to date. Over time, as anticipated, Alpine High Midstream projects that these maintenance and repairs costs will increase as the assets age. Alpine High Midstream is also subject to operational issues caused by off-specification natural gas transported to its processing plants.

Throughput of Volumes. Despite projected producer economics in the Alpine High resource play, Alpine High Midstream cannot guarantee volume throughput, and its existing commercial arrangements with producers do not provide volume commitments. Alpine High Midstream management believes the acreage dedications are an attractive alternative to volume commitments due to the contiguous acreage footprint of the majority of the Alpine High resource play.

Noncontrolling Interest. Applicable GAAP requires that consolidated financial statements depict as a noncontrolling interest the portion of net assets, net income, and net comprehensive income that is attributable to equity holders other than the parent. Upon the closing of the business combination, the Apache Contributor’s ownership in Altus Midstream will reflect a noncontrolling interest in KAAC’s consolidated financial statements. Assuming no KAAC stockholder redemptions, the noncontrolling interest will be 70.5% at the closing of the Transactions. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Income Taxes. Alpine High Midstream is a group of entities that are disregarded as entities separate from their regarded owner, Apache. For U.S. federal income tax purposes, Apache is a C-Corporation under the Code. As a result, federal taxable income associated with Alpine High Midstream has historically been included in Apache’s consolidated federal income tax return. Alpine High Midstream is also subject to the Texas Margin Tax and the Alpine High Midstream entities have historically been included in the Apache combined Texas Margin Tax return.

Pursuant to the Contribution Agreement, the Apache Contributor will contribute the Alpine High Entities and the Options to Altus Midstream and/or its subsidiaries. Alpine High Midstream will then be a group of disregarded entities under Altus Midstream. Altus Midstream will not be subject to U.S. federal income tax and will instead pass through its taxable income to its partners, who at the closing of the business combination will be the Apache Contributor and KAAC. As a result of the change in ownership structure, KAAC will record net income or loss before income taxes attributable to both the controlling and noncontrolling interest; however, KAAC will only report an income tax provision associated with KAAC’s investment in Altus Midstream and KAAC’s corporate operations. KAAC’s pro forma statement of operations reflects a valuation allowance on KAAC’s net deferred tax asset. Our management will continue to assess KAAC’s ability to realize this net deferred tax asset.

Public Company Expenses. KAAC incurs, and will continue to incur after closing of the business combination with Alpine High Midstream, direct, incremental G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with KAAC’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These direct, incremental G&A expenses are not included in Alpine High Midstream’s historical financial results of operations.

Results of Operations

Six Months ended June 30, 2018 Compared to Six Months ended June 30, 2017

The following table presents selected financial data for each of the six month periods ended June 30, 2018 and June 30, 2017:

	Six Months Ended June 30,
In thousands except operating data	2018	2017	Change
	(unaudited)
Revenues:
Midstream services - affiliate	$24,616	$1,570	$23,046

Total revenues	24,616	1,570	23,046
Operating expenses:
Gathering, transmission, and processing	22,219	1,951	20,268
Depreciation and accretion	8,921	639	8,282
General and administrative	3,261	1,109	2,152
Taxes other than income	5,253	—	5,253

Total operating expenses	39,654	3,699	35,955

Net loss before income taxes	(15,038)	(2,129)	(12,909)
Current income tax provision	—	—	—
Deferred income tax provision	9,190	300	8,890

Net loss	$(24,228)	$(2,429)	$(21,799)

Operating data:
Average throughput volumes of natural gas (MMcf/d)	233	14	219
Average volumes of natural gas processed (MMcf/d)	232	14	218

Revenues. Midstream services revenue from affiliates increased by approximately $23.0 million to approximately $24.6 million for the first six months of 2018, as compared to approximately $1.6 million for the first six months of 2017. The increase is solely attributed to the commencement of operations on the midstream assets in the second quarter of 2017, resulting in increased throughput volumes as Apache increased production from the Alpine High resource play. All midstream services revenues were generated through fee-based contractual arrangements with Apache. These services include gas gathering, transmission, and processing. The revenue earned from these services is directly related to the volume of natural gas that flows through Alpine High Midstream’s systems, and Alpine High Midstream does not take ownership of the natural gas or NGLs handled for Apache.

Gathering, transmission, and processing expenses. Gathering, transmission, and processing expenses increased by approximately $20.3 million to approximately $22.2 million for the first six months of 2018, as compared to approximately $2.0 million for the first six months of 2017, which is commensurate with the commencement of Alpine High Midstream’s initial operations in the second quarter of 2017. Gathering, transmission, and processing expenses are expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

General and administrative expense. G&A expense increased by approximately $2.2 million to approximately $3.3 million for the first six months of 2018, as compared to approximately $1.1 million for the first six months of 2017, which reflects the increase in overhead support services required that were directly related to the commencement of operations in May 2017.

Depreciation and accretion expense. Depreciation and accretion expense increased by approximately $8.3 million to approximately $8.9 million for the first six months of 2018, as compared to approximately

$0.6 million for the first six months of 2017. The increase represents the timing of placing assets into service following construction activity over the historical period. Depreciation and accretion expense is expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

Taxes other than income. Ad valorem taxes were first assessed in November 2017 and were immaterial given the start-up nature of the midstream assets. Ad valorem taxes increased by approximately $5.3 million to approximately $5.3 million for the first six months of 2018, as compared to $0 for the first six months of 2017. This increase represents Alpine High Midstream management’s estimate of the increased assessment expected for the current year related to completion of construction of certain assets.

Year ended December 31, 2017 compared to period beginning May 26, 2016 (inception) through December 31, 2016

The following table presents selected financial data for the year ended December 31, 2017 and the period from May 26, 2016 (inception) to December 31, 2016.

In thousands except operating data	Year Ended December 31, 2017	Period Beginning May 26, 2016 (Inception) through December 31, 2016	Change
Revenues:
Midstream services - affiliate	$15,142	$—	$15,142

Total revenues	15,142	—	15,142
Operating expenses:
Gathering, transmission, and processing	16,597	—	16,597
Depreciation and accretion	5,991	—	5,991
General and administrative	3,991	—	3,991
Taxes other than income	97	—	97

Total operating expenses	26,676	—	26,676

Net loss before income taxes	(11,534)	—	(11,534)
Current income tax provision	—	—	—
Deferred income tax provision	7,041	—	7,041

Net loss	$(18,575)	$—	$(18,575)

Operating data:
Average throughput volumes of natural gas (MMcf/d)	69	—	69
Average volumes of natural gas processed (MMcf/d)	69	—	69

Revenues. Midstream services revenue from affiliate increased by approximately $15.1 million to approximately $15.1 million for the year ended December 31, 2017, as compared to no revenues for the period beginning May 26, 2016 (inception) through December 31, 2016, which is commensurate with Alpine High Midstream achieving its first sales in the second quarter of 2017. The increase is solely attributed to Alpine High Midstream’s commencement of operations on the midstream assets in the second quarter of 2017, resulting in increased throughput volumes as Apache increased production from the Alpine High resource play. All midstream services revenues were generated through fee-based contractual arrangements with Apache. These services include gas gathering, transmission, and processing. The revenue earned from these services is directly related to the volume of natural gas that flows through Alpine High Midstream’s systems, and Alpine High Midstream does not take ownership of the natural gas or NGLs handled for Apache.

Gathering, transmission, and processing expenses. Gathering, transmission, and processing expenses increased by approximately $16.6 million to approximately $16.6 million for the year ended December 31, 2017, as compared to no expense for the period beginning May 26, 2016 (inception) through December 31, 2016, which is commensurate with the commencement of Alpine High Midstream’s initial operations in the second quarter of 2017. Gathering, transmission, and processing expenses are expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

General and administrative expense. G&A expense increased by approximately $4.0 million to approximately $4.0 million for the year ended December 31, 2017 as compared to no G&A expense for the period beginning May 26, 2016 (inception) through December 31, 2016, which reflects the commencement of Alpine High Midstream’s operations in the second quarter of 2017.

Depreciation and accretion expense. Depreciation and accretion expense increased by approximately $6.0 million to approximately $6.0 million for the year ended December 31, 2017 as compared to no depreciation and accretion expense for the period beginning May 26, 2016 (inception) through December 31, 2016. The increase represents the timing of placing assets into service following construction activity over the historical period. Depreciation and accretion expense is expected to increase over the next several years as additional infrastructure is built to facilitate expected volume growth.

Taxes other than income. Ad valorem taxes were first assessed in November 2017 and were immaterial given the start-up nature of the midstream assets. Ad valorem taxes increased by approximately $0.1 million to approximately $0.1 million for the year ended December 31, 2017.

Income taxes. Alpine High Midstream is a group of entities that are treated as disregarded as entities separate from their regarded owner, Apache. For U.S. federal income tax purposes, Apache is a C-Corporation under the Code. As a result, federal taxable income associated with Alpine High Midstream has historically been included in Apache’s consolidated federal income tax return. Alpine High Midstream is also subject to the Texas Margin Tax and the Alpine High Midstream entities have historically been included in the Apache combined Texas Margin Tax return. For financial statement reporting purposes, Alpine High Midstream has calculated a provision for U.S. federal and state income taxes as if Alpine High Midstream were a separate taxpayer.

Liquidity and Capital Resources

Alpine High Midstream Overview

Alpine High Midstream’s plans for future infrastructure development and construction of its gathering, transmission, and processing facilities will require significant capital expenditures in excess of current operational cash flow. To date, Alpine High Midstream’s primary use of capital has been for the initial construction of its assets. Historically, Alpine High Midstream’s primary source of liquidity has been capital contributions from Apache. As operations of Alpine High Midstream commenced in May 2017, limited cash from operations has been generated. While Alpine High Midstream’s gathering, transmission, and processing facilities are being constructed, Alpine High Midstream’s ongoing sources of liquidity are expected to be cash generated from operations which are anticipated to increase over time, cash on the balance sheet, and cash proceeds from raising capital (such as debt or equity). Management of Alpine High Midstream expects throughput and processing volumes to increase considerably during this initial development phase given the production forecast for acreage that has been dedicated to Alpine High Midstream. Based on its current financial plan, Alpine High Midstream believes its operations and capital program for its midstream operations will begin to generate operating cash flows in excess of investment expenditures by year-end 2021.

Alpine High Midstream Capital Requirements

Alpine High Midstream anticipates additional investment of approximately $1,280 million in the continued capital development of its midstream assets from the fourth quarter of 2018 through the end of 2021. This includes approximately $180 million during the fourth quarter 2018, approximately $320 million in 2019, approximately $330 million in 2020, and approximately $450 million in 2021. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018. The investment will primarily be directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020. Operating cash flows of Alpine High Midstream are not expected to cover all of these capital investments. If Alpine High Midstream is unable to obtain funds or provide funds as needed for the planned capital expenditure program, Alpine High Midstream may not be able to finance the capital expenditures necessary to achieve its expansion plans or maintain its business as currently conducted.

Altus Midstream and/or its Subsidiaries’ Additional Liquidity

Pursuant to the Contribution Agreement, the Apache Contributor will contribute the Alpine High Entities, the Options, and the Additional Option to Altus Midstream and/or its subsidiaries. Assuming that no public stockholders of KAAC elect to have their public shares redeemed at the closing of the business combination, KAAC will contribute approximately $920 million in cash, net of anticipated transaction expenses and any redemptions, to Altus Midstream. In addition, on October 1, 2018, Altus Midstream entered into the Debt Commitment Letter, pursuant to which the Commitment Parties committed to make available to Altus Midstream, in accordance with the terms of the Debt Commitment Letter and subject to the conditions set forth therein, a revolving credit facility with initial borrowing availability of up to $450 million, which will increase to up to $800 million upon the achievement of certain performance thresholds in accordance with the terms of the Debt Commitment Letter, and a letter of credit subfacility in an aggregate amount of up to $100 million. At the closing of the business combination (and assuming that no public stockholders of KAAC elect to have their public shares redeemed), Altus Midstream and/or its subsidiaries anticipate using this cash position, revolving credit facility borrowing capacity, and reinvested operating cash flow to fund its capital requirements, including the capital needs upon exercising the Options and the Additional Option. In addition, Altus Midstream and/or its subsidiaries expect to evaluate additional sources of financing to facilitate its capital investments, including additional borrowings, preferred equity, asset-level financing, and common equity.

Contractual Obligations

Alpine High Midstream’s existing fee-based agreements, which have no minimum volume or firm transportation commitments, are underpinned by acreage dedications covering the Alpine High resource play. Pursuant to these agreements, Alpine High Midstream is obligated to perform low and high pressure gathering, processing, dehydration, compression, treating, conditioning, and transportation on all volumes produced from the dedicated acreage, so long as Apache has the right to market such gas.

Pursuant to an agreement with Apache, Alpine High Midstream will indirectly receive G&A support services in exchange for a fee of approximately $0.3 million per month. These support services will include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services. Further, in connection with the closing of the business combination, KAAC and Apache will enter into the COMA, which will establish a fixed annual support services fee to Apache of $3 million in 2019, $5 million in 2020, and $7 million in 2021. Beginning in 2022 through the term of the COMA, the associated fee will be $9 million annually and may be adjusted upwards based on actual incurred costs.

Additional obligations include the performance of ARO as referenced under “Critical Accounting Policies and Estimates—Asset Retirement Obligation and Accretion” below and as referenced in Note 6—Asset Retirement Obligations of the Audited Combined Financial Statements of Apache’s Alpine High Midstream operations included elsewhere within this filing.

Quantitative and Qualitative Disclosure About Market Risk

Alpine High Midstream is exposed to various market risks, including the effects of adverse changes in commodity prices and credit risk as described below.

Commodity Price Risk

Currently all of Alpine High Midstream’s commercial contracts are fee-based, with no direct commodity price exposure to oil, natural gas, or NGLs. However, Alpine High Midstream is indirectly exposed to adverse changes in commodity prices through Apache and potential third-party customers’ economic decisions to develop and produce oil and natural gas from which it receives revenues for providing gathering and processing services.

Credit Risk

Alpine High Midstream is subject to risks of loss resulting from nonpayment or nonperformance by, or the insolvency or liquidation of, Apache or potential third-party customers. Any increase in the nonpayment and nonperformance by, or the insolvency or liquidation of, Alpine High Midstream’s customers could adversely affect its results of operations.

Critical Accounting Policies and Estimates

Alpine High Midstream prepares its combined financial statements and the accompanying notes in conformity with GAAP, which require Alpine High Midstream’s management to make estimates and assumptions about future events that may affect the reported amounts. Management of Alpine High Midstream identifies certain accounting policies as critical based on, among other things, their impact on the portrayal of Alpine High Midstream’s financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management of Alpine High Midstream routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of Alpine High Midstream’s most critical accounting policies.

Property, Equipment, and Depreciation

Property and equipment are recorded at cost and consist of the costs incurred to acquire and construct gathering, transmission, and processing facilities including capitalized interest. Additionally, costs incurred for improvements that substantially add to the productive capacity or extend the useful life of the related assets are capitalized. Property and equipment are stated at the lower of historical cost less accumulated depreciation, or fair value, if the long-lived assets are impaired in future periods.

Depreciation is computed over the asset’s estimated useful life using the straight line method based on estimated useful lives and estimated asset salvage values. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property and equipment. Depreciation on capitalized costs begins when the assets are placed into service as completed and operational. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. The estimated lives are generally 30 years for plants and facilities and 40 years for pipelines.

Maintenance, repairs, and minor overhauls are expensed as incurred.

Asset Retirement Obligation and Accretion

Alpine High Midstream has contractual obligations to remove tangible equipment and restore land at the end of operations. Alpine High Midstream’s removal and restoration obligations are primarily associated with removing and disposing of tangible property, including gathering system equipment, pipelines, and gas processing facilities. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety, and public relations considerations.

ARO associated with retiring tangible long-lived assets is recognized as a liability in the period in which the legal obligation is incurred and becomes determinable. The liability is offset by a corresponding increase in the underlying asset. The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with Alpine High Midstream’s midstream infrastructure assets. Management of Alpine High Midstream utilizes current labor, equipment, and construction costs to estimate the expected cash outflows for retirement obligations. Inherent in the present value calculation are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit- adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.

Long-Lived Asset Impairments

Long-lived assets used in operations, including gathering, transmission, and processing facilities, are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If there is an indication the carrying amount of an asset may not be recovered, the asset is assessed by management through an established process in which changes to significant assumptions such as prices, volumes, and future development plans are reviewed. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is assessed by management using the income approach.

Under the income approach, the fair value of each asset group is estimated based on the present value of expected future cash flows. The income approach is dependent on a number of factors including estimates and assumptions of forecasted throughput volumes, processing volumes, operating costs, and trends, the pace of development of the Alpine High resource play by Apache, discount rates, and other variables. Management of Alpine High Midstream discounts the resulting future cash flows using a discount rate believed to be consistent with those applied by market participants.

To assess the reasonableness of the fair value estimate, when available, a market approach is used to compare the fair value to similar assets. This requires management of Alpine High Midstream to make certain judgments about the selection of comparable assets, recent comparable asset transactions, and transaction premiums.

Although the fair value estimate of each asset group is based on assumptions Alpine High Midstream’s management believes to be reasonable, those assumptions are inherently unpredictable and uncertain, and actual results could differ from the estimate. Negative revisions to forecasted throughput and processed volumes, increases in future cost estimates, or divestitures of a significant component of the asset group could lead to a reduction in expected future cash flows and possibly an impairment of long-lived assets in future periods.

Alpine High Midstream has not recognized any impairments of long-lived assets since inception.

General and Administrative Expense Allocation

G&A expense represents direct G&A costs and overhead expenditures incurred by Apache and associated with operating the Alpine High Midstream assets. G&A costs directly associated with Alpine High Midstream activity are recorded to Alpine High Midstream as incurred. Additionally, G&A expense includes an allocation of incentive compensation and equity compensation for employees directly associated with the midstream assets. The allocated amount of incentive compensation and equity compensation is calculated commensurate with Apache’s estimated totals.

In order to allocate certain overhead and indirect costs incurred by Apache on behalf of its midstream business, a monthly management fee has been assessed and charged to the midstream entities over the historical period upon commencement of operations. The monthly contract services fee is approximately $0.3 million per month. The management fee charged was calculated based on a variety of factors, such as the estimated percentage of employee time spent and costs incurred by Apache to perform administrative services, such as information technology, risk management, corporate planning, accounting, cash management, human resources, and other corporate functions. Inherent in the estimate of G&A support service costs are numerous assumptions and judgments, including estimating allocable time and costs for Apache employees who are not directly associated with Alpine High Midstream. Actual costs incurred by Apache could be higher or lower than the ultimate amount allocated to Alpine High Midstream.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous GAAP. The guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted; however, Alpine High Midstream does not intend to early adopt. In January 2018, the FASB issued a proposed ASU update that would add a transition option permitting entities to apply the provisions of the new standard at its adoption date instead of the earliest comparative period presented in the combined financial statements. If finalized, comparative reporting would not be required and the provisions of the standard would be applied prospectively to leases in effect at date of adoption. At this time, Alpine High Midstream cannot reasonably estimate the financial impact this will have on its combined financial statements. As part of the assessment to date, Alpine High Midstream has formed an implementation work team, developed a project plan, educated departments affected by the standard, and continues to evaluate contracts and monitor updates to the new standard to determine the impact this ASU will have on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses.” The standard changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to- maturity debt securities, and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for a fiscal year beginning after December 15, 2018, including interim periods within that fiscal year. Management of Alpine High Midstream does not expect to adopt the guidance early. Alpine High Midstream will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Management of Alpine High Midstream is evaluating the new guidance and does not believe this standard will have a material impact on the combined financial statements.

Internal Controls and Procedures

Alpine High Midstream is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002 and is, therefore, not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose.

Inflation

Inflation in the United States has been relatively low in recent years in the economy as a whole. The midstream natural gas industry’s labor and material costs remained relatively unchanged in 2016 and 2017. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States’ economy and may increase the cost to acquire or replace property, plant, and equipment and may increase the costs of labor and supplies. To the extent permitted by competition, regulation and Alpine High Midstream’s agreements, increased inflation costs will be passed to customers in the form of higher fees.

Off-Balance Sheet Arrangements

Alpine High Midstream currently has no off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Alpine High Midstream had no changes in, and no disagreements with, its accountants on accounting and financial disclosure.

BUSINESS OF ALPINE HIGH MIDSTREAM

Overview

The Alpine High Entities were formed by Apache between May 2016 and January 2017 for the purpose of acquiring, developing, and operating midstream oil and gas assets in the Alpine High resource play. Alpine High Midstream primarily focuses on providing natural gas gathering, compression, processing, and transportation to producers of natural gas and natural gas liquids (“NGLs”) in the Permian Basin. Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas, anchored by midstream service contracts to service Apache’s production in the Alpine High resource play.

Assets of Alpine High Midstream

Alpine High Midstream owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. As of August 8, 2018, the assets include approximately 120 miles of natural gas gathering pipelines, approximately 55 miles of residue-gas pipelines with three market connections (with a fourth market connection expected to be in-service by the end of 2018), approximately 26 miles of NGL pipelines, and 5,000 horsepower of residue gas compression. Alpine High Midstream also owns five rich gas processing facilities with approximately 380 MMcf/d of rich-gas processing capacity and 77,000 horsepower and two lean gas facilities with approximately 400 MMcf/d of lean-gas treating and compression capability and 75,000 horsepower. Other assets include an NGL truck loading terminal with six loading lease automatic custody transfer (“LACT”) units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017.

Alpine High Midstream anticipates additional investment of approximately $1,280 million in the continued capital development of its midstream assets from the fourth quarter of 2018 through the end of 2021. This includes approximately $180 million during the fourth quarter of 2018, approximately $320 million in 2019, approximately $330 million in 2020, and approximately $450 million in 2021. These estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed on August 8, 2018. The investment will primarily be directed toward the construction of additional gathering, compression, processing, and transportation facilities, including five forecasted cryogenic processing plants with combined capacity of approximately 1 Bcf/d by year-end 2020.

Options

As part of the business combination, the Apache Contributor will contribute the Options to Alpine High Midstream and/or Altus Midstream. Pursuant to the Options, Alpine High Midstream and/or Altus Midstream will have the right to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020. After the closing of the business combination, we expect to exercise the Options and the Additional Option, resulting in approximately $1,660 million of total anticipated capital spending associated with the exercise of these options from the fourth quarter of 2018 through the end of 2020. This includes approximately $110 million during the fourth quarter of 2018, approximately $1,280 million in 2019, and approximately $270 million in 2020. These capital spending estimates are based on the midpoints of the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed on August 8, 2018, and reflect the expected development capital expenditures for these projects based on actual construction cost, plus financing charges for certain of these options associated with our proportionate share of capital prior to exercising such options. These capital spending estimates assume that our equity ownership percentage in the Permian Highway Pipeline Project will be approximately 24% resulting from assumed equity participation in the Permian Highway Pipeline Project from shippers on the project. The following table provides additional information regarding the Options and the Additional Option:

	GCX Option	EPIC Option	Salt Creek Option	Shin Oak Option	Additional Option (Permian Highway Pipeline Project)(1)
Expiration Date	December 31, 2018	February 1, 2019	January 31, 2020	60 days following in-service date	September 4, 2019

Option Percentage(2)	15%	15%	50%	33%	33%(5)
Estimated Exercise Price(3)(4)	$108 million	$90 million	$56 million	$500 million	$191 million

(1)	The Permian Highway Pipeline Project was announced in June 2018, and the participants in this project announced that a “final investment decision” was made on the project in September 2018.
(2)	Pursuant to the Supplemental GCX Option, we can exercise an option to purchase an additional 1% equity interest in Gulf Coast Express Pipeline LLC subject to certain conditions.
(3)

Estimated exercise price represents Alpine High Midstream’s proportionate share of capital expenditures made with respect to the applicable project prior to such exercise, plus financing charges associated with such capital expenditures (“exercise price”). There are no costs associated with exercising the Options other than the exercise price. However, we will be required to fund our pro rata share of capital expenditures after the exercise date.

(4)	These estimates are based on the guidance ranges provided in the investor presentation filed by KAAC in its Current Report on Form 8-K filed with the SEC on August 8, 2018.
(5)	Subject to reduction in the event that other options to acquire equity in the Permian Highway Pipeline Project held by third parties are exercised.

Gulf Coast Express Pipeline

Alpine High Midstream and/or Altus Midstream will have an option to acquire up to a 15% equity interest in the Gulf Coast Express Pipeline, a long-haul natural gas pipeline that, upon completion, is expected to have capacity of approximately 2.0 Bcf/d and will transport natural gas from the Waha area in northern Pecos County, Texas to Agua Dulce, Texas. The Gulf Coast Express Pipeline will be operated by Kinder Morgan Texas Pipeline LLC and is expected to be operational and in service during the fourth quarter of 2019. We expect to exercise this option in the fourth quarter of 2018.

EPIC Crude Pipeline

Alpine High Midstream and/or Altus Midstream will have an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, a long-haul crude oil pipeline that, upon completion, is expected to have an initial total capacity of approximately 590 MBbl/d, including 440 MBbl/d from the Permian Basin and 150 MBbl/d from the Eagle Ford to Corpus Christi, Texas. The EPIC Crude pipeline will be operated by EPIC Consolidated Operations, LLC and is expected to be operational and in service in the second half of 2019. We expect to exercise this option in the first half of 2019.

Salt Creek NGL Pipeline

Alpine High Midstream and/or Altus Midstream will have an option to acquire a 50% equity interest in the Salt Creek NGL Pipeline, a short-haul NGL pipeline that, upon completion, is expected to be capable of transporting approximately 445 MBbl/d from Alpine High Midstream’s Diamond cryogenic processing complex in southwest Reeves County, Texas and Salt Creek Midstream’s gas processing complex located in central Reeves County, Texas to the Waha area in northern Pecos County, Texas. The Salt Creek NGL Pipeline will be operated by ARM Midstream Management LLC and is expected to be operational and in service in the first quarter of 2019. We expect to exercise this option in the fourth quarter of 2019 or the first quarter of 2020.

Shin Oak Pipeline

Alpine High Midstream and/or Altus Midstream will have an option to acquire up to a 33% equity interest in the Shin Oak Pipeline, a long-haul NGL pipeline that, upon completion, is expected to be capable of transporting approximately 550 MBbl/d from the Orla area in northern Reeves County, Texas through the Waha area in northern Pecos County, Texas, and on to Mont Belvieu, Texas. The Shin Oak Pipeline will be operated by Enterprise Products Operating LLC and is expected to be operational and in service in the second quarter of 2019. We expect to exercise this option in the second half of 2019.

Permian Highway Pipeline Project

Alpine High Midstream and/or Altus Midstream will have an option to acquire an approximate 33% equity interest (which may be reduced in certain circumstances) in the Permian Highway Pipeline Project, a long-haul natural gas pipeline that, upon completion, is expected to have capacity of approximately 2.0 Bcf/d and will transport natural gas from the Waha area in northern Pecos County, Texas to the Katy, Texas area with connections to U.S. Gulf Coast and Mexico markets. The Permian Highway Pipeline Project will be operated by Kinder Morgan Texas Pipeline LLC and is expected to be operational and in service during the fourth quarter of 2020. We expect to exercise this option in the second half of 2019.

Alpine High Midstream’s Area of Operation

Alpine High Midstream’s existing midstream infrastructure and facilities are located in the Alpine High resource play and were built to service Apache’s production from the Alpine High resource play. The Alpine High resource play lies in the southern portion of the Delaware Basin, primarily in Reeves County, Texas. Apache has an acreage position in the play of approximately 340,000 net acres as of July 1, 2018. The Alpine High resource play contains a vertical column up to 6,000 feet encompassing five geologic formations, with multiple target zones spanning the hydrocarbon phase window from dry gas to wet gas to oil. Within the Alpine High resource play, Apache has identified over 3,500 economic drilling locations in a wet gas play and over 1,000 locations in a dry gas play. Apache is also working within the Alpine High resource play to delineate an emerging oil play, with at least 500 locations identified. During 2017, Apache drilled 45 wells in the Alpine High resource play with a 91% success rate. During the calendar year 2020, we expect Apache’s production from the Alpine High resource play to comprise 30-35% of Apache’s total production.

Alpine High Midstream’s Relationship with Apache

About Apache

Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids. As of year-end 2017, Apache had approximately 1.2 billion barrels of oil equivalent (“BOE”) of total proved reserves and, for the first six months of 2018, produced 452,288 BOE per day. Apache currently has exploration and production operations in three geographic areas: the United States, Egypt, and offshore the United Kingdom in the North Sea. In September 2016, Apache announced the discovery of the Alpine High resource play, a significant new resource play. Using data collected from strategic testing and delineation drilling, Apache is now optimizing wells drilled in the Alpine High resource play using customized targeting, larger fracs, and longer laterals. Combined with multi-well pad drilling and revenue uplift expected from oil and NGLs present in the wet gas play, the Alpine High resource play is anticipated to generate strong cash margins and a competitive recycle ratio when compared to other Permian Basin operations.

Alpine High Midstream’s Midstream Service Contracts with Apache

Alpine High Midstream has contracted to provide gas gathering, compression, processing, transportation, and NGL transportation pursuant to acreage dedications provided by Apache, as further described under “—Gas Gathering Agreement,” “—Gas Processing Agreement,” “—NGL Transportation Services Agreement,” and “—Gas Residue Transportation Services Agreement” below. The area of dedication is comprised of the Alpine High resource play, which consists of approximately 340,000 contiguous net acres in Reeves, Pecos, Culberson and Jeff Davis Counties in Texas as of July 1, 2018. Alpine High Midstream’s revenue under these contracts is 100% fee-based, resulting in no direct commodity price exposure to Alpine High Midstream attributable to these contracts. The primary terms of these agreements all expire in 2032. Currently, Alpine High Midstream’s only customer on its gathering, processing, and transportation systems is Apache, although Alpine High Midstream intends to pursue third-party volumes, which could be accommodated by existing and planned capacity.

Gas Gathering Agreement

Apache and Alpine High Gathering have entered into a Gas Gathering Agreement (the “Gas Gathering Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas gathering agreement between Apache and Alpine High Gathering. Pursuant to the Gas Gathering Agreement, Apache dedicated to Alpine High Gathering all gas produced and saved from certain dedicated acreage located in the Alpine High resource play, as described in the Gas Gathering Agreement. In addition, Apache agreed that any gas produced from Apache-operated wells located within the dedication area that is owned by other working interest owners and royalty owners is dedicated to Alpine High Gathering so long as Apache has the right to market such gas. In return, Alpine High Gathering will receive, gather, and redeliver all of the dedicated natural gas at the low pressure receipt points on a first priority basis and receive, gather, and redeliver all of the dedicated gas and condensate at the high pressure receipt points on a first priority basis.

In the event Alpine High Gathering does not gather all or a portion of Apache’s gas delivered at a receipt point for any reason or does not comply with the pressure requirements set forth in the Gas Gathering Agreement, Apache is entitled to an immediate temporary release from the dedication. If Alpine High Gathering does not gather all or a portion of the gas for any reason except a failure to meet quality requirements, or does not comply with the pressure requirements set forth in the Gas Gathering Agreement for a cumulative 30 days within any 90-day period (or 180 days in any 365-day period if due to Force Majeure (as defined in the Gas Gathering Agreement)), then upon giving notice to Alpine High Gathering and after a cure period Apache may elect to permanently release the dedicated acreage from the dedication or receive a reduction in the gathering fees. The covenants under the Gas Gathering Agreement are intended to run with the land and will be binding on any transferee of the interests within the dedicated area.

The Gas Gathering Agreement is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Gathering at least nine months’ prior written notice of its election not to extend the primary term. After the primary term, the Gas Gathering Agreement will continue in effect from year-to-year until such time as the agreement is terminated by either Apache or Alpine High Gathering upon at least six months’ prior written notice to the other party. In addition, Apache has the ability to terminate the Gas Gathering Agreement upon the termination or expiration of the Gas Processing Agreement (as described below).

Gas Processing Agreement

Apache and Alpine High Processing have entered into a Gas Processing Agreement (the “Gas Processing Agreement”) with an effective date of July 1, 2018, which amended and restated a prior gas processing agreement between Apache and Alpine High Processing. Pursuant to the Gas Processing Agreement, Apache dedicated to Alpine High Processing for processing all gas produced from certain dedicated acreage located in the Alpine High resource play, as described in the Gas Processing Agreement. In addition, Apache agreed that any gas produced from Apache-operated wells located within the dedication area that is owned by other working interest owners and royalty owners is dedicated to Alpine High Processing so long as Apache has the right to market such gas. In return, Alpine High Processing agreed, on a firm basis, to (i) receive Apache’s gas, (ii) receive Apache’s condensate, (iii) dehydrate, compress, and/or treat all of Apache’s non-processable gas at central conditioning facilities and purchase or redeliver such residue gas to Apache, (iv) dehydrate, compress, treat, and/or remove plant products from Apache’s processable gas via cryogenic processing facilities or mechanical refrigeration units, (v) purchase or redeliver to Apache all residue gas and plant products for volumes attributable to Apache’s processable gas, (vi) construct and place into operation at least three cryogenic processing facilities and deliver and process a minimum volume of gas at such facilities, and (vii) expand its facilities pursuant to requirements in the Gas Processing Agreement.

In the event Alpine High Processing does not take all or a portion of Apache’s gas delivered at a delivery point for any reason or does not comply with the pressure requirements set forth in the Gas Processing Agreement, Apache will be entitled to an immediate temporary release of the dedicated acreage from the dedication. If Alpine High Processing does not take and process all or a portion of the gas for any reason, except a failure to meet quality requirements other than for nitrogen, or does not comply with the pressure requirements set forth in the Gas Processing Agreement for a cumulative 30 days within any 90-day period (or 180 days in any 365-day period if due to Force Majeure (as defined in the Gas Processing Agreement)), then upon giving notice to Alpine High Processing and after a cure period Apache may elect to permanently release the dedicated acreage from the dedication or, for pressure issues, receive a reduction in fees. The covenants under the Gas Processing Agreement are intended to run with the land and will be binding on any transferee of the interests within the dedicated area.

The Gas Processing Agreement is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically be extended for two five-year periods unless Apache gives Alpine High Processing at least nine months’ prior written notice of its election not to extend the primary term. After the primary term, the Gas Processing Agreement will continue in effect from year-to-year until such time as the agreement is terminated by either Apache or Alpine High Processing upon at least six months’ prior written notice to the other party. In addition, Apache has the ability to terminate the Gas Processing Agreement upon the termination or expiration of the Gas Gathering Agreement (as described above).

NGL Transportation Services Agreement

Apache and Alpine High NGL have entered into a NGL Transportation Services Agreement (the “NGL TSA”) with an effective date of July 1, 2018, which amended and restated a prior NGL transportation services agreement between Apache and Alpine High NGL. Pursuant to the NGL TSA, Apache dedicated to Alpine High NGL all NGLs produced and saved from certain dedicated acreage located within the Alpine High resource play, as described in the NGL TSA. In addition, Apache agreed that any NGLs produced from Apache-operated wells located within the dedication area that are owned by other working interest owners and royalty owners are dedicated to Alpine High NGL so long as Apache has the right to market such NGLs. In return, Alpine High NGL will receive, transport, and redeliver all of the dedicated NGLs at various destination points, as nominated by Apache, served by Alpine High NGL’s system on a priority shipper basis.

In the event Alpine High NGL does not receive, transport, and redeliver all or a portion of Apache’s NGLs delivered at an origin point for any reason or does not comply with the pressure requirements set forth in the NGL TSA, Apache is entitled to an immediate temporary release of the dedicated acreage from the dedication. If Alpine High NGL does not receive, transport, and redeliver all or a portion of the NGLs for any reason, except a failure by Apache to meet quality requirements, for a consecutive 180 days or for a cumulative 180 days within any 365-day period, then upon notice given to Alpine High NGL and after a cure period Apache may elect to permanently release the dedicated acreage from the dedication. The covenants under the NGL TSA will run with the land and will be binding on any transferee of the interests within the dedicated area.

The NGL TSA is effective for a primary term beginning on July 1, 2018 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High NGL at least 12 months’ prior written notice of its election not to extend the primary term. After the primary term, the NGL TSA will continue in effect from year-to-year until such time as the agreement is terminated by either Apache or Alpine High NGL upon at least eight months’ prior written notice to the other party.

Residue Gas Transportation Services Agreements

Apache and Alpine High Pipeline have entered into residue gas Transportation Service Agreements and associated confirmations for intrastate and Section 311 service under the Natural Gas Policy Act of 1978 (“NGPA”), effective April 1, 2017, which incorporate by reference Alpine High Pipeline’s Statement of Operating Conditions (the Transportation Services Agreements, associated confirmations, and Statement of Operating Conditions, collectively and as amended, the “Residue Gas TSA”). Pursuant to the firm intrastate Residue Gas TSA, Apache dedicated to Alpine High Pipeline for transportation all gas produced from certain dedicated acreage located in the Alpine High resource play, as described in the Residue Gas TSA. In addition, Apache agreed that any gas produced from Apache-operated wells located within the dedication area that is owned by other working interest owners and royalty owners is dedicated to Alpine High Pipeline so long as Apache has the right to market such gas. In return, Alpine High Pipeline agreed to provide to Apache both firm and fully interruptible intrastate transportation services and fully interruptible transportation services under Section 311 of the NGPA. Alpine High Pipeline’s firm transportation services are subject to: (i) an event of Force Majeure (as defined in the Residue Gas TSA); (ii) Apache’s failure or refusal to deliver natural gas to or receive natural gas from Alpine High Pipeline as required under the Residue Gas TSA; (iii) any laws, rules, orders, or requirements of any governmental or regulatory authorities that limit, prevent, or interfere with Alpine High Pipeline’s performance; and (iv) as otherwise provided under any other terms and conditions of the Residue Gas TSA. In addition to the foregoing, Alpine High Pipeline’s interruptible transportation services are further subject to available capacity. The confirmation for firm intrastate services provides that Apache’s maximum daily contract quantity (“MDCQ”) under the Residue Gas TSA shall ramp up to 1,500,000 MMBtu/day by August 2021 and remain at that level through the primary term of the agreement.

In the event Alpine High Pipeline does not transport all or a portion of Apache’s gas delivered at a receipt point for any reason, Apache is entitled to an immediate temporary release from the dedication for such affected gas. If Alpine High Pipeline does not transport all or a portion of the gas for any reason, except a failure to meet quality requirements, for a cumulative 30 days within any 90-day period, then upon giving notice to Alpine High Pipeline and after a cure period Apache may elect to permanently release the affected area from the dedication or receive a reduction in the transportation fees.

The Residue Gas TSA is effective for a primary term beginning on April 1, 2017 and ending March 31, 2032. The primary term will automatically extend for two five-year periods unless Apache gives Alpine High Pipeline at least 12 months’ prior written notice of its election not to extend the primary term. After the second extension period, the Residue Gas TSA will continue in effect from year-to-year until such time as the agreement is terminated by either Apache or Alpine High Pipeline upon at least six months’ prior written notice to the other party. Unless otherwise agreed to in writing, the MDCQ during any extension periods will be the applicable MDCQ in effect on March 31, 2032.

Alpine High Midstream’s Purchase Rights from Apache

At the closing of the business combination, Alpine High Midstream and Apache will enter into a Purchase Rights and Restrictive Covenants Agreement, pursuant to which, among other things, Alpine High Midstream will have a right of first offer with respect to the sale or development of Apache’s retained midstream assets located in the Alpine High resource play, including all crude oil gathering assets and other crude oil-related midstream facilities in the Alpine High resource play, all water handling assets in the Alpine High resource play, any equity options for long-haul pipelines (except for the Permian Highway Pipeline Project or an alternative long-haul gas pipeline as described below), and any midstream assets along the Texas Gulf Coast built to transport or process Apache’s production from the Alpine High resource play.

Apache has entered into a letter of intent with Kinder Morgan Texas Pipeline LLC, ExxonMobil, and EagleClaw Midstream Ventures, LLC for the development of the Permian Highway Pipeline Project, which will provide an outlet for increased natural gas production from the Permian Basin to growing market areas along the Texas Gulf Coast. Pursuant to an option agreement with Kinder Morgan Texas Pipeline LLC and EagleClaw Midstream Ventures, LLC, the Apache Contributor has an option to acquire approximately a 33% equity interest in the Permian Highway Pipeline Project (which may be reduced in certain circumstances). In connection with the closing of the business combination, the Apache Contributor will assign its aforementioned option to acquire interests in the Permian Highway Pipeline Project to Altus Midstream and/or its subsidiaries. The Permian Highway Project is anticipated to be operational and in service by the end of 2020. If the Permian Highway Pipeline Project is not placed into service, then Apache will be required to assign to one of the Alpine High Entities or, following the closing of the business combination, Altus Midstream and/or its subsidiaries the next option Apache executes for at least a 25% equity interest in an unidentified long-haul natural gas pipeline from the Permian Basin to the Texas Gulf Coast.

Alpine High Midstream has an area of mutual interest with Apache, pursuant to which, opportunities of Apache to acquire or invest, directly or indirectly, in any midstream assets or participate in any midstream opportunities located, in whole or in part, within the area of mutual interest are required to be offered to Alpine High Midstream (subject to certain exclusions as detailed in the Purchase Rights and Restrictive Covenants Agreement).

Access to Downstream Markets

Alpine High Midstream’s owned and operated residue trunkline provides its customers with access to multiple residue gas downstream markets. By year-end 2018, Alpine High Midstream expects that its customers will be able to access markets and downstream transportation through the following pipeline interconnections: El Paso Line 1600, ETC Comanche Trail Pipeline, ETC Trans-Pecos Pipeline, and ONEOK Roadrunner Pipeline (the ONEOK Roadrunner Pipeline interconnection is expected to be in-service by the end of 2018). Connectivity to all four pipelines will provide Alpine High Midstream and its customers with the flexibility to access markets in the Waha, Permian, Texas Gulf Coast, Midcontinent, northeastern, western, and southwestern United States, as well as Mexico.

Alpine High Midstream will also have access to the Salt Creek NGL Pipeline for short-haul NGL transportation to Waha once the Salt Creek NGL Pipeline commences commercial operations. At Waha, Alpine High Midstream and its customers are expected to have access to multiple long-haul NGL pipelines feeding multiple fractionation facilities along the Texas Gulf Coast, including the EPIC NGL Pipeline, the Shin Oak Pipeline, and the Enterprise Chaparral Pipeline. For a minimal cost, additional connections can be made into the ETC Lone Star Pipeline and the Targa Grand Prix Pipeline.

Apache has contracted takeaway capacity (through a combination of volume commitments and acreage/plant dedications) from Alpine High Midstream’s infrastructure and facilities on the following third-party pipelines as described above: (i) 550,000 dekatherms per day of residue gas for a 10-year term on the Gulf Coast

Express Pipeline; (ii) 75 MBbl/d of crude oil for a 10-year term on the EPIC Crude pipeline; and (iii) NGLs for a 10-year term on the Salt Creek NGL Pipeline. Enterprise Products has committed to purchase all of the NGLs produced by Apache from the Alpine High resource play at the terminus of the Salt Creek NGL Pipeline near Waha up to 205 MBbl/d for a 10-year term (and Apache has contracted sufficient capacity on the Salt Creek NGL Pipeline to support Enterprise Products’ commitment). In addition, Apache has entered into a letter of intent with Kinder Morgan Texas Pipeline LLC, ExxonMobil, and EagleClaw Midstream Ventures, LLC to contract for takeaway capacity of up to 500,000 dekatherms per day of residue gas on the Permian Highway Pipeline Project. This letter of intent is described above in the subsection entitled “Alpine High Midstream’s Purchase Rights from Apache.”

Title to Properties

Alpine High Midstream’s interest in the real property on which its assets are located derives from leases, easements, rights-of-way, permits, or licenses from landowners or governmental authorities, permitting the use of such land for its operations. Alpine High Midstream believes that it has satisfactory interests in and to these lands. Alpine High Midstream has leased or acquired easements, rights-of-way, permits, or licenses in these lands without any material challenge known to it relating to the title to the land upon which Alpine High Midstream’s assets are located, and Alpine High Midstream believes that it has satisfactory interests in such lands. In certain situations, Alpine High Midstream elected to allow Apache to acquire easements, rights-of-way, permits, and licenses from landowners to expedite the buildout of midstream infrastructure. Other than the aforementioned Apache real property, Alpine High Midstream has no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit, or license held by it or to its title to any material lease, easement, right-of-way, permit, or lease, and Alpine High Midstream believes that it has satisfactory title to all of its material leases, easements, rights-of-way, permits, and licenses.

Seasonality

While the results of gathering, processing, and transportation are not materially affected by seasonality, from time to time Alpine High Midstream’s operations and construction of assets can be impacted by inclement weather.

Competition

The business of providing gathering, compression, processing, and transportation services for natural gas and NGLs is highly competitive. Alpine High Midstream faces strong competition in obtaining natural gas and NGL volumes, including from major integrated and independent exploration and production companies, interstate and intrastate pipelines, and other companies that gather, compress, treat, process, transport, or market natural gas and NGLs. Competition for supplies is primarily based on geographic location of facilities in relation to production or markets, the reputation, efficiency, and reliability of the midstream company, and the pricing arrangements offered by the midstream company. For areas where acreage is not dedicated to Alpine High Midstream, it will compete with similar enterprises in providing additional gathering, compression, processing, and transportation services in its area of operation.

Regulation

Natural Gas Pipeline Regulation

Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. To the extent that an intrastate natural gas transportation system transports natural gas in interstate commerce, the rates, terms, and conditions of such services are subject to Federal Energy Regulatory Commission (“FERC”) jurisdiction under Section 311 of the NGPA. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates, terms, and conditions of some transportation services provided on Alpine High Pipeline’s intrastate pipeline are subject to FERC regulation pursuant to Section 311 of the NGPA. Under Section 311 of the NGPA, rates charged for interstate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions for transportation service under Section 311 of the NGPA are also subject to FERC review and approval. Failure to observe the service limitations applicable to transportation services under Section 311 of the NGPA, failure to comply with the rates approved by the FERC for Section 311 of the NGPA service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status and/or the imposition of administrative, civil, and criminal remedies.

Intrastate natural gas operations in Texas are also subject to regulation by various agencies in Texas, principally the Railroad Commission of Texas (“RRC”). Alpine High Pipeline’s intrastate pipeline operations in Texas are also subject to the Texas Utilities Code and the Texas Natural Resources Code, as implemented by the RRC. Generally, the RRC is vested with authority to ensure that rates, operations, and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The rates charged for transportation services are deemed just and reasonable under Texas law unless challenged in a customer or RRC complaint. Failure to comply with the Texas Utilities Code or the Texas Natural Resources Code can result in the imposition of administrative, civil, and criminal remedies.

Natural Gas Gathering Regulation

Section 1(b) of the Natural Gas Act (“NGA”) exempts natural gas gathering facilities from the jurisdiction of the FERC. It is our belief that Alpine High Gathering’s natural gas pipeline system meets the traditional tests the FERC has used to establish a pipeline’s status as a gathering pipeline not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services has been the subject of substantial litigation and varying interpretations, so the classification and regulation of Alpine High Gathering’s natural gas pipeline system could be subject to change based on future determinations by the FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.

In Texas, Alpine High Gathering’s natural gas pipeline system is subject to regulation by the RRC under the Texas Utilities Code and the Texas Natural Resources Code in the same manner as described above for intrastate pipeline transportation facilities. Alpine High Gathering’s natural gas pipeline system is also subject to state ratable take and common purchaser statutes in Texas. The ratable take statute generally requires gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, the common purchaser statute generally requires gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply.

Natural Gas Liquids Pipeline Regulation

Transportation services rendered by Alpine High NGL are subject to the regulation of the RRC. The RRC has the authority to regulate Alpine High NGL’s rates, though it generally has not investigated the rates or practices of intrastate pipelines in the absence of shipper complaints.

Employee Safety

Alpine High Midstream complies with the requirements of OSHA and comparable state laws that regulate the protection of the health and safety of workers. In addition, with respect to OSHA hazard communication standards, Alpine High Midstream believes that its operations are in substantial compliance with OSHA requirements, including general industry standards, hazard communication, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Pipeline Safety Regulations

Some of Alpine High Midstream’s pipelines are subject to regulation by the U.S. Department of Transportation’s (“DOT”) Pipeline and Hazardous Materials Safety Administration (“PHMSA”) pursuant to the Natural Gas Pipeline Safety Act of 1968 (“NGPSA”), with respect to natural gas, and the Hazardous Liquids Pipeline Safety Act of 1979 (“HLPSA”), with respect to NGLs. Both the NGPSA and the HLPSA were amended by the Pipeline Safety Act, the Accountable Pipeline Safety and Partnership Act of 1996, the Pipeline Safety Improvement Act of 2002 (“PSIA”), as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“ 2011 Pipeline Safety Act”), and the Pipelines and Enhancing Safety Act of 2016. The NGPSA and HLPSA regulate safety requirements in the design, construction, operation, and maintenance of natural gas, crude oil, and NGL pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. crude oil, NGL, and natural gas transmission pipelines in high consequence areas (“HCAs”).

PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators to, among other things:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration, and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act, among other things, increased the maximum civil penalty for pipeline safety violations and directed the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation, and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in HCAs. Consistent with the act, PHMSA finalized rules that increased the maximum administrative civil penalties for violation of the pipeline safety laws and regulations to $200,000 per violation per day, with a maximum of $2.0 million for a series of violations. Effective April 27, 2017, those maximum civil penalties were increased to $209,002 per violation per day, with a maximum of $2.09 million for a series of violations, to account for inflation. PHMSA has also issued a final rule applying safety regulations to certain rural low-stress hazardous liquid pipelines that were not covered previously by some of its safety regulations.

PHMSA regularly revises its pipeline safety regulations. For example, in March 2015, PHMSA finalized new rules applicable to gas and hazardous liquid pipelines that, among other changes, impose new post-construction inspections, welding, gas component pressure testing requirements, as well as requirements for calculating pressure reductions for immediate repairs on liquid pipelines. Subsequently, in October 2015, PHMSA proposed new regulations for hazardous liquid pipelines that would significantly extend and expand the reach of certain PHMSA integrity management requirements (i.e., periodic assessments, leak detection, and repairs), regardless of the pipeline’s proximity to a HCA. The proposal also requires new reporting requirements for certain unregulated pipelines, including all gathering lines. Additional future regulatory action expanding PHMSA jurisdiction and imposing stricter integrity management requirements is likely. For example, in December 2015, the Senate Commerce Committee approved legislation that, among other things, requires

PHMSA to conduct an assessment of its inspections process and integrity management programs for natural gas and hazardous liquid pipelines. The legislation would also require PHMSA to prioritize various rulemakings required by the 2011 Pipeline Safety Act and propose and finalize the rules mandated by the act. In April 2016, pursuant to one of the requirements of the 2011 Pipeline Safety Act, PHMSA published a proposed rulemaking that would expand integrity management requirements and impose new pressure testing requirements on currently regulated gas transmission pipelines. The proposal would also significantly expand the regulation of gathering lines, subjecting previously unregulated pipelines to requirements regarding damage prevention, corrosion control, public education programs, maximum allowable operating pressure limits, and other requirements.

In addition, on January 13, 2017, PHMSA issued a pre-publication final rule that included new hazardous liquid pipeline safety regulations extending certain regulatory reporting requirements to all hazardous liquid gathering (including oil) pipelines. The final rule required additional event-driven and periodic inspections, required the use of leak detection systems on all hazardous liquid pipelines, modified repair criteria, and required certain pipelines to eventually accommodate in-line inspection tools. However, on January 24, 2017, PHMSA withdrew the final rule for further review in compliance with a regulatory freeze implemented by the Trump Administration on January 20, 2017.

On January 23, 2017, PHMSA published in the Federal Register amendments to the pipeline safety regulations to address requirements of the 2011 Pipeline Safety Act and to update and clarify certain regulatory requirements regarding notifications of accidents and incidents. The final rule also adds provisions for cost recovery for design reviews of certain new projects, renews existing special permits, and incorporates certain standards for in-line inspections and stress corrosion cracking assessments. The effective date of the final rule would have been March 24, 2017; however, the rule was also subject to the regulatory freeze implemented by the Trump Administration. PHMSA recently announced its intention to reissue both rules, with certain changes, in 2019.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. Alpine High Midstream believes that its pipeline operations are in substantial compliance with applicable PHMSA and state requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with PHMSA or state requirements will not have a material adverse effect on its financial condition, results of operations, or cash flows.

Environmental Matters

General

Alpine High Midstream’s operations involve processing and pipeline services for delivery of hydrocarbons (natural gas, NGLs, and condensates) from point-of-origin at oil and gas wellheads operated by its suppliers to its end-use market customers. Alpine High Midstream’s facilities include natural gas processing plants, natural gas and NGL pipelines, and associated facilities. Alpine High Midstream’s operations are subject to stringent and complex federal, state, and local laws and regulations relating to the discharge of hazardous substances or solid wastes into the environment or otherwise relating to the protection of the environment. Compliance with existing and anticipated environmental laws and regulations increases Alpine High Midstream’s overall costs of doing business, including costs of planning, constructing, and operating plants, pipelines, and other facilities, as well as capital expenditures necessary to maintain or upgrade equipment and facilities. Similar costs are likely upon changes in laws or regulations and upon any future acquisition of operating assets.

Any failure to comply with applicable environmental laws and regulations, including those relating to equipment failures, and obtaining required governmental approvals, may result in the assessment of administrative, civil, or criminal penalties, imposition of investigatory or remedial activities and, in certain less common circumstances, issuance of temporary or permanent injunctions or construction or operation bans or delays. Alpine High Midstream regularly evaluates its operations and routinely reviews and updates governmental approvals as necessary.

The continuing trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and, thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts Alpine High Midstream currently anticipates. Moreover, risks of process upsets, accidental releases, or spills are associated with possible future operations, and Alpine High Midstream cannot assure you that it will not incur significant costs and liabilities, including those relating to claims for damage to property and persons as a result of any such upsets, releases, or spills. Alpine High Midstream may be unable to pass on current or future environmental costs to its customers. A discharge or release of hydrocarbons, hazardous substances, or solid wastes into the environment could, to the extent losses related to the event are not insured, subject Alpine High Midstream to substantial expense, including both the cost to comply with applicable laws and regulations and to pay fines or penalties that may be assessed and the cost related to claims made by neighboring landowners and other third parties for personal injury or damage to natural resources or property.

Alpine High Midstream believes that its operations are in substantial compliance with applicable environmental regulations, and it attempts to anticipate future regulatory requirements that might be imposed and plan accordingly. While any new or amended laws and regulations or reinterpretation of existing laws and regulations would not be expected to be any more burdensome to Alpine High Midstream than to other, similarly situated operators, there can be no assurance that future compliance with any new environmental requirements will not have an adverse effect on its financial condition, results of operations or cash flows.

Hazardous Substances and Solid Waste

Environmental laws and regulations that relate to the release of hazardous substances or solid wastes into soils, sediments, groundwater, and surface water and/or include measures to prevent and control pollution may pose the highest potential cost to Alpine High Midstream. These laws and regulations generally regulate the generation, storage, treatment, transportation, and disposal of solid wastes and hazardous substances and may require investigatory and corrective actions at facilities where such waste or substance may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the federal “Superfund” law, and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to a release of a “hazardous substance” into the environment. Potentially responsible persons include the owner or operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at an off-site location, such as a landfill. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to public health or the environment and to seek recovery of costs they incur from the potentially responsible classes of persons. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or solid wastes released into the environment. Although petroleum, natural gas, and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of ordinary operations, Alpine High Midstream may generate wastes that may fall within the definition of a “hazardous substance.” In addition, there are other laws and regulations that can create liability for releases of petroleum, natural gas, or NGLs. Moreover, Alpine High Midstream may be responsible under CERCLA or other laws for all or part of the costs required to clean up sites at which such substances have been released or disposed. Alpine High Midstream has not received any notification that it may be potentially responsible for cleanup costs under CERCLA or any analogous federal, state, or local law.

Alpine High Midstream also generates, and may in the future generate, both hazardous and nonhazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”) and/or comparable state statutes. From time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for nonhazardous wastes, including crude oil, condensate, and natural gas wastes. Moreover, it is possible that some wastes generated by Alpine High Midstream that are currently exempted from the definition of hazardous waste may in the future lose this exemption and be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly management and disposal requirements. Additionally, the Toxic Substances Control Act (“TSCA”) and analogous state laws impose requirements on the use, storage, and disposal of various chemicals and chemical substances. Changes in applicable laws or regulations may result in an increase in Alpine High Midstream’s capital expenditures or plant operating expenses or otherwise impose limits or restrictions on its production and operations.

Solid waste disposal practices within the oil and natural gas related and NGL industries have improved over the years with the passage and implementation of various environmental laws and regulations. While Alpine High Midstream is not aware of any significant releases of hydrocarbons or other solid wastes on or under the various properties owned, leased, or operated by Alpine High Midstream, such releases may nevertheless have occurred during the prior operating history of those properties. In addition, a number of these properties may have been operated by third parties over whose operations and hydrocarbon and waste management practices Alpine High Midstream had no control. These properties and any wastes disposed thereon may be subject to the Safe Drinking Water Act, CERCLA, RCRA, TSCA, and analogous state laws. Under these laws, Alpine High Midstream could be required, alone or in participation with others, to remove or remediate previously disposed wastes or property contamination, if present, including groundwater contamination, or to take action to prevent future contamination.

Air Emissions

Alpine High Midstream’s current and future operations are subject to the Clean Air Act (“CAA”) and regulations promulgated thereunder and under comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including Alpine High Midstream’s facilities, and impose various control, monitoring, and reporting requirements. Pursuant to these laws and regulations, Alpine High Midstream may be required to obtain environmental agency pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase in existing air emissions, obtain and comply with the terms of air permits, which include various emission and operational limitations, or use specific emission control technologies to limit emissions. Alpine High Midstream likely will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with maintaining or obtaining governmental approvals addressing air emission-related issues. Failure to comply with applicable air statutes or regulations may lead to the assessment of administrative, civil, or criminal penalties and may result in the limitation or cessation of construction or operation of certain air emission sources or require Alpine High Midstream to incur additional capital expenditures. Although Alpine High Midstream can give no assurances, it believes such requirements will not have a material adverse effect on its financial condition, results of operations, or cash flows, and the requirements are not expected to be more burdensome to it than to any similarly situated company.

Effective May 15, 2012, the EPA promulgated rules under the CAA that established new air emission controls for oil and natural gas production, pipelines, and processing operations under the New Source Performance Standards (“NSPS”) and National Emission Standards for Hazardous Air Pollutants (“NESHAPs”) programs. These rules require the control of emissions through reduced emission (or “green”) completions and establish specific new requirements regarding emissions from wet seal and reciprocating compressors, pneumatic controllers, and storage vessels at production facilities, gathering systems, boosting facilities, and onshore natural gas processing plants. In addition, the rules revised existing requirements for volatile organic compound (“VOC”) emissions from equipment leaks at onshore natural gas processing plants by lowering the leak definition for valves from 10,000 parts per million to 500 parts per million and requiring the monitoring of connectors, pumps, pressure relief devices, and open-ended lines. In October 2012, several challenges to the EPA’s NSPS and NESHAPs rules for the industry were filed by various parties, including environmental groups and industry associations. In a January 16, 2013 unopposed motion to hold this litigation in abeyance, the EPA indicated that it may reconsider some aspects of the rules. The case remains in abeyance. The EPA has since revised certain aspects of the rules and has indicated that it may reconsider other aspects of the rules. Depending on the outcome of such proceedings, the rules may be further modified or rescinded or the EPA may issue new rules. Alpine High Midstream cannot predict the costs of compliance with any modified or newly issued rules.

In partial response to the issues raised regarding the 2012 rulemaking, the EPA published new rules in June 2016 to regulate emissions of methane and VOCs from new and modified sources in the oil and gas sector. However, in April 2017, the EPA announced that it will review this rule for new, modified, or reconstructed facilities and will initiate reconsideration proceedings to potentially revise or rescind portions of the rule. Subsequently, on May 31, 2017, the EPA issued a 90-day stay of certain requirements under the rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and again by an en banc D.C. Circuit on July 31, 2017. In the interim, on July 16, 2017, the EPA issued a proposed rule that would provide a two-year extension of the initial 90-day stay, but the proposed rule was never finalized. Instead, in February 2018, the EPA finalized amendments to some of the requirements, although the EPA’s reconsideration of other aspects of the rule is ongoing. Substantial uncertainty exists with respect to implementation of this methane rule. The EPA has also finalized a rule regarding alternative criteria for aggregating multiple small surface sites into a single source for air quality permitting purposes. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements across the oil and gas industry. During the Obama Administration, other federal agencies, including the Bureau of Land Management (“BLM”), PHMSA, and the Department of Energy, proposed or finalized new or more stringent regulations for the oil and gas sector in order to further reduce methane emissions. For example, the BLM adopted new rules on November 15, 2016, to reduce venting, flaring, and leaks during oil and natural gas production activities on onshore federal and Indian leases. On June 15, 2017, the BLM postponed indefinitely compliance dates for certain aspects of these rules, pending judicial review, but a court subsequently enjoined the postponement. In February 2018, the BLM proposed to repeal certain of the requirements of the 2016 methane rule. Several states filed judicial challenges to the BLM’s proposed repeal. In April 2018, a federal court stayed the litigation pending finalization or withdrawal of the BLM’s February 2018 proposal. As a result of this continued regulatory focus and other factors, additional air emissions regulation of the oil and gas industry remains possible. Compliance with such rules could result in additional costs, including increased capital expenditures and operating costs for Alpine High Midstream and for other companies in its industry. While Alpine High Midstream is not able at this time to estimate such additional costs, as is the case with similarly situated entities in the industry, such costs could be significant for Alpine High Midstream. Compliance with such rules, as well as any new state rules, may also make it more difficult for Alpine High Midstream’s suppliers and customers to operate, thereby reducing the volume of natural gas transported through Alpine High Midstream’s pipelines, which may adversely affect its business.

Climate Change

In December 2009, the EPA determined that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHGs”) (which include methane, the major component of natural gas), present an endangerment to public health and the environment based on a conclusion that emissions of such gases are contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under existing provisions of the CAA, that require Prevention of Significant Deterioration (“PSD”) preconstruction permits, and Title V operating permits for GHG emissions from certain large stationary sources. Under these regulations, facilities required to obtain PSD permits must meet “best available control technology” standards for their GHG emissions established by the states or, in some cases, by the EPA on a case-by-case basis. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Because regulation of GHG emissions is relatively new, further regulatory, legislative, and judicial developments are likely to occur. Such developments in GHG initiatives may affect Alpine High Midstream and other companies operating in the oil and gas industry. In addition to these developments, certain tort claims alleging property damage have been brought against GHG emissions sources, which may increase Alpine High Midstream’s litigation risk for such claims. In addition, in 2015, the United States participated in the United Nations Conference on Climate Change, which led to the creation of the Paris Agreement. The Paris Agreement entered into force November 4, 2016, and requires countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. On June 1, 2017, President Trump announced that the United States plans to withdraw from the Paris Agreement and to seek negotiations either to reenter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit process beginning when it took effect in November 2016, which would result in an effective exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may reenter the Paris Agreement or a separately negotiated agreement are unclear at this time. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, Alpine High Midstream cannot predict the financial impact of related developments on Alpine High Midstream.

Federal or state legislative or regulatory initiatives that regulate or restrict emissions of GHG in areas in which Alpine High Midstream conducts business could adversely affect the availability of, or demand for, the products it stores, transports, and processes and, depending on the particular program adopted, could increase the costs of its operations, including costs to operate and maintain its facilities, install new emission controls on its facilities, acquire allowances to authorize its GHG emissions, pay any taxes related to its GHG emissions, and/or administer and manage a GHG emissions program. Alpine High Midstream may be unable to recover any such lost revenues or increased costs in the rates it charges its customers, and any such recovery may depend on events beyond its control, including the provisions of any final legislation or regulations. Reductions in Alpine High Midstream’s revenues or increases in its expenses as a result of climate control initiatives could have adverse effects on its business, its financial condition, results of operations, or cash flows.

Hydraulic Fracturing and Wastewater

The Federal Water Pollution Control Act (the “CWA”) and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including NGL-related wastes, into state waters or waters of the United States. In June 2015, the EPA and the United States Army Corps of Engineers (the “Army Corps”) finalized a rule intended to clarify the meaning of the term “waters of the United States,” which establishes the scope of regulated waters under the CWA (the “WOTUS rule”). The rule has been challenged and was stayed by federal courts. In February 2017, the Trump Administration issued an Executive Order directing the EPA and the Army Corps to review and, consistent with applicable law, to initiate a rulemaking to rescind or revise the WOTUS rule. The EPA and the Army Corps published a notice of intent to review and rescind or revise the rule in March 2017. In addition, the U.S. Department of Justice filed a motion with the U.S. Supreme Court in March 2017 requesting that the U.S. Supreme Court stay the suit concerning which court should hear challenges to the rule. The U.S. Supreme Court denied the motion in April 2017. In June 2017, the EPA and the Army Corps proposed a rule that would initiate the first step in a two-step process intended to review and revise the definition of “waters of the United States” consistent with President Trump’s executive order. Under the proposal, the first step would be to rescind the May 2015 final rule and put back into effect the narrower language defining “waters of the United States” under the CWA that existed prior to the WOTUS rule. The second step would be a notice-and- comment rulemaking in which the agencies will conduct a substantive reevaluation of the definition of “waters of the United States.” If upheld, the WOTUS rule will expand federal jurisdiction under the CWA and could significantly expand federal control of land and water resources across the U.S., triggering substantial additional permitting and regulatory requirements. Regulations promulgated pursuant to the CWA require that entities that discharge into federal and state waters obtain National Pollutant Discharge Elimination System permits and/or state permits authorizing these discharges. The CWA and analogous state laws assess administrative, civil, and criminal penalties for discharges of unauthorized pollutants into waters of the U.S. and impose substantial liability for the costs of removing spills from such waters. In addition, the CWA and analogous state laws require that individual permits or coverage under general permits be obtained by covered facilities for discharges of storm water runoff. Alpine High Midstream believes that it is in substantial compliance with CWA permitting requirements as well as the conditions imposed by its permits and that continued compliance with such existing permit conditions will not have a material effect on its financial condition, results of operations, or cash flows.

It is common for Alpine High Midstream’s customers or suppliers to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing is an important and commonly used process in the completion of wells by oil and gas producers. Hydraulic fracturing involves the injection of water, sand, and chemical additives under pressure into rock formations to stimulate gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states and localities have been initiated to require or make more stringent the permitting and other regulatory requirements for hydraulic fracturing operations of Alpine High Midstream’s customers and suppliers. There are certain governmental reviews either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. On December 13, 2016, the EPA released a study of the potential adverse effects that hydraulic fracturing may have on water quality and public health, concluding that there is scientific evidence that hydraulic fracturing activities potentially can impact drinking water resources in the United States under some circumstances. This study or similar studies could spur initiatives to further regulate hydraulic fracturing. In June 2016, the EPA finalized rules prohibiting discharges of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants, but, in October 2017, the U.S. Court of Appeals for the Third Circuit granted an EPA petition for voluntary remand. The rule is currently under review. The EPA has also issued an advance notice of proposed rulemaking under the TSCA to gather information regarding the potential regulation of chemical substances and mixtures used in oil and gas exploration and production. Also, effective June 24, 2015, BLM adopted rules regarding well stimulation, chemical disclosures, water management, and other requirements for hydraulic fracturing on federal and Indian lands, which the BLM subsequently repealed in December 2017. The BLM’s repeal has been challenged in court.

Additional regulatory burdens in the future, whether federal, state, or local, could increase the cost of or restrict the ability of Alpine High Midstream’s customers or suppliers to perform hydraulic fracturing. As a result, any increased federal, state, or local regulation could reduce the volumes of crude oil and natural gas that Alpine High Midstream’s customers move through its gathering and processing systems which would materially adversely affect its financial condition, results of operations, or cash flows.

Endangered Species and Migratory Birds

The Endangered Species Act (“ESA”), the Migratory Bird Treaty Act (“MBTA”), and similar state and local laws restrict activities that may affect endangered or threatened species or their habitats or migratory birds. Some of Alpine High Midstream’s pipelines may be located in areas that are designated as habitats for endangered or threatened species or flightways for migratory birds, potentially exposing it to liability for impacts on an individual member of a species or to habitat. The ESA can also make it more difficult to secure a federal permit for a new pipeline.

As a result of a 2011 settlement agreement, the U.S. Fish and Wildlife Service (“FWS”) is required to make a determination on listing of numerous species as endangered or threatened under the ESA. The FWS agreed to complete the review by the end of the agency’s 2017 fiscal year. The agency missed the deadline but continues to review species for listing under the ESA. On July 19, 2018, the FWS announced a series of proposed changes to the rules implementing the ESA, including proposed revisions to the regulations governing interagency cooperation, listing species and delisting critical habitat, and prohibitions related to threatened wildlife and plants. The proposed revisions are intended to streamline these processes and create more flexibility for the FWS when making ESA-related decisions. It is not possible at this time to accurately predict how such changes, if adopted, would impact Alpine High Midstream’s operations.

In addition, the federal government recently has issued indictments under the MBTA to several oil and natural gas companies after migratory birds were found dead near their operations. However, in December 2017, the U.S. Department of the Interior issued a new opinion revoking its prior enforcement policy and concluded that an incidental take is not a violation of the MBTA.

Employees

Alpine High Midstream has no employees. Under the COMA to be executed at the closing of the business combination, Apache will operate, maintain and administer Alpine High Midstream’s operations, and Apache will also provide management services to Alpine High Midstream.

Legal Proceedings

Alpine High Midstream is not aware of any pending or threatened legal proceedings against Alpine High Midstream at the time of the filing of this proxy statement.

OFFICERS AND DIRECTORS OF KAAC

FOLLOWING CLOSING OF THE BUSINESS COMBINATION

Officers and Directors

Set forth below are the names, ages and positions of each of the individuals who will serve as directors and officers of KAAC following the business combination (other than the three independent directors who will be identified prior to, and appointed in connection with, the closing of the business combination):

Name	Age	Position
W. Mark Meyer	55	Chairman of the Board of Directors
Brian W. Freed	47	Chief Executive Officer and Director
Ben C. Rodgers	39	Chief Financial Officer and Director
Robert W. Bourne	62	Director
Staci L. Burns	51	Director
Kevin S. McCarthy	59	Director
Robert S. Purgason	62	Director
Jon W. Sauer	58	Director

W. Mark Meyer will become our Chairman of our board of directors immediately following the closing of the business combination. Mr. Meyer has served as Senior Vice President – Energy Technology, Data Analytics & Commercial Intelligence of Apache since September 2018, having previously served as Senior Vice President – Energy Technology Strategies since March 2018. In the three years prior to joining Apache in 2018, he was managing director and, most recently, head of securities and research with Tudor, Pickering, Holt & Co., a Houston-based energy-focused investment and merchant bank. From 2005 to 2015, Mr. Meyer managed a variety of energy portfolios for institutional clients, most notably as president of RR Advisors, LLC from 2007 to 2015 where he was co-founder of its upstream-oriented public and private equity strategies. From 1999 to 2005, he was the lead equity research analyst at Simmons & Company International and Goldman Sachs. Prior to his equity research and institutional investing career, Mr. Meyer served from 1985 to 1999 in a variety of management consulting and oil and gas industry managerial, technical and operational roles, both domestically and internationally with AT Kearney, Union Texas Petroleum, Exxon and Chevron. Mr. Meyer holds a bachelor’s degree (cum laude) in petroleum engineering from Texas A&M University and a master’s degree in business administration from the University of Chicago’s Booth School of Business (formerly the University of Chicago’s Graduate School of Business). He is well qualified to serve as one of our directors due to his energy finance and investment experience.

Brian W. Freed will become our Chief Executive Officer and a director immediately following the closing of the business combination. He has served as the Senior Vice President, Midstream and Marketing, of Apache since April 2017. Prior to joining Apache, Mr. Freed served as senior vice president of commercial operations, Western United States for Crestwood Equity Partners LP (“Crestwood”) from 2015 to 2017 and Vice President of Crude Logistics for Crestwood and Inergy Midstream, L.P. (“Inergy”) (which merged with Crestwood in 2013) from 2012 to 2015. Prior to joining Inergy, Mr. Freed served as Vice President of Business Development for Rangeland Energy LLC from 2011 until its sale to Inergy in 2012. In 2010, Mr. Freed led the merger and recapitalization of Energy Solutions International with Entessa Inc. (“Entessa”), and he served as Chief Executive Officer of Energy Solutions International until it was sold to Oaktree Capital in 2010. Mr. Freed remained with Energy Solutions International as a member of the board and audit committee until the company was sold by Oaktree Capital to Emerson in 2015. Prior to Energy Solutions International, Mr. Freed founded Entessa Inc. and served as the President, CEO and Chairman from its founding in 2002 until it merged with Energy Solutions International in 2010. Mr. Freed earned his Bachelor of Science in Finance from West Virginia University and served with honor and distinction as a field artillery officer in the United States Army, achieving the rank of captain. He is one of the inaugural inductees into the Army ROTC Hall of Fame. He is well qualified to serve as one of our directors due to his background as an experienced energy executive.

Ben C. Rodgers will become our Chief Financial Officer and a director immediately following the closing of the business combination. Mr. Rodgers has served as Vice President and Treasurer of Apache since May 2018. Prior to joining Apache, Mr. Rodgers served as Senior Vice President of EIG Global Energy Partners and led an investment team focusing on originating and managing oil and gas debt and equity investments in North America from 2016 until 2018. Before that, he was with Concho Resources serving in a variety of leadership roles including Vice President of Commodities and Midstream and Vice President and Treasurer from 2012 until 2016. From 2008 until 2012, he also held the role of Vice President, Syndicated and Leveraged Finance, in the Investment Banking Division of J.P. Morgan Securities. Before that, he was senior consultant in the Advisory Services group at Ernst & Young from 2002 until 2007. Mr. Rodgers holds an MBA in finance from the University of Texas at Austin and a bachelor’s degree in finance from Texas A&M University. He is well qualified to serve as one of our directors due to his operations, finance and investment experience in the energy industry.

Robert W. Bourne will become a director immediately following the closing of the business combination. Mr. Bourne has been Vice President of Business Development - Midstream and Marketing of Apache since April 2017. Prior to joining Apache, he served as a consultant advising Smith Production Inc. He served as Senior Vice President of Business Development at American Midstream GP LLC of American Midstream Partners, LP., from November 2014 until December 31, 2015. Mr. Bourne was one of the founding members of the executive management team for Coral Energy. He was a Principal of Costar Midstream LLC, an Energy Spectrum Capital company, from 2012 to 2014. Mr. Bourne became the President and Chief Executive Officer of Gas Solutions II Ltd. from 2010 to January 2012. He was a founding member of the Executive Leadership team that oversaw the formation of Coral Energy, a partnership formed by Shell and Tejas/Acadian Gas. He served as Senior Vice President of Energy Transfer Partners responsible for commercial and business development of the Houston Pipeline System from 2005 to 2009 and Vice President of Crosstex Energy (now Enlink Midstream) from 2004 to 2005 and gas supply representative for Delhi Gas Pipeline from 1981 to 1984. From 1984 to 2003, he held positions of increasing responsibility with Shell Trading (formerly Coral Energy), including as Senior Vice President of producer services and Derivative Product Marketing. He has a Bachelor of Science in Finance from Louisiana State University. He is well qualified to serve as one of our directors due to his background as an experienced pipeline executive.

Staci L. Burns will become a director immediately following the closing of the business combination. Ms. Burns has served as Assistant Controller of Revenue, Marketing, Midstream & A&D Accounting of Apache since 2018. Ms. Burns joined Apache in 2004, earning positions of increasing responsibility including Revenue Manager in 2004, Revenue, Compliance & Owner Relations Manager in 2007 and Director US Revenue and Marketing Accounting in 2011. Prior to joining Apache, Ms. Burns was Finance Manager of US Operations at Perenco (formerly CMS) from 1998 to 2004 and Revenue Supervisor at Sonat Exploration from 1995 to 1998, both independent oil and gas production and exploration companies. Ms. Burns served as Treasurer for three years on the Board of Directors of The Beacon, a non-profit organization serving the Houston homeless. She holds a bachelor’s degree in accounting from Lamar University. She is well qualified to serve as one of our directors due to her energy finance experience.

Jon W. Sauer will become a director immediately following the closing of the business combination. Mr. Sauer currently serves as Senior Vice President, Tax, of Apache, a position he was appointed to in July 2014. He was appointed Vice President, Tax of Apache in May 2001, having previously served as Director of Tax since March 1997 and Manager of Tax since August 1992. Prior to joining Apache, Mr. Sauer was a tax manager with Swift Energy Company, an independent oil and gas exploration and production company, from 1989 to 1992 and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer is a certified public accountant and a member of the American Institute of Certified Public Accountants and Texas Society of Certified Public Accountants. He is past chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee, and he serves on the tax committee of the American Petroleum Institute. Mr. Sauer earned his Bachelor of Science degree in Accounting from the University of North Dakota. He is well qualified to serve as one of our directors due to his energy and finance experience.

Please see “Officers and Directors of KAAC Prior to Closing of the Business Combination” for more information on the business experience of Messrs. McCarthy and Purgason, who will continue or be appointed as a director of KAAC following the closing of the business combination. We expect to name and appoint the other nine directors prior to the closing of the business combination, effective as of and contingent upon the closing of the business combination.

Board of Directors and Terms of Office of Officers and Directors

We are, and after closing of the business combination will continue to be, managed by our board of directors. In connection with the closing of the business combination, we anticipate expanding the size of our board of directors from five directors to 11, and certain current members of our board of directors will resign from our board of directors following the closing of the business combination. As a result, we will appoint a number of new directors, including our current Chief Executive Officer, Robert S. Purgason, six non-independent directors selected by the Apache Contributor, two independent directors selected by Kayne Anderson and one independent director selected by the Apache Contributor, effective as of and contingent upon closing of the business combination.

Conflicts Committee

In connection with the closing of the business combination, our board of directors will establish a conflicts committee initially composed of three independent directors, with the chair of the committee being designated by our board of directors. The primary purpose of the conflicts committee will be to resolve potential conflicts of interest in connection with certain related party transactions or any other transaction that our board of directors may refer to the conflicts committee for review. In accordance with the related party transaction policy to be adopted by our board of directors in connection with the closing of the business combination, our management team will be required to present the following transactions to our conflicts committee for review and approval:

•

related party transactions that involve an aggregate amount paid to or by KAAC or its subsidiaries of more than $20 million over the life of the transaction or more than $5 million per calendar year (a “Material Amount”);

•

any amendment of, or waiver of any right or remedy under, the Contribution Agreement, the Altus Midstream LPA, the Amended and Restated Registration Rights Agreement, the COMA, the Purchase Rights and Restrictive Covenants Agreement, the Stockholders Agreement, the Warrant Agreement, the Gas Gathering Agreement, the Gas Processing Agreement, the License Agreement, the Lease or the Options, by KAAC or its subsidiaries or any related party acting on behalf of such persons (as opposed to a related party acting on its own behalf) which amendment or waiver involves a Material Amount or, if the amount involved cannot be quantified, would be material and adverse to KAAC and its subsidiaries, taken as a whole;

•

the enforcement, or the failure to enforce, by KAAC or its subsidiaries or a related party acting on behalf of KAAC or its subsidiaries (as opposed to a related party acting on its own behalf) of any rights or remedies of KAAC or its subsidiaries against a related party under any of the agreements described in the immediately preceding bullet that involves a Material Amount or, if the amount involved cannot be quantified, would be material and adverse to KAAC and its subsidiaries, taken as a whole; provided, that budgeting, contracting and other operational matters under any such agreements will not be subject to the provisions of this bullet and the immediately preceding bullet; and

•

the entry into any gas processing agreement or gas gathering agreement between KAAC or any of its subsidiaries and any person other than a related party, or the amendment of any such agreement, that causes a related party to have a right to cause certain amendments to the Gas Processing Agreement or the Gas Gathering Agreement the effect of which would involve a reduction in the amounts payable by such related party to KAAC or its subsidiaries under the Gas Processing Agreement or the Gas Gathering Agreement, respectively, by a Material Amount.

The entry into the Contribution Agreement and the other agreements entered into or to be entered into in connection with the business combination have not been and will not be subject to the review and approval of the conflicts committee. In addition, except as provided above, the exercise or waiver of any rights or remedies by the applicable related party (acting on its own behalf and/or acting on behalf of KAAC or its subsidiaries) under the Contribution Agreement or any other agreement entered into or to be entered into in connection with the business combination, including with respect to budgets, contracting and/or other operational matters, are deemed to be pre-approved transactions under the related party transactions policy.

Other Committees

In addition to our conflicts committee, our board of directors will continue to have an audit committee and a compensation committee. Please see “Officers and Directors of KAAC Prior to Closing of the Business Combination” for more information regarding our audit committee and compensation committee, including the function of each committee.

Officers are appointed by our board of directors and serve at the discretion of the board of directors of KAAC, rather than for specific terms of office.

Status as a Controlled Company

Because the Apache Contributor will beneficially own a majority of our outstanding voting common stock following the closing of the business combination, we expect to be a controlled company under the NASDAQ corporate governance standards. A controlled company need not comply with the NASDAQ corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. We intend to utilize some or all of these exemptions. Notwithstanding our status as a controlled company, we will remain subject to the NASDAQ corporate governance standard that requires us to have an audit committee composed entirely of independent directors.

If at any time we cease to be a controlled company, we will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period. We will cease to qualify as a controlled company once the Apache Contributor no longer controls a majority of our voting common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to KAAC regarding (i) the actual beneficial ownership of our voting common stock, including Class A Common Stock and Class B Common Stock, as of the record date (prior to the business combination and Private Placement) and (ii) the expected beneficial ownership of our voting common stock, including Class A Common Stock and Class C Common Stock, immediately following the closing of the business combination and Private Placement, assuming that no public shares of KAAC are redeemed, and alternatively that 22,490,308 outstanding public shares are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our voting common stock;

•	each of our current officers and directors;

•

each person who will become a named executive officer or director of KAAC following the closing of the business combination, other than the three independent directors who will be identified prior to, and appointed in connection with, the closing of the business combination; and

•

all current officers and directors of KAAC, as a group, and all executive officers and directors of KAAC following the closing of the business combination, other than the three independent directors who will be identified prior to, and appointed in connection with, the closing of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our voting common stock prior to the business combination and Private Placement is based on 47,165,140 shares of Class A Common Stock and Class B Common Stock (including founder shares) issued and outstanding in the aggregate as of August 24, 2018.

The expected beneficial ownership of shares of our voting common stock immediately following the closing of the business combination and Private Placement, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its shares of Class A Common Stock; (ii) no Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us only 1,862,606 founder shares; (iii) no earn-out consideration is delivered to the Apache Contributor; (iv) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market; and (v) there will be an aggregate of 354,399,163 shares of our voting common stock issued and outstanding at the closing of the business combination (including (w) 37,732,112 public shares, (x) 7,570,422 shares of Class A Common Stock issued to our Sponsor and independent directors upon the conversion of the founder shares upon the closing of the business combination and after giving effect to our Sponsor’s forfeiture of 1,862,606 founder shares, (y) 57,234,023 shares of Class A Common Stock issued in connection with the Private Placement and (z) 1,862,606 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock issued to the Apache Contributor in connection with the business combination).

The expected beneficial ownership of shares of our voting common stock immediately following the closing of the business combination and Private Placement, assuming that 22,490,308 outstanding public shares have been redeemed, has been determined based on the following assumptions: (i) public stockholders (other than those shown below) have exercised their redemption rights with respect to 22,490,308 shares of our Class A Common Stock; (ii) 5,450,422 Assigned Shares are issued to the Apache Contributor and, therefore, our Sponsor forfeits to us an aggregate of 5,450,422 founder shares; (iii) no earn-out consideration is delivered to the Apache Contributor; (iv) none of the investors set forth in the table below has purchased or purchases shares of Class A Common Stock in the open market; and (v) there will be an aggregate of 331,908,855 shares of our voting common stock issued and outstanding at the closing of the business combination (including (x) 2,120,000 shares of Class A Common Stock issued to our Sponsor and independent directors upon the conversion of the founder shares upon the closing of the business combination and after giving effect to our Sponsor’s forfeiture of 7,313,028 founder shares, (y) 57,234,023 shares of Class A Common Stock issued in connection with the Private Placement and (z) 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock issued to the Apache Contributor in connection with the business combination).

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

	Prior to business combination and Private Placement		After business combination and Private Placement
			Assuming No Redemption		Assuming Illustrative Redemption
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Kayne Anderson Sponsor, LLC(2)	9,313,028	19.7%	7,450,422	2.1%	2,000,000	*
Glazer Capital, LLC(3)	3,634,962	7.7%	3,634,962	*	3,634,962	1.1%
Fir Tree Capital Management LP(4)	2,500,000	5.3%	2,500,000	*	2,500,000	*
Kayne Anderson Capital Advisors, L.P.(5)	9,313,028	19.7%	24,092,172	6.8%	18,641,750	5.6%
Apache Midstream LLC(6)	—	—	251,862,606	71.1%	257,313,028	77.5%
Robert V. Sinnott(7)	—	—	—	—	—	—
Robert S. Purgason(7)	—	—	—	—	—	—
Terry A. Hart(7)	—	—	—	—	—	—
Kevin S. McCarthy(7)	—	—	—	—	—	—
D. Mark Leland(7)	40,000	*	40,000	*	40,000	*
R. Rudolph Reinfrank(7)	40,000	*	40,000	*	40,000	*
Mark Borer(7)	40,000	*	40,000	*	40,000	*
W. Mark Meyer(8)	—	—	—	—	—	—
Brian W. Freed(8)(9)	82,500	*	82,500	*	82,500	*
Ben C. Rodgers(8)	—	—	—	—	—	—
Robert W. Bourne(8)	—	—	—	—	—	—
Staci L. Burns(8)	—	—	—	—	—	—
Jon W. Sauer(8)	—	—	—	—	—	—
All current directors and executive officers, as a group (7 individuals)	120,000	*	120,000	*	120,000	*
All directors and executive officers following closing of business combination, as a group (8 individuals)(10)	82,500	*	82,500	*	82,500	*

*	Less than one percent.
(1)

Unless otherwise noted, (i) the business address of each of the entities, directors and executive officers prior to the closing of the business combination in this table is 811 Main Street, 14th Floor, Houston, Texas 77002 and (ii) the business address of each of the entities, directors and executive officers after the closing of the business combination in this table is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

(2)

Kayne Anderson Sponsor, LLC is the record holder of the shares reported herein. Kayne Anderson Capital Advisors, L.P. is the managing member of Kayne Anderson Sponsor, LLC and has voting and investment discretion with respect to the voting common stock held of record by Kayne Anderson Sponsor, LLC. Ric Kayne is the controlling stockholder of the owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. As such, Kayne Anderson Capital Advisors, L.P. and Ric Kayne may be deemed to have shared beneficial ownership of the voting common stock held directly by Kayne Anderson Sponsor, LLC. Additionally, certain of our officers and directors and employees of Kayne Anderson Capital Advisors, L.P. hold an interest in Kayne Anderson Sponsor, LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of these entities and individuals is 811 Main Street, 14th Floor, Houston, Texas 77002. Excludes 3,182,141 shares of Class A Common Stock issuable upon exercise of the private placement warrants that will become exercisable 30 days after the closing of the business combination.
(3)

According to a Schedule 13G filed with the SEC on February 14, 2018, Glazer Capital, LLC (“Glazer Capital”) shares voting and dispositive power over 3,634,962 shares of Class A Common Stock with certain funds and managed accounts to which it serves as investment manager (the “Glazer Funds”). Mr. Paul J. Glazer, who serves as the Managing Member of Glazer Capital with respect to the shares of Class A Common Stock held by the Glazer Funds, acts as investment manager to each such affiliated entity and is responsible for the voting and investment decisions of each such affiliated entity. The address of the principal business office of Glazer Capital is 250 West 55th Street, Suite 30A, New York, New York 10019.

(4)

According to a Schedule 13G filed with the SEC on February 14, 2018, Fir Tree Capital Management LP (“Fir Tree”) has sole voting and dispositive power over 2,500,000 shares of Class A Common Stock purchased by certain private-pooled investment vehicles for which Fir Tree serves as the investment manager. The address of the principal business office of Fir Tree is 55 West 46th Street, 29th Floor, New York, New York 10036.

(5)

Includes shares of voting common stock held of record by Kayne Anderson Sponsor, LLC, over which Kayne Anderson Capital Advisors, L.P. has voting and investment discretion. Kayne Anderson Capital Advisors, L.P. is the investment manager, general partner, or managing member of certain shareholders, including shareholders in which certain of our officers and directors and employees of Kayne Anderson Capital Advisors, L.P. hold an interest. Ric Kayne may be deemed a beneficial owner with voting and investment power over the shares of Class A Common Stock held by such shareholders. Mr. Kayne disclaims beneficial ownership of the shares reported, except those attributable to him by virtue of his pecuniary interest therein. Excludes 3,182,141 shares of Class A Common Stock issuable upon exercise of private placement warrants held of record by Kayne Anderson Sponsor, LLC that will become exercisable 30 days after the closing of the business combination.

(6)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Corporation is the sole member of Apache Midstream LLC and has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056. Excludes 3,182,140 shares of Class A Common Stock issuable upon exercise of the Contribution Warrants that will become exercisable 30 days after the closing of the business combination.

(7)

Holds an interest in Kayne Anderson Sponsor, LLC and/or Kayne SPAC Investment, LLC, and disclaims any beneficial ownership of shares held by such entities other than to the extent of any direct or indirect pecuniary interest therein.

(8)	Holds an interest in Altus SPAC Investment, LLC and disclaims any beneficial ownership of shares held by such entity other than to the extent of any direct or indirect pecuniary interest therein.
(9)	Includes 50,000 shares of Class A Common Stock issuable upon exercise of public warrants held by Mr. Freed.
(10)	Does not include the three independent directors who will be identified prior to, and appointed in connection with, the closing of the business combination.

HOUSEHOLDING INFORMATION

Unless KAAC has received contrary instructions, KAAC may send a single copy of this proxy statement to any household at which two or more stockholders reside if the stockholders at that address have consented. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of KAAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of KAAC’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact KAAC at its offices at Kayne Anderson Acquisition Corp., 811 Main Street, 14th Floor, Houston, Texas 77002 to inform KAAC of his or her request; or

•	If a bank, broker or other nominee holds the share, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

KAAC’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We currently anticipate that the 2019 annual meeting of stockholders will be held no later than June 2019. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2019 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by KAAC at our offices at c/o Altus Midstream Company, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, Attention: Secretary a reasonable time before KAAC begins to print and mail its 2019 annual meeting proxy materials in order to be considered for inclusion in our proxy materials for the 2019 annual meeting.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at c/o Altus Midstream Company, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056, Attention: Secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2019 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by KAAC. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

KAAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read KAAC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document KAAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact KAAC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: KAAC.info@morrowsodali.com

If you are a KAAC stockholder and would like to request documents, please do so by                 , 2018, in order to receive them before the special meeting. If you request any documents from KAAC, KAAC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to KAAC has been supplied by KAAC, and all such information relating to the Alpine High Entities has been supplied by the Apache Contributor. Information provided by either KAAC or the Apache Contributor does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of KAAC for the special meeting. KAAC has not authorized anyone to give any information or make any representation about the business combination, KAAC or the Alpine High Entities that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
KAYNE ANDERSON ACQUISITION CORP.—UNAUDITED FINANCIAL STATEMENTS
Condensed Balance Sheets as of June 30, 2018 and December 31, 2017	Fin-2
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2018	Fin-3
Condensed Statement of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2018	Fin-4
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2018 and June 30, 2017	Fin-5
Notes to Condensed Financial Statements	Fin-6
KAYNE ANDERSON ACQUISITION CORP.—AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	Fin-15
Condensed Balance Sheets as of December 31, 2017 and December 31, 2016	Fin-16
Condensed Statements of Operations for the Year Ended December 31, 2017 and for the Period from December 12, 2016 to December 31, 2016	Fin-17
Condensed Statement of Changes in Stockholders’ Equity for the Year Ended December 31, 2017 and for the Period from December 12, 2016 to December 31, 2016	Fin-18
Condensed Statement of Cash Flows for the Year Ended December 31, 2017 and for the Period from December 12, 2016 to December 31, 2016	Fin-19
Notes to Condensed Financial Statements	Fin-20
ALPINE HIGH MIDSTREAM—UNAUDITED COMBINED FINANCIAL STATEMENTS
Review Report of Independent Registered Public Accounting Firm	Fin-28
Combined Statements of Operations for the Three and Six Months Ended June 30, 2018	Fin-29
Combined Balance Sheets as of June 30, 2018 and December 31, 2017	Fin-30
Combined Statements of Cash Flows for the Six Months Ended June 30, 2018	Fin-31
Combined Statement of Changes in Partner’s Capital for the Six Months Ended June 30, 2018	Fin-32
Notes to Combined Financial Statements	Fin-33
ALPINE HIGH MIDSTREAM—AUDITED COMBINED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	Fin-40
Combined Statements of Operations for the Years Ended December 31, 2017 and 2016	Fin-41
Combined Balance Sheets as of December 31, 2017 and 2016	Fin-42
Combined Statements of Cash Flows for the Years ended December 31, 2017 and 2016	Fin-43
Combined Statements of Changes in Partner’s Capital for the Years ended December 31, 2017 and 2016	Fin-44
Notes to Combined Financial Statements	Fin-45

KAYNE ANDERSON ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets
Cash	$48,630	$479,055
Prepaid expenses and other current assets	189,937	67,479

Total Current Assets	238,567	546,534
Investment held in trust account	380,712,615	379,176,865

Total Assets	$380,951,182	$379,723,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,049,049	$742,688
Accrued franchise taxes	20,025	200,050
Accrued income taxes	8,770	304,876
Sponsor note	100,000	—

Total Current Liabilities	1,177,844	1,247,614
Deferred underwriting compensation	13,206,239	13,206,239

Total Liabilities	14,384,083	14,453,853
Class A common stock subject to possible redemption; 36,156,709 and 36,026,954 shares, respectively, at June 30, 2018 and December 31, 2017 (at approximately $10.00 per share)	361,567,090	360,269,540
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,575,403 and 1,705,158 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively (excluding 36,156,709 and 36,026,954 shares subject to possible redemption as of June 30, 2018 and December 31, 2017, respectively)	157	170
Class B convertible common stock, $0.0001 par value; 20,000,000 shares authorized; 9,433,028 shares issued and outstanding as of June 30, 2018 and December 31, 2017	943	943
Additional paid-in capital	3,890,840	5,188,377
Retained earnings (accumulated deficit)	1,108,069	(189,484)

Total Stockholders’ Equity	5,000,009	5,000,006

Total Liabilities and Stockholders’ Equity	$380,951,182	$379,723,399

See accompanying notes to condensed financial statements

Fin-2

KAYNE ANDERSON ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Revenues	$—	$—	$—	$—
Expenses
General and administrative expenses	546,061	1,063,946	714,328	1,063,946
Franchise tax expense	50,012	43,000	100,025	43,000

Total expenses	596,073	1,106,946	814,353	1,106,946

Loss from operations	(596,073)	(1,106,946)	(814,353)	(1,106,946)
Other income – investment income on Trust Account	1,479,003	544,025	2,650,263	544,025

Income (loss) before income taxes	882,930	(562,921)	1,835,910	(562,921)
Current income tax expense	(300,088)	(170,349)	(538,357)	(170,349)

Net income (loss) attributable to common shares	$582,842	$(733,270)	$1,297,553	$(733,270)

Weighted average number of shares outstanding:
Basic (excluding shares subject to redemption)	11,066,074	11,042,745	11,137,469	10,242,333

Diluted	47,165,140	11,042,745	47,165,140	10,242,333

Net income (loss) per common share:
Basic	$0.05	$(0.07)	$0.12	$(0.07)

Diluted	$0.01	$(0.07)	$0.03	$(0.07)

See accompanying notes to condensed financial statements

Fin-3

KAYNE ANDERSON ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the six months ended June 30, 2018

(unaudited)

	Class A Common Stock		Class B Common Stock			Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital
Balances, December 31, 2017	1,705,158	$170	9,433,028	$943	$5,188,377	$(189,484)	$5,000,006
Change in shares subject to possible redemption	(129,755)	(13)	—	—	(1,297,537)	—	(1,297,550)
Net income	—	—	—	—	—	1,297,553	1,297,553

Balances, June 30, 2018	1,575,403	$157	9,433,028	$943	$3,890,840	$1,108,069	$5,000,009

See accompanying notes to condensed financial statements

Fin-4

KAYNE ANDERSON ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$1,297,553	$(733,270)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Trust income retained in Trust Account (net of $1,114,513 and $0 of franchise taxes and income taxes paid, respectively)	(1,535,750)	(544,025)
Changes in operating assets and liabilities:
Increase in prepaid expenses and other assets	(122,458)	(194,104)
Increase (decrease) in accrued expenses and taxes, net	(169,770)	1,144,239

Net cash used in operating activities	(530,425)	(327,160)
Net cash used in investing activities:
Cash deposited into Trust Account	—	(377,321,120)
Cash flows from financing activities:
Proceeds from Public Offering	—	377,321,120
Proceeds from sale of Private Placement Warrants	—	9,546,422
Payment of underwriting costs	—	(7,546,422)
Payment of offering costs	—	(635,909)
Proceeds from Sponsor note	100,000	245,000
Payment of Sponsor note	—	(265,000)

Net cash provided by in financing activities	100,000	378,665,211
Net increase (decrease) in cash	(430,425)	1,016,931
Cash at beginning of period	479,055	7,500

Cash at end of period	$48,630	$1,024,431

Supplemental disclosure of cash flow information:
Offering costs included in accrued formation and offering costs	$—	$2,000

Deferred underwriting compensation	$—	$13,206,239

Income and franchise taxes paid	$1,114,513	$—

See accompanying notes to condensed financial statements

Fin-5

KAYNE ANDERSON ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Note 1—Description of Organization and Business Operations

Organization and General

Kayne Anderson Acquisition Corp. (the “Company”) was incorporated in Delaware on December 12, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company’s focus is to search for a target business in the energy industry. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

On April 4, 2017, the Company closed its initial public offering (“Public Offering”) (See Note 3). The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor

The Company’s sponsor is Kayne Anderson Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

The Trust Account

The proceeds from the Company’s Public Offering, held in the trust account with American Stock Transfer & Trust Company, LLC acting as trustee (the “Trust Account”) are invested in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of investment income to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A Common Stock included in the units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended

Fin-6

to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including investment income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including investment income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under rules of The Nasdaq Stock Market. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including investment income but less taxes payable. As a result, such shares of Class A Common Stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Liquidation and Going Concern

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Fin-7

Account including investment income earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of investment income to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A Common Stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, management has determined that the mandatory liquidation and subsequent dissolution discussed above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 4, 2019.

In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2018 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K filed by the Company with the SEC on March 27, 2018.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended, or the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition

Fin-8

period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition, period difficult or impossible, because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. An aggregate of 36,156,709 and 35,973,009 shares of Class A common stock subject to possible redemption at June 30, 2018 and at June 30, 2017, respectively, have been excluded from the calculation of basic income per common share. For all periods presented, the Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement Warrants to purchase 18,941,651 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fin-9

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. To the extent a tax position does not meet these recognition and measurement thresholds, the associated benefit is not recognized in whole or in part and is reflected as an unrecognized tax benefit. There were no unrecognized tax benefits as of June 30, 2018 or 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2018 or 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax position. The Company is subject to income tax examinations by major taxing authorities since inception.

During the three and six months ended June 30, 2018, the Company recorded income tax expense of $300,088 and $538,357, respectively, primarily related to investment income earned on the Trust Account. During the three and six months ended June 30, 2017, the Company recorded income tax expense of $170,349 primarily related to investment income earned on the Trust Account. Until the Company completes an Initial Business Combination, its general and administrative expenses will be deferred for tax purposes.

During the six months ended June 30, 2018, the Company made an estimated federal income tax payment of $834,463 of which $323,000 related to 2017 and $511,463 to 2018. Upon filing the 2017 tax return, the final tax liability was $307,683 resulting in an overpayment of $15,317. The overpayment has been applied to 2018, resulting in a current tax liability of $8,770.

	June 30, 2018	December 31, 2017
Current Tax Liability	$(8,770)	$(304,876)
Deferred Tax Asset:
Deferred general and administrative expenses	$472,974	$322,965
Valuation allowance at 21%	(472,974)	(322,965)
Deferred Tax Asset, net	$—	$—

At June 30, 2018 and December 31, 2017, the Company had $2,252,255 and $1,537,927, respectively, of deferred general and administrative expenses resulting in a deferred tax asset of $472,974 and $322,965, respectively. Management has determined that a full valuation allowance on the deferred tax asset is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Bill”) was signed into law. Prior to the enactment of the Tax Reform Bill, the Company measured its deferred tax assets at the federal rate of 34%. The Tax Reform Bill reduced the federal tax rate to 21% resulting in the re-measurement of the deferred tax asset. Beginning January 1, 2018, the Company started to use the tax rate of 21% to calculate the amount of any federal income tax due on taxable income.

Fin-10

The Company’s federal statutory income tax rate is 21% and the effective tax rate for the three and six months ended June 30, 2018 was 34% and 29%, respectively, which is a result of the full valuation allowance against its deferred tax asset. The total income taxes were different from the amount computed by applying the federal statutory income tax rate of 21% to income before income taxes as follows:

	Three months Ended June 30, 2018	Three months Ended June 30, 2017	Six months Ended June 30, 2018	Six months Ended June 30, 2017
Computed federal income tax expense at 21% (2018) and 34% (2017)	$(185,415)	$191,393	$(385,541)	$191,393
Permanent differences	—	—	(2,807)	—
Valuation allowance at 21% (2018) and 34% (2017)	(114,673)	(361,742)	(150,009)	(361,742)

Total income tax expense	$(300,088)	$(170,349)	$(538,357)	$(170,349)

Recent Accounting Pronouncements

The Company’s management does not believe any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Public Offering

In April 2017, the Company closed its Public Offering of 37,732,112 units at a price of $10.00 per unit (the “Units”), with gross proceeds of $377,321,120 from the sale of Units. The closings occurred on April 4, 2017 with respect to 35,000,000 Units and on April 21, 2017 with respect to 2,732,112 Units related to the partial exercise of the underwriters’ over-allotment option.

Each Unit consists of one share of the Company’s Class A Common Stock, and one-third of one warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering, and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

Commencing on April 27, 2017, the holders of Units issued in its Public Offering may elect to separately trade shares of Class A Common Stock and Warrants included in the Units. The Units not separated will continue to trade on The Nasdaq Capital Market under the symbol “KAACU.” Shares of Class A Common Stock and the Warrants are trading on The Nasdaq Capital Market under the symbols “KAAC” and “KAACW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole Warrants trade following the separation.

The Company paid an underwriting discount of 2.0% of the per Unit offering price (or $7,546,422) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $13,206,239) payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

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The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover over-allotments, if any (“Over-Allotment Units”) at the initial public offering price less the underwriting discounts and commissions. The 2,732,112 Units issued in connection with the over-allotment option are identical to the Units issued in the Public Offering.

Note 4—Related Party Transactions

Founder Shares

During December 2016, the Sponsor purchased 10,062,500 shares of Class B Common Stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. During the year ended December 31, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s three independent directors (or an aggregate of 120,000 Founder Shares) at their original purchase price. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A Common Stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time. Prior to the Public Offering, the Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Public Offering. On April 21, 2017, as a result of the partial exercise of the over-allotment option, the Sponsor forfeited 629,472 of its Founder Shares.

The Company’s initial stockholders agreed subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on April 4, 2017 and the underwriters’ partial exercise of their over-allotment option on April 21, 2017, the Sponsor purchased an aggregate of 6,364,281 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”) at a price of $1.50 per whole warrant ($9,546,422 in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering that were deposited into the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

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Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On March 21, 2018, the Company’s Sponsor agreed to loan up to $500,000, as needed, to fund working capital needs pursuant to a promissory note (the “Note”). These loans will be non-interest bearing, and the Company expects to repay the loans at the closing of its Initial Business Combination. At the option of the lender, such loans may be convertible into warrants, at a price of $1.50 per warrant, at the time of our Initial Business Combination. At June 30, 2018, there were $100,000 of borrowings under the Note. At December 31, 2017, there were no outstanding related party loans.

Administrative Services Agreement

Beginning April 2017, the Company agreed to pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. Effective January 1, 2018, the Sponsor’s affiliate agreed to waive the monthly fee until the termination of the Company’s Administrative Service Agreement.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At June 30, 2018 and December 31, 2017, there were 37,732,112 shares of Class A Common Stock issued and outstanding, including 36,156,709 and 36,026,954 shares, respectively, which were subject to redemption at those dates. At June 30, 2018 and December 31, 2017, there were 9,433,028 shares of Class B Common Stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Note 6—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of June 30, 2018 and December 31, 2017, and indicates the fair value hierarchy of the valuation techniques

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that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account
June 30, 2018	$380,712,615	$380,712,615	$—	$—

December 31, 2017	$379,176,865	$379,176,865	$—	$—

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Kayne Anderson Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Kayne Anderson Acquisition Corp. (the “Company”) as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2017 and for the period from December 12, 2016 (inception) to December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from December 12, 2016 (inception) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2016.

New York, New York March 27, 2018

Fin-15

KAYNE ANDERSON ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash	$479,055	$7,500
Prepaid expenses and other current assets	67,479	—

Total Current Assets	546,534	7,500
Investment held in trust account	379,176,865	—
Deferred offering costs	—	38,234

Total Assets	$379,723,399	$45,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued formation and offering costs	$—	$3,110
Accrued expenses	742,688	—
Accrued franchise taxes	200,050
Accrued income taxes	304,876	—
Sponsor note	—	20,000

Total Current Liabilities	1,247,614	23,110
Deferred underwriting compensation	13,206,239	—

Total Liabilities	14,453,853	23,110
Class A common stock subject to possible redemption; 36,026,954 and 0 shares, respectively, at December 31, 2017 and December 31, 2016 (at redemption value of approximately $10.00 per share)	360,269,540	—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,705,158 and 0 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively (excluding 36,026,954 shares subject to possible redemption as of December 31, 2017)	170	—
Class B convertible common stock, $0.0001 par value; 20,000,000 shares authorized; 9,433,028 and 10,062,500 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	943	1,006
Additional paid-in capital	5,188,377	23,994
Accumulated deficit	(189,484)	(2,376)

Total Stockholders’ Equity	5,000,006	22,624

Total Liabilities and Stockholders’ Equity	$379,723,399	$45,734

See accompanying notes to financial statements

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KAYNE ANDERSON ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year Ended December 31, 2017	For the period from December 12, 2016 (inception) to December 31, 2016
Revenues	$—	$—
Expenses
General and administrative expenses	1,537,927	2,376
Franchise tax expense	200,050	—

Total expenses	1,737,977	2,376

Loss from operations	(1,737,977)	(2,376)
Other income—investment income on Trust Account	2,246,745	—

Income (loss) before income taxes	508,768	(2,376)
Current income tax expense	(695,876)	—

Net loss attributable to common shares	$(187,108)	$(2,376)

Weighted average number of shares outstanding:
Basic and Diluted (excluding shares subject to redemption)	10,682,217	10,062,500

Net loss per common share:
Basic and Diluted	$(0.02)	$(0.00)

See accompanying notes to financial statements

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KAYNE ANDERSON ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from December 12, 2016 (inception) to December 31, 2017

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Sale of common stock to Sponsor at approximately $0.001 per share	—	$—	10,062,500	$1,006	$23,994	$—	$25,000
Net loss	—	—	—	—	—	(2,376)	(2,376)

Balances, December 31, 2016	—	$—	10,062,500	$1,006	$23,994	$(2,376)	$22,624
Sale of Class A Common Stock to Public	37,732,112	3,773	—	—	377,317,347	—	377,321,120
Forfeiture of Class B Common Stock by Sponsor	—	—	(629,472)	(63)	63	—	—
Underwriters’ discount and offering expenses	—	—	—	—	(21,433,512)	—	(21,433,512)
Sale of 6,364,281 Private Placement Warrants at $1.50 per warrant	—	—	—	—	9,546,422	—	9,546,422
Shares subject to possible redemption	(36,026,954)	(3,603)	—	—	(360,265,937)	—	(360,269,540)
Net loss	—	—	—	—	—	(187,108)	(187,108)

Balances, December 31, 2017	1,705,158	$170	9,433,028	$943	$5,188,377	$(189,484)	$5,000,006

See accompanying notes to financial statements

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KAYNE ANDERSON ACQUISITION CORP.

STATEMENT OF CASH FLOWS

	For the year ended December 31, 2017	For the period from December 12, 2016 (inception) to December 31, 2016
Cash flows from operating activities:
Net loss	$(187,108)	$(2,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Trust income retained in Trust Account (net of $391,000 for income taxes paid)	(1,855,745)	—
Changes in operating assets and liabilities:		—
Increase in prepaid expenses and other assets	(67,479)	—
Increase in accrued expenses and taxes, net	1,244,504	—

Net cash used in operating activities	(865,828)	(2,376)
Net cash used in investing activities,
Cash deposited into Trust Account	(377,321,120)	—
Cash flows from financing activities:
Proceeds from sale of Class B convertible common stock to Sponsor	—	25,000
Proceeds from Public Offering	377,321,120	—
Proceeds from sale of Private Placement Warrants	9,546,422	—
Payment of underwriting costs	(7,546,422)	—
Payment of offering costs	(642,617)	(35,124)
Proceeds from Sponsor note	245,000	20,000
Payment of Sponsor note	(265,000)	—

Net cash provided by financing activities	378,658,503	9,876
Net increase in cash	471,555	7,500
Cash at beginning of period	7,500	—

Cash at end of period	$479,055	7,500

Supplemental disclosure of cash flow information:
Deferred underwriting compensation and offering costs	$13,206,239	$3,110

Income taxes paid	$391,000	—

See accompanying notes to financial statements

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KAYNE ANDERSON ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Kayne Anderson Acquisition Corp. (the “Company”) was incorporated in Delaware on December 12, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company’s focus is to search for a target business in the energy industry. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

On April 4, 2017, the Company closed its initial public offering (“Public Offering”) (See Note 3 and Note 6). The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor

The Company’s sponsor is Kayne Anderson Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on March 29, 2017.

The Trust Account

The proceeds held in the trust account with American Stock Transfer & Trust Company, LLC acting as trustee (the “Trust Account”) are invested in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A Common Stock included in the units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended

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to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under rules of The Nasdaq Stock Market. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A Common Stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into letter agreements with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public

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Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A Common Stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, as of December 31, 2017, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company for a minimum one year from the date of issuance of these financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended, or the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the

Fin-22

treasury stock method. An aggregate of 36,026,954 shares of Class A common stock subject to possible redemption at December 31, 2017 have been excluded from the calculation of basic income per common share. The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement Warrants to purchase 18,941,651 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events and their inclusion would be antidilutive.

At December 31, 2016, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” The Company incurred $680,851 (includes $38,234 incurred during 2016 and $642,617 incurred during 2017) of offering costs in connection with preparation for the Public Offering. These costs together with the underwriting discounts of $20,752,661 (including $13,206,239 of which payment is deferred), were charged to additional paid in capital upon completion of the Public Offering in April 2017.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

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FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. To the extent a tax position does not meet these recognition and measurement thresholds, the associated benefit is not recognized in whole or in part and is reflected as an unrecognized tax benefit. There were no unrecognized tax benefits as of December 31, 2017 or 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017 or 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax position. The Company is subject to income tax examinations by major taxing authorities since inception.

During the year ended December 31, 2017, the Company recorded income tax expense of $695,876 and no income tax expense was recorded for year ended December 31, 2016. Until the Company completes an Initial Business Combination, its general and administrative expenses will be deferred for tax purposes but any interest income on the Trust Account net of franchises taxes will result in taxable income. During the year ended December 31, 2017, the Company made an estimated federal income tax payment of $391,000 resulting in an income tax liability of $304,876.

Current Tax Liability	$(304,876)
Deferred Tax Asset:
Deferred general and administrative expenses	$322,965
Valuation allowance at 21%	(322,965)
Deferred Tax Asset, net	$—

At December 31, 2017, the Company had $1,537,927 of deferred general and administrative expenses resulting in a deferred tax asset of $322,965. Management has determined that a full valuation allowance on the deferred tax asset is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Bill”) was signed into law. Prior to the enactment of the Tax Reform Bill, the Company measured its deferred tax assets at the federal rate of 34%. The Tax Reform Bill reduced the federal tax rate to 21% resulting in the re-measurement of the deferred tax asset (reduced from $522,985 to $322,965) as of December 31, 2017. Beginning January 1, 2018, the lower tax rate of 21% will be used to calculate the amount of any federal income tax due on taxable income earned during 2018.

The Company’s federal statutory income tax rate is 34% and the effective tax rate for the year ended December 31, 2017 was 137% which is a result of the full valuation allowance against its deferred tax asset. The total income taxes were different from the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes as follows:

Year
Ended
December 31,
2017
Computed federal income tax expense at 34%	$(172,891)
Valuation allowance at 34%	(522,985)

Total income tax (expense)	$(695,876)

Recent Accounting Pronouncements

The Company’s management does not believe any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

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Note 3—Public Offering

In April 2017, the Company closed its Public Offering of 37,732,112 units at a price of $10.00 per unit (the “Units”), with gross proceeds of $377,321,120 from the sale of Units. The closings occurred on April 4, 2017 with respect to 35,000,000 Units and on April 21, 2017 with respect to 2,732,112 Units related to the partial exercise of the underwriters’ over-allotment option.

Each Unit consists of one share of the Company’s Class A Common Stock, and one-third of one warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering, and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

Commencing on April 27, 2017, the holders of Units issued in its Public Offering may elect to separately trade shares of Class A Common Stock and Warrants included in the Units. The Units not separated will continue to trade on The Nasdaq Capital Market under the symbol “KAACU.” Shares of Class A Common Stock and the Warrants are trading on The Nasdaq Capital Market under the symbols “KAAC” and “KAACW,” respectively. No fractional warrants will be issued upon separation of the Units and only whole Warrants will trade.

The Company paid an underwriting discount of 2.0% of the per Unit offering price (or $7,546,422) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $13,206,239) payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

The Company granted the underwriters a 45-day option to purchase up to 5,250,000 additional Units to cover over-allotments, if any (“Over-Allotment Units”) at the initial public offering price less the underwriting discounts and commissions. The 2,732,112 Units issued in connection with the over-allotment option are identical to the Units issued in the Public Offering.

Note 4—Related Party Transactions

Founder Shares

During December 2016, the Sponsor purchased 10,062,500 shares of Class B Common Stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. During the year ended December 31, 2017, the Sponsor transferred 40,000 Founder Shares to each of the Company’s three independent directors (or an aggregate of 120,000 Founder Shares) at their original purchase price. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A Common Stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time. Prior to the Public Offering, the Sponsor agreed to forfeit up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so

Fin-25

that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Public Offering. On April 21, 2017, as a result of the partial exercise of the over-allotment option, the Sponsor forfeited 629,472 of its Founder Shares.

The Company’s initial stockholders agreed subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on April 4, 2017 and April 21, 2017, the Sponsor purchased an aggregate of 6,364,281 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”) (includes 364,281 warrants related to the Over-Allotment Units exercised) at a price of $1.50 per whole warrant ($9,546,422 in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights.

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On December 23, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). On April 4, 2017, upon completion of the Public Offering, the Company paid in full the aggregate $265,000 of borrowings under the Note. At December 31, 2017 there were no outstanding related party loans. At December 31, 2016, the Company had $20,000 borrowed under the Note. Please see Note 7—Subsequent Events.

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Administrative Support Agreement

Beginning April, 2017, the Company agreed to pay an affiliate of the Sponsor a total of $5,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $45,000 for such services for the year ended December 31, 2017. Effective January 1, 2018, the Sponsor’s affiliate agreed to waive the monthly fee until the termination of the Company’s Administrative Service Agreement.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination, to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2017, there were 37,732,112 shares of Class A Common Stock issued and outstanding, including 36,026,954 shares which are subject to redemption at that date. At December 31, 2017 and December 31, 2016, there were 9,433,028 and 10,062,500 shares of Class B Common Stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2017 and December 31, 2016, there were no shares of preferred stock issued or outstanding.

Note 6—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability. As of December 31, 2016, the Company did not have any assets measured at fair value.

Description	December 31, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$379,176,865	$379,176,865	$—	$—

Note 7—Subsequent Events

On March 21, 2018, the Company’s Sponsor agreed to loan up to $500,000, as needed, to fund working capital needs. These loans will be non-interest bearing, and we expect to repay the loans at the closing of our Initial Business Combination. At the option of the lender, such loans may be convertible into warrants, at a price of $1.50 per warrant, at the time of our Initial Business Combination.

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Review Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Apache Corporation

Results of Review of Interim Financial Statements

We have reviewed the accompanying condensed combined balance sheet of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP (collectively, “the Partnership”) as of June 30, 2018, the related condensed combined statements of operations for the three-month and six-month periods ended June 30, 2018, the related condensed combined statements of cash flows and changes in partner’s capital for the six-month period ended June 30, 2018, and the related notes (collectively referred to as the “condensed combined interim financial statements”). The accompanying condensed combined financial information of the Partnership for the three- and six-month periods ended June 30, 2017, was not reviewed by us, and accordingly, we do not express any form of assurance on it. Based on our reviews, we are not aware of any material modifications that should be made to the condensed combined interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the combined balance sheet of the Partnership as of December 31, 2017, and the related combined statements of operations, changes in partners’ capital and cash flows for the year then ended, and the related notes (not presented herein); and in our report dated August 15, 2018, we expressed an unqualified audit opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined balance sheet as of December 31, 2017, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

Basis for Review Results

These financial statements are the responsibility of the Partnership’s management. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB. We conducted our review in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

/s/ ERNST & YOUNG LLP

Houston, Texas

August 15, 2018

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
($USD in thousands)
REVENUES:
Midstream services—affiliate	$12,517	$1,570	$24,616	$1,570
OPERATING EXPENSES:
Gathering, transmission and processing	11,227	1,951	22,219	1,951
Depreciation and accretion	5,216	639	8,921	639
General and administrative	1,644	1,109	3,261	1,109
Taxes other than income	1,898	—	5,253	—

Total operating expenses	19,985	3,699	39,654	3,699

LOSS BEFORE INCOME TAXES	(7,468)	(2,129)	(15,038)	(2,129)
Current income tax provision	—	—	—	—
Deferred income tax provision	4,153	300	9,190	300

NET LOSS	$(11,621)	$(2,429)	$(24,228)	$(2,429)

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED BALANCE SHEET

	June 30, 2018	December 31, 2017
	(unaudited)
($USD in thousands)
ASSETS
CURRENT ASSETS:
Revenue receivables	$4,367	$5,422
Inventories and other	1,010	743

Total current assets	5,377	6,165

PROPERTY, PLANT AND EQUIPMENT:
Gathering, transmission and processing facilities	947,749	705,166
Less: Accumulated depreciation, depletion and amortization	(13,918)	(5,580)

Total property, plant and equipment, net	933,831	699,586

Total assets	$939,208	$705,751

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES:
Other current liabilities (Note 5)	$78,282	$124,471

Total current liabilities	78,282	124,471

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	30,349	18,189
Deferred tax liability	16,232	7,041

Total liabilities	124,863	149,701

COMMITMENTS AND CONTINGENCIES (Note 7)

PARTNER’S CAPITAL:
Contributions from Parent	857,148	574,625
Accumulated deficit	(42,803)	(18,575)

	814,345	556,050

Total liabilities and Partner’s capital	$939,208	$705,751

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2018	2017
($USD in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,228)	$(2,429)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	8,921	639
Deferred income taxes	9,190	300
Adjustment for non-cash transactions with Parent(1)	(1,345)	2,013
Changes in operating assets and liabilities:
Inventories and other	(267)	—
Revenue receivables	1,055	(1,570)
Accrued expenses	6,674	1,047

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD(1)	$—	$—

(1)

Alpine High Midstream had no banking or cash management activities for the periods presented. Parent transactions and asset transfers to and from Alpine High Midstream are not settled in cash and are therefore reflected as a component of Partner’s capital on the Combined Balance Sheet. In addition to the adjustment above, additions to gas gathering, transmission, and processing facilities of approximately $283.9 million are included within the capital contribution from Parent for the six months ended June 30, 2018. For more information, please refer to Note 9—Contributions from Parent.

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CHANGES IN PARTNER’S CAPITAL

(unaudited)

Total
($USD in thousands)
Balance at December 31, 2017	$556,050
Capital contributions from Parent	282,523
Net loss	(24,228)

Balance at June 30, 2018	$814,345

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

NOTES TO COMBINED FINANCIAL STATEMENTS

(unaudited)

1. NATURE OF OPERATIONS

Alpine High Gathering LP, a Delaware limited partnership, Alpine High Pipeline LP, a Delaware limited partnership, Alpine High Processing LP, a Delaware limited partnership, and Alpine High NGL Pipeline LP, a Delaware limited partnership (collectively, “Alpine High Midstream,” or the “Partnership”), each are wholly owned subsidiaries of Apache Midstream LLC, a Delaware limited liability company and a wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache” or “Parent”). These entities comprising Alpine High Midstream were formed between May 26, 2016 and January 12, 2017 in connection with the commencement of construction of midstream assets supporting Apache’s Alpine High upstream oil and gas development (“Alpine High”). The Partnership owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. The Partnership’s operations consist of one reportable segment.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These combined financial statements of Alpine High Midstream without audit are presented on a combined basis as the entities are under common control and management. All transactions and accounts between and among the combined entities have been eliminated. They reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods, on a basis consistent with the annual audited financial statements, with the exception of Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (see “Revenue Recognition” section in this Note 2 below).

The accompanying financial statements have been recast for all periods presented to reflect the change in each Partnership reporting entity from Delaware limited liability companies to Delaware limited partnerships, and the related impacts on the capital structure.

Only assets and liabilities to which Alpine High Midstream has legal rights and obligations are included in the combined financial statements. The combined statement of operations includes all revenues and expenses directly attributable to Alpine High Midstream, as well as certain allocations and a management fee for administrative support services performed by centralized departments within Apache, such as information technology, risk management, corporate planning, accounting, cash management and others. As such, the combined financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows of Alpine High Midstream in the future or what they would have been had Alpine High Midstream been a separate, stand-alone entity during the periods presented.

Use of Estimates

Preparation of the Partnership’s combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Significant estimates with regard to these financial statements include the estimate of asset retirement obligations, the valuation of income taxes, contingency obligations and the allocation of administrative costs performed by Apache.

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Revenue Receivable

For each period presented and upon commencement of operations, all revenues were generated from midstream services provided to its Parent which included gathering, transmission and processing natural gas. No cash settlement of the receivables was contemplated at the date of the financial statements. Accordingly, revenue receivables represents revenues which have been earned by the Partnership but not yet invoiced to Apache. Upon invoicing Apache for revenues earned based on actualized volumes, the Partnership records these amounts as a reduction to Capital Contribution from Parent as further discussed in Note 9 — Contributions from Parent.

Inventories

Inventories consist principally of equipment and material, stated at the lower of cost or net realizable value.

Property, Plant and Equipment

Property, plant and equipment consists of the costs incurred to acquire and construct gathering, transmission and processing facilities including capitalized interest. Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired.

Depreciation

Depreciation is computed over each asset’s estimated useful life using the straight line method based on estimated useful lives and estimated asset salvage values. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. The estimated lives are 30 years for plants and facilities and 40 years for pipelines. For the three and six months ended June 30, 2018 depreciation expense totaled $4.9 million and $8.3 million, respectively.

Asset Retirement Obligations and Accretion

The initial estimated asset retirement obligation related to property, plant and equipment and subsequent revisions are recorded as a liability at fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant and equipment on the combined balance sheet. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property, plant and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets and is included on the Combined Statement of Operations under “Depreciation and accretion.”

Revenue Recognition

On January 1, 2018, Alpine High Midstream adopted ASU 2014-09, “Revenue from Contracts with Customers (ASC 606),” using the modified retrospective method. The Partnership elected to evaluate all contracts at the date of initial application. There was no impact to the opening balance of retained earnings as a result of the adoption. Adoption of the new standard is not anticipated to have a material impact on the Partnership’s net earnings on an ongoing basis.

The Partnership applies the provisions of ASC 606 for revenue recognition to contracts with customers which are currently solely associated with its Parent. The Partnership generates revenue primarily by charging midstream service fees on a per unit basis for gathering, transmission and processing of natural gas. The fees are recorded as revenue when the service is performed for its customer in fulfillment of performance obligations

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under the terms of agreed contracts. Performance obligations primarily comprise gathering, transmission and processing of natural gas. The performance obligations are satisfied over time using volumes delivered to measure progress. The transaction price of the contracts is typically comprised of variable consideration, which is primarily dependent on the volume of natural gas serviced. The variable consideration is commensurate with the Partnership’s efforts to perform the service and the terms of the payments relate specifically to the efforts to satisfy the performance obligations under the contract. Therefore, the variable consideration is not estimated at contract inception, but rather revenue is recognized in the amount in which the Partnership has a right to invoice, as the right to consideration corresponds directly with the value to the customer of the performance completed to date.

Costs to obtain a contract with expected amortization periods of greater than one year will be recorded as an asset and will be recognized in accordance with ASC 340, “Other Assets and Deferred Costs.” Currently, the Partnership does not have contract assets related to incremental costs to obtain a contract. In addition, Alpine High Midstream does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less or contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

General and Administrative Expense

General and administrative (“G&A”) expense represents direct G&A costs and overhead expenditures incurred by Apache associated with operating the midstream assets. G&A costs directly associated with the midstream activity are recorded to unique midstream G&A cost centers within each legal entity. Additionally, G&A expense includes an allocation of incentive compensation and equity compensation for employees directly associated with the midstream assets. The allocated amount of incentive compensation and equity compensation is calculated commensurate with Apache’s estimated totals.

In order to allocate certain overhead and indirect costs incurred by Apache on behalf of its midstream business, a monthly fee has also been charged to the midstream entities over the historical period upon commencement of operations. The monthly contract services fee is approximately $0.3 million per month. The fee charged was calculated based on a variety of factors, such as the estimated percentage of time spent and costs incurred by Apache to perform administrative services, such as information technology, risk management, corporate planning, accounting, cash management and others. The Partnership’s monthly contract agreements are being reassessed as a result of its continuing growth.

Income Taxes

On July 2, 2018, the Alpine High Midstream entities converted from Delaware limited liability companies to Delaware limited partnerships (please also refer to Note 10—Subsequent Events). Under both the limited liability company and limited partnership form, the Alpine High Midstream entities are deemed to be disregarded for federal income tax purposes. As such, Alpine High Midstream is treated as a division of Apache, the income of which is included in Apache’s U.S. Federal income tax return. Alpine High Midstream’s financial statements recognize the current and deferred income tax consequences that result from its activities during the current period pursuant to the provisions of ASC Topic 740 “Income Taxes” as if Alpine High Midstream were a separate taxpayer rather than a member of Apache’s consolidated income tax return group.

Maintenance and Repairs

Maintenance and repairs are charged to expense as incurred.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments—Credit Losses.” The standard changes the impairment model for most financial assets and certain other

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instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for a fiscal year beginning after December 15, 2018, including interim periods within that fiscal year. Management does not expect to adopt the guidance early. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Management is evaluating the new guidance and does not believe this standard will have a material impact on the combined financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases (Topic 842),” requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous GAAP. The guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted; however, the Partnership does not intend to early adopt. In July 2018, the FASB issued ASU 2018-11 that adds a transition option permitting entities to apply the provisions of the new standard at its adoption date instead of the earliest comparative period presented in the combined financial statements. Under this transition option, comparative reporting would not be required and the provisions of the standard would be applied prospectively to leases in effect at date of adoption. At this time, the Partnership cannot reasonably estimate the financial impact this will have on its combined financial statements. As part of the assessment to date, the Partnership has formed an implementation work team, developed a project plan, educated departments affected by the standard, and continues to evaluate contracts and monitor updates to the new standard to determine the impact this ASU will have on its combined financial statements.

3. TRANSACTIONS WITH AFFILIATES

Revenues

The Partnership currently generates all of its revenues through fee-based agreements signed with its Parent, a related party, to facilitate Apache’s upstream development located in Alpine High. Pursuant to the terms of existing agreements with its Parent, Alpine High Midstream receives fees for low and high pressure gathering, processing, treating conditioning, and transportation from its Parent. The agreements entitle the Partnership to receive prescribed fees based on the type and volume of product for which the services are provided. Revenues generated under these agreements are presented on the Combined Statements of Operations as “Midstream services - affiliate.”

Effective July 1, 2018 the Partnership revised its revenue service agreements with Apache. Whereas the underlying substance of the agreements remains substantially similar, the associated fees have been adjusted to reflect ongoing development of cryogenic processing facilities. The adjusted rates are prospective and would not have had a material impact on historical revenues.

Operating Expenses

G&A expenses and gathering, transmission and processing (“GTP”) expenses primarily comprise those costs that are directly associated with the operations of the midstream assets, including labor and associated benefits of Apache employees. The Partnership incurred G&A expenses related to Parent of $1.8 million and $0.3 million and GTP expenses of $4.3 million and $0.6 million in the six months ended June 30, 2018 and 2017, respectively. These expenses were paid by Apache, pursuant to the terms of an operations and maintenance agreement (“Service Agreement”) entered into between Apache and the Partnership. The Service Agreement also entitles Apache to a fixed fee per month for its overhead and indirect costs incurred on behalf of Alpine High Midstream. The total overhead fee paid by the Partnership and included in general and administrative expenses was $1.5 million and $0.8 million for the six months ended June 30, 2018 and 2017, respectively.

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Capitalized Interest

Apache has allocated a portion of interest on its corporate debt in determining capitalized interest associated with the Alpine High Midstream development. Commensurate with the Parent calculation, interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets that have not commenced operations qualify for interest capitalization. Capitalized interest is determined by multiplying the Parent’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. Once an asset is placed into service, the associated capitalization of interest ceases and is expensed through depreciation over the assets useful life.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, is as follows:

	June 30, 2018	December 31, 2017
($USD in thousands)
Gathering, transmission and processing systems and facilities	$679,670	$423,600
Construction in progress(1)	268,079	281,566

Total property, plant and equipment	947,749	705,166
Less: accumulated depreciation and amortization	(13,918)	(5,580)

Total property, plant and equipment, net	$933,831	$699,586

(1)	Included in the Partnership’s construction in progress is capitalized interest of $3.5 million and $3.4 million at June 30, 2018 and December 31, 2017, respectively.

5. OTHER CURRENT LIABILITIES

The following table provides detail of the Partnership’s other current liabilities at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017
($USD in thousands)
Accrued capital costs	$69,501	$122,364
Accrued operating expenses	2,630	1,119
Accrued incentive compensation	925	866
Accrued taxes other than income	5,217	12
Other	9	110

Total other current liabilities	$78,282	$124,471

6. ASSET RETIREMENT OBLIGATION

The following table is a reconciliation of the ARO liability associated with the Partnership’s properties:

June 30, 2018
($USD in thousands)
Asset retirement obligation, beginning balance	$18,189
Liabilities incurred during the period	11,577
Accretion expense	583

Asset retirement obligation, ending balance	$30,349

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The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation and similar activities associated with Alpine High Midstream’s infrastructure assets which include central processing facilities, gathering systems and pipelines. Management utilizes independent valuation reports and estimates of current costs to project expected cash outflows for retirement obligations. Management estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the property, plant and equipment balance.

7. COMMITMENTS AND CONTINGENCIES

Accruals for loss contingencies arising from claims, assessments, litigation, environmental and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. As of June 30, 2018 and December 31, 2017, there were no accruals for loss contingencies.

Litigation

Alpine High Midstream is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of management that any claims and litigation involving the Partnership are not likely to have a material adverse effect on the reported position or results of operations.

Environmental Matters

Alpine High Midstream, as an owner of the infrastructure assets and with rights to surface lands, is subject to various local and federal laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Partnership for the cost of pollution clean-up resulting from operations and subject the Partnership to liability for pollution damages. In some instances, Alpine High Midstream may be directed to suspend or cease operations. Parent maintains insurance coverage for the Partnership, which management believes is customary in the industry, although insurance does not fully cover against all environmental risks. Additionally, there can be no assurance that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered.

Contractual Obligations

At June 30, 2018 and December 31, 2017, there were no contractual obligations related to the entities included in the combined financial statements other than the performance of asset retirement obligations as referenced in Note 6 — Asset Retirement Obligations.

8. INCOME TAXES

During the six months ended June 30, 2018 and 2017, Alpine High Midstream’s effective income tax rate was primarily impacted by an increase in the U.S. valuation allowance.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since the formation of Alpine High Midstream. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

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The Partnership accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. The Partnership records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Partnership assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. As of June 30, 2018, Alpine High Midstream did not have any uncertain tax positions that would require recognition. Uncertain tax positions may change in the next twelve months; however, we do not expect any possible change to have a significant impact on our results of operation or financial position. If incurred, we will record income tax interest and penalties as a component of income tax expense. Alpine High Midstream’s Parent, is under IRS audit for the 2014—2016 tax years and is also under audit in various states as part of its normal course of business.

9. CONTRIBUTIONS FROM PARENT

Intercompany transactions and asset transfers to and from the Parent are included within “Capital Contributions from Parent” on the Combined Statement of Changes in Partner’s Capital. Each entity included in Alpine High Midstream has yet to establish any banking or cash management activities as of the time of these financial statements. Cash and cash equivalents held by the Parent at the corporate level were not specifically identifiable to Alpine High Midstream activities. As such, there is no cash or cash equivalents reflected on the Combined Balance Sheet. Parent transactions, allocations, and asset transfers to and from Alpine High Midstream entities are reflected as a component of Partner’s capital on the Combined Balance Sheet. No gains or losses were incurred on any asset transfers for the periods presented.

All significant intercompany transactions, allocations and asset transfers between Alpine High Midstream and the Parent have been included in these combined financial statements and are considered to be capital contributions at the time the transaction is recorded and not accrued. The net amounts due to or from Parent are considered components of Partner’s capital as there is currently no intention to cash settle the amounts. In the event that separate notes payable with Parent are ever established, any adjustments to Partner’s capital will be made on a prospective basis at the time the notes are entered.

10. SUBSEQUENT EVENTS

On July 2, 2018, the Partnership converted from Delaware limited liability companies to Delaware limited partnerships with no impact to its combined financial statements.

On August 8, 2018, Apache and Kayne Anderson Acquisition Corp. (“KAAC”) announced an agreement pursuant to which Apache will contribute the entities comprising Alpine High Midstream into Altus Midstream LP. KAAC will contribute approximately $952.0 million in cash, less anticipated transaction expenses. The partnership will be jointly owned by Apache and KAAC. Upon closing, KAAC will be renamed Altus Midstream Company (together with Altus Midstream LP, “Altus Midstream”). Apache will own an approximate 71 percent ownership interest in Altus Midstream. The transaction is subject to approval by KAAC shareholders, as well as other customary closing conditions. Closing is expected in the fourth quarter of 2018.

The Partnership has evaluated subsequent events through August 15, 2018, the date the combined financial statements were available to be issued, and has concluded no other events need to be reported during the period unless previously noted within.

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Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Apache Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP (collectively, “the Partnership”) as of December 31, 2017 and 2016, the related combined statements of operations, partner’s capital and cash flows for the year ended December 31, 2017 and for the period from inception (May 26, 2016) through December 31, 2016 and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from inception (May 26, 2016) through December 31, 2016 in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ERNST & YOUNG LLP

We have served as the Partnership’s auditor since 2018.

Houston, Texas

August 15, 2018

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31,	Period Ended December 31,
	2017	2016
($USD in thousands)
REVENUES:
Midstream services—affiliate	$15,142	$—
OPERATING EXPENSES:
Gathering, transmission and processing	16,597	—
Depreciation and accretion	5,991	—
General and administrative	3,991	—
Taxes other than income	97	—

Total operating expenses	26,676	—

LOSS BEFORE INCOME TAXES	(11,534)	—
Current income tax provision	—	—
Deferred income tax provision	7,041	—

NET LOSS	$(18,575)	$—

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED BALANCE SHEET

	December 31,
	2017	2016
($USD in thousands)
ASSETS
CURRENT ASSETS:
Revenue receivables	$5,422	$—
Inventories and other	743	—

Total current assets	6,165	—

PROPERTY, PLANT AND EQUIPMENT:
Gathering, transmission and processing facilities	705,166	155,967
Less: Accumulated depreciation, depletion and amortization	(5,580)	—

Total property, plant and equipment, net	699,586	155,967

Total assets	$705,751	$155,967

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES:
Other current liabilities (Note 5)	$124,471	$96,626

Total current liabilities	124,471	96,626

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	18,189	—
Deferred tax liability	7,041	—

Total liabilities	149,701	96,626

COMMITMENTS AND CONTINGENCIES (Note 7)

PARTNER’S CAPITAL:
Contributions from Parent	574,625	59,341
Accumulated deficit	(18,575)	—

	556,050	59,341

Total liabilities and Partner’s capital	$705,751	$155,967

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CASH FLOWS

	Year Ended December 31,	Period Ended December 31,
	2017	2016
($USD in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,575)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	5,991	—
Deferred income taxes	7,041	—
Adjustment for non-cash transactions with Parent(1)	9,601
Changes in operating assets and liabilities:
Inventories and other	(743)	—
Revenue receivables	(5,422)	—
Accrued expenses	2,107	—

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD(1)	$—	$—

(1)

Alpine High Midstream had no banking or cash management activities for the periods presented. Parent transactions and asset transfers to and from Alpine High Midstream are not settled in cash and are therefore reflected as a component of Partner’s capital on the Combined Balance Sheet. In addition to the adjustment above, additions to gas gathering, transmission, and processing facilities of approximately $505.7 million are included within the capital contribution from Parent for the year ended December 31, 2017. For more information, please refer to Note 9—Contributions from Parent.

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CHANGES IN PARTNER’S CAPITAL

Total
($USD in thousands)
Balance at May 26, 2016	$—
Capital contributions from Parent	59,341
Net loss	—

Balance at December 31, 2016	59,341
Capital contributions from Parent	515,284
Net loss	(18,575)

Balance at December 31, 2017	$556,050

The accompanying notes to combined financial statements are an integral part of this statement.

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ALPINE HIGH MIDSTREAM

NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Alpine High Gathering LP, a Delaware limited partnership, Alpine High Pipeline LP, a Delaware limited partnership, Alpine High Processing LP, a Delaware limited partnership, and Alpine High NGL Pipeline LP, a Delaware limited partnership (collectively, “Alpine High Midstream,” or the “Partnership”), each are wholly owned subsidiaries of Apache Midstream LLC, a Delaware limited liability company and a wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache” or “Parent”). These entities comprising Alpine High Midstream were formed between May 26, 2016 and January 12, 2017 in connection with the commencement of construction of midstream assets supporting Apache’s Alpine High upstream oil and gas development (“Alpine High”). The Partnership owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. The Partnership’s operations consist of one reportable segment.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Alpine High Midstream are presented on a combined basis as the entities are under common control and management. All transactions and accounts between and among the combined entities have been eliminated.

Accounting policies used by Alpine High Midstream reflect industry practices and conform to accounting principles generally accepted in the United States (U.S. GAAP). Significant accounting policies are discussed below. The accompanying financial statements have been recast for all periods presented to reflect the change in each Partnership reporting entity from Delaware limited liability companies to Delaware limited partnerships, and the related impacts on the capital structure.

Only assets and liabilities to which Alpine High Midstream has legal rights and obligations are included in the combined financial statements. The combined statement of operations includes all revenues and expenses directly attributable to Alpine High Midstream, as well as certain allocations and a management fee for administrative support services performed by centralized departments within Apache, such as information technology, risk management, corporate planning, accounting, cash management, and others. As such, the combined financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows of Alpine High Midstream in the future or what they would have been had Alpine High Midstream been a separate, stand-alone entity during the periods presented.

Use of Estimates

Preparation of the Partnership’s combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Significant estimates with regard to these financial statements include the estimate of asset retirement obligations, the valuation of income taxes, contingency obligations and the allocation of administrative costs performed by Apache.

Revenue Receivable

For each period presented and upon commencement of operations, all revenues were generated from midstream services provided to its Parent which included gathering, transmission and processing natural gas. No

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cash settlement of the receivables was contemplated at the date of the financial statements. Accordingly, revenue receivables represents revenues which have been earned by the Partnership but not yet invoiced to Apache. Upon invoicing Apache for revenues earned based on actualized volumes, the Partnership records these amounts as a reduction to Capital Contribution from Parent as further discussed in Note 9—Contributions from Parent.

Inventories

Inventories consist principally of equipment and material, stated at the lower of cost or net realizable value.

Property, Plant and Equipment

Property, plant and equipment consists of the costs incurred to acquire and construct gathering, transmission and processing facilities including capitalized interest. Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired.

Depreciation

Depreciation is computed over each asset’s estimated useful life using the straight line method based on estimated useful lives and estimated asset salvage values. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. The estimated lives are 30 years for plants and facilities and 40 years for pipelines. For the year ended December 31, 2017 depreciation expense totaled $5.6 million.

Asset Retirement Obligations and Accretion

The initial estimated asset retirement obligation related to property, plant and equipment and subsequent revisions are recorded as a liability at fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant and equipment on the combined balance sheet. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property, plant and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets and is included on the Combined Statement of Operations under “Depreciation and accretion.”

General and Administrative Expense

General and administrative (“G&A”) expense represents direct G&A costs and overhead expenditures incurred by Apache and associated with operating the midstream assets. G&A costs directly associated with the midstream activity are recorded to unique midstream G&A cost centers within each legal entity. Additionally, G&A expense includes an allocation of incentive compensation and equity compensation for employees directly associated with the midstream assets. The allocated amount of incentive compensation and equity compensation is calculated commensurate with Apache’s estimated totals.

In order to allocate certain overhead and indirect costs incurred by Apache on behalf of its midstream business, a monthly fee has also been charged to the midstream entities over the historical period upon commencement of operations. The monthly contract services fee is approximately $0.3 million per month. The fee charged was calculated based on a variety of factors, such as the estimated percentage of time spent and costs incurred by Apache to perform administrative services, such as information technology, risk management, corporate planning, accounting, cash management and others. The Partnership’s monthly contract agreements are being reassessed as a result of its continuing growth.

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Income Taxes

On July 2, 2018, the Alpine High Midstream entities converted from Delaware limited liability companies to Delaware limited partnerships (please also refer to Note 10—Subsequent Events). Under both the limited liability company and limited partnership form, the Alpine High Midstream entities are deemed to be disregarded for federal income tax purposes. As such, Alpine High Midstream is treated as a division of Apache, the income of which is included in Apache’s U.S. Federal income tax return. Alpine High Midstream’s financial statements recognize the current and deferred income tax consequences that result from its activities during the current period pursuant to the provisions of ASC Topic 740 “Income Taxes” as if Alpine High Midstream were a separate taxpayer rather than a member of Apache’s consolidated income tax return group.

Maintenance and Repairs

Maintenance and repairs are charged to expense as incurred.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses.” The standard changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for a fiscal year beginning after December 15, 2018, including interim periods within that fiscal year. The Partnership does not expect to adopt the guidance early. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Partnership is evaluating the new guidance and does not believe this standard will have a material impact on its combined financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases (Topic 842),” requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous GAAP. The guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted; however, the Partnership does not intend to early adopt. In July 2018, the FASB issued ASU 2018-11 that adds a transition option permitting entities to apply the provisions of the new standard at its adoption date instead of the earliest comparative period presented in the combined financial statements. Under this transition option, comparative reporting would not be required and the provisions of the standard would be applied prospectively to leases in effect at date of adoption. At this time, the Partnership cannot reasonably estimate the financial impact this will have on its combined financial statements. As part of the assessment to date, the Partnership has formed an implementation work team, developed a project plan, educated departments affected by the standard, and continues to evaluate contracts and monitor updates to the new standard to determine the impact this ASU will have on its combined financial statements.

In May 2014, the FASB and the International Accounting Standards Board (IASB) issued a joint revenue recognition standard, ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new standard removes inconsistencies in existing standards, changes the way companies recognize revenue from contracts with customers, and increases disclosure requirements. The codification was amended through additional ASUs and, as amended, requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Partnership expects to be entitled in exchange for those goods or services. The guidance is effective for annual and interim periods beginning after December 15, 2017. The Partnership adopted the new standard on January 1, 2018, utilizing the modified retrospective approach. Adoption of this ASU did not have a material impact on net earnings.

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3. TRANSACTIONS WITH AFFILIATES

Revenues

The Partnership currently generates all of its revenues through fee-based agreements signed with its Parent, a related party, to facilitate Apache’s upstream development located in Alpine High. Pursuant to the terms of existing agreements with its Parent, Alpine High Midstream receives fees for low and high pressure gathering, processing, treating conditioning, and transportation from its Parent. The agreements entitle the Partnership to receive prescribed fees based on the type and volume of product for which the services are provided. Revenues generated under these agreements are presented on the Combined Statements of Operations as “Midstream services—affiliate.”

Effective July 1, 2018 the Partnership revised its revenue service agreements with Apache. Whereas the underlying substance of the agreements remains substantially similar, the associated fees have been adjusted to reflect ongoing development of cryogenic processing facilities. The adjusted rates are prospective and would not have had a material impact on historical revenues.

Operating Expenses

G&A expenses and gathering, transmission and processing (“GTP”) expenses primarily comprise those costs that are directly associated with the operations of the midstream assets, including labor and associated benefits of Apache employees. The Partnership incurred G&A expenses related to Parent of $1.7 million and GTP expenses of $4.7 million for the year ended December 31, 2017. These expenses were paid by Apache, pursuant to the terms of an operations and maintenance agreement (“Service Agreement”) entered into between Apache and the Partnership. The Service Agreement also entitles Apache to a fixed fee per month for its overhead and indirect costs incurred on behalf of Alpine High Midstream. The total overhead fee paid by the Partnership and included in general and administrative expenses was $2.3 million for the year ended December 31, 2017.

Capitalized Interest

Apache has allocated a portion of interest on its corporate debt in determining capitalized interest associated with the Alpine High Midstream development. Commensurate with the Parent calculation, interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets that have not commenced operations qualify for interest capitalization. Capitalized interest is determined by multiplying the Parent’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. Once an asset is placed into service, the associated capitalization of interest ceases and is expensed through depreciation over the assets useful life.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, is as follows:

	December 31,
	2017	2016
($USD in thousands)
Gathering, transmission and processing systems and facilities	$423,600	$—
Construction in progress(1)	281,566	155,967

Total property, plant and equipment	705,166	155,967
Less: accumulated depreciation and amortization	(5,580)	—

Total property, plant and equipment, net	$699,586	$155,967

(1)	Included in the Partnership’s construction in progress is capitalized interest of $3.4 million and $0.3 million at December 31, 2017 and 2016, respectively.

Fin-48

5. OTHER CURRENT LIABILITIES

The following table provides detail of the Partnership’s other current liabilities at December 31, 2017 and 2016:

	December 31,
	2017	2016
($USD in thousands)
Accrued capital costs	$122,364	$96,626
Accrued operating expenses	1,119	—
Accrued incentive compensation	866	—
Accrued taxes other than income	12	—
Other	110	—

Total Other current liabilities	$124,471	$96,626

6. ASSET RETIREMENT OBLIGATION

The following table is a reconciliation of the ARO liability associated with the Partnership’s properties:

	For Year Ended December 31,	Period Ended December 31,
	2017	2016
($USD in thousands)
Asset retirement obligation, beginning balance	$—	$—
Liabilities incurred during the period	17,779	—
Accretion expense	410	—

Asset retirement obligation, ending balance	$18,189	$—

The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation and similar activities associated with Alpine High Midstream’s infrastructure assets which include central processing facilities, gathering systems and pipelines. Management utilizes independent valuation reports and estimates of current costs to project expected cash outflows for retirement obligations. Management estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the property, plant and equipment balance.

7. COMMITMENTS AND CONTINGENCIES

Accruals for loss contingencies arising from claims, assessments, litigation, environmental and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. As of December 31, 2017 and December 31, 2016, there were no accruals for loss contingencies.

Litigation

Alpine High Midstream is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of management that any claims and litigation involving the Partnership are not likely to have a material adverse effect on the reported position or results of operations.

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Environmental Matters

Alpine High Midstream, as an owner of the infrastructure assets and with rights to surface lands, is subject to various local and federal laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Partnership for the cost of pollution clean-up resulting from operations and subject the Partnership to liability for pollution damages. In some instances, Alpine High Midstream may be directed to suspend or cease operations. Parent maintains insurance coverage for the Partnership, which management believes is customary in the industry, although insurance does not fully cover against all environmental risks. Additionally, there can be no assurance that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered.

Contractual Obligations

At December 31, 2017 and December 31, 2016, there were no contractual obligations related to the entities included in the combined financial statements other than the performance of asset retirement obligations as referenced in Note 6—Asset Retirement Obligations.

8. INCOME TAXES

The total provision for income taxes consists of the following:

	For Year Ended December 31,	Period Ended December 31,
	2017	2016
($USD in thousands)
Current income taxes:
Federal	$—	$—
Deferred income taxes:
Federal	5,412	—
State	1,629	—

	7,041	—

Total	$7,041	$—

A reconciliation of the income tax on the Partnership’s income before taxes and total tax expense is shown below:

	For Year Ended December 31,	Period Ended December 31,
	2017	2016
($USD in thousands)
Income tax expense (benefit) at U.S. statutory rate	$(4,037)	$—
State tax expense (net of the federal benefit)	1,059	—
Valuation allowance	8,176	—
Change in US tax rate	1,843	—

Total	$7,041	$—

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The net deferred income tax liability consists of the following:

	December 31,
	2017	2016
($USD in thousands)
Deferred tax assets:
Net operating loss carryforwards	$48,024	$—
Asset retirement obligation	3,956	—
Other	530

Total deferred tax assets	52,510	—
Valuation allowance	(8,176)	—

Net deferred tax assets	44,334	—

Deferred tax liabilities:
Property, plant and equipment	51,375	—

Total deferred tax liabilities	51,375	—

Net deferred income tax liabilities	$7,041	$—

On December 22, 2017, the Tax Cuts and Jobs Act (the Act) was signed into law. Under the Act, the U.S. corporate income tax rate was reduced from 35 percent to 21 percent effective January 1, 2018. As a result of the decrease in the corporate income tax rate, the Partnership recorded a $1.8 million deferred tax expense in 2017 related to the remeasurement of the Partnership’s December 31, 2017 net deferred tax asset.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since the formation of Alpine High Midstream. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

On the basis of this evaluation, as of December 31, 2017, a valuation allowance of $8.2 million has been recorded to record only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

The Partnership has a federal net operating loss carryforward of $228.7 million which begins to expire in 2038.

The Partnership accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. The Partnership records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Partnership assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. As of December 31, 2017, Alpine High Midstream did not have any uncertain tax positions that would require recognition. Uncertain tax positions may change in the next twelve months; however, we do not expect any possible change to have a significant impact on our results of operation or financial position. If incurred, we will record income tax interest and penalties as a component of income tax expense. Alpine High Midstream’s Parent, Apache Corporation, is under IRS audit for 2014, 2015, and 2016.

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9. CONTRIBUTIONS FROM PARENT

Intercompany transactions and asset transfers to and from the Parent are included within “Capital Contributions from Parent” on the Combined Statement of Changes in Partner’s Capital. Each entity included in Alpine High Midstream has yet to establish any banking or cash management activities. Cash and cash equivalents held by the Parent at the corporate level were not specifically identifiable to Alpine High Midstream activities. As such, there is no cash or cash equivalents reflected on the Combined Balance Sheet. Parent transactions, allocations, and asset transfers to and from Alpine High Midstream entities are reflected as a component of Partner’s capital on the Combined Balance Sheet. No gains or losses were incurred on any asset transfers for the periods presented.

All significant intercompany transactions, allocations and asset transfers between Alpine High Midstream and the Parent have been included in these combined financial statements and are considered to be capital contributions at the time the transaction is recorded and not accrued. The net amounts due to or from Parent are considered components of Partner’s capital as there is currently no intention to cash settle the amounts. In the event that separate notes payable with Parent are ever established, any adjustments to Partner’s capital will be made on a prospective basis at the time the notes are entered.

10. SUBSEQUENT EVENTS

On July 2, 2018, the Partnership converted from Delaware limited liability companies to Delaware limited partnerships with no impact to its combined financial statements.

On August 8, 2018, Apache and Kayne Anderson Acquisition Corp. (“KAAC”) announced an agreement pursuant to which Apache will contribute the entities comprising Alpine High Midstream into Altus Midstream LP. KAAC will contribute approximately $952.0 million in cash, less anticipated transaction expenses. The partnership will be jointly owned by Apache and KAAC. Upon closing, KAAC will be renamed Altus Midstream Company (together with Altus Midstream LP, “Altus Midstream”). Apache will own an approximate 71 percent ownership interest in Altus Midstream. The transaction is subject to approval by KAAC shareholders, as well as other customary closing conditions. Closing is expected in the fourth quarter of 2018.

The Partnership has evaluated subsequent events through August 15, 2018, the date the combined financial statements were available to be issued, and has concluded no other events need to be reported during the period unless previously noted within.

Fin-52

Annex A

Execution Version

CONTRIBUTION AGREEMENT

by and among

APACHE MIDSTREAM LLC,

ALPINE HIGH GATHERING LP,

ALPINE HIGH PIPELINE LP,

ALPINE HIGH PROCESSING LP,

ALPINE HIGH NGL PIPELINE LP,

and

ALPINE HIGH SUBSIDIARY GP LLC

and

KAYNE ANDERSON ACQUISITION CORP.

and

ALTUS MIDSTREAM LP

Dated as of August 8, 2018

Article I
DEFINITIONS AND CONSTRUCTION		A-2

1.1	Definitions	A-2
1.2	Construction	A-9

Article II
CONTRIBUTION AND CLOSING		A-10

2.1	Buyer Contribution	A-10
2.2	Contributor Contribution	A-10
2.3	Closing	A-10
2.4	Closing Deliveries by Contributor	A-11
2.5	Closing Deliveries by Buyer	A-11
2.6	Delivery Procedure	A-12
2.7	Further Deliveries	A-12
2.8	Calculation of Cash Consideration	A-12
2.9	Earn-Out Consideration	A-13

Article III
WARRANTIES OF CONTRIBUTOR		A-14

3.1	Organization of Contributor	A-14
3.2	Companies	A-14
3.3	Authority	A-14
3.4	No Conflict	A-15
3.5	Consents and Approvals	A-15
3.6	Absence of Certain Changes	A-15
3.7	Compliance With Applicable Laws	A-15
3.8	Legal Proceedings; Orders	A-15
3.9	Brokerage Fees	A-15
3.10	Taxes	A-16
3.11	Information Supplied	A-16
3.12	Nature of Investment	A-16
3.13	Permits	A-17
3.14	Title to Properties	A-17
3.15	Real Property	A-17
3.16	Material Agreements	A-17
3.17	Employee Matters	A-18
3.18	Environmental	A-18
3.19	Intellectual Property	A-19
3.20	Insurance	A-19
3.21	No Prior Dedications	A-19
3.22	Preparation of Schedules	A-19

Article IV
WARRANTIES OF BUYER		A-19

4.1	Organization of Buyer	A-19
4.2	KAAC General Partner and the KAAC Partnership	A-20
4.3	Authority	A-20
4.4	No Conflicts	A-21
4.5	Consents and Approvals	A-21

A-i

4.6	Absence of Certain Changes	A-21
4.7	Compliance With Applicable Laws	A-21
4.8	Legal Proceedings; Orders	A-21
4.9	Brokerage Fees	A-21
4.10	Tax	A-22
4.11	Information Supplied; Proxy Statement	A-22
4.12	Nature of Investment	A-22
4.13	Buyer Capital Structure	A-22
4.14	Buyer SEC Documents; Controls	A-23
4.15	Trust Account	A-24
4.16	Listing	A-24
4.17	Independent Investigation	A-24
4.18	Non-Reliance	A-24
4.19	Nature of Warranties	A-25

Article V
COVENANTS		A-25

5.1	Regulatory and Other Approvals	A-25
5.2	Access of Buyer	A-26
5.3	Conduct of Business	A-27
5.4	Certain Restrictions	A-27
5.5	Tax Matters	A-28
5.6	Public Announcements	A-30
5.7	Use of Certain Names	A-30
5.8	Accounts Payable and Accounts Receivable; Distributions	A-30
5.9	Support Obligations	A-31
5.10	The Proxy Statement and the Special Meeting	A-31
5.11	Exclusivity	A-33
5.12	Notice of Certain Events	A-33
5.13	Trust	A-33
5.14	Transaction Litigation	A-34

Article VI
BUYER’S CONDITIONS TO CLOSING		A-34

6.1	Contributor Warranties	A-34
6.2	Contributor and Company Covenants	A-34
6.3	Orders and Laws	A-34
6.4	Stockholder Approval	A-35

Article VII
CONTRIBUTOR’S CONDITIONS TO CLOSING		A-35

7.1	Buyer Warranties	A-35
7.2	Buyer Covenants	A-35
7.3	Orders and Laws	A-35
7.4	Stockholder Approval	A-35
7.5	Minimum Cash	A-35
7.6	Buyer Fees Cap	A-35

Article VIII
TERMINATION		A-36

8.1	Termination	A-36
8.2	Effect of Termination	A-36

A-ii

Article IX
WAIVERS; LIMITATIONS ON LIABILITY		A-36

9.1	Survival and Waivers of other Warranties	A-36
9.2	Waiver of Remedies; Non-Recourse	A-37
9.3	Waiver of Claims	A-37

Article X
MISCELLANEOUS		A-38

10.1	Trust Account Waiver	A-38
10.2	Notices	A-39
10.3	Entire Agreement	A-40
10.4	Waiver	A-40
10.5	Binding Effect	A-40
10.6	Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial	A-40
10.7	Amendments	A-41
10.8	Further Assurances	A-41
10.9	Disclosure Schedules	A-41
10.10	Assignment and Successors and Assigns	A-41
10.11	Counterparts	A-42
10.12	Legal Representation and Privilege	A-42
10.13	No Third Party Beneficiary	A-42

A-iii

INDEX OF DEFINED TERMS

A&R LP Agreement	13
Accounts Payable	40
Accounts Receivable	40
Affiliate	2
Affiliate Contract	23
Agreed Allocation Methodology	39
Agreement	1
Amended and Restated Certificate of Incorporation	46
Ancillary Agreements	2
Assigned Shares	2
Assignment and Assumption Agreement	14
Available Funds	2
Benefit Plan	2
Business Combination	2
Business Day	3
Buyer	1
Buyer Board	3
Buyer Board Recommendation	42
Buyer Class A Common Stock	3
Buyer Class B Common Stock	3
Buyer Class C Common Stock	13
Buyer Common Stock	3
Buyer Contribution	12
Buyer Equity Financing	3
Buyer Fees	3
Buyer Fees Cap	3
Buyer Fundamental Warranties	3
Buyer Material Adverse Effect	3
Buyer Preferred Stock	29
Buyer Public Securities	31
Buyer Related Persons	49
Buyer Released Claims	50
Buyer Stockholder Redemption Right	3
Buyer Warrants	29
Capital Expenditures	4
Capital Expenditures Amount	16
Cash	40
Cash Consideration	13
CERCLA	5
Change in Recommendation	42
Closing	4
Closing Certificates	4
Closing Date	4
Code	4
COMA	14
Common Units	12
Companies	1
Company	1
Confidentiality Agreement	4

Contributed Interests	1
Contribution Price	13
Contribution Warrants	13
Contributor	1
Contributor Accounts Payable	40
Contributor Accounts Receivable	40
Contributor Appointees	4
Contributor Contribution	13
Contributor Fundamental Warranties	4
Contributor Related Persons	49
Contributor Released Claims	50
Contributor’s Marks	39
Data Room	4
Dedication Agreements	4
Disclosure Schedules	5
Earn-Out Consideration	16
Encumbrance	5
Environmental Law	5
Equity Consideration	13
ERISA	5
Exchange Act	30
Excluded Marks	5
Execution Date	1
Financing Fees	5
Fixed Common Stock	13
GAAP	5
Gas Gathering Agreement	5
General Partner	1
General Partner Interests	1
Governmental Entity	6
GP Membership Interests	1
Hazardous Material	6
Indebtedness for Borrowed Money	6
Interest	6
Interests Assignment Agreement	13
Interim Period	34
Intervening Event	6
Intrastate Firm Natural Gas Transportation Service Agreement	6
IPO	50
KAAC General Partner	1
KAAC Partnership	1
KAAC Sponsor	1
Knowledge	6
Laws	6
Lease	14
Leased Real Property	22
Liabilities	7
License Agreement	14
Licensed Marks	7

A-iv

Liquidity Event	7
Liquidity Event Consideration	7
Loss	7
Low Pressure Gathering Fee	7
MAE Exclusion	8
Material Adverse Effect	8
Material Agreement	23
NASDAQ	8
New Gas Pipeline Option	8
Options	8
Order	9
Organizational Documents	9
Outside Date	47
Parties	1
Partnership	1
Partnership Interests	1
Partnership Warrants	9
Partnerships	1
Party	1
Permits	9
Permitted Encumbrance	9
Person	10
Proceeding	10
Prospectus	50
Proxy Statement	41
Purchase Rights and Restrictive Covenants Agreement	14
Real Property Leases	22

Registration Rights Agreement	14
Related Party Transaction Policy	15
Representatives	10
Rights-of-Way	22
SEC	10
SEC Documents	30
Securities Act	30
Share Price Target (Tier 1)	16
Share Price Target (Tier 2)	16
Special Meeting	42
Stockholder Proposals	46
Stockholders Agreement	14
Subsidiary	10
Support Obligations	40
Tax	10
Tax Allocation Statement	39
Tax Return	10
Taxes	10
Taxing Authority	10
Third Party	10
Transactions	11
Transportation Service Agreement	11
Treasury Regulations	11
Trust Account	11
Trust Agreement	11
Trustee	11
Unrecoverable Damages	11
Warrant Agreement	15

A-v

EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of Interests Assignment Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Construction, Operations and Maintenance Agreement
Exhibit E	Form of Purchase Rights and Restrictive Covenant Agreement
Exhibit F	Form of Amended and Restated Certificate of Incorporation
Exhibit G	Form of Stockholders Agreement
Exhibit H	Form of Warrant Agreement
Exhibit I-1	Composition of Conflicts Committee
Exhibit I-2	Form of Conflicts Committee Charter
Exhibit I-3	Composition of Independent Directors
Exhibit J	Form of Assignment and Assumption Agreement
Exhibit K	Form of License Agreement
Exhibit L	Form of Lease

SCHEDULES

Schedule 1.1(a)	Buyer Fees
Schedule 1.1(b)	Contributor Knowledge Parties
Schedule 1.1(c)	Buyer Knowledge Parties
Schedule 2.5	Form of Related Party Transaction Policy
Schedule 2.9(a)(i)	Earn-Out Consideration
Schedule 3.6	Absence of Certain Changes
Schedule 3.7	Compliance With Applicable Laws
Schedule 3.8	Legal Proceedings; Orders
Schedule 3.9	Brokerage Fees
Schedule 3.10	Taxes
Schedule 3.15	Real Property
Schedule 3.16	Material Agreements
Schedule 3.18	Environmental
Schedule 3.20	Insurance
Schedule 3.21	No Prior Dedications
Schedule 5.4	Certain Restrictions
Schedule 5.5(g)	Agreed Allocation Methodology
Schedule 5.9	Support Obligations

A-vi

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated as of August 8, 2018 (the “Execution Date”) is made and entered into by and among (a) Apache Midstream LLC, a Delaware limited liability company (“Contributor”), (b) Kayne Anderson Acquisition Corp., a Delaware corporation (“Buyer”), (c) Altus Midstream LP, a Delaware limited partnership (the “KAAC Partnership”), (d)(i) Alpine High Gathering LP, a Delaware limited partnership (f/k/a Alpine High Gathering LLC), (ii) Alpine High Pipeline LP, a Delaware limited partnership (f/k/a Alpine High Pipeline LLC), (iii) Alpine High Processing LP, a Delaware limited partnership (f/k/a Alpine High Processing LLC), and (iv) Alpine High NGL Pipeline LP, a Delaware limited partnership (f/k/a Alpine High NGL Pipeline LLC) (individually, a “Partnership” and collectively, the “Partnerships”), and (e) Alpine High Subsidiary GP LLC, a Delaware limited liability company and the sole general partner of each of the Partnerships (the “General Partner” and, together with the Partnerships, the “Companies”, and each individually, a “Company”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, (a) Contributor owns (i) one hundred percent (100%) of the outstanding limited partner interests in each of the Partnerships (the “Partnership Interests”), and (ii) one hundred percent (100%) of the outstanding limited liability company membership interests in the General Partner (the “GP Membership Interests” and, together with the Partnership Interests, the “Contributed Interests”); and (b) the General Partner owns one hundred percent (100%) of the outstanding general partner interests in each of the Partnerships (the “General Partner Interests”);

WHEREAS, Contributor is party to the Options (as defined below);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed Altus Midstream GP LLC, a Delaware limited liability company (the “KAAC General Partner”), and Buyer owns one hundred percent (100%) of the outstanding limited liability company membership interests in the KAAC General Partner;

WHEREAS, for purposes of completing the Transactions, the KAAC General Partner and Buyer formed the KAAC Partnership, and Buyer owns one hundred percent (100%) of the outstanding limited partner interests in the KAAC Partnership, and the KAAC General Partner owns one hundred percent (100%) of the outstanding general partner interests in the KAAC Partnership;

WHEREAS, contemporaneously with the execution of this Agreement Kayne Anderson Sponsor, LLC (“KAAC Sponsor”) and certain individuals entered into that certain support agreement with Contributor; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the KAAC Partnership, and Contributor desires to make the Contributor Contribution (as defined below) to the KAAC Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual warranties, covenants, and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that for purposes of this Agreement, prior to the Closing, (a) the Companies shall constitute Affiliates of Contributor and not Buyer and (b) the KAAC Partnership and the KAAC General Partner shall constitute Affiliates of Buyer and not Contributor.

“Ancillary Agreements” means the Closing Certificates, the Interests Assignment Agreement, the A&R LP Agreement, the Registration Rights Agreement, the COMA, the Purchase Rights and Restrictive Covenants Agreement, the Stockholders Agreement, the Warrant Agreement, the License Agreement, the Lease, and any and all additional agreements, certificates, documents, and instruments that may be executed or delivered by any Party at or in connection with the Closing.

“Assigned Shares” means a number of shares of Buyer Class A Common Stock equal to the product of (a) the number of shares of Buyer Class A Common Stock redeemed pursuant to exercise of the Buyer Stockholder Redemption Right minus 2,000,000 and (b) 26.6%; provided, however, that the number of Assigned Shares shall in no event be less than zero or greater than 5,450,422.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of the Buyer Equity Financing, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right, minus the Buyer Fees, and minus the Financing Fees.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life, or other insurance, supplemental unemployment benefits plan or agreement, or policy or other arrangement providing employment-related compensation, fringe benefits, or other benefits, and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations located in Houston, Texas are closed.

“Buyer Board” means the board of directors of Buyer.

“Buyer Class A Common Stock” means the Class A common stock of Buyer, par value $0.0001 per share.

“Buyer Class B Common Stock” means the Class B common stock of Buyer, par value $0.0001 per share.

“Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Equity Financing” means the purchase and sale of Buyer Class A Common Stock in respect of which Buyer has, as of or prior to the Execution Date, obtained firm commitments aggregating proceeds of at least $350,000,000.

“Buyer Fees” means any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of Buyer or any of its Subsidiaries, other than the Financing Fees (including deferred underwriting commissions payable by Buyer to the underwriters in the IPO and all costs, fees, and expenses related to pursuing a Business Combination), which estimated amounts as of the Execution Date are set forth on Schedule 1.1(a).

“Buyer Fees Cap” means $30,000,000.

“Buyer Fundamental Warranties” means those warranties set forth in Section 4.1 (Organization of Buyer), Section 4.2(a) (Organization) Section 4.2(c) (Ownership and Interests), Section 4.3 (Authority), Section 4.4(a) (No Conflict with Organizational Documents), Section 4.9 (Brokerage Fees), and Section 4.13 (Buyer Capital Structure).

“Buyer Material Adverse Effect” means, any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of Buyer and its Subsidiaries, taken as a whole, or (b) prevents, materially delays, or materially impairs the ability of Buyer or the KAAC Partnership to perform its obligations under this Agreement or to consummate any of the Transactions; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the Buyer Stockholder Redemption Right shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Capital Expenditures” means (a) all expenditures, costs, and expenses that are or will be capitalized on the books and records of any Company in a manner consistent with the principles, practices, assumptions, policies, and methodologies used by Contributor and the Companies in the preparation of the financial information made available to Buyer in the Data Room and (b) expenditures, costs, and expenses resulting from the exercise of any Option or capital contributions made in respect of such Option once exercised.

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(d) and Section 2.5(d).

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Confidentiality Agreement” means that certain confidentiality agreement between Contributor and KA Fund Advisors, LLC, dated as of March 20, 2018 and amended on May 8, 2018.

“Contributor Fundamental Warranties” means those warranties set forth in Section 3.1 (Organization of Contributor), Section 3.2(a) (Organization of the Companies), Section 3.2(c) (Ownership of the Companies),

Section 3.2(d) (Rights to Acquire Equity), Section 3.3 (Authority), Section 3.4(a) (No Conflict with Organizational Documents), and Section 3.9 (Brokerage Fees).

“Contributor Appointees” means all current and former officers, managers, directors, and similar persons of any Company that are or were employees of Contributor or any of its Affiliates.

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Data Room” means the information and documents relating to the acquisition of the Contributed Interests by Buyer, the Companies, or their respective businesses, which have been made available to Buyer, its Affiliates, or its or their respective Representatives on the virtual data room entitled “Ascent” established with Merrill Corporation in connection with the Transactions.

“Dedication Agreements” means, collectively or individually as the context requires, the Gas Gathering Agreement, the Gas Processing Agreement, the Intrastate Firm Natural Gas Transportation Service Agreement, and the Transportation Services Agreement.

“Disclosure Schedules” means the disclosure schedules attached hereto of Contributor or Buyer, as applicable.

“Encumbrance” means any lien, charge, claim, condition, lease, pledge, option, right of first refusal, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition, or otherwise), and easement, or other restriction or limitation whatsoever, whether imposed by Law or agreement.

“Environmental Law” means any and all applicable Laws pertaining to pollution or protection of the environment, including releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances, materials, or wastes, in effect in any and all jurisdictions in which the assets of the Partnerships are located or in which the business of the Partnerships has been operated, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Marks” mean all the trademarks set forth in Exhibit 2 of the License Agreement, in each case whether used on a standalone basis or in connection with any other trademark, design, company name, trade name, domain name, or other source identifier (other than as specifically used in the trademarks set forth in Exhibit 1 of the License Agreement).

“Financing Fees” means the $3.8 million fee payable to Citigroup Global Markets Inc., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC related to the Buyer Equity Financing, plus all out-of-pocket costs, fees, and expenses incurred by Contributor or its Affiliates related to marketing the Transactions that will not otherwise be subject to the COMA, plus any amounts payable by Buyer or any of its Subsidiaries in respect of all out-of-pocket costs, fees, and expenses incurred by or on behalf of Buyer or any of its Subsidiaries related to obtaining a new credit facility for Buyer or any of its Subsidiaries during the Interim Period.

“GAAP” means United States generally accepted accounting principles with such exceptions thereto as may be noted or otherwise referred to on any individual financial statement or schedule.

“Gas Gathering Agreement” means the Gas Gathering Agreement dated May 1, 2018 between Apache Corporation and Alpine High Gathering LP (f/k/a Alpine High Gathering LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Gas Processing Agreement” means the Gas Processing Agreement dated May 1, 2018 between Apache Corporation and Alpine High Processing LP (f/k/a Alpine High Processing LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Parties or their respective businesses.

“Hazardous Material” means any substance, material, or waste that is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste, or words of similar import, including, without limitation, petroleum, petroleum derivatives, natural gas liquids and by-products, asbestos, urea formaldehyde, and polychlorinated biphenyls.

“Indebtedness for Borrowed Money” means, with respect to any Person, all obligations of such Person to any other Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guarantee with respect to indebtedness for borrowed money of another Person, provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue, and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Intervening Event” means any material event, development, circumstance, occurrence, or change in circumstance or fact that did not result from a breach of this Agreement by Buyer or the KAAC Partnership, and does not relate to a Business Combination that is an alternative to the Transactions or any MAE Exclusion.

“Intrastate Firm Natural Gas Transportation Service Agreement” means the Intrastate Firm Natural Gas Transportation Service Agreement dated April 1, 2017 (Contract No: 1000-001-01) between Apache Corporation and Alpine High Pipeline LP (f/k/a Alpine High Pipeline LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Knowledge” means, (a) with respect to Contributor, the actual knowledge of the Persons listed on Schedule 1.1(b) without a duty of inquiry and (b) with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(c) without a duty of inquiry.

“Laws” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured.

“Licensed Marks” mean the trademarks set forth (and only as set forth) on Exhibit 1 of the License Agreement, whether registered or unregistered, including the applications for those trademarks and any registrations which may be granted pursuant to such applications. For the avoidance of doubt, the Licensed Marks shall not include any domain names, or any trademark that is a derivative of the trademarks set forth in Exhibit 1 of the License Agreement, or any Excluded Mark.

“Liquidity Event” means:

(a) The consummation of any merger, reorganization, or consolidation of Buyer that results in any Person or group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) (other than Contributor or its Affiliates) becoming the record or beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company;

(b) The consummation of a sale or disposition by Buyer of all or substantially all of Buyer’s assets, including Interests in the KAAC Partnership, other than a sale or disposition if the holders of the voting securities of Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquirer of such assets (or the parent of such acquirer);

(c) The stockholders of Buyer approve a plan of complete liquidation or dissolution of Buyer; or

(d) The consummation of any transaction described in the foregoing clauses (a), (b), or (c) following which the voting securities of Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) of the Exchange Act.

“Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such non-cash consideration in the definitive documents pursuant to which such Liquidity Event is to occur.

“Loss” means any and all judgments, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, and expenses (including interest, court costs, reasonable fees of attorneys, accountants, and other experts or other reasonable expenses of litigation, or of any claim, default, or assessment) other than Unrecoverable Damages.

“Low Pressure Gathering Fee” has the meaning ascribed to such term in the Gas Gathering Agreement.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Companies, taken as a whole, or (ii) prevents, materially delays, or materially impairs the ability of Contributor or any Company to perform their obligations under this Agreement or to consummate the Transactions; provided that any change, circumstance, development, state of facts, effect, or condition arising from, or relating to, the following shall not be deemed to constitute a Material Adverse Effect: (a) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids, or other hydrocarbon products, or the demand for related transportation, processing, or storage services or conditions generally affecting the oil and gas industry); (b) changes, events, effects, or developments generally applicable to the onshore oil and gas industry in Texas; (c) changes in Law or accounting rules (including GAAP); (d) changes in financial, credit, currency, banking, or securities markets in general (including the failure of any financial institution), including any disruption thereof and any decline in the price of any security or any market index, or any change in prevailing interest rates, monetary policy, or inflation; (e) acts of God, including earthquakes, fires, tornadoes, flooding, and other natural disasters or man-made disasters; (f) local, regional, national, or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (g) any failure by the Companies to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (h) any matter of which Buyer is aware on the Execution Date, including matters set forth in the Data Room the effect or scope of which is reasonably apparent from materials made available in the Data Room; (i) the effects on the Companies’ business arising from departures of personnel providing services to the Companies, whether such departures result from the announcement of the Transactions or otherwise; and (j) the announcement of the Transactions and the taking of any actions contemplated by this Agreement (foregoing clauses (a) through (j), each an “MAE Exclusion”). The Parties agree that the determination of whether there has been a Material Adverse Effect shall be made after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments received or receivable by the Companies that, in either case, could reasonably be expected to be payable to the Companies as a result of the adverse change, circumstance, development, state of facts, effect, or condition subject to such determination.

“NASDAQ” means the NASDAQ Capital Market.

“New Gas Pipeline Option” means Contributor’s potential option to acquire equity in the pipeline project being developed by Affiliates of Kinder Morgan, Inc. known as the “Permian Highway Pipeline Project” or, if such potential equity option does not materialize, the next potential equity option in which Contributor participates for an unidentified long-haul natural gas pipeline from the Permian Basin in Texas to the Texas gulf coast.

“Options” means, collectively or individually as the context requires, that certain (a) Letter Agreement, dated May 23, 2018, by and between Contributor and Enterprise Products Operating LLC, (b) Option Agreement, dated December 20, 2017, by and between Contributor and Kinder Morgan Tejas Pipeline LLC, (c) Letter Agreement, dated May 10, 2018, by and among Contributor, EPIC Midstream Holdings, LP, EPIC Crude Holdings, LP, and EPIC Crude Holdings GP, LLC, and (d) Letter Agreement, dated May 4, 2018, by and between Contributor and SCM Topco, LLC, in the case of each of the foregoing clauses (a), (b), (c), and (d), as assigned by Contributor to the KAAC Partnership.

“Order” means any writ, judgment, decree, injunction, or award issued or otherwise put into effect by or under the authority of any Governmental Entity (in each such case whether preliminary or final).

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation, or organization and by-laws, the limited partnership agreement, the partnership agreement, or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of such Person or which establish the legal personality of such Person.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the date hereof.

“Permits” means licenses, permits, franchises, certificates, consents, approvals, variances, waivers, exemptions, registrations and other authorizations of, with or from Governmental Entities.

“Permitted Encumbrance” means (a) liens for Taxes, assessments, fees, rents, or other governmental charges, not yet delinquent, or that are being contested in good faith by appropriate proceedings, (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s, and other similar liens)

arising in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (c) Encumbrances of public record that do not materially impair the operation or use of the subject property, (d) the rights of lessors and lessees under leases executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) utility easements, restrictive covenants, and defects, imperfections, or irregularities of title, (g) purchase money liens and liens securing rental payments under capital lease arrangements, (h) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained in connection with the Transactions or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (i) Encumbrances entered into in the ordinary course of business that do not secure the payment of Indebtedness for Borrowed Money, (j) any conditions relating to the real property or real property rights owned, leased, or otherwise held by any Company that are disclosed in the Data Room that do not materially impair the operation or use of the subject property, and (k) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceeding” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing in, into or through the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers, consultants, and agents.

“SEC” means the Securities and Exchange Commission.

“System” means the pipelines, lateral lines, pumps, pump stations, compressors, meters, storage facilities, terminals, processing plants, and other related operations, assets, machinery, and equipment that are owned by any Company and are used for the conduct of the business of any Company as presently conducted.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum, or estimated tax, including, in each case, any interest and penalties applicable thereto.

“Tax Return” means any return or report, declaration, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes and including any amendment thereto, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Entity.

“Third Party” means any Person other than (a) Contributor or any of its Affiliates, (b) Buyer or any of its Affiliates, or (c) any of the Companies.

“Transactions” means the transactions contemplated by this Agreement or the Ancillary Agreements and including the Buyer Equity Financing.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees, or charges incurred in connection with this Agreement and the Transactions.

“Transportation Services Agreement” means the Transportation Services Agreement dated March 1, 2018 between Apache Corporation and Alpine High NGL Pipeline LP (f/k/a Alpine High NGL Pipeline LLC), as the same may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. (with American Stock Transfer & Trust Company, LLC (“Trustee”) acting as trustee) established by Buyer into which the proceeds received by Buyer as a result of its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated March 29, 2017, between Buyer and Trustee.

“Unrecoverable Damages” means any exemplary, special, punitive, indirect, remote, or speculative, incidental, or consequential damages.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections (other than in connection with the Code, other Law, or the Treasury Regulations) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) the words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) unless otherwise indicated, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Companies;

(h) the terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;

(i) the phrase “made available” means that the subject document or information was included in the Data Room at least two (2) Business Days prior to the Execution Date, or at such other time as Buyer and Contributor mutually agree;

(j) all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes;

(k) the word “or” is not exclusive; and

(l) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the KAAC Partnership, as a capital contribution, the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the KAAC Partnership to Buyer of (a) a number of common units representing limited partner interests in the KAAC Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued in connection with the Buyer Equity Financing, upon conversion of the Buyer Class B Common Stock, or issued to Contributor at Closing) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions, including the Contribution Warrants.

2.2 Contributor Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, assign, transfer, convey, and deliver to the KAAC Partnership, and Buyer shall cause the KAAC Partnership to accept from Contributor, (i) free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws) all of the Contributed Interests and (ii) the Options (the foregoing clauses (i) and (ii), collectively, the “Contributor Contribution”). As consideration for the Contributor Contribution, Buyer shall cause the KAAC Partnership to pay and deliver the following aggregate consideration to Contributor (“Contribution Price”): (a) (i) 250,000,000 Common Units, (ii) 1,862,606 shares of Buyer Class A Common Stock (the “Fixed Common Stock”), and (iii) the Assigned Shares, if any (the foregoing clauses (i), (ii), and (iii) collectively, the “Equity Consideration”), (b) cash, if any, in the amount determined as provided in Section 2.8 (the “Cash Consideration”), (c) the right to receive the Earn-Out Consideration if and when the conditions of Section 2.9 have been satisfied, and (d) 3,182,140 warrants issued pursuant to the Warrant Agreement (the “Contribution Warrants”). In addition, at the Closing, Buyer shall issue to Contributor a number of shares of Class C common stock, par value $0.0001 per share, of Buyer (the “Buyer Class C Common Stock”) equal to the number of Common Units received by Contributor pursuant to clause (a) of this Section 2.2, and Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class  C Common Stock received multiplied by the par value for such shares.

2.3 Closing. The Closing shall take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after either Buyer or Contributor delivers notice to the other Parties that the conditions to Closing set forth in Article VI and Article VII, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and Contributor mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4 Closing Deliveries by Contributor. At the Closing, Contributor shall deliver, or shall cause to be delivered, the following:

(a) to Buyer and the KAAC Partnership, a counterpart of that certain Amended and Restated Agreement of Limited Partnership of the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit A (“A&R LP Agreement”), duly executed by Contributor;

(b) to the KAAC Partnership, a counterpart of the Interests Assignment Agreement by and between Contributor and the KAAC Partnership, dated as of the Closing Date, and in the form attached hereto as Exhibit B (“Interests Assignment Agreement”), duly executed by Contributor;

(c) to Buyer and the KAAC Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(d) to Buyer, a certificate duly executed by an authorized Person of Contributor, certifying that the conditions set forth in Section 6.1 with respect to Contributor have been fulfilled;

(e) to Buyer, a counterpart of the Registration Rights Agreement by and among Contributor, Buyer, and the other parties thereto, dated as of the Closing Date, in the form attached hereto as Exhibit C (“Registration Rights Agreement”), duly executed by Contributor;

(f) to Buyer, a counterpart of the Construction, Operations, and Maintenance Agreement by and between Apache Corporation and Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit D (the “COMA”), duly executed by Apache Corporation;

(g) to Buyer, a counterpart of the Purchase Rights and Restrictive Covenants Agreement by and between Apache Corporation and Buyer, dated as of the Closing Date, in the form attached hereto as Exhibit E (“Purchase Rights and Restrictive Covenants Agreement”), duly executed by Apache Corporation;

(h) to Buyer, a counterpart of the Stockholders Agreement by and among Contributor, Buyer, and KAAC Sponsor, dated as of the Closing Date, in the form attached hereto as Exhibit G (“Stockholders Agreement ”), duly executed by Contributor;

(i) to Buyer, counterparts of the Assignment and Assumption Agreements by and between Contributor and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit J (“Assignment and Assumption Agreement”) in respect of each of the Options, duly executed by Contributor;

(j) to Buyer, if immediately preceding and as of Closing the names of the Companies include any one of the Licensed Marks, a counterpart of the Trademark License Agreement by and between Apache Corporation and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit K (“License Agreement”), duly executed by Apache Corporation; and

(k) to Buyer, a counterpart of the Lease Agreement by and between Apache Corporation and the KAAC Partnership, dated as of the Closing Date, in the form attached hereto as Exhibit L (“Lease”), duly executed by Apache Corporation.

2.5 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a) to Contributor, a counterpart of the A&R LP Agreement, duly executed by Buyer;

(b) to Contributor, by wire transfer of immediately available funds to such accounts as Contributor shall have notified Buyer at least two (2) Business Days prior to the Closing Date, an amount equal to the Cash Consideration, if any (delivered in the manner described in Section 2.6);

(c) to Contributor, a counterpart of the Interests Assignment Agreement, duly executed by Buyer;

(d) to Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Section 7.1 have been fulfilled;

(e) to Contributor, a counterpart of the Registration Rights Agreement, duly executed by Buyer;

(f) to Contributor, a counterpart of the COMA, duly executed by Buyer;

(g) to Contributor, a counterpart of the Stockholders Agreement, duly executed by Buyer;

(h) to Contributor, a counterpart of the Purchase Rights and Restrictive Covenants Agreement, duly executed by Buyer;

(i) to Contributor, a copy of the Amended and Restated Certificate of Incorporation file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed with the Delaware Secretary of State;

(j) to Contributor, evidence reasonably satisfactory to Contributor of the issuances by Buyer or the KAAC Partnership, as applicable, of Buyer Class C Common Stock and the Equity Consideration (with the Fixed Common Stock and Assigned Shares, if any, delivered in the manner described in Section 2.6);

(k) to Contributor, (i) a counterpart to the Warrant Agreement by and between Buyer and Trustee, dated as of the Closing Date, in the form attached hereto as Exhibit H (the “Warrant Agreement”), duly executed by Buyer and Trustee and (ii) evidence reasonably satisfactory to Contributor of the issuance by Buyer of the Contribution Warrants (delivered in the manner described in Section 2.6);

(l) to Contributor, evidence reasonably satisfactory to Contributor (i) that the Buyer Board has a conflicts committee composed of certain individuals selected by the process and procedures set forth on Exhibit I-1 hereto and operating under the charter in the form attached hereto as Exhibit I-2, (ii) that the Buyer Board has adopted the related party transaction policy as of Closing in the form attached hereto as Schedule 2.5 (“Related Party Transaction Policy”), and (iii) that the independent directors of the Buyer Board are composed of certain individuals selected by the process and procedures set forth on Exhibit I-3;

(m) to Contributor, a counterpart of the Assignment and Assumption Agreement in respect of each of the Options, duly executed by the KAAC Partnership; and

(n) to Contributor, if immediately preceding and as of Closing the names of the Companies include any one of the Licensed Marks, a counterpart of the License Agreement, duly executed by the KAAC Partnership; and

(o) to Contributor, a counterpart of the Lease, duly executed by the KAAC Partnership.

2.6 Delivery Procedure. The Cash Consideration, if any, Fixed Common Stock, Assigned Shares, if any, and Contribution Warrants delivered to Contributor shall first be paid or issued, as applicable, to the KAAC Partnership, all of which will immediately thereafter at the Closing be transferred by the KAAC Partnership to Contributor.

2.7 Further Deliveries. Each Party shall execute and deliver such additional documents as another Party may reasonably request it to execute in order to implement or document the Closing or give effect to the Transactions.

2.8 Calculation of Cash Consideration. The Cash Consideration, if any, shall be determined as follows:

(a) if the Closing occurs on or prior to September 30, 2018, there shall be no Cash Consideration; or

(b) if the Closing occurs after September 30, 2018, the Cash Consideration shall equal (dollar-for-dollar) the Capital Expenditures incurred by or on behalf of the Companies, from and including October 1, 2018 through and including the Closing Date (the “Capital Expenditures Amount”).

2.9 Earn-Out Consideration.

(a) In addition to the Equity Consideration, Contributor shall receive, and Buyer shall deliver to the KAAC Partnership and the KAAC Partnership shall immediately deliver to Contributor, the following consideration if and when the following conditions are satisfied (collectively, the “Earn-Out Consideration”):

(i) 12,500,000 shares of Buyer Class A Common Stock, if, during the calendar year 2021, the aggregate gathered gas from the area of dedication specified on Schedule 2.9(a)(i) that is assessed a Low Pressure Gathering Fee pursuant to the Gas Gathering Agreement is equal to or greater than 574,380 million cubic feet;

(ii) 12,500,000 shares of Buyer Class A Common Stock, if, the per-share closing price of Buyer Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $14.00 (the “Share Price Target (Tier 1)”) for any 20 trading days within such 30-trading-day period; and

(iii) 12,500,000 shares of Buyer Class A Common Stock, if, the per-share closing price of Buyer Class A Common Stock as reported by NASDAQ during any 30-trading-day period ending prior to the fifth anniversary of the Closing Date is equal to or greater than $16.00 (the “Share Price Target (Tier 2)”) for any 20 trading days within such 30-trading-day period.

(b) Buyer shall reserve at all times a sufficient number of authorized and unissued shares of Buyer Class A Common Stock necessary to issue the Earn-Out Consideration. In the event that Contributor is entitled to any Earn-Out Consideration, Buyer shall issue such Earn-Out Consideration promptly and in any event within five (5) Business Days of Contributor becoming entitled thereto. The Earn-Out Consideration to be issued to Contributor hereunder, if any, when delivered, shall be duly authorized and validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound. The right to receive the Earn-Out Consideration shall not be transferrable by Contributor.

(c) In the event that a Liquidity Event occurs prior to:

(i) December 31, 2021 and the Earn-Out Consideration contemplated by Section 2.9(a)(i) has not already been paid, then the Person becoming the record or beneficial owner of more than fifty percent (50%) of the combined voting power of the voting securities of Buyer or the surviving company or the parent of such surviving company as a result of the Liquidity Event, or to whom all or substantially all of the Buyer’s assets have been sold in the Liquidity Event, shall assume the obligation to pay the Earn-Out Consideration contemplated by Section 2.9(a)(i) pursuant to the terms thereof, provided that, instead of issuing the applicable shares of Buyer Class A Common Stock, Contributor shall receive the Liquidity Event Consideration;

(ii) the fifth anniversary of the Closing Date and the Liquidity Event Consideration in such Liquidity Event is greater than the Share Price Target (Tier 1) and the Earn-Out Consideration contemplated by Section 2.9(a)(ii) has not already been paid, then the Earn-Out Consideration contemplated by Section 2.9(a)(ii) shall be paid, and the applicable shares of Buyer Class A Common Stock shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration; or

(iii) the fifth anniversary of the Closing Date and the Liquidity Event Consideration in such Liquidity Event is greater than the Share Price Target (Tier 2) and the Earn-Out Consideration contemplated by Section 2.9(a)(iii) has not already been paid, then the Earn-Out Consideration contemplated by Section 2.9(a)(iii) shall be paid, and the applicable shares of Buyer Class A Common Stock shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration.

(d) If, prior to the expiration or satisfaction, as applicable, of Buyer’s obligation to issue any Earn-Out Consideration as provided in this Section 2.9, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock or unit split (including reverse stock or unit split) or combination, exchange, or readjustment of shares, or any stock dividend, the number of Buyer Class A Common Stock comprising the Earn-Out Consideration, the Share Price Target (Tier 1), and the Share Price Target (Tier 2) shall be appropriately adjusted to reflect such change and to provide to Contributor the same economic effect as contemplated by this Section 2.9 prior to such change.

ARTICLE III

WARRANTIES OF CONTRIBUTOR

Subject to the disclosures made in the Disclosure Schedules and the Data Room, Contributor warrants to Buyer as follows:

3.1 Organization of Contributor. Contributor is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

3.2 Companies.

(a) Each Company is a limited liability company or limited partnership, as applicable, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each Company has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

(b) Each Company is (i) duly qualified or licensed to do business as a limited liability company or a limited partnership, as applicable, and (ii) in good standing in the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Contributed Interests constitute all of the limited liability company membership interests or limited partner interests, as applicable, in the Companies, and Contributor is the sole record and beneficial owner of the Contributed Interests. The General Partner Interests constitute all of the general partner interests in the Partnerships, and the General Partner is the sole record and beneficial owner of the General Partner Interests. Upon the delivery of and payment for the Contributed Interests at the Closing as provided for in this Agreement, the KAAC Partnership will receive good and valid title to the Contributed Interests, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by federal or state securities Laws.

(d) There are outstanding (i) no securities of any Company that are convertible into or exchangeable for equity interests of such Company and (ii) no options or other rights to acquire from Contributor or any Company, and no obligations of Contributor or any Company to issue or sell, any Interests of any Company, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

(e) Contributor has made available to Buyer copies of the Organizational Documents of each Company as currently in effect.

3.3 Authority. Contributor and each Company has full limited partnership or limited liability company, as applicable, power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party. The execution, delivery, and performance by Contributor and each Company of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary limited partnership and limited liability company, as applicable, action of Contributor and each Company, as the case may be. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly executed and delivered by Contributor and each Company, and constitutes, or will constitute, a valid and legally binding obligation of Contributor and each Company, enforceable against Contributor and each Company in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.4 No Conflict. The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party by Contributor and each Company, and the consummation of the Transactions, do not and will not:

(a) violate or breach the certificate of formation, limited partnership agreement, or limited liability company agreement, as applicable, of Contributor or any Company;

(b) violate or breach any Law binding upon Contributor or any Company, as applicable, except for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to be material to Contributor or to the Companies, taken as a whole; or

(c) result in any breach of, or constitute a default under, or give to any Third Party any rights of termination, consent, acceleration, or cancellation of, or result in the creation of, any material Encumbrance (other than a Permitted Encumbrance) with respect to any of the assets of Contributor or any Company pursuant to any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, Permit, or other instrument to which Contributor or any Company is a party, or by which any of such assets is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.5 Consents and Approvals. No material consent or approval of, or notification to, any Person, is required to be made or obtained by Contributor or any Company in connection with the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the Transactions, except (a) for consents or approvals that have been obtained as of the Execution Date or (b) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates.

3.6 Absence of Certain Changes. Except as disclosed in Schedule 3.6 or as contemplated by this Agreement, since January 1, 2018, (a) there have not been any material and adverse changes in the assets or financial condition of the Companies, taken as a whole, and (b) the Companies, taken as a whole, have not suffered any material loss, damage, destruction, or other casualty to any of its property, plant, equipment, or inventories (whether or not covered by insurance).

3.7 Compliance With Applicable Laws. To Contributor’s Knowledge, each Company is in compliance, in all material respects, with all applicable Laws (other than Laws relating to Taxes, as to which Contributor’s sole warranties are set forth in Section 3.10, Laws relating to employee matters, as to which Contributor’s sole warranties are set forth in Section 3.17, and Environmental Laws, as to which Contributor’s sole warranties are set forth in Section 3.18), except as disclosed in Schedule 3.7.

3.8 Legal Proceedings; Orders. Except as disclosed in Schedule 3.8, there are no Proceedings pending against any Company and, to the Knowledge of Contributor, there are no material Proceedings threatened against any Company.

3.9 Brokerage Fees. Except as disclosed in Schedule 3.9, none of Contributor, the Companies, or any of their respective Affiliates has retained any financial advisor, broker, agent, or finder on account of this Agreement or the Transactions for which Buyer, its Affiliates, or any Company will be liable.

3.10 Taxes. Except as disclosed in Schedule 3.10:

(a) all material Tax Returns required to be filed by any Company have been duly filed on a timely basis (taking into account valid extensions of time to file) with the appropriate Taxing Authority, and all such Tax Returns are true, correct, and complete in all material respects;

(b) all material Taxes due and payable by any Company have been duly and timely paid in full (regardless of whether shown on any Tax Return);

(c) all material withholding Tax requirements imposed on or with respect to any Company have been satisfied in full;

(d) no written claim has been made by any Taxing Authority to any Company in a jurisdiction where such Company does not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Company;

(e) there are no audits or Proceedings relating to Tax currently being conducted with respect to any Company, nor has any Company received any written claim for material additional Tax that is still pending, and there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of any Company;

(f) there are no material Encumbrances with respect to Taxes upon any of the assets of any Company, except for statutory Encumbrances for Taxes not yet due and payable;

(g) no Company is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax);

(h) each Company is, and has been since its respective date of formation, classified as a disregarded entity for U.S. federal income Tax purposes; and

(i) notwithstanding anything to the contrary in this Agreement, the warranties set forth in this Section 3.10 are Contributor’s sole and exclusive warranties regarding Taxes of the Companies.

3.11 Information Supplied. None of the information supplied by Contributor expressly marked for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty is made by Contributor with respect to information so provided by Contributor that is modified, without Contributor’s approval, by Buyer (including by omission).

3.12 Nature of Investment. Contributor is acquiring the Equity Consideration and the Buyer Class C Common Stock for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Contributor acknowledges that it can bear the economic risk of its investment in the Equity Consideration and the Buyer Class C Common Stock, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Equity Consideration and the Buyer Class C Common Stock. Contributor has made, independently and without reliance on Buyer (except to the extent that Contributor has relied on the warranties set forth in Article IV), its own analysis of the Equity Consideration, the Buyer Class C Common Stock, and Buyer for the purpose of acquiring the Equity Consideration and the Buyer Class C Common Stock, and Contributor has had reasonable and sufficient access to documents, other information, and materials as it considers appropriate to make its evaluations. Contributor is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Contributor understands that none of the Equity Consideration or the Buyer Class C Common Stock will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Equity Consideration and the Buyer Class C Common Stock will be characterized as “restricted securities” under federal securities Laws, and that the Equity Consideration and the Buyer Class C Common Stock may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

3.13 Permits. Each Company has obtained all material Permits required for its respective operations, all such material Permits are in full force and effect, and each Company is in compliance, in all material respects, with its respective obligations under such material Permits.

3.14 Title to Properties. Except with respect to Rights-of-Way, which are the subject of Section 3.15(b), each of the Companies has good and marketable title to, or valid rights to lease or otherwise use, all items of real property and personal property that are material to the conduct of the respective businesses of the Companies, in each case free and clear of all Encumbrances (other than Permitted Encumbrances) except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Companies or (ii) would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole. For the avoidance of doubt, no warranty is made by Contributor with respect to any real property or personal property that is dedicated to any of the Companies pursuant to a gas processing, gas gathering, or similar agreement, including the Dedication Agreements.

3.15 Real Property.

(a) Schedule 3.15 sets forth a complete list, as of the Execution Date, of the material leases, licenses, and similar occupancy agreements in respect of real property (other than Rights-of-Way, which are addressed exclusively in Section 3.15(b)) to which any Company is a party (as lessor or lessee) (collectively, the “Real Property Leases” and the real property subject to such Real Property Leases, the “Leased Real Property”). Each Real Property Lease is a legal, valid, and binding agreement, enforceable in accordance with its terms, of the applicable Company, and to the Knowledge of Contributor, of each other Person that is a party thereto, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Except as disclosed in Schedule 3.15, no Company has received any written notice during the twelve (12) month period prior to the Execution Date that it is in default in payment of rent or in performance of its obligations thereunder. Prior to the Execution Date, Contributor has made available to Buyer copies of all Real Property Leases.

(b) The Companies have, subject to Permitted Encumbrances, such consents, easements, rights-of-way, permits, servitudes, licenses, and other similar surface rights from any Person (“Rights-of-Way”) as are sufficient to conduct its business substantially in the manner conducted as of the Execution Date. Each of the Companies has fulfilled and performed, in all material respects, its obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that, would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole. All Systems operated by the Companies are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by any Company of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.16 Material Agreements.

(a) Set forth in Schedule 3.16 is a list of each of the following agreements and contracts to which any Company is a party or by which any Company or any of their respective properties is otherwise bound as of the Execution Date (each of the following being referred to as a “Material Agreement”; provided, however,

“Material Agreement” shall not include any contract or agreement that may be terminated by a party thereto within a ninety (90) day period):

(i) contracts, agreements, and instruments representing Indebtedness for Borrowed Money and all guarantees thereof, and any related agreements or instruments creating Encumbrances securing such obligations, in each case having an outstanding principal amount in excess of $10,000,000;

(ii) the Options;

(iii) contracts containing covenants limiting the freedom of any Company to engage in any line of business, compete with any Person, or operate at any location;

(iv) contracts in excess of $10,000,000 to which any Company, on the one hand, and an Affiliate of Contributor, on the other hand, is a party or is otherwise bound, other than any bona fide arm’s length contract entered into prior to the date on which such Person became an Affiliate of Contributor (each such contract, an “Affiliate Contract”);

(v) joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vi) contracts in excess of $10,000,000 relating to the acquisition or disposition by any Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which any Company has any remaining material obligation or liability; and

(vii) contracts or agreements which, individually, require or entitle any Company to make or receive payments of at least $10,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which such Company may exercise a renewal or extension option in its sole discretion.

(b) Except as disclosed in Schedule 3.16, no Company is in breach in any material respect of the terms of any such Material Agreement and, to the Knowledge of Contributor, no other party to any Material Agreement is in breach of the material terms thereof.

(c) Contributor has made available to Buyer copies of all Material Agreements.

3.17 Employee Matters. No Company (a) has employees, (b) is the sponsor of and contributes to or has an obligation to contribute to any Benefit Plan, or (c) has material liability relating to any Benefit Plan. No Company is or has been a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or, to the Knowledge of Contributor, threatened against any Company. Other than the warranties set forth in this Section 3.17, Contributor makes no other warranty with respect to any employee matter relating to any Company.

3.18 Environmental.

(a) Except as disclosed in Schedule 3.18, to the Knowledge of Contributor, each Company is in compliance, in all material respects, with all applicable Environmental Laws, and no Company has received any written notice or demand letter from any Governmental Entity or other Third Party indicating that any Company is in violation in any material respect of, or liable under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party.

(b) There are no Proceedings that are pending or, to the Knowledge of Contributor, threatened against any of the Companies under Environmental Laws in which a Governmental Entity is also a party, other than such proceedings as would not reasonably be expected to be material and adverse to the Companies, taken as a whole.

(c) Except as disclosed in Schedule 3.18, (i) no Company has owned, leased, or operated a site that (A) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List”, or similar state or foreign list, as in effect as of the Closing Date, or (B) is involved with any voluntary cleanup program sponsored by a Governmental Entity and (ii) except as would not reasonably be expected to be material and adverse to the Companies, taken as a whole, no Company has been identified by any Governmental Entity as a potentially responsible party under CERCLA or any similar state or foreign Law with respect to any site, and no Hazardous Materials generated, transported, or disposed of, by or on behalf of any Company, have been found at any site where a Person has made written demand on any Company to conduct or pay for a remedial investigation, removal, or other response action pursuant to any applicable Environmental Law.

(d) Except as disclosed in Schedule 3.18, there have been no Releases of Hazardous Materials at any property currently or, to the Knowledge of Contributor, formerly owned or operated by any Company, which Releases are reasonably likely to be material and adverse to the Companies, taken as a whole.

(e) There have been no material environmental investigations, studies, audits, or other analyses or reports completed, during the past three (3) years by or on behalf of, or that are in the possession or control of, Contributor or any Company addressing potentially material environmental matters with respect to any property related to the midstream gathering and processing business that is owned or operated by any of the Companies that have not been delivered or otherwise made available to Buyer prior to the date hereof.

(f) Notwithstanding anything to the contrary in this Agreement, the warranties set forth in Section 3.13 and this Section 3.18 are Contributor’s sole and exclusive warranties regarding environmental matters, including compliance with Environmental Laws.

3.19 Intellectual Property. Each Company owns or, together with the License Agreement as of the Closing, possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems, and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Companies, taken as a whole.

3.20 Insurance. Each of the Companies carries insurance customary for companies engaged in similar businesses or is covered by an existing insurance program in such amounts and covering such risks as described on Schedule 3.20 of the Disclosure Schedules.

3.21 No Prior Dedications. Except as disclosed in Schedule 3.21, to the Knowledge of Contributor, there are no Prior Dedications (as such term is defined in each Dedication Agreement) that would affect the dedications granted and conveyed under the Dedication Agreements and, to the Knowledge of Contributor, no Third Party has made any claim or assertion that any such Prior Dedication exists.

3.22 Preparation of Schedules. Contributor has used good faith efforts to complete the Schedules specified by this Article III and to schedule any exceptions to the warranties in this Article III about which Contributor has Knowledge as of the Execution Date.

ARTICLE IV

WARRANTIES OF BUYER

Subject to the disclosures made in Buyer’s Disclosure Schedules, Buyer warrants to Contributor and the Companies as follows:

4.1 Organization of Buyer. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

4.2 KAAC General Partner and the KAAC Partnership.

(a) The KAAC Partnership and the KAAC General Partner is a limited partnership and limited liability company, respectively, each duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the KAAC Partnership and the KAAC General Partner has all requisite limited partnership or limited liability company, respectively, power and authority to own, lease, and operate its properties and to carry on its business as presently conducted.

(b) Each of the KAAC Partnership and the KAAC General Partner is (i) duly qualified or licensed to do business as a limited partnership or limited liability company, respectively, and (ii) in good standing in the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(c) As of the Execution Date, Buyer owns all of the outstanding limited liability company membership interests in the KAAC General Partner and all of the outstanding limited partner interests in the KAAC Partnership, and the KAAC General Partner owns a non-economic general partner interest in the KAAC Partnership, which constitutes all of the outstanding general partner interests in the KAAC Partnership. The outstanding limited partner interests and general partner interests of the KAAC Partnership are duly authorized and validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and the outstanding limited liability company membership interests of the KAAC General Partner are duly authorized and validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Sections 18-607, and 18-804 of the Delaware Limited Liability Company Act, as amended). The outstanding limited partner interests and general partner interests of the KAAC Partnership and the outstanding limited liability company membership interests of the KAAC General Partner were issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC Partnership, or the KAAC General Partner is a party or by which it is bound. There are no outstanding (i) Interests in the KAAC General Partner or the KAAC Partnership convertible into or exchangeable for other Interests in the KAAC General Partner or the KAAC Partnership, as applicable, (ii) options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the KAAC General Partner or the KAAC Partnership, (iii) obligations of the KAAC General Partner or the KAAC Partnership to issue any Interests in it, other than the rights of Contributor and Buyer to acquire Common Units and Buyer to acquire Partnership Warrants, each pursuant to this Agreement, or (iv) obligations of the KAAC General Partner or the KAAC Partnership to repurchase, redeem, or otherwise acquire any Interests. The Common Units to be issued to Contributor hereunder upon the Closing, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607, and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound.

4.3 Authority. Each of Buyer, the KAAC General Partner, and the KAAC Partnership has full corporate, limited liability company, and limited partnership, as applicable, power and authority to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party. Subject to the requisite approval of the Stockholder Proposals, the execution, delivery, and performance by Buyer, the KAAC General Partner, and the KAAC Partnership of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Buyer, the KAAC General Partner, and the KAAC Partnership of the Transactions, have been duly authorized by all necessary corporate, limited liability company, or limited partnership, as applicable, action of Buyer, the KAAC General Partner, and the KAAC Partnership. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Buyer, the KAAC General Partner, and the KAAC Partnership, and constitutes a valid and legally binding obligation of Buyer, the KAAC General Partner, and the KAAC Partnership, as applicable, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances

4.4 No Conflicts. Subject to the requisite approval of the Stockholder Proposals, assuming all consents, approvals, authorizations, and other actions described in Section 4.5 have been obtained, and all filings and notifications listed in Section 4.5 have been made, and except as may result from any facts or circumstances relating solely to Contributor or its Affiliates, the execution, delivery, and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer, the KAAC General Partner, and the KAAC Partnership, and the consummation of the Transactions, does not and will not:

(a) violate or breach the Organizational Documents of Buyer, the KAAC General Partner, or the KAAC Partnership, except for such violations or breaches as would not reasonably be expected to be material to KAAC, the General Partner, or the KAAC Partnership, individually or in the aggregate;

(b) violate or breach any Law binding upon Buyer, the KAAC General Partner, or the KAAC Partnership, except as would not, individually or in the aggregate, reasonably be expected to be material to Buyer; or

(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of, any Encumbrance on any of the assets or properties of Buyer, the KAAC General Partner, or the KAAC Partnership pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument relating to such assets or properties to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party, or by which any of such assets or properties is bound or affected, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

4.5 Consents and Approvals. Except for the requisite approval of the Stockholder Proposals, no material consent or approval of, or notification to, any other Person, is required to be made or obtained by Buyer, the KAAC General Partner, or the KAAC Partnership in connection with the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions.

4.6 Absence of Certain Changes. To Buyer’s Knowledge, except as contemplated by this Agreement, or as has not had, and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, since January 1, 2018, there have not been any changes in the assets or financial condition of Buyer.

4.7 Compliance With Applicable Laws. Each of Buyer, the KAAC Partnership, and the KAAC General Partner is in compliance, in all material respects, with all applicable Laws.

4.8 Legal Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer, the KAAC Partnership, or the KAAC General Partner.

4.9 Brokerage Fees. Except as disclosed in Buyer’s Disclosure Schedules, none of Buyer, the KAAC Partnership, the KAAC General Partner, or any of their respective Affiliates has retained any financial advisor, broker, agent, or finder on account of this Agreement or the Transactions for which Contributor, its Affiliates, the Companies, the KAAC Partnership, or the KAAC General Partner will be liable.

4.10 Tax . The KAAC Partnership is, and has been since its date of formation, classified as a disregarded entity for U.S. federal income Tax purposes.

4.11 Information Supplied; Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by Contributor expressly for inclusion therein) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

4.12 Nature of Investment. Each of Buyer and the KAAC Partnership is acquiring the Contributed Interests for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Each of Buyer and the KAAC Partnership acknowledges that it can bear the economic risk of its investment in the Contributed Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Contributed Interests. Each of Buyer and the KAAC Partnership has made, independently and without reliance on Contributor or any Company (except to the extent that Buyer has relied on the warranties set forth in Article III), its own analysis of the Contributed Interests, the Companies, and the Companies’ assets for the purpose of acquiring the Contributed Interests, and each of Buyer and the KAAC Partnership has had reasonable and sufficient access to documents, other information, and materials as it considers appropriate to make its evaluations. Each of Buyer and the KAAC Partnership is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each of Buyer and the KAAC Partnership understands that none of the Contributed Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Contributed Interests will be characterized as “restricted securities” under federal securities Laws, and that the Purchased Interests may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.13 Buyer Capital Structure.

(a) As of the Execution Date, the authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Buyer Preferred Stock”). At the close of business on August 6, 2018: (A) 37,732,112 shares of Buyer Class A Common Stock were issued and outstanding, (B) 9,433,028 shares of Buyer Class B Common Stock were issued and outstanding, (C) no shares of Buyer Preferred Stock were issued and outstanding, and (D) 18,941,651 whole warrants, each whole warrant entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer is a party or by which it is bound. Except (i) for the Buyer Class B Common Stock and the Buyer Warrants, as set forth in the Organizational Documents of Buyer, and (ii) in connection with the Buyer Equity Financing, there are no outstanding (w) Interests of Buyer convertible into or exchangeable for other Interests of Buyer, (x) options, warrants, or other rights (including preemptive rights) or agreements, arrangements, or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in Buyer, (y) obligations of Buyer to issue any Interests in it, other than the rights of Contributor to acquire Buyer Class A Common Stock, Buyer Class C Common Stock, and the Contribution Warrants pursuant to this Agreement, or (z) obligations of Buyer to repurchase, redeem, or otherwise acquire any Interests. Buyer has no direct or indirect Interests, participation, or voting right or other investment (whether debt, equity, or otherwise) in any Person (including any contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than the KAAC General Partner and the KAAC Partnership or as may be acquired pursuant to this Agreement.

(b) The Class A Common Stock and the Class C Common Stock to be issued to Contributor hereunder upon the Closing will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer is a party or by which it is bound. The Contribution Warrants to be issued to Contributor hereunder upon Closing will be duly issued and delivered, and will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances. The Class A Common Stock issuable upon exercise of the Contribution Warrants have been duly authorized and reserved for issuance upon exercise thereof and, when issued and delivered against payment therefor pursuant to the Contribution Warrants and the Warrant Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments, or agreements to which Buyer, the KAAC General Partner, or the KAAC Partnership is a party or by which it is bound.

4.14 Buyer SEC Documents; Controls.

(a) Since March 29, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules, and statements required to be filed or furnished under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements, the “SEC Documents”). As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto, and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the Execution Date, (i) none of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of Buyer or the SEC Documents has been received by Buyer.

(b) The financial statements of Buyer included in the SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates, and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

4.15 Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $380 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid, and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement, or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements, or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEC Documents to be inaccurate or (b) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (y) to pay income and franchise taxes from any interest income earned in the Trust Account and (z) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. There are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to the Trust Account.

4.16 Listing. The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

4.17 Independent Investigation. Each of Buyer and the KAAC Partnership hereby acknowledges and affirms that (a) it has completed its own independent investigation, analysis, and evaluation of the Contributed Interests and the Companies, it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise), and prospects of the Companies as it has deemed necessary or appropriate, and acknowledges that it has been provided access to the personnel (if any), properties, premises, and records of the Companies for such purpose, (b) it shall be deemed to have knowledge of all facts, materials, and documents described, contained, or set forth in the Data Room, and (c) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely on the warranties set forth in Article III and its own independent investigation, analysis, and evaluation.

4.18 Non-Reliance. Except for the specific warranties expressly made by Contributor in Article III, (a) each of Buyer and the KAAC Partnership acknowledges and agrees that (i) none of Contributor, the Companies, or any of its or their respective Affiliates is making or has made any warranty, expressed or implied, at law or in equity, in respect of the Companies or any of the Companies’ respective businesses, assets, Liabilities, operations, prospects, or condition (financial or otherwise), including with respect to (A) merchantability or fitness for any particular purpose of any assets, (B) the nature or extent of any Liabilities, (C) the prospects of the Companies’ businesses, (D) the effectiveness or the success of any operations, (E) the quantity, quality, price, or recoverability of oil, gas, or natural gas liquids associated with the Companies’ businesses, (F) estimates of costs or expenses to be incurred in connection with the Companies’ businesses, including carbon or emission trading costs or liabilities, environmental remediation or rehabilitation costs, the Contributed Interests, future or forecast costs, Taxes, access to land, revenues, prices or profits, markets, or production, (G) the past, present, or future performance, operation, ownership, or profitability of the oil and gas gathering, processing, or storage business or the oil and gas industry, or (H) the accuracy or completeness of any confidential information memoranda, documents, projections, forecasts, estimates, materials, or other information (financial or otherwise) regarding the Companies’ past, present, or future businesses (including any revenue or profits which may be derived from such businesses) that is furnished to Buyer, the KAAC Partnership, or its or their respective Representatives or made available to Buyer, the KAAC Partnership, or its or their respective Representatives by any Representative of Contributor or any Affiliate thereof, including any information provided or made available to Buyer, the KAAC Partnership, or its or their respective Representatives in the Data Room or management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no Representative of Contributor or any Company has any authority, express or implied, to make any warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (b) each of Buyer and the KAAC Partnership specifically disclaims that it is relying upon or has relied upon any such other warranties that may have been made by any Person, and acknowledges and agrees that any Company and Contributor, and their respective Affiliates and Representatives, have specifically disclaimed and do hereby specifically disclaim any such other warranty made by any Person; (c) each of Buyer and the KAAC Partnership specifically disclaims any obligation or duty by any Company or Contributor to make any disclosures of fact not required to be disclosed pursuant to the specific warranties set forth in Article III; and (d) each of Buyer and the KAAC Partnership is acquiring the Contributed Interests “as is, where is, with all faults,” and subject only to the specific warranties set forth in Article III as further limited by the specifically bargained-for waiver of claims as set forth in Article IX.

4.19 Nature of Warranties. Each of Buyer and the KAAC Partnership acknowledges that (a) all warranties set forth in Article III are contractual in nature only and subject to the waiver of claims set forth in Article IX and (b) Contributor is not asserting the truth of any warranty set forth in Article III; rather the Parties have agreed that should any warranties of Contributor prove untrue, Buyer may assess whether the condition to Buyer’s obligation to close set forth in Section 6.1 shall have been satisfied, but, should the Closing occur, the waiver of claims in Article IX shall apply.

ARTICLE V

COVENANTS

5.1 Regulatory and Other Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions.

(b) Each Party shall, and shall cause its respective Affiliates to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Entity in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions, and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Entity and to promptly provide the other Parties with copies of any communication to any Governmental Entity; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Affiliates under applicable Law for additional information, documents or other materials; and (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Entity with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in this Agreement, no Party shall be required to, and no Party shall, (i) take or agree to take any action with respect to, or that would require or purport to require any action by, any Party (including any action that limits, or seeks to limit, the freedom of action of, or ownership or control with respect to, any of the businesses, assets, properties or services of any Party or any of its Affiliates), (ii) proffer a consent and/or agree to an order, stipulation or other agreement providing for the sale or other disposition, of the holding separate, of any assets, categories of assets, or lines of business of Buyer or any of its Affiliates or in respect of its or their respective business, or (iii) institute or challenge any Proceeding initiated by a Governmental Entity in respect of the Transactions.

5.2 Access of Buyer.

(a) From the Execution Date until the Closing Date (the “Interim Period”), Contributor and the Companies shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all assets, books and records, contracts, documents, officers, employees (if any), agents, legal advisors, and accountants of the Companies, and Contributor and the Companies shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Companies and their assets, business, books and records, contracts, and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Companies. Contributor shall have the right to have a Representative present for any communication with employees of Contributor (if any) or its Affiliates, and Buyer shall and shall cause its Representatives to observe and comply with all applicable health, safety, and security requirements of Contributor and the Companies if Buyer exercises its rights to access any assets of the Companies under this Section 5.2(a). Neither Buyer nor its Representatives shall contact any of the employees (if any), customers, suppliers, or parties that have business relationships with any Company in connection with the Transactions without the specific prior written authorization of Contributor. For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled to collect any air, soil, surface water, or ground water samples, nor to perform any invasive or destructive sampling on, under, at, or from the Leased Real Property. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 5.2(a), Buyer shall have no right of access to, and neither Contributor nor any of its Affiliates shall have any obligation to provide any information (i) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (ii) the disclosure of which could reasonably be expected to (A) jeopardize any privilege available to Contributor or any of its Affiliates, (B) cause Contributor or any of its Affiliates to breach a contract, or (C) result in a violation of Law; provided that, in the event that the restrictions in clause (ii) of this sentence apply, Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or contract or jeopardizing such privilege. Promptly upon completion of any such access, Buyer shall repair at its sole expense any damage caused by such access.

(b) Buyer agrees to indemnify, defend, and hold harmless Contributor, its Affiliates, and its and their respective Representatives for any and all Losses incurred by Contributor, its Affiliates, or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives pursuant to the access rights under Section 5.2(a), including any Proceedings by any of Buyer’s

Representatives for any injuries or property damage while present, EXCEPT TO THE EXTENT THAT SUCH LOSSES RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRIBUTOR, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES. THE PARTIES ACKNOWLEDGE THAT THE INTENT OF THIS SECTION 5.2(B) IS CLEAR AND UNEQUIVOCAL AND THIS STATEMENT CONSTITUTES CONSPICUOUS NOTICE.

5.3 Conduct of Business. Except as specifically provided in this Agreement (including information set forth in the Data Room), during the Interim Period, Contributor shall cause each Company to (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonably efforts to (i) preserve intact its present business organization, (ii) preserve, maintain, and protect its material assets, and (iii) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

5.4 Certain Restrictions.

(a) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, or as otherwise described in Schedule 5.4, or consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned, or delayed, Contributor shall not:

(i) create any Encumbrance (other than any Permitted Encumbrance or any Encumbrance that will be released at or prior to the Closing) against any of the Contributed Interests;

(ii) sell, transfer, convey, or otherwise dispose of any of the Contributed Interests or any asset with a fair market value of greater than $15,000,000; or

(iii) agree or commit to do any of the foregoing.

(b) During the Interim Period, except as (v) expressly permitted or required by the other terms of this Agreement, (w) otherwise described in in Schedule 5.4, (x) contemplated in any Material Agreement, (y) is necessary in Contributor’s good faith judgment to respond to or prevent imminent harm to persons or property or (z) consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned, or delayed, the Companies shall not, and Contributor shall cause the Companies not to:

(i) amend or propose to amend the Organizational Documents of any Company;

(ii) (A) authorize, propose to offer, issue, sell, grant, or deliver any Interest of any Company, (B) amend in any material respect any of the terms of any securities of any Company outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant, or deliver, any Interest in any Company;

(iii) (A) split, combine, or reclassify any Interests in any Company, (B) except as provided in Section 5.8(b), declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Company, (C) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests of any Company, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Company;

(iv) except in the ordinary course of business, create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v) other than in connection with the Options or the New Gas Pipeline Option, (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances, or capital contributions to, or investments in, any Person;

(vi) change in any material respect any of the financial accounting principles, practices, or methods used by any Company, except for any change required by reason of a concurrent change in GAAP;

(vii) (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit, report, assessment or Proceeding in respect of material Taxes, or (C) enter into material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax);

(viii) enter into, amend in any material respect, or terminate (A) any Affiliate Contract, (B) the Amended and Restated Gas Gathering Agreement by and between Apache Corporation and Alpine High Gathering LP, dated as of the Execution Date, or (C) the Amended and Restated Gas Processing Agreement by and between Apache Corporation and Alpine High Processing LP, dated as of the Execution Date; or

(ix) agree or commit to do any of the foregoing.

(c) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement or consented to or approved in writing by Contributor, which consent or approval will not be unreasonably withheld, conditioned, or delayed, Buyer shall not, and Buyer shall cause its Affiliates not to:

(i) amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii) (A) offer, issue, sell, grant, or deliver any Interest of Buyer or any of its Subsidiaries, (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date, or (C) authorize or propose to offer, issue, sell, grant, or deliver any Interest in Buyer or any of its Subsidiaries;

(iii) (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside, or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) except pursuant to the Buyer Stockholder Redemption Right, repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Interests in Buyer, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Buyer or any of its Subsidiaries;

(iv) create, incur, guarantee, or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person;

(v) (A) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances, or capital contributions to, or investments in, any Person; or

(vi) agree or commit to do any of the foregoing.

5.5 Tax Matters.

(a) Contributor shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies that are due on or prior to the Closing Date and pay, or cause to be paid, any Taxes relating to such Tax Returns. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Companies not specifically addressed in the first sentence of this Section 5.5(a), and such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

(b) Buyer and Contributor shall cooperate fully, and shall cause the Companies to cooperate fully, as and to the extent reasonably requested by Buyer or Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Buyer or Contributor, the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Contributor, Buyer, or the Companies.

(c) In the event that any Transfer Taxes are imposed on the Transactions, the KAAC Partnership shall be responsible for the payment of all such Transfer Taxes. Each of Contributor, Buyer, and the KAAC Partnership shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Parties when such filings have been made. Each of Contributor, Buyer, and the KAAC Partnership shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(d) Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements, or similar agreements between the Companies, on the one hand, and any of Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Company shall be bound thereby or have any liability thereunder.

(e) The Parties agree that, except as required by applicable Law, for U.S. federal income Tax purposes, (i) Contributor’s contribution of the Contributor Contribution to the KAAC Partnership in exchange for Common Units shall be treated as a contribution of property to a partnership described in Section 721(a) of the Code in accordance with Revenue Ruling 99-5, Situation 2, (ii) liabilities of the KAAC Partnership shall be allocated in a manner that is consistent with applicable Treasury Regulations to minimize, to the greatest extent possible, the amount of gain that Contributor would recognize, if any, pursuant to Section 707 of the Code, if applicable, or Section 731(a) of the Code, as a result of the contribution of the Contributor Contribution to the KAAC Partnership, (iii) any transfer of money or other consideration to Contributor, including the Fixed Common Stock, the Assigned Shares, the Contribution Warrants, and the Earn-Out Consideration, shall be treated as a reimbursement of preformation capital expenditures in connection with the contribution of the Contributor Contribution to the KAAC Partnership to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), and (iv) in connection with any receipt of Earn-Out Consideration by Contributor, the value of the Contributor Contribution as of the Closing will be redetermined such that there is no increase or decrease in the value of the Contributor Contribution contributed in exchange for each Common Unit received by Contributor at the Closing. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (I) the receipt by Contributor of Buyer Class C Common Stock pursuant to Section 2.2 or (II) the right of Contributor to have its Common Units redeemed for Buyer Class A Common Stock, as consideration paid to Contributor in connection with the contribution of the Contributor Contribution pursuant to Treasury Regulation Section 1.707-3. The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 5.5(e), and (B) take no position inconsistent with this Section 5.5(e) in any Tax Return, Tax-related Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(f) The Parties agree that, with respect to the assets contributed by Contributor to the KAAC Partnership, the KAAC Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b).

(g) No later than ten (10) days prior to Closing, Contributor shall deliver to Buyer a statement reflecting a valuation of all of the assets of the Companies (the “Tax Allocation Statement”). The Tax Allocation Statement shall be prepared in a manner consistent with Schedule 5.5(g) including (i) the methodology for allocating value among the assets in accordance with applicable Law and (ii) the draft allocation of value among the assets of the Companies, each as agreed to by Contributor and Buyer as of the Execution Date (the “Agreed Allocation Methodology”). Following the Closing, Contributor shall amend the Tax Allocation Statement to reflect additional information obtained after the Closing, using the same principles used to prepare the Tax Allocation Statement, including the Agreed Allocation Methodology. The Parties agree to (i) be bound by the Tax Allocation Statement, as amended, and (ii) act in accordance with the Tax Allocation Statement, as amended, in the preparation, filing, and audit of any Tax Return.

5.6 Public Announcements. No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Parties, except if such announcement or other communication is required by applicable Law (including in connection with the preparation and filing of the Proxy Statement) or the rules of any stock exchange upon which such Party’s capital stock is traded, in either case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided however that no provision of this Agreement shall be deemed to restrict in any manner (a) any Party’s ability to communicate with its employees or equity holders or (b) the ability of Buyer, Contributor, and the Companies to communicate with their financial and legal advisors, lenders, underwriters, or financing sources.

5.7 Use of Certain Names. Within sixty (60) days following the Closing, Buyer shall cause the Companies to cease using the word “Apache” and any word or expression similar thereto or constituting an abbreviation, derivation, or extension thereof (“Contributor’s Marks”), including eliminating Contributor’s Marks from the Leased Real Property and the assets of the Companies and disposing of any unused stationery and literature of the Companies bearing Contributor’s Marks. Thereafter, except as permitted under the License Agreement, Buyer shall not, and shall cause its Affiliates not to, use Contributor’s Marks or any other logos, trademarks, or trade names belonging to Contributor or any of its Affiliates. Buyer acknowledges that it and its Affiliates, from and after the Closing, have no rights whatsoever to use Contributor’s Marks.

5.8 Accounts Payable and Accounts Receivable; Distributions.

(a) The Parties acknowledge and agree that Accounts Payable and Accounts Receivable incurred by or on behalf of the Companies prior to September 30, 2018 (“Contributor Accounts Receivable” and “Contributor Accounts Payable”, respectively) are for the account of Contributor and Accounts Payable and Accounts Receivable incurred by or on behalf of the Companies on or after September 30, 2018 are for the account of Buyer. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Contributor Accounts Receivable, Buyer or its Affiliate, as applicable shall remit such funds to Contributor within five Business Days after its receipt thereof. From and after the Closing, Contributor covenants to pay and discharge the valid Contributor Accounts Payable, in accordance with Contributor’s past payment practices and applicable Law. “Accounts Payable” means all accounts and accrued payable (including trade accounts payable, but excluding asset retirement obligations) to any Person in respect of any services performed or products purchased and all other amounts that would be classified as an account payable on the liability side of a balance sheet prepared in accordance with GAAP. “Accounts Receivable” means any right to payment for products sold or services rendered (including trade accounts receivable) and all other amounts that would be classified as an account receivable on the asset side of a balance sheet prepared in accordance with GAAP. “Cash” means cash, cash equivalents, checks received but not yet deposited, short term investments and all other amounts that would be classified as cash or cash equivalents on the asset side of a balance sheet prepared in accordance with GAAP.

(b) The Parties acknowledge and agree that the Companies shall have no Cash when the Contributor Contribution occurs at the Closing. Therefore, notwithstanding anything in this Agreement to the contrary, Contributor shall have the right to cause the Companies to pay Cash dividends and/or make Cash distributions to Contributor at any time prior to September 30, 2018; provided such distributions do not result in any Liability to any Company.

5.9 Support Obligations. Prior to the Closing, Buyer shall replace or post, as applicable, effective as of Closing, any outstanding credit support obligations provided by Contributor or any of its Affiliates with respect to any Company or the assets of any Company set forth in Schedule 5.9 (“Support Obligations”), including by providing at the Closing replacement bonds, surety bonds, guaranties, letters of credit, and/or cash collateral, as needed, to effect the replacement or posting of such Support Obligations at the Closing; provided that if Buyer is unable to replace or post a Support Obligation at the Closing, such existing Support Obligation shall remain in place and Buyer will indemnify Contributor or its Affiliates, as applicable, for any and all Losses resulting from payment such Person is required to make under such Support Obligation. If Buyer or any of its Subsidiaries intends to participate in any meeting or discussion with any Governmental Entity with respect to such replacement or posting of Support Obligations, Buyer shall give Contributor reasonable prior written notice of, and an opportunity to participate in, such meeting(s) or discussion(s) prior to the Closing.

5.10 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, but in any event within ten (10) Business Days following the date on which Buyer has received written notice from Contributor that it believes the information required to be provided by Contributor or the Companies hereunder has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form; provided, however, that such ten (10) Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to Contributor regarding information that is required but has not yet been received by Buyer from Contributor or the Companies for the Proxy Statement, in which case the ten (10) Business Day period shall not elapse until Buyer receives such information from Contributor or the Companies, as applicable. Buyer shall as promptly as practicable notify Contributor of any correspondence with the SEC relating to the Proxy Statement, the receipt of any oral or written comments from the SEC relating to the Proxy Statement, and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide Contributor with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Contributor in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within five (5) Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b) Contributor and the Companies acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding Contributor, the Companies, and the Companies’ management, operations, and financial condition. Accordingly, Contributor and the Companies will, as promptly as reasonably practicable after the Execution Date, use their respective commercially reasonable efforts to provide Buyer with all information concerning Contributor, the Companies, and the Companies’ management, operations, and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Companies prepared in accordance with Regulation S-X and a related consent from the Companies’ independent public accountants. Without limiting the generality of the foregoing, Contributor and the Companies shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X. Contributor and the Companies shall use their commercially reasonable efforts to cause and make their managers, directors, and officers available to Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings required to be made by Buyer with the SEC and respond in a timely manner to comments on the Proxy Statement or such other filings from the

SEC; provided that doing so does not unreasonably interfere with the ongoing operations of Contributor or the Companies. Contributor and the Companies hereby consent, subject to approval by the Companies’ independent public accountants, to Buyer’s use of any audited or unaudited financial statements relating to the Companies and businesses acquired by the Companies that are required to be included in the Proxy Statement and supplied by Contributor expressly for inclusion therein.

(c) Buyer will take, in accordance with applicable Law, NASDAQ rules, and the Organizational Documents of Buyer, all action necessary to call, hold, and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of Contributor, other than (i) for the absence of a quorum, in such event Buyer shall postpone the meeting up to ten (10) Business Days (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting, or (iii) a postponement of up to ten (10) Business Days to solicit additional proxies from holders of Buyer Common Stock to the extent Buyer has determined in good faith that such postponement is reasonably necessary to obtain the approval of the Stockholder Proposals. Subject to Section 5.10(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals by the holders of Buyer Common Stock.

(d) The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval of the Stockholder Proposals at the Special Meeting, the Buyer Board may withdraw, modify, or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) only if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation is necessary to comply with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event that first occurred during the Interim Period and (ii) Buyer has provided to Contributor three (3) Business Days’ prior written notice advising Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. Buyer agrees that, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (y) change the approval of this Agreement or any other approval of the Buyer Board or (z) relieve Buyer or the KAAC Partnership of any of their respective obligations under this Agreement, including Buyer’s obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the Stockholder Proposals.

(e) If at any time prior to the Closing Date, any event, circumstance, or information relating to Buyer, Contributor, or the Companies, or any of their respective officers or directors, should be discovered by Buyer, Contributor, or such Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock.

(f) Subject to the limitations set forth in Section 10.1, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by Contributor, reimburse Contributor for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by

Contributor or any of the Companies in connection with the cooperation of Contributor and the Companies contemplated by this Section 5.10 and shall indemnify and hold harmless Contributor, the Companies, and its and their respective Representatives and Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of Contributor or the Companies to the extent they resulted from information provided by Contributor or the Companies specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.11 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement, Contributor and the Companies will not, and will cause their respective Affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Companies or all or substantially all of the assets of the Companies. Contributor and the Companies will, and will cause their respective Affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing.

(b) From the Execution Date until the earlier of the Closing or the termination of this Agreement, Buyer will not, and will cause its Affiliates not to, take any action, directly or indirectly, to initiate, solicit, facilitate, or encourage participation in any discussions or negotiations with, enter into any contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to a Business Combination. Buyer will, and will cause its Affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Contributor and its Affiliates) with respect to a Business Combination.

5.12 Notice of Certain Events. Each of Contributor and Buyer will give prompt written notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice), including, in the case of Contributor, by uploading information to the Data Room, upon its becoming aware of (a) the occurrence or existence of any fact, event, or circumstance that, (i) with respect to Contributor, had or would reasonably be expected have a Material Adverse Effect, (ii) with respect to Buyer, had or would reasonably be expected to have a Buyer Material Adverse Effect or would reasonably be expected to result in an Intervening Event, (b) the occurrence or existence of any fact, event, or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI or Article VII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by Buyer or Contributor from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or Contributor from any Governmental Entity in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of Contributor or Buyer, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by Contributor or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 5.12, including any information uploaded to the Data Room, shall limit or otherwise affect any of the warranties, covenants, obligations, or conditions contained in this Agreement.

5.13 Trust. Upon satisfaction or waiver of the conditions set forth in Article VI and Article VII (in each case, other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Organizational Documents of Buyer, at the Closing, Buyer (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to (i) pay as and when due all amounts payable to stockholders of Buyer holding shares of the Buyer Class A Common Stock sold in the IPO who shall have previously validly elected to redeem their shares of Buyer Class A Common Stock pursuant to Buyer’s amended and restated certificate of incorporation, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to Buyer for immediate use, subject to this Agreement and the Trust Agreement.

5.14 Transaction Litigation. Except as otherwise provided in Section 5.1(c), each of Buyer and Contributor shall cooperate with the other in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a) Buyer, any of its Affiliates, and/or any of its or their respective directors or officers, or (b) Contributor, any of its Affiliates, and/or any of its or their respective directors or officers. Such cooperation between Buyer and Contributor shall include (i) keeping each other reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) utilizing counsel reasonably agreeable to both Buyer and Contributor (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, consenting to any Order or entering into any agreement in respect of, any such Proceeding without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

6.1 Contributor Warranties. The Contributor Fundamental Warranties shall (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those Contributor Fundamental Warranties expressly made as of an earlier date) and (b) in the case of Contributor Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The warranties made by Contributor in Article III (other than the Contributor Fundamental Warranties) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein (other than for purposes of defining Real Property Leases, providing copies of the Material Agreements or Section 3.22), (y) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those warranties expressly made as of an earlier date), and (z) in the case of warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of the warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Material Adverse Effect.

6.2 Contributor and Company Covenants. Contributor and each of the Companies shall each have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by them under this Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to be materially adverse to the assets, condition (financial or otherwise), results of operations, or business of the Companies, taken as a whole.

6.3 Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

6.4 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (a) approved and adopted this Agreement and the Transactions; (b) approved and adopted the amendments to Buyer’s amended and restated certificate of incorporation, attached hereto as Exhibit F (the “Amended and Restated Certificate of Incorporation”), reasonably necessary to complete the Transactions; and (c) approved, for purposes of complying with applicable listing rules of NASDAQ, (i) the issuance of Buyer Class A Common Stock and Buyer Class C Common Stock to Contributor at Closing, (ii) the future issuance of shares of Buyer Class A Common Stock to Contributor in connection with the future redemption or exchange of its Common Units or exercise of the Contribution Warrants, and (iii) the future issuance of Buyer Class A Common Stock in connection with the payment of Earn-Out Consideration, if any (collectively, the “Stockholder Proposals”).

ARTICLE VII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Buyer Warranties. The Buyer Fundamental Warranties shall (a) be true and correct in all respects on and as of Closing Date as though made on and as of the Closing Date (other than those Buyer Fundamental Warranties expressly made as of an earlier date) and (b) in the case of Buyer Fundamental Warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The warranties made by Buyer in Article V (other than the Buyer Fundamental Warranties) shall, without giving effect to any materiality or Buyer Material Adverse Effect qualifier contained therein, (y) be true and correct in all respects on and as of the Closing Date as though made on and as the Closing Date (other than those warranties expressly made as of an earlier date) and (z) in the case of warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of the warranties subject to clauses (y) and (z) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

7.2 Buyer Covenants. Buyer shall have performed and complied in all material respects with all covenants, taken as a whole, required to be performed or complied with by it under this Agreement prior to the Closing Date, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Buyer or the KAAC Partnership to consummate any of the Transactions.

7.3 Orders and Laws. There shall not be any Law or Order of any Governmental Entity having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Contributor or any of its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the Transactions.

7.4 Stockholder Approval. At the Special Meeting, the holders of Buyer Common Stock shall have approved the Stockholder Proposals.

7.5 Minimum Cash. The Available Funds shall not be less than $475,000,000.

7.6 Buyer Fees Cap. Buyer shall have provided Contributor with a schedule of Buyer Fees through and including the Closing and the Buyer Fees specified therein shall not have exceeded the Buyer Fees Cap.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may only be terminated as follows:

(a) at any time before the Closing, by either Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Entity having jurisdiction restrains, enjoins, or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b) at any time before the Closing, by Contributor, by written notice to Buyer, if (i) Buyer has breached any of its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach is not capable of being cured by the Outside Date;

(c) at any time before the Closing, by Buyer, by written notice to Contributor, if (i) Contributor has breached its warranties, covenants, or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VI and (ii) such breach is not capable of being cured by the Outside Date;

(d) at any time before the Closing, by Buyer or Contributor, by written notice to the Parties, if the Closing has not occurred on or before December 31, 2018 (the “Outside Date”); provided, however, that Buyer and Contributor shall not be entitled to terminate this Agreement under this Section 8.1(d) if Buyer or the KAAC Partnership (in the case of any termination by Buyer) or Contributor or any Company (in the case of any termination by Contributor), respectively, has breached any of its warranties or covenants set forth in this Agreement, and such breach resulted in the failure of the Closing to occur by the Outside Date; or

(e) by mutual written agreement of Buyer and Contributor.

provided, however, that neither Contributor nor Buyer shall be entitled to terminate this Agreement under Section 8.1(b) or Section 8.1(c), as applicable, if Contributor or Buyer, respectively, is then in breach of any of its warranties or covenants set forth in this Agreement, and such breach would or does, assuming the Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VI or Article VII, as applicable.

8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, subject to the last sentence of this Section 8.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Sections 5.2(b), 5.6, 5.10(f), this Article VIII, and Article X will survive any such termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 8.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any knowing and intentional breach by such Party of the terms and provisions of this Agreement prior to such termination.

ARTICLE IX

WAIVERS; LIMITATIONS ON LIABILITY

9.1 Survival and Waivers of other Warranties.

(a) The warranties and covenants contemplated to be performed prior to the Closing Date of the Parties contained in this Agreement shall not survive the Closing. All covenants contemplated to be performed on or after the Closing Date shall survive the Closing until performed in accordance with their terms.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE

PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE COMPANIES, OR THEIR ASSETS, EXCEPT FOR THOSE WARRANTIES EXPRESSLY MADE BY CONTRIBUTOR IN ARTICLE III AND BUYER IN ARTICLE IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF CONTRIBUTOR, THE COMPANIES, OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY WARRANTY IN THIS AGREEMENT WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FINANCIAL FORECASTS RELATING TO THE COMPANIES OR THEIR ASSETS.

(c) BUYER ACKNOWLEDGES THAT THE WARRANTIES OF CONTRIBUTOR SET FORTH IN ARTICLE III AND IN ANY CLOSING CERTIFICATE OF CONTRIBUTOR ARE THOSE ONLY OF CONTRIBUTOR AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF CONTRIBUTOR OR ANY COMPANY.

(d) CONTRIBUTOR ACKNOWLEDGES THAT THE WARRANTIES OF BUYER SET FORTH IN ARTICLE IV AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER.

9.2 Waiver of Remedies; Non-Recourse.

(a) The Parties hereby agree that, other than in the case of claims to enforce the performance of covenants expressly required to be performed in whole or in part on or after the Closing, no Party shall, from and after the Closing, have any Liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make or bring any Proceeding, for any Loss or any other matter, under this Agreement (including breach of warranty, covenant, or agreement), whether based on contract, tort, strict liability, other Laws or otherwise.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT, OR STATUTE, EXCEPT TO THE EXTENT A PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD PARTY CLAIM, IN WHICH CASE SUCH AWARDED DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS AGREEMENT) WITHOUT GIVING EFFECT TO THIS SECTION 9.2(B).

(c) Notwithstanding anything in this Agreement to the contrary, (i) no Representative or Affiliate of a Company or Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest a Company or Contributor), other than a Company or Contributor, shall have any Liability to Buyer or any other Person as a result of the breach of any warranty, covenant, agreement, or obligation of a Company or Contributor in this Agreement or in any Closing Certificate delivered by Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer), other than Buyer and the KAAC Partnership, shall have any Liability to a Company or Contributor or any other Person as a result of the breach of any warranty, covenant, agreement, or obligation of Buyer or the KAAC Partnership in this Agreement or in any Closing Certificate delivered by Buyer.

9.3 Waiver of Claims.

(a) From and after Closing, Buyer hereby waives, acquits, forever discharges and releases, on behalf of itself and any past, present, or future Affiliate of Buyer (including, following the Closing, the Companies)

and its and their respective past, present, or future Representatives (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against Contributor and any past, present, or future Affiliate of Contributor and its and their respective past, present, or future Representatives (collectively, their respective “Contributor Related Persons”), whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by Contributor of the Companies or the business of Contributor or the Companies, whether in law or in equity and whether based on contract, tort, strict liability, other Laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache Corporation or any of its Affiliates (other than Contributor or any of the Companies), on the one hand, and Contributor or any of the Companies, on the other hand, that exist prior to and on Closing and continue from and after Closing (the “Buyer Released Claims”). From and after Closing, Buyer agrees not to, and to cause the Buyer Related Persons not to, assert any Proceeding against Contributor or any of Contributor Related Persons with respect to the Buyer Released Claims.

(b) From and after Closing, Contributor hereby waives, acquits, forever discharges and releases, on behalf of itself and any Contributor Related Person, to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against any Buyer Related Person, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Contributor Related Persons, individually or collectively, has or have ever had, may now or hereafter have arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the business of Buyer or the Companies, whether in law or in equity and whether based on contract, tort, strict liability, other Laws, or otherwise, in any capacity, other than any contractual obligation arising under any written agreement between Apache Corporation or any of its Affiliates (other than Contributor or any of the Companies), on the one hand, and Contributor or any of the Companies, on the other hand, that exist prior to and on Closing and continue from and after Closing (the “Contributor Released Claims”). From and after Closing, Contributor agrees not to, and to cause the Contributor Related Persons not to, assert any Proceeding against Buyer or any of Buyer Related Persons with respect to the Contributor Released Claims.

ARTICLE X

MISCELLANEOUS

10.1 Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216514) (the “Prospectus”), and dated as of March 29, 2017. Contributor and each Company acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $377.3 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income Taxes with any interest earned on the amounts held in the Trust Account, or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with Contributor and the Companies regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Contributor and each Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with, or relating in any way to, any proposed or actual business relationship between Buyer, Contributor, or any Company, this Agreement, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability. Contributor and each Company hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Contributor and each Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and Contributor and each Company further intends and understands such waiver to be valid, binding, and enforceable under applicable Law. To the extent Contributor or any Company commences any Proceeding based upon, in connection with, relating to, or arising out of any matter relating to Buyer, which Proceeding seeks, in whole or in part, monetary relief against Buyer, Contributor and each Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Contributor or such Company (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided, that (y) nothing herein shall serve to limit or prohibit Contributor’s or any Company’s right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (z) nothing herein shall serve to limit or prohibit any claims that Contributor or any Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event Contributor, any of the Companies or any of their respective Affiliates commences any action or proceeding permitted by this Section 10.1 based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or Buyer’s public stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from Contributor or such Company, as applicable, the associated reasonable legal fees and reasonable costs in connection with any such action, in the event Buyer fully prevails in such action or Proceeding in a final, non-appealable decision.

10.2 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

If to Buyer or the KAAC Partnership:

Kayne Anderson Acquisition Corp.

811 Main Street, Suite 1400

Houston, Texas 77002

Attention: Terry Hart

Facsimile: (713) 655-7359

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

E-mail: bill.finnegan@lw.com

If to Contributor or any of the Companies:

Apache Midstream LLC

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Telephone: (713) 296-6000

Facsimile: (713) 296-6459

with a copy to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Anthony Lannie

Telephone: (713 296-6000

Facsimile: (713) 296-6459

Notices shall be effective (w) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (x) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (y) if sent by facsimile transmission, when confirmation of transmission is received, or (z) if sent by electronic mail, when confirmation is received.

10.3 Entire Agreement. This Agreement, the Ancillary Agreements (in each case, together with the exhibits and schedules of each of the foregoing), and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

10.4 Waiver. Any Party may (a) waive any inaccuracies in the warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (b) waive compliance by the other Parties with any of the other Parties’ agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Parties. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.5 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective executors, administrators, successors, and legal representatives.

10.6 Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Article IX, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any Party.

(b) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware over any dispute between or among the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

10.7 Amendments. This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties. If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 10.7.

10.8 Further Assurances. From time to time following the Closing, at the reasonable request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as may reasonably be required to consummate more fully and effectively the Transactions.

10.9 Disclosure Schedules. Certain information set forth in the Disclosure Schedules or the Data Room is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement, and such disclosures shall not be deemed to enlarge or enhance any of the warranties in this Agreement or otherwise alter the terms of this Agreement. The specification of any dollar amount in the warranties contained in this Agreement, or the inclusion of any specific item in the Disclosure Schedules or the Data Room, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules or the Data Room in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule or in the Data Room is or is not material for purposes of this Agreement. The information and disclosures disclosed in any section of the Disclosure Schedules or in the Data Room shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross reference thereto.

10.10 Assignment and Successors and Assigns.

(a) The rights and obligations contained in this Agreement shall not be assigned by any Party without the prior written consent of the other Parties to this Agreement, and any such action without the required consent shall be void ab initio; provided, however, that Contributor may assign its rights and obligations contained in this Agreement to an Affiliate of Contributor without Buyer’s prior written consent.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations incurred prior to such assignment.

10.11 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on the Parties, notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

10.12 Legal Representation and Privilege.

(a) Upon execution and delivery of a counterpart to this Agreement, each Party shall be deemed to acknowledge as follows: (i) Contributor has retained Bracewell LLP in connection with the Transactions and may retain Bracewell LLP as legal counsel in connection with Contributor’s investment in Buyer and the KAAC Partnership and (ii) unless otherwise specifically set forth in a written engagement letter with Bracewell LLP, Bracewell LLP is not representing Buyer or the KAAC Partnership or any stockholder of Buyer or partner of the KAAC Partnership (other than, in each case, Contributor) in connection with the Transactions, and if any Person wishes counsel on the Transactions, such Person shall retain its own independent counsel.

(b) Buyer, the KAAC Partnership, and the KAAC General Partner agree, on their own behalf and on behalf of their respective Affiliates (including the Companies following Closing) that, following the Closing, Bracewell LLP may serve as counsel to Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions, including any dispute arising out of or relating to this Agreement and the Transactions, notwithstanding any representation by Bracewell LLP of any of the Companies prior to the Closing Date. Buyer, the KAAC Partnership, and the KAAC General Partner each hereby (i) consent to Bracewell LLP’s representation of Contributor and its Affiliates in connection with any matters related to this Agreement and the Transactions and (ii) waive any claim it has or may have that Bracewell LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of Contributor, including any claim based on any representation by Bracewell LLP of Contributor or any of the Companies prior to the Closing.

(c) Each of Buyer and the KAAC Partnership waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Companies, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and Contributor, its Affiliates, or its or their respective Representatives occurring in connection with this Agreement, the Ancillary Agreements, or the Transactions, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, any Company), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Contributor and that Contributor, and not Buyer or its Affiliates, including, following the Closing, the Companies, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer or its Affiliates, including the Companies, shall have any access to any such communications, all of which shall be and remain the property of Contributor and not of Buyer or its Affiliates, including the Companies, or to internal counsel relating to such engagement, and none of Buyer or its Affiliates, including the Companies, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, including the Companies, or does not belong to Contributor.

10.13 No Third Party Beneficiary. Except for the provisions of Section 5.2(b) and Section 5.10(f) (each of which is intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

CONTRIBUTOR:

APACHE MIDSTREAM LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

(Signature Pages Continue)

Signature Page to Contribution Agreement

BUYER:

KAYNE ANDERSON ACQUISITION CORP.

By:	/s/ Robert S. Purgason
Name:	Robert S. Purgason
Title:	Chief Executive Officer

KAAC PARTNERSHIP:

ALTUS MIDSTREAM LP

By:	ALTUS MIDSTREAM GP LLC,
its General Partner

By:	/s/ Robert S. Purgason
Name:	Robert S. Purgason
Title:	Chief Executive Officer

(Signature Pages Continue)

Signature Page to Contribution Agreement

GENERAL PARTNER:

ALPINE HIGH SUBSIDIARY GP LLC

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

(Signature Pages Continue)

Signature Page to Contribution Agreement

PARTNERSHIPS:

ALPINE HIGH GATHERING LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH PIPELINE LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH PROCESSING LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

ALPINE HIGH NGL PIPELINE LP
By: Alpine High Subsidiary GP LLC, its general partner

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Senior Vice President

(Signature Pages Concluded)

Signature Page to Contribution Agreement

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KAYNE ANDERSON ACQUISITION CORP.

[●], 2018

Kayne Anderson Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Kayne Anderson Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 2016 (the “Original Certificate”).

2. An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 29, 2017 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Existing Certificate, was duly adopted in accordance with Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Altus Midstream Company (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion, or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite #400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 3,050,000,000 shares, consisting of (a) 3,000,000,000 shares of common stock (the “Common Stock”), consisting of (i) 1,500,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 1,500,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences, and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class C Common Stock.

(i) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class C Common Stock shall, to the extent required by law, be given to those holders of Class C Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class C Common Stock to take the action were delivered to the Corporation.

(ii) Dividends. Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, other than as set forth in Section 4.3(c), dividends shall not be declared or paid on the Class C Common Stock.

(iii) Transfer of Class C Common Stock.

(1) A holder of Class C Common Stock may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LP Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LP Agreement. The transfer restrictions described in this Section 4.3(b)(iii)(2) are referred to as the “Restrictions.” “Common Unit” means a common unit representing a limited partner interest in Altus Midstream LP, a Delaware limited partnership or any successor entities thereto (the “OpCo”), authorized and issued under its Amended and Restated Limited Partnership Agreement, dated as of [●], 2018, as such agreement may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time (the “LP Agreement”), and constituting a “Common Unit” as defined in the LP Agreement as in effect as of the effective time of this Second Amended and Restated Certificate.

(3) Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board may, to the extent permitted by law, from time to time establish, modify, amend, or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iii) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration, and implementation of the provisions of this Section 4.3(b)(iii). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

(6) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(iv) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1) To the extent that any holder of Class C Common Stock (a “Class C Owner”) exercises its right pursuant to the LP Agreement to have its Common Units redeemed by OpCo in accordance with the LP Agreement, then simultaneous with the payment of the consideration due under the LP Agreement to such Class C Owner, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Class C Owner equal to the number of Common Units held by such Class C Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the LP Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LP Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the LP Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LP Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LP Agreement, be validly issued, fully paid, and nonassessable.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a registered holder of Class C Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the LP Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, the Corporation will take all actions necessary to retire such shares, and such shares shall not be re-issued by the Corporation, and (C) in the event that no Class C Owner owns any Common Units that are redeemable pursuant to the LP Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, the Corporation will take all actions necessary to retire such shares, and such shares shall not be re-issued by the Corporation.

(v) Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vi) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as, and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Class A Common Stock and Class C Common Stock. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class C Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants, and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants, and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election, and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, a director shall be elected for a one (1) year term and shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal, or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification, or removal. In no case shall a decrease in the number of authorized directors remove or shorten the term of any incumbent director.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Corporation, (ii) that is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders,

(iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided that the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 hereof is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 hereof (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3 Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Kayne Anderson Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

KAYNE ANDERSON ACQUISITION CORP.

By:
Name: [●]
Title: [●]

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2018, is by and among ALTUS MIDSTREAM COMPANY, a Delaware corporation (the “Corporation”), Apache Midstream LLC, a Delaware limited liability company (“Apache”), and Kayne Anderson Sponsor, LLC, a Delaware limited liability company (“Kayne Anderson”). Each of the Corporation, Apache, and Kayne Anderson is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Corporation and Apache are parties to that certain contribution agreement, dated as of August 8, 2018, by and among Apache, the Corporation, and other parties thereto (the “Contribution Agreement”); and

WHEREAS, the Corporation and Apache are entering into this Agreement in connection with the Contribution Agreement in accordance with the terms set forth therein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the Parties hereby agree as follows:

Section 1 Definitions; Interpretation.

(a) Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means (a) with respect to any Person, other than an individual, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person and (b) as to any individual, (i) any member of the immediate family of an individual Stockholder, including parents, siblings, spouse, and children (including those by adoption) of such individual Stockholder, and, in any such case, any trust whose primary beneficiary is such individual Stockholder or one or more members of such individual Stockholder’s immediate family and/or such individual Stockholder’s lineal descendants, (ii) the legal representative or guardian of such individual Stockholder or of any such immediate family member in the event such individual Stockholder or any such immediate family member becomes mentally incompetent, and (iii) any Person controlling, controlled by, or under common control with, a Stockholder. As used in this definition, the term “control,” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, the Corporation shall not constitute an Affiliate of either Kayne Anderson or Apache.

“Agreement” has the meaning set forth in the Preamble.

“Apache” has the meaning set forth in the Preamble.

“Apache Directors” has the meaning set forth in Section 2(a)(i).

“Board” means the board of directors of the Corporation.

“Common Stock” means (i) the Class A Common Stock, par value $0.0001 per share, of the Corporation, (ii) the Class C Common Stock, par value $0.0001 per share, of the Corporation, and (iii) any capital stock of the Corporation into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Contribution Agreement” has the meaning set forth in the Recitals.

“Corporation” has the meaning set forth in the Preamble.

“Institutional Investors” means each of Apache, Kayne Anderson, and their respective Affiliates.

“Kayne Anderson” has the meaning set forth in the Preamble.

“Kayne Anderson Directors” has the meaning set forth in Section 2(a)(ii).

“Necessary Action” means, with respect to any Institutional Investor and a specified result, all actions (to the extent such actions are permitted by law and within such Institutional Investor’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative, or regulatory authorities, all filings, registrations, or similar actions that are required to achieve such result.

“Person” has the meaning ascribed to such term in the Contribution Agreement.

“Shares” means (i) the shares of Common Stock of the Corporation, (ii) any additional shares of Common Stock of the Corporation that may be issued in the future, and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged.

“Stockholders” means those Persons identified on the signature pages hereto as the Stockholders and shall include any other Person who agrees in writing with the Parties to be bound by and to comply with all the provisions of this Agreement applicable to a Stockholder.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section or as otherwise defined herein.

(b) Rules of Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(i) “own,” “ownership,” “held,” and “holding” refer to ownership or holding as record holder or record owner;

(ii) terms defined in Section 1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(iii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(iv) references to Sections (other than in connection with laws) refer to Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(v) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section;

(vi) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(vii) terms defined herein include the plural as well as the singular;

(viii) “or” is not exclusive;

(ix) all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided;

(x) if a provision or defined term is incorporated into this Agreement by referencing another contract and such contract is terminated, such termination shall have no effect on such provision or defined term as used in this Agreement; and

(xi) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

Section 2 Board of Directors.

(a) Nomination of Directors. The Board shall consist of:

(i) (A) for so long as Apache and its Affiliates own 50% or more of the outstanding Shares, seven (7) directors nominated by Apache, (B) for so long as Apache and its Affiliates own 40% or more but less than 50% of the outstanding Shares, six (6) directors nominated by Apache, (C) for so long as Apache and its Affiliates own 30% or more but less than 40% of the outstanding Shares, five (5) directors nominated by Apache, (D) for so long as Apache and its Affiliates own 20% or more but less than 30% of the outstanding Shares, four (4) directors nominated by Apache, (E) for so long as Apache and its Affiliates own 10% or more but less than 20% of the outstanding Shares, three (3) directors nominated by Apache, (F) for so long as Apache and its Affiliates own 5% or more but less than 10% of the outstanding Shares, two (2) directors nominated by Apache, and (G) for so long as Apache and its Affiliates own 1% or more but less than 5% of the outstanding Shares, one (1) director nominated by Apache (the directors nominated by Apache, the “Apache Directors”); and

(ii) two (2) directors nominated by Kayne Anderson (the directors nominated by Kayne Anderson, the “Kayne Anderson Directors”) until the earlier to occur of (A) Kayne Anderson and its Affiliates owning less than 1% of the outstanding Shares or (B) the second anniversary of the date of this Agreement.

(b) Board Composition.

(i) Notwithstanding Section 2(a), if the size of the Board shall, with Apache’s prior written approval or otherwise, be increased, Apache shall have the right to designate one or more Apache Directors to the Board such that the total number of Apache Directors on the Board shall be proportional (rounded up to the nearest whole number) to the number of Apache Directors on the Board set forth in Section 2(a)(i).

(ii) For so long as Kayne Anderson is entitled to nominate a director pursuant to Section 2(a)(ii) and Apache and its Affiliates own 50% or more of the outstanding Shares, at least one (1) of the Apache Directors shall be an “independent director” in accordance with the rules of The NASDAQ Stock Market.

(c) Election of Directors. The Corporation shall take all action within its power to cause all nominees nominated pursuant to Section 2(a) to be included in the slate of nominees recommended by the Board to the Corporation’s shareholders for election as directors at each annual meeting of the shareholders of the Corporation (and/or in connection with any election by written consent) and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.

(d) Replacement of Directors.

(i) In the event that a vacancy is created at any time by the death, disability, retirement, resignation, or removal (with or without cause) of an Apache Director or the Kayne Anderson Director nominated pursuant to Section 2(a)(i) or Section 2(a)(ii) or designated pursuant to this Section 2(d)(i) or Section 2(d)(ii), or in the event of the failure of any such nominee to be elected, Apache and/or Kayne Anderson, as applicable, shall have the right to designate a replacement to fill such vacancy. In any such case, the Corporation shall take all action within its power to cause such vacancy to be filled by the replacement so designated, and the Board shall promptly elect such designee to the Board. At the written request of Apache or Kayne Anderson, as applicable, the shareholders of the Corporation shall take all actions necessary to remove, with or without cause, any director previously nominated by Apache or Kayne Anderson, as the case may be, pursuant to Section 2(a) or designated pursuant to this Section 2(d), and to elect any replacement director designated by Apache or Kayne Anderson, as the case may be, as provided in this Section 2(d).

(ii) Each Institutional Investor shall take all Necessary Action to cause any of its nominated directors to resign promptly from the Board if any such director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Corporation under any rule or regulation of the U.S. Securities and Exchange Commission, the NASDAQ Capital Market, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of such director’s fiduciary duties to the corporation and its stockholders, (iii) has engaged in acts or omissions that involve an intentional violation of law, or (iv) has engaged in any transaction involving the Corporation from which such director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2, the applicable Institutional Investor shall have the right to designate a replacement to fill the vacancy caused by such resignation, and the Board shall promptly elect such designee to the Board.

(e) Committees. The Corporation shall take all action within its power to cause any committee of the Board to include in its membership at least one (1) Apache Director, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(f) Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any Party, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty, or requirement, or stock exchange or stock market rule.

(g) Reimbursement of Expenses. The Corporation shall reimburse the directors nominated or designated by an Institutional Investor in accordance with this Agreement for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses. In addition, any director who satisfies the independence requirements of the NASDAQ Capital Market shall be entitled to receive additional director compensation as determined by the Board.

(h) Indemnity Agreements. Simultaneously with any person nominated or designated in accordance with this Agreement becoming a director, the Corporation shall execute and deliver to each such director a customary director indemnification agreement dated the date such director becomes a director of the Corporation.

Section 3 Directors’ and Officers’ Insurance.

The Corporation shall maintain directors’ and officers’ liability insurance (including Side A coverage) covering the Corporation’s and its Subsidiaries’ directors and officers and issued by reputable insurers, with appropriate policy limits, terms, and conditions (including “tail” insurance if necessary or appropriate). The provisions of this Section 3 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 4 Duration of Agreement.

This Agreement shall terminate automatically (a) upon the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form), (b) as to Apache, when Apache and its Affiliates cease to own at least 1% of the outstanding Shares, and (c) as to Kayne Anderson, for the period that Kayne Anderson is entitled to nominate a director pursuant to Section 2(a)(ii).

Section 5 Governing Law.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6 Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all Shares or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties, and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 7 No Third Party Benefit.

This Agreement (a) is for the sole benefit of the Parties hereto and (b) is not intended to benefit any other Person. No Person that is not a Party to this Agreement may enforce any part of this Agreement or rely upon any data or information disclosed or developed pursuant to this Agreement.

Section 8 Amendments.

(a) No amendment, supplement, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby and any permitted assignees.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 8.

Section 9 Assignment.

(a) The rights and obligations contained in this Agreement shall not be assigned by either Party without the prior written consent of the other Party to this Agreement, and any such action without the required consent shall be void ab initio.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve any Party of any obligations hereunder.

Section 10 Notices.

Any notice, request, demand, and other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar notice):

If to Apache, addressed to:

Apache Midstream LLC

c/o [●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

In the case of notice to the Corporation, to:

[●] (f/k/a Kayne Anderson Acquisition Corp.)

c/o [●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

With a copy to

[●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

In the case of notice to Kayne Anderson, to:

Kayne Anderson Sponsor, LLC

c/o [●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

With a copy to

[●]

[●]

Attention: [●]

Facsimile: [●]

Email: [●]

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, when confirmation is received. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11 Waiver.

No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Party hereto to exercise, or delay in exercising, any right, remedy, power, or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 12 Entire Agreement.

This Agreement and the Contribution Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the Parties, other than those expressly set forth or referred to herein or therein. Unless otherwise provided herein, any consent required by the Corporation may be withheld by the Corporation in its sole discretion.

Section 13 Inconsistent Arrangements.

No Stockholder shall enter into any shareholder agreements or arrangements of any kind with any Person with respect to any Shares on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not Parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Shares in a manner inconsistent with this Agreement. Each Party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other Party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 14 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof. The failure of any Stockholder to execute this Agreement shall not make it invalid as against any other Stockholder.

Section 15 Further Assurances.

Each Party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other Party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 16 Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or any Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

Section 17 Voting Agreement.

Each Institutional Investor agrees to cast all votes to which such Institutional Investor is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 2 above. Subject to the foregoing sentence, in the event there are directors to be selected in addition to those designated in Section 2(a), each Institutional Investor shall be free to vote for its preferred candidate(s). Each Institutional Investor agrees not to take action to remove each other’s director nominees from office pursuant to the Corporation’s articles of incorporation.

[Signature Page to Follow]

The Parties have signed this agreement as of the date first written above.

ALTUS MIDSTREAM COMPANY

By:
Name:
Title:

STOCKHOLDERS:

APACHE MIDSTREAM LLC

By:
Name:
Title:

KAYNE ANDERSON SPONSOR, LLC

By:
Name:
Title:

Annex D

WARRANT AGREEMENT

between

KAYNE ANDERSON ACQUISITION CORP.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], 2018, is by and between Kayne Anderson Acquisition Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company is party to that certain contribution agreement, dated as of August 8, 2018, by and among Apache Midstream LLC, a Delaware limited liability company (“Holder”), and other parties thereto (the “Contribution Agreement”); and

WHEREAS, pursuant to the Contribution Agreement, the Company has determined to issue and deliver 3,182,140 warrants bearing the legend set forth in Exhibit B hereto to Holder (the “Warrants” and each, a “Warrant”). Each whole Warrant entitles the Holder to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the Holder; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.

Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant evidenced by a physical certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the name of Holder in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”). If the Depositary subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A. Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary, or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.5 Permitted Transfers of Warrants.

2.5.1. So long as they are held by the Holder or any of its Permitted Transferees (as defined below) the Warrants: (i) may be exercised for cash or on a cashless basis pursuant to subsection 3.3.1(b) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the closing of the transactions contemplated by the Contribution Agreement (the “Contribution Closing” and such period, the “Transfer Restriction Period”) and (iii) shall not be redeemable by the Company.

2.5.2. Notwithstanding the restrictions contained in Section 2.5.1(i) and Section 2.5.1(ii), the Warrants and any shares of Common Stock held by the Holder or any of its Permitted Transferees and issued upon exercise of the Warrants may be transferred by the holders thereof:

(a) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(b) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Holder, or to any partner(s) or member(s) of the Holder or any of their affiliates;

(c) to officers, directors, or employees of Apache Corporation or any of its affiliates, or any affiliate or family member of such officer, director, or employee;

(d) in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;

(e) in the case of an individual, pursuant to a qualified domestic relations order;

(f) by virtue of the laws of the state of Delaware or the Holder’s agreement of limited partnership upon dissolution of the Holder; or

(g) in the event that, subsequent to the Contribution Closing, the Company consummates a merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders of the Company’s equity securities issued in the Company’s initial public offering having the right to exchange their shares of Common Stock for cash, securities or other property;

provided, however, that in the case of clauses (a) through (f), these transferees (the “Permitted Transferees”) enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement. For the avoidance of doubt, nothing contained in this Agreement shall prohibit the Holder from transferring Warrants to a Permitted Transferee during the Transfer Restriction Period. The term “Other Transferee” as used in this Agreement shall refer to any transferee other than a Permitted Transferee. Warrants that are transferred to an Other Transferee shall upon such transfer become subject to redemption pursuant to Section 6.

3.	Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) days (other than a Saturday, Sunday or federal holiday) on which banks in New York City are generally open for normal business (a “Business Day”), provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the Contribution Closing and terminating at 5:00 p.m., New York City time on the earlier of: (i) the fifth (5th) anniversary of the date hereof (the “Expiration Date”) or (ii) to the extent a Warrant is transferred to an Other Transferee, the Redemption Date (as defined below), as provided in Section 6.2; provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. To the extent a Warrant is transferred to an Other Transferee, except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require holders of Warrants transferred to Other Transferees to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.4, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c) by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(c), by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d) as provided in Section 7.4 hereof.

3.3.2. Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she, or it is entitled, registered in such name or names as may be directed by him, her, or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4, or an exemption from such registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid, and non-assessable.

3.3.4. Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5. Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she, or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or other public filing with the Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.	Adjustments.

4.1 Stock Dividends.

4.1.1. Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up, or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2. Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities, or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.10.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her, or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ) and the Company shall not enter into any such consolidation, merger, sale, or conveyance unless the successor or purchasing entity, as the case may be, shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash, or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange, or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities, or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer, and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (but in no event less than zero) (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3, and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales, or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking, or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.	Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.	Redemption.

6.1 General. For the avoidance of doubt, this Section 6 shall apply only to Warrants transferred to an Other Transferee.

6.2 Redemption. Each outstanding Warrant that has been transferred to an Other Transferee may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of such Warrants that have been transferred to an Other Transferee, as described in Section 6.3 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.

6.3 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem Warrants that have been transferred to an Other Transferee, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.	Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent shall on such terms as to indemnity or otherwise as they may in their reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1. Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the Contribution Closing, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the Contribution Closing, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the Contribution Closing and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2. Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary and (y) use its best efforts to register or qualify for sale the Common Stock issuable upon exercise of the Warrant under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available.

8.	Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing, and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) shall be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary, or

Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent shall rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same, including countersigning physical certificates, if applicable, upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of March 29, 2017, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment, or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.	Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement, or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Kayne Anderson Acquisition Corp.

[●]

Houston, TX [●]

Attention: [●]

Any notice, statement, or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Reorg Department

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting, or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A Form of Warrant Certificate

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KAYNE ANDERSON ACQUISITION CORP.

By:

Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:

Name:
Title:

[Signature Page to Warrant Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

KAYNE ANDERSON ACQUISITION CORP.

Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that                     , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Common Stock”), of Kayne Anderson Acquisition Corp., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

KAYNE ANDERSON ACQUISITION CORP.

By:

Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:

Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of                     , 2018 (the “Warrant Agreement”), duly executed and delivered by the Company to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her, or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                  shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Kayne Anderson Acquisition Corp. (the “Company”) in the amount of $            in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of                 , whose address is                 and that such shares of Common Stock be delivered to                 whose address is                 . If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of                 , whose address is                 and that such Warrant Certificate be delivered to                 , whose address is                 .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of                 , whose address is                 and that such Warrant Certificate be delivered to                 , whose address is                 .

[Signature Page Follows]

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT EXECUTED BY THE COMPANY.”

Annex E

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 8th day of August, 2018, by and among Kayne Anderson Acquisition Corp., a Delaware corporation (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, the Issuer intends to enter into a Contribution Agreement (the “Contribution Agreement”) with (a) Apache Midstream LLC, a Delaware limited liability company (“Apache”), (b) Altus Midstream LP, a Delaware limited partnership (“OpCo”), (c)(i) Alpine High Gathering LP, a Delaware limited partnership (f/k/a Alpine High Gathering LLC) (“Alpine High Gathering”), (ii) Alpine High Pipeline LP, a Delaware limited partnership (f/k/a Alpine High Pipeline LLC) (“Alpine High Pipeline”), (iii) Alpine High Processing LP, a Delaware limited partnership (f/k/a Alpine High Processing LLC) (“Alpine High Processing”), and (iv) Alpine High NGL Pipeline LP, a Delaware limited partnership (f/k/a Alpine High NGL Pipeline LLC) (together with Alpine High Gathering, Alpine High Pipeline, and Alpine High Processing, the “Contributed Companies”), and (d) Alpine High Subsidiary GP LLC, a Delaware limited liability company, pursuant to which, among other things, (i) the Issuer will contribute to OpCo cash in exchange for common units representing limited partner interests in OpCo (the “Common Units”); and (ii) Apache will contribute to OpCo, among other things, all of the equity interests of the Contributed Companies, in exchange for Common Units and shares of the Issuer’s Class C common stock, par value $0.0001 per share (the foregoing transactions being referred to herein as the “Transactions”);

WHEREAS, as of July 27, 2018, to finance a portion of the Transactions, the Issuer entered into separate subscription agreements (the “Private PIPE Subscription Agreements”) with certain “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)), on terms substantially similar to those set forth in this Subscription Agreement, pursuant to which such investors have agreed to purchase an aggregate of 33,155,123 shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), on the Closing Date (the “Private PIPE Transactions”);

WHEREAS, to finance a portion of the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of Class A Shares set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Closing (as defined below); and

WHEREAS, to finance a portion of the Transactions, certain other “accredited investors” or “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), have (severally and not jointly) entered into separate subscription agreements (the “Other Subscription Agreements”) with the Issuer on terms and conditions substantially the same as set forth in this Subscription Agreement, pursuant to which such investors have agreed to purchase Class A Shares on the Closing Date (as defined below) (collectively and, together with the Subscription (as defined below) and one or more other private placements for the purpose of funding the Transactions, the “Marketed PIPE Transactions” and, together with the Private PIPE Transactions, the “PIPE Transactions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2. Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Section 3, the closing of the purchase and sale of the Acquired Shares contemplated hereby (the “Closing”) shall occur on the date of (the “Closing Date”) and substantially concurrently with the closing of the Transactions. Not less than three (3) business days prior to the scheduled Closing Date (the “Scheduled Closing Date”), the Issuer shall deliver written notice to Subscriber specifying the Scheduled Closing Date (the “Closing Notice”).

(b) Subject to the satisfaction or waiver of the conditions set forth in Section 3 (other than those conditions that by their nature are to be satisfied at Closing, but without affecting the requirement that such conditions be satisfied or waived at Closing), Subscriber shall deliver to the Issuer on or prior to 8:00 A.M. eastern time (or as soon as practicable after the Issuer or its transfer agent provides a screenshot evidencing the issuance to Subscriber of the Acquired Shares on and as of the Closing Date) on the Closing Date specified in the Closing Notice to Subscriber the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice against delivery by the Issuer to Subscriber of (i) the Acquired Shares in book entry form or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Issuer or its transfer agent evidencing the issuance to Subscriber of the Acquired Shares on and as of the Closing Date. In the event that the Closing does not occur within one (1) business day after the Scheduled Closing Date specified in the Closing Notice, the Issuer shall promptly (but in no event later than two (2) business days after the Scheduled Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Issuer by wire transfer of United States dollars in immediately available funds to the account specified by Subscriber.

(c) On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Section 3, the Issuer shall deliver (or cause to be delivered) to Subscriber the Acquired Shares in book-entry form against payment by Subscriber to the Issuer of the Purchase Price as provided in Section 2(b).

(d) Each book entry for the Acquired Shares shall contain a notation, and each certificate (if any) evidencing the Acquired Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

(e) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Closing as contemplated by this Subscription Agreement.

3. Closing Conditions

(a) The obligations of each of the Issuer and Subscriber to consummate the Closing are subject to the satisfaction on the Closing Date, or the waiver by each of the Issuer and Subscriber, of each of the following conditions:

(i) all conditions precedent to the closing of the Transactions provided for in the Contribution Agreement shall have been satisfied or waived (other than those conditions that by their nature may only be satisfied at the closing of the Transactions, but subject to satisfaction of such conditions as of the closing of the Transactions and provided that any such waiver does not materially adversely affect Subscriber; provided, however, the Parties agree that for the purposes of this Agreement, Available Funds (as defined in the Contribution Agreement) of at least $400 million shall not be deemed to materially adversely affect Subscriber) by the applicable party or parties thereto, and the closing of the Transactions shall occur, in accordance with the terms of the Contribution Agreement; and

(ii) there shall not be any law or order of any governmental authority having jurisdiction (except for any such order issued in connection with a proceeding action instituted by Subscriber or any of its affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Subscription Agreement.

(b) In addition to the conditions set forth in Section 3(a), the obligation of Subscriber to consummate the Closing is subject to the satisfaction on the Closing Date, or the waiver by Subscriber, of the following conditions:

(i) the representations and warranties of the Issuer set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(ii) the Issuer shall have performed and complied in all material respects with all covenants, taken as a whole, required by this Subscription Agreement to be performed or complied with by it prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of Issuer to consummate the Closing; and

(iii) the Contribution Agreement shall not have been amended to materially adversely affect Subscriber; it being acknowledged that any amendment to increase the Contribution Price (as defined in the Contribution Agreement) shall be deemed to materially adversely affect Subscriber.

(c) In addition to the conditions set forth in Section 3(a), the obligation of the Issuer to consummate the Closing is subject to the satisfaction on the Closing Date, or the waiver by the Issuer, of the following condition: the representations and warranties of Subscriber set forth in Section 5 shall be true and correct in all material respects at and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date).

4. Issuer Representations and Warranties. The Issuer represents and warrants to Subscriber that:

(a) The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (“Bylaws”) or under the laws of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of its property or assets is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Issuer or materially and adversely affect the validity of the Acquired Shares or the legal authority or ability of the Issuer to perform in any material respects its obligations hereunder (a “Material Adverse Effect”).

(e) Other than rights relating to the Issuer’s Class B common stock, par value $0.0001 per share (the “Class B Shares”), all of which have been or will be waived with respect to the Transactions, pursuant to the terms of the Certificate of Incorporation, there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the Class A Shares to be issued in connection with the PIPE Transactions.

(f) The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Issuer is a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(g) The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) those required by NASDAQ, including with respect to obtaining approval of the Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(h) As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of 220,000,000 shares of common stock of the Issuer, par value $0.0001 per share (“Common Stock”), including (x) 200,000,000 Class A Shares and (y) 20,000,000 Class B Shares, and 1,000,000 shares of preferred stock of the Issuer, par value $0.0001 per share (“Preferred Stock”). As of August 6, 2018: (i) 37,732,112 Class A Shares, 9,433,028 Class B Shares, and no shares of Preferred Stock were issued and outstanding; (ii) 18,941,651 warrants (the “Warrants”), each entitling the holder thereof to purchase one Class A Share at an exercise price of $11.50 per Class A Share were issued and outstanding; and (iii) no shares of Common Stock were subject to issuance upon exercise of outstanding options.

(i) The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(j) The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on NASDAQ under the symbol “KAAC.” There is no suit, action, proceeding or investigation pending or, to the Issuer’s knowledge, threatened against the Issuer by NASDAQ or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on NASDAQ. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

(k) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.

(l) Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

(m) The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Class A Shares (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the Issuer and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to any information relating to the Contributed Companies or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the SEC Documents.

(n) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no proceeding pending, or, to the Issuer’s knowledge, threatened against the Issuer or any judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(o) Except for placement fees payable to each Financial Advisor (as defined herein), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.

(p) Except as provided in this Subscription Agreement, the Other Subscription Agreements and the Private PIPE Subscription Agreements, none of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings or otherwise.

(q) The Issuer and its board of directors (the “Board”) have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to Subscriber as a result of the Issuer’s issuance of the Acquired Shares and Subscriber’s ownership of the Acquired Shares. The Issuer has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Issuer or any of its subsidiaries.

(r) Neither the Issuer nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Issuer or any subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Issuer and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes hereof, “Insolvent” means, with respect to any person, (i) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total indebtedness, (ii) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(s) The operations and activities of the Issuer and its subsidiaries, affiliates, or agents are and have been conducted at all times in compliance with, as applicable to the Issuer or its subsidiaries, affiliates, or agents: (i) anti-money laundering compliance requirements, including relevant recordkeeping and reporting requirements, such as, in the United States, the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended, and the regulations of the U.S. Treasury Department’s Financial Crimes Enforcement Network; (ii) criminal and other prohibitions on engaging in money laundering or terrorism financing; and (iii) any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries, affiliates, or agents with respect to the Anti-Money Laundering Laws is pending or, to the actual knowledge of the Issuer or any of its subsidiaries, affiliates, or agents, the subject of investigation or threatened.

(t) None of the Issuer nor any of its subsidiaries, affiliates, or agents, or to the actual knowledge of the Issuer, the directors, officers, agents, employees or affiliates of the Issuer, is currently the target of, or otherwise subject to restrictions under, any sanctions administered or enforced by the United States, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State; the United Nations Security Council; Canada; the European Union; the United Kingdom; or other government authority with jurisdiction over the parties (collectively, “Sanctions”). None of the Issuer or any of its subsidiaries, affiliates, or agents is located, organized or resident in a country or territory that is the subject or target of country- or territory-wide Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea or Syria (each, a “Sanctioned Country”). The Issuer and its subsidiaries, affiliates, or agents will not directly or indirectly use the proceeds from the Acquired Shares, or lend, or knowingly contribute or otherwise make available such proceeds: (i) to fund or facilitate any activities of or business with any person that is the target of, or otherwise subject to restrictions under, any Sanctions; (ii) to fund or facilitate any activities of or business in any Sanctioned Country; or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. In the past five years, none of the Issuer nor any of its subsidiaries, affiliates, or agents have engaged in or are now engaged in any dealings or transactions: (i) with, or involving the interests or property of, any person that, at the time of the dealing or transaction, was or is subject to restrictions imposed by any Sanctions or located, organized or resident in a Sanctioned Country; or (ii) that are otherwise prohibited by Sanctions.

(u) The Issuer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Issuer other than (i) the Contribution Agreement and the other agreements contemplated thereby, (ii) the Other Subscription Agreements and (iii) the Private PIPE Subscription Agreements, and, in the case of clauses (ii) and (iii), such agreements have not been amended in any material respect following the date of this Agreement.

5. Subscriber Representations and Warranties. Subscriber represents and warrants that:

(a) Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or ability of the Subscriber to perform in any material respects its obligations hereunder.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act.

(e) Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry notation representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its officers, directors or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

(g) Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(h) In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that it has not relied on any Financial Advisor or any Financial Advisor’s affiliates with respect to its decision to purchase the Acquired Shares.

(i) Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or by means of contact from Citigroup Global Markets Inc., Barclays Capital Inc. or Credit Suisse Securities (USA) LLC, each acting as financial advisor for the Issuer (each, a “Financial Advisor”), and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or by contact between Subscriber and a Financial Advisor. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(k) Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(l) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

(m) Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by OFAC, or any other Executive Order issued by the President of the United States and administered by OFAC (collectively “OFAC

Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(n) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares; (ii) the decision to invest in the Acquired Shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of US Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Acquired Shares and is responsible for exercising independent judgment in evaluating the investment in the Acquired Shares; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Acquired Shares, and (B) the Transaction Parties have a financial interest in the purchaser’s investment in the Acquired Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Subscription Agreement.

(o) Subscriber has, and at the Closing will have, sufficient funds to pay the Purchase Price pursuant to Section 2(b).

6. Registration Rights.

(a) The Issuer agrees that, within thirty (30) calendar days after the closing of the Contribution Agreement (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the tenth (10th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction with the Issuer on the ability to transfer the Acquired Shares. Any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 6.

(b) The Issuer further agrees that, in the event that (i) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date due to the Issuer failing to use commercially reasonable efforts, (ii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including by reason of a stop order, or the Issuer’s failure to update the Registration Statement) to remain continuously effective as to all Acquired Shares for which it is required to be effective or (B) Subscriber is not permitted to utilize the Registration Statement to resell the Acquired Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Subscription Agreement and (y) excluding by reason of a post-effective amendment required in connection with the Issuer’s filing of an amendment thereto (a “Special Grace Period”) (which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iii) after the date one year following the Closing Date, and only in the event the Registration Statement is not effective or available to sell all Acquired Shares, the Issuer fails to file with the Commission any required reports under Section 13 or Section 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which Subscribers who are not affiliates of the Issuer are unable to sell the Acquired Shares without restriction under Rule 144 (“Rule 144”) (or any successor thereto) (each such event referred to in clauses (i) through (ii), a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights Subscriber may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such anniversary date) until the applicable Registration Default is cured the Issuer shall pay to each Subscriber an amount in cash, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.50% of the aggregate Purchase Price paid by Subscriber pursuant to this Subscription Agreement for any Acquired Shares which may not be disposed by Subscriber without restriction on the Default Date; provided, however, that if Subscriber fails to provide the Issuer with any information requested by the Issuer that is required to be provided in such Registration Statement with respect to Subscriber as set forth herein, then, for purposes of this Section 6, the Filing Date for a Registration Statement with respect to Subscriber shall be extended until two (2) business days following the date of receipt by the Issuer of such required information from Subscriber; and in no event shall the Issuer be required hereunder to pay to Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by Subscriber for any Acquired Shares which may not be disposed by Subscriber without restriction as of the Effectiveness Date. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default following the Effectiveness Date. The Issuer shall deliver the cash payment to Subscriber with respect to any Liquidated Damages by the fifth (5th) business day after the date payable. If the Issuer fails to pay said cash payment to Subscriber in full by the fifth business day after the date payable, the Issuer will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 6 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to Subscriber with respect to any period during which all of such Subscriber’s Acquired Shares may be sold by Subscriber without volume or manner of sale restrictions under Rule 144 and the Issuer is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

(c) In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Acquired Shares, (ii) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or (iii) two (2) years from the Effective Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) advise Subscriber within five (5) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144.

(d) Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) Indemnification.

(i) The Issuer agrees to indemnify, except if such transaction is consummated during a Suspension Event, to the extent permitted by law the Subscriber, its directors and officers and agents and each person who controls the Subscriber (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by such Subscriber expressly for use therein.

(ii) In connection with any Registration Statement in which a Subscriber is participating, such Subscriber shall furnish to the Issuer in writing such information and affidavits as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Subscriber expressly for use therein; provided, however, that the liability of each such Subscriber shall be several and not joint and shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Acquired Shares pursuant to such Registration Statement.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Issuer and each Subscriber participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Issuer’s or such Subscriber’s indemnification is unavailable for any reason.

(v) If the indemnification provided under this Section 6(e) from the indemnifying party is unavailable to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to indemnification pursuant to this Section 6(e) from any person who was not guilty of such fraudulent misrepresentation.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Contribution Agreement is terminated in accordance with its terms, (b) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, or (c) the Outside Date (as defined in the Contribution Agreement); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall notify Subscriber of the termination of the Contribution Agreement promptly after the termination of such agreement.

8. Trust Account Waiver. Reference is made to the final prospectus of the Issuer, filed with the Commission (File No. 333-216514) (the “IPO Prospectus”), and dated as of March 29, 2017. Subscriber hereby acknowledges that it has read the IPO Prospectus and understands that the Issuer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Issuer’s public stockholders (the “Public Stockholders”) and certain other parties (including the underwriters of the IPO), and that, except as otherwise described in the IPO Prospectus, the Issuer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Issuer shares in connection with the consummation of the Issuer’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”), (b) to the Public Stockholders if the Issuer fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay taxes, if any, or (d) to the Issuer after or concurrently with the consummation of a Business Combination. For and in consideration of the Issuer entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Subscription Agreement, it and its Representatives do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Subscriber, on behalf of itself and its Representatives, hereby irrevocably waives any Released Claims that Subscriber or its Representatives may have against the Trust Account now (including any distributions therefrom) or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Issuer or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Issuer or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Issuer and its affiliates to induce the Issuer to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its Representatives under applicable law. To the extent Subscriber or any of its Representatives commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Issuer or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Issuer or its Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its Representatives’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its Representatives (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its Representatives commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Issuer or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of monetary damages or injunctive relief, the Issuer and its Representatives, as applicable, shall be entitled to recover from Subscriber the associated legal fees and costs in connection with any such action, in the event the Issuer or its Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

9. Issuer’s Covenants.

(a) Except as contemplated herein, Issuer, its subsidiaries, their respective affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.

(b) With a view to making available to Subscriber the benefits of Rule 144 or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, until the Acquired Shares are registered for resale under the Securities Act, to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(iii) furnish to Subscriber so long as it owns Acquired Shares, promptly upon request, (x) an electronic statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) an electronic copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer (if not available via the Commission’s EDGAR) and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

(c) The Issuer will use the proceeds from the sale of the Acquired Shares and the shares issued and sold pursuant to the Other Subscription Agreements and the Private PIPE Subscription Agreements solely to finance the Transactions.

(d) The legend described in Section 2(d) shall be removed and the Issuer shall issue a certificate without such legend to the holder of the Acquired Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Acquired Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Issuer with an opinion of counsel, in a form reasonably acceptable to the

Issuer, to the effect that such sale, assignment or transfer of the Acquired Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) the Acquired Shares can be sold, assigned or transferred pursuant to Rule 144. The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

10. Additional Subscriber Agreements. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Issuer prior to the Closing. For purposes of this Section 10, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps, and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

11. Miscellaneous.

(a) Subscriber acknowledges that the Issuer and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.

(b) Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Financial Advisors are entitled to rely upon the representations and warranties made by Subscriber in this Subscription Agreement.

(c) This Subscription Agreement and any of Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees to be bound by the terms hereof. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder or any of Issuer’s obligations may be transferred or assigned.

(d) All the agreements made by each party hereto in this Subscription Agreement shall survive only until the Closing; provided, that representations and warranties made by each party hereto in this Subscription Agreement shall survive for six (6) months following the Closing; and provided, further, that the covenants in this Subscription Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms or until fully performed.

(e) The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(f) This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(l) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

if to Subscriber, to such address or addresses set forth on the signature page hereto;

if to the Issuer, to:

Kayne Anderson Acquisition Corp

811 Main Street, Suite 1400

Houston, Texas 77002

Attention: Terry Hart

Facsimile: (713) 655-7359

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

Telephone: (713) 546-7410

Facsimile: (713) 546-5401

E-mail: bill.finnegan@lw.com

(m) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(n) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11(l) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).

IN WITNESS WHEREOF, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

KAYNE ANDERSON ACQUISITION CORP.

By:
	Name:	Terry Hart
	Title:	Chief Financial Officer and Secretary

Date: August 8, 2018

Signature Page to

Subscription Agreement

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:

Name:	Name:
Title:	Title:

Date:                    , 2018

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different)

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Signature Page to

Subscription Agreement

Aggregate Number of Acquired Shares
subscribed for:

Aggregate Purchase Price:
$ .

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to

Subscription Agreement

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Schedule A should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii).

Schedule A-1 should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-2

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Schedule A-2 should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Annex F

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ALTUS MIDSTREAM LP

Dated as of [●], 2018

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

F-i

F-ii

Schedules

Schedule 1      –       Initial Schedule of Limited Partners

Exhibits

Exhibit A        –       Form of Joinder Agreement

F-iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF ALTUS MIDSTREAM LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Altus Midstream LP, a Delaware limited partnership (the “Partnership”), dated as of [●], 2018, is adopted, executed and agreed to by and among Altus Midstream GP LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on August 3, 2018;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into an Agreement of Limited Partnership of the Partnership, dated as of August 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Initial Limited Partnership Agreement”), with Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.), a Delaware corporation (the “Corporation”), as the sole limited partner of the Partnership;

WHEREAS, immediately prior to the Effective Time (as defined herein), the Corporation was the sole limited partner of the Partnership and holder of all of the issued and outstanding Common Units (as defined below); and

WHEREAS, the parties are entering into this Agreement to amend and restate the Initial Limited Partnership Agreement as of the Effective Time to reflect (a) the Unit Purchase (as defined herein), (b) the Contribution (as defined herein) and the consummation of the transactions contemplated by the Contribution Agreement (as defined herein) and the admission of Contributor (as defined herein) as a Limited Partner, and (c) the rights and obligations of the Partners that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Initial Limited Partnership Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Partner as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b)

increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Partners, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, the Corporation, the General Partner, and their respective Subsidiaries shall not be deemed Affiliates of Contributor.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Applicable Share” has the meaning set forth in Section 9.03.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Limited Partner at any Tax Advance Date, an amount equal to the cumulative amount of U.S. federal, state, and local income taxes (including any applicable estimated taxes) for the current Taxable Year, and all prior Taxable Years, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, that the General Partner estimates would be due from such Limited Partner as of the relevant Tax Advance Date, assuming that such Limited Partner (i) earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Limited Partner pursuant to Article V and (ii) is subject to tax at the Assumed Tax Rate. The General Partner shall reasonably determine the Assumed Tax Liability for each Partner based on such assumptions as the General Partner deems necessary.

“Assumed Tax Rate” means, for any Taxable Year, the sum of the highest marginal rate of U.S. federal, state, and local income tax applicable to any direct, or in the case of ownership through an entity classified as a partnership or disregarded entity for U.S. federal income tax purposes, indirect, owner of a Limited Partner Interest (including any tax rate imposed under Section 1411 of the Code) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Limited Partner) and capital gains (in cases where taxes are being determined on capital gains allocated to a Limited Partner). The General Partner shall consult in good faith with each other Partner to determine the Assumed Tax Rate for such Partner for any taxable year.

“Available Cash” shall mean, as of any relevant date on which a determination is being made by the General Partner regarding a potential distribution pursuant to Section 4.01(a), the amount of cash and cash equivalents which the General Partner determines is available for distribution, taking into account (a) all debts, liabilities, and obligations of the Company and any reserves for any expenditures, working capital needs, or other capital requirements or contingencies, all as reasonably determined by the General Partner and (b) any restrictions on distributions contained in any agreement to which the Partnership is bound.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Partner is subject, which period restricts the ability of such Redeemed Partner to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Partner in connection with a Share Settlement.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations located in Houston, Texas are closed.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis, (b) a sale of a majority of the Partnership’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI), or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Partnership; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Partnership or any of its wholly-owned Subsidiaries, on the one hand, and the Partnership or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Partnership, nor (y) a transaction solely for the purpose of changing the form of entity of the Partnership, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Closing Date” has the meaning set forth in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Confidential Information” has the meaning set forth in Section 16.02.

“Contributed Interests” has the meaning set forth in the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated as of August 8, 2018, by and among the Corporation, Contributor, the Partnership, and the other parties signatory thereto (as may be amended or supplemented from time to time).

“Contribution” has the meaning set forth in Section 3.03(a).

“Contribution Closing” means the “Closing” as defined in Section 1.1 of the Contribution Agreement.

“Contributor” means Apache Midstream LLC, a Delaware limited liability company.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Credit Agreement” means any credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be subsequently amended, restated, supplemented or otherwise modified from time to time, and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.L. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) if the Book Value of any such property differs from its adjusted tax basis for U.S. federal income tax purposes, and if such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.05.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property, or securities of the Partnership and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units, or (c) any amounts payable pursuant to Section 6.05.

“Earn-Out Consideration” has the meaning set forth in the Contribution Agreement.

“Effective Time” has the meaning set forth in Section 16.15.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (i) with respect to the Partnership or any of its Subsidiaries, (a) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“General Partner” means Altus Midstream GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Parties or their respective businesses.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Initial Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case only so long as such Person is shown on the Partnership’s books and records as the owner of one or more Units.

“Limited Partner Interest” means the interest of a Partner in Profits, Losses and Distributions.

“Losses” means items of Partnership loss or deduction determined according to Section 5.01(b).

“Majority Partners” means the Limited Partners (which may include the General Partner if it is also a Limited Partner) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the General Partner or any of its Affiliates controlled by the Corporation, then “Majority Partners” shall mean the General Partner together with Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Partnership that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Partnership or (b) 50% of the consolidated net income of the Partnership before interest, taxes, depreciation and amortization.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.04.

“Percentage Interest” means, with respect to a Partner at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Units by the total Units of all Partners at such time. The Percentage Interest of each Partner shall be calculated to the 4th decimal place, and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Partnership income and gain determined according to Section 5.01(b).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (ii) any merger, consolidation or other combination involving the Corporation, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Corporation and Contributor (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Regulatory Allocations” has the meaning set forth in Section 5.03(f).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Reporting Partner” has the meaning set forth in Section 9.03.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means the NASDAQ Capital Market.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. For purposes hereof, references to a “Subsidiary” of the Partnership shall be given effect only at such times that the Partnership has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Limited Partner” means a Person that is admitted as a Limited Partner to the Partnership pursuant to Section 12.01 with all of the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Tax Advance” has the meaning set forth in Section 4.01(b)(ii).

“Tax Advance Date” means any date that is three (3) Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by corporate taxpayers and the due date for U.S. federal income tax returns of corporate taxpayers (without regard to extensions).

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance, or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Partnership or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Units.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Limited Partner Interest of a Limited Partner or a permitted Assignee in the Partnership and shall include Common Units, but shall not include the General Partner Interest.

“Unit Purchase” has the meaning set forth in Section 3.03(b).

“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Warrants” has the meaning set forth in Section 3.03(b).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Partnership. The Partnership was formed on August 3, 2018 pursuant to the provisions of the Delaware Act.

Section 2.02 Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section  15-120 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section  2.03 Name. The name of the Partnership shall be “Altus Midstream LP”. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04 Purpose. The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Partnership shall be at [●], or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, DE 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07 No Joint Venture. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise.

ARTICLE III

PARTNERS; UNITS; CAPITALIZATION

Section 3.01 Partners.

(a) The Corporation previously was admitted as a Limited Partner and shall remain a Limited Partner of the Partnership and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the Contribution, Contributor shall be admitted to the Partnership as a Limited Partner.

(b) The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner; (iii) the aggregate amount of cash Capital Contributions that have been made by the Limited Partners with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Limited Partners with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Partnership or to which contributed property is subject) (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the Contribution and the Unit Purchase) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Limited Partner shall be required or, except as approved by the General Partner pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02 Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 New Limited Partner Contribution; Warrants; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units.

(a) New Limited Partner Contribution. Pursuant to the Contribution Agreement, at the Contribution Closing, Contributor contributed to the Partnership, as a Capital Contribution, the Contributed Interests and received in exchange therefor the number of Common Units set forth next to Contributor’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time (the “Contribution”).

(b) The Corporation’s Unit Purchase. Pursuant to the Contribution Agreement, at the Contribution Closing and prior to giving effect to Section 3.04, the Corporation (i) contributed to the Partnership, as a Capital

Contribution, cash in the aggregate amount of $[●] in exchange for [●] Common Units and (ii) purchased from the Partnership, in exchange for cash, warrants (the “Warrants”) exercisable for a number of Common Units equal to the number of shares of Class A Common Stock underlying the warrants of the Corporation outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.03(b) (collectively, the “Unit Purchase”). For U.S. federal income tax purposes, the Partnership and the Partners intend (x) to treat each Warrant as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and (y) not to treat any Warrant as a partnership interest prior to the exercise of such Warrant pursuant to Treasury Regulations Section 1.761-3(a).

(c) Additional Contributor Consideration.

(i) On the Closing Date, the Corporation also contributed [●]1 shares of Class A Common Stock to the Partnership and 3,182,140 warrants of the Corporation to the Partnership in exchange for [●] Common Units.

(ii) On the Closing Date, following the contributions described in Section 3.03(c)(i), and pursuant to the Contribution Agreement, Contributor also received from the Partnership in exchange for the Contributed Interests (A) [●]2 shares of Class A Common Stock, (B) 3,182,140 warrants of the Corporation, and (C) the right to receive the Earn-Out Consideration.

(iii) The Corporation has reserved for issuance 37,500,000 shares of Class A Common Stock in connection with the consideration contemplated by Section 3.03(c)(ii)(C); provided, that, when and if any Earn-Out Consideration is payable by the Partnership to Contributor, the Corporation shall contribute the number of shares of Class A Common Stock payable in connection with such Earn-Out Consideration to the Partnership in exchange for a corresponding number of Common Units.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Partnership shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Limited Partner (other than the Corporation) a number of Common Units pursuant to Section 11.03(a) (and a corresponding number of shares of Class C Common Stock), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Limited Partner as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights,

[1]	Note to Draft: Amount to be 1,862,606 plus the Assigned Shares (as defined in the Contribution Agreement), if any.
[2]	Note to Draft: Amount to be 1,862,606 plus the Assigned Shares (as defined in the Contribution Agreement), if any.

warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Partnership may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries (other than the issuance of Warrants pursuant to Section 3.03(b)) unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b) The Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation)

and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, the number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock as to which such stock option is being exercised multiplied by the following: (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Partnership shall transfer to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to a Partnership Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such Partnership Employee, (c) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Partnership as a Capital Contribution, and (d) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner without the requirement of any further consent or acknowledgement of any other Partner.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Units. Upon such contribution, the Partnership will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Available Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Limited Partners may be declared by the General Partner out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine using such record date as the General Partner may designate; such Distributions shall be made to the Limited Partners as of the close of business on such record date on a pro rata basis in accordance with each Limited Partner’s Percentage Interest as of the close of business on such record date; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 15-309 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the General Partner shall give notice to each Limited Partner of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the General Partner shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Limited Partners pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of the Distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.05).

(b) Tax Distributions and Tax Advances. With respect to any tax period (or the portion thereof) ending after the date hereof:

(i) The Partnership shall make distributions to all Limited Partners pro rata, in accordance with each Limited Partner’s Percentage Interest, on a quarterly basis and in such amounts as necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

(ii) If a Partner (other than the Corporation) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the cumulative amount of cash distributed under Sections 4.01(a) and 4.01(b)(i) and any Tax Advances (as defined below) remitted to such Partner through such date, the Partnership shall, to the extent permitted by applicable Law, and subject to the availability of funds and any restrictions contained in any agreement to which the Partnership or any of its Subsidiaries is bound, make advances to such Partner in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Partner pursuant to Sections 4.01(a), 4.01(b)(i) and 14.02(d). Notwithstanding the foregoing, such Partner may choose to decline any Tax Advance payable to such Partner pursuant to this Section 4.01(b)(ii). If there is a Tax Advance outstanding with respect to a Partner who (A) elects to participate in a Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation pursuant to Section 11.03), or (B) Transfers Units pursuant to the provisions of Article X, then in each case such Partner shall indemnify and hold harmless the Partnership against such Tax Advance, and shall be required to promptly pay to the Partnership (but in all events within fifteen (15) days after the Redemption Date or the date of the applicable Transfer, as the case may be) an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Redemption or Transfer (determined at the time of the Redemption or Transfer based on the number of Common Units subject to the Redemption or Transfer as compared to the total number of Common Units held by such Partner), provided that, in the case of a Transfer described in clause (B), such Partner shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Transfer, if the transferee agrees to assume the Partner’s obligation to repay to the Partnership such amount equal to the proportionate share of the Partner’s existing Tax Advance relating to such Common Units subject to the Transfer, and such Partner shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Common Units subject to the Transfer. The obligations of each Partner pursuant to the preceding sentence shall survive the withdrawal of any Partner or the transfer of any Partner’s Units in the Partnership and shall apply to any current or former Partner. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

Section 4.02 Special Distribution. Notwithstanding any provision to the contrary contained in this Agreement, upon the Partnership’s receipt from the Corporation thereof, the Partnership shall immediately distribute to Contributor the consideration described in Sections 3.03(c)(i), 3.03(c)(ii), and 3.03(c)(iii) and an amount of cash equal to the Cash Consideration (as defined in the Contribution Agreement), if any.

Section 4.03 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or other debt financing of the Partnership or its Subsidiaries.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property. The Capital Account balance of each of the Partners as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), is its respective “Contribution Closing Capital Account Balance” set forth on the Schedule of Limited Partners.

(b) For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Partners, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, Profits and Losses (or items thereof) for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Partners in such a manner that, after adjusting for all Capital Contributions and distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Partner, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Partner would receive pursuant to Section 14.02(d) if all of the assets of the Partnership on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Partners, minus (b) such Partner’s share of the Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the General Partner shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Partnership among) the Partners such that, to the maximum extent possible, the Capital Accounts of the Partners are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Partner as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Partnership Minimum Gain, or in Partner Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Partners, the Partners may, if they do not expect that the Partnership will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using the “traditional method”, as described in Treasury Regulations Section 1.704-3(b).

(c) If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the “traditional method”, as described in Treasury Regulations Section 1.704-3(b).

(d) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(e) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(f) For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in proportion to its Percentage Interests.

(g) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Partner hereby authorizes the Partnership and its Subsidiaries to withhold or pay on behalf of or with respect to such Partner any amount of U.S. federal, state, or local or non-U.S. taxes that the General Partner determines, in good faith, that the Partnership or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes, and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Partnership on behalf of any Partner based upon such Partner’s status as an employee of the Partnership), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.05. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income or cash from such indemnity shall not be allocated to or distributed to the Partner paying such indemnity. Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

Section 5.06 Tax Treatment. Notwithstanding anything to the contrary, the Partnership, the Corporation and Contributor intend to follow the tax treatment described in Section 5.5(e) of the Contribution Agreement.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of General Partner.

(a) Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b) The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.06 below), the salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. The General Partner may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy.

(c) The General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity.

(d) Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for purposes of U.S. federal income tax, or take any position inconsistent with treating the Partnership as a partnership for purposes of U.S. federal income tax, except as required by Law.

Section 6.02 Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.03 Transfer and Withdrawal of General Partner.

(a) The General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may in good faith, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b) Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Partners to such substitution, which consent may be given or withheld, or made subject to such conditions as each Partner deems appropriate in its sole discretion.

Section 6.04 Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner, provided such contracts and dealings are on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length or are approved by the Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.05 Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Class A Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner will inure to the benefit of the Partnership and all Limited Partners; therefore, the General Partner and the Corporation shall be reimbursed by the Partnership for any reasonable out-of-pocket expenses incurred on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Class A Common Stock were sold to underwriters in the initial public offering of the Corporation or are sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of the Contribution Closing) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Partnership, the Partnership shall reimburse the Corporation for such Discount by treating such Discount as an additional Capital Contribution made by the Corporation to the Partnership, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Corporation’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.06 Delegation of Authority. The General Partner (a) may, from time to time, delegate to one or more Persons such authority and duties as the General Partner may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Partnership shall be fixed from time to time by the General Partner, subject to the other provisions in this Agreement.

Section 6.07 Limitation of Liability of the General Partner.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by the General Partner or its Affiliates contained herein or in the other agreements with the Partnership. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b) Whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

(d) Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08 Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09 Outside Activities of the Corporation and the General Partner. The Corporation shall not, and shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as appropriate and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

Section 6.10 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01 Limitation of Liability and Duties of Partners; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation, or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided that, in the case of the General Partner, this sentence shall not in any manner limit the liability of the General Partner to the Partnership or any Partner (other than the General Partner) attributable to a breach by the General Partner of any obligations of the General Partner under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c) Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Partner (including the General Partner) or to any Related Person of such Partner, and no Partner (or any Related Person of such Partner) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership or the Partners will have any duty to communicate or offer such opportunity to the Partnership or the Partners, or to develop any particular investment, and such Person will not be liable to the Partnership or the Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Partners. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Partnership nor any Partner has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Partnership, even if competitive with the activities of the Partnership or the Partners, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Partner, other than the General Partner or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee, or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee, or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities, and losses suffered that are attributable to such Indemnified Person’s willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful; provided, further, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any proceeding among Partners. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner, or otherwise.

(c) The Partnership shall maintain, or cause to be maintained, directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability, or loss described in Section 7.04(a) whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability, or loss under the provisions of this Section 7.04; provided, however, that the Partnership’s inability to obtain, directly or indirectly, such insurance shall in no way limit or waive its obligations pursuant to this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain, or cause to be purchased and maintained, property and casualty insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Partnership agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Partnership who served as a director of the Partnership or as a Partner of the Partnership by virtue of such Person’s service as a member, director, partner, or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the

Partnership pursuant to this Section 7.04 which shall be provided out of and to the extent of Partnership assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership and the Partnership (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section  7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section  7.05 Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Limited Partners holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Limited Partners. Any Limited Partner entitled to vote at a meeting of Limited Partners may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Limited Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06 Inspection Rights. The Partnership shall permit each Partner and each of its designated representatives to visit and inspect (i) the books and records of the Partnership, including its partner ledger and a list of its Partners and (ii) the books and records of its Subsidiaries. The Partners have no other inspection rights.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01 Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns. Contributor shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership. Contributor shall use reasonable efforts to cause the Partnership to send to each Person who was a Partner at any time during a Taxable Year, a completed IRS Schedule K-1 by March 31 following the end of such Taxable Year. Contributor also shall timely provide each Partner all other information reasonably requested by a Partner and necessary for the preparation of such Partner’s U.S. federal (and applicable state and local) income tax returns. In addition, Contributor shall cause the Partnership to provide each such Person a good faith estimate of the amounts to be included on such IRS Schedule K-1 for the relevant Taxable Year by February 28 following the end of such Taxable Year. Subject to the terms and conditions of this Agreement, Contributor shall have the authority to prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, and shall not thereafter revoke such election at any time. In addition, the Partnership (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Partnership’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Partner (the “Reporting Partner”) and (b) the Partnership to participate in the filing of a Texas margin tax combined group report, the Partners agree that the Partnership shall be responsible for the Partnership’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership (the “Allocable Margin Tax Liability”). The Partnership’s Allocable Margin Tax Liability shall be equal to (i) the Partnership’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Partnership’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided, that the Partnership shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Partnership’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

Section 9.04 Tax Controversies. Contributor shall be designated and may, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Section 6223 of the Code (Contributor, in such capacity, the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative, and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Partnership Representative shall use reasonable efforts to (i) notify each of the other Partners upon receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities, and (ii) keep all Partners informed of material developments with respect to any contacts by or discussions with the tax authorities regarding such tax examination.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01 Transfers by Partners. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the General Partner. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Limited Partner under applicable state law (or, in the case of a trust that is a Limited Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner). Notwithstanding the foregoing, this Article X shall not apply to any Redemption pursuant to Section 11.01 or exchange pursuant to Section 11.03.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Limited Partner to an Affiliate of such Limited Partner, (ii) by Contributor to the direct or indirect holders of equity interests in Contributor, (iii) by any transferee pursuant to clause (ii) of this sentence to any Affiliate of such transferee or any trust, family partnership, or family limited liability company, the sole beneficiaries, partners, or members of which are such transferee or Relatives of such transferee, or (iv) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (B) in the case of the foregoing clauses (i), (ii), and (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or Direct

Exchange) by any Limited Partner (other than the Corporation) of Common Units to a transferee in accordance with this Section 10.02, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Limited Partner’s Common Units that were transferred in such Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], 2018, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTUS MIDSTREAM LP, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND ALTUS MIDSTREAM LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY ALTUS MIDSTREAM LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest, and (ii) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Limited Partner, shall not be entitled to vote on any matters coming before the Limited Partners and shall not have any other rights in or with respect to any rights of a Limited Partner of the Partnership. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Partnership to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the General Partner, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party; provided that the payee or creditor to whom the Partnership or the General Partner owes such obligation is not an Affiliate of the Partnership or the General Partner;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority age under applicable Law (excluding trusts for the benefit of minors); and

(v) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Limited Partner.

(a) Each Limited Partner (other than the Corporation) shall be entitled to cause the Partnership to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”) at any time on or after the date that is 180 days after the date of this Agreement. A Limited Partner desiring to exercise its Redemption Right (the “Redeemed Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Partner intends to have the Partnership redeem. The Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Redemption Notice, unless the Partnership elects to make the redemption payment by means of a Cash Settlement, in which case the Redemption shall be completed as promptly as practicable following delivery of the applicable Redemption Notice, but in any event, no more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Redemption Date”); provided that the Partnership, the Corporation and the Redeemed Partner may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeemed Partner shall transfer and surrender the Redeemed Units to the Partnership and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Partnership shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Partner the consideration to which the Redeemed Partner is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Partner pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

(b) In exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive the Share Settlement or, at the Partnership’s election, the Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Redemption Notice, the Partnership shall give written notice (the “Settlement Method Notice”) to the Redeemed Partner (with a copy to the Corporation) of its intended settlement method; provided that if the Partnership does not timely deliver a Settlement Method Notice, the Partnership shall be deemed to have elected the Share Settlement method. The Redeemed Partner may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.01 arising from the retracted Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(b), in the event the Partnership elects a Share Settlement in connection with a Redemption, a Redeemed Partner shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Partner to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Partner at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Partner to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Partner seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Partner with a basis for such delay or revocation. If a Redeemed Partner delays the consummation of a Redemption pursuant to this Section 11.01(c), (A) the Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Redeemed Partner may agree in writing) and (B) notwithstanding anything to the contrary in Section 11.01(b), the Redeemed Partner may retract its Redemption Notice by giving a Retraction Notice to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second (2nd) Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) The amount of the Share Settlement or the Cash Settlement that a Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeemed Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Partner shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Partner transferred and surrendered the Redeemed Units to the Partnership prior to such date.

(e) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Partner would have received if such Redemption Right had been exercised and the

Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(f) If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Partner’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Partnership the consideration the Redeemed Partner is entitled to receive under Section 11.01(b). Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as applicable) required under this Section 11.02, and (ii) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock in accordance with Section 6.05.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners and the Redeemed Partner (to the extent of such Redeemed Partner’s remaining interest in the Partnership). No Redemption or Direct Exchange shall relieve such Redeemed Partner of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Partner for U.S. federal (and applicable state and local) income tax purposes. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Partner for any stamp or other similar tax in respect of such issuance.

Section 11.07 No Restrictions. Except for the 180-day lock-up period described in Section 11.01(a), there are no limitations on the Redemption Right of any Redeemed Partner and this Agreement does not contractually restrict the ability of any Limited Partner or the Affiliates of such Limited Partner to transfer its or their Class A Common Stock.

ARTICLE XII

ADMISSION OF LIMITED PARTNERS

Section 12.01 Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a substituted Limited Partner (“Substituted Limited Partner”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02 Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the General Partner together with all the Partners to dissolve the Partnership;

(b) a Change of Control Transaction that is not approved by the Majority Partners;

(c) a dissolution of the Partnership under Section 17-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership;

(c) the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership; and

(d) all remaining assets of the Partnership shall be distributed to the Partners in accordance with Section 4.01 by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash, either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

ARTICLE XV

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 16.02 Confidentiality. Each of the Partners agree to hold the Partnership’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Partnership or as otherwise authorized separately in writing by the General Partner. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Partnership’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Partnership plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Partnership’s business, in each case obtained by a Partner from the Partnership or any of its Affiliates or representatives. With respect to any Partner, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Partner at the time of disclosure by the Partnership; (b) before or after it has been disclosed to such Partner by the Partnership, becomes part of public knowledge, not as a result of any action or inaction of such Partner in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Partnership or of the Corporation; (d) is disclosed to such Partner or its representatives by a third party not, to the knowledge of such Partner, in violation of any obligation of confidentiality owed to the Partnership with respect to such information; or (e) is or becomes independently developed by such Partner or its representatives without use of or reference to the Confidential Information.

Section 16.03 Amendments. This Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Partners, (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any affiliates controlled by the General Partner), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.05 Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Partnership at the address set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service. The Partnership’s address is:

to the Partnership:

Altus Midstream LP

[                                         ]

[                                         ]

Attn: [                               ]

E-mail: [                            ]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Sean T. Wheeler

         Jesse Myers

E-mail: jesse.myers@lw.com

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions

(whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.14 Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the Contribution Closing (the “Effective Time”). The Initial Limited Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Registration Rights Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Initial Limited Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:
ALTUS MIDSTREAM GP LLC

By:

Name:
Title:

[Signature Page to Amended and Restated Agreement of Limited Partnership]

LIMITED PARTNERS:
ALTUS MIDSTREAM COMPANY (f/k/a KAYNE ANDERSON ACQUISITION CORP.)

By:

Name:
Title:

APACHE Midstream LLC

By:

Name:
Title:

[Signature Page to Amended and Restated Agreement of Limited Partnership]

SCHEDULE 1*

SCHEDULE OF LIMITED PARTNERS

Partner	Common Units		Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.)	[●]	**	[●]%	[●]	—	—	[●]
Apache Midstream LLC	250,000,000		[●]%	[●]	—	—	[●]
Total:	[●]		100%	[●]	—	—	[●]

*

This Schedule of Limited Partners shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

**	Subject to additional issuances of Common Units in accordance with Section 3.03(c)(iii).

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                 , 20     (this “Joinder”), is delivered pursuant to that certain Amended and Restated Agreement of Limited Partnership of Altus Midstream LP (the “Partnership”), dated as of [                ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

1.

Joinder to the Partnership Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the General Partner, the undersigned hereby is and hereafter will be a Limited Partner under the Partnership Agreement and a party thereto, with all the rights, privileges and responsibilities of a Limited Partner thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Partnership Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Partnership Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Partnership Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTNER]

By:

Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

ALTUS MIDSTREAM GP LLC

By:

Name:
Title:

0                         ⬛

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

KAYNE ANDERSON ACQUISITION CORP.

FOR THE SPECIAL MEETING IN LIEU OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert S. Purgason and Terry A. Hart (each a “Proxy” and collectively, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares of common stock of Kayne Anderson Acquisition Corp. (“KAAC”) that the undersigned is entitled to vote (the “Shares”) at the Special Meeting in lieu of the 2018 annual meeting of Stockholders (the “Special Meeting”) of KAAC to be held at [●], on [●], 2018, at [●] local time, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, and 9. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛

SPECIAL MEETING OF STOCKHOLDERS OF

KAYNE ANDERSON ACQUISITION CORP.

[•], 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting to be Held on [•], 2018:

The Proxy Statement and Annual Report to Stockholders

are available at - [•]

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8 AND 9.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. The Business Combination Proposal—To consider and vote upon a proposal to (a) approve and adopt the Contribution Agreement, dated as of August 8, 2018 (as the same may be amended, the “Contribution Agreement”), by and among KAAC, Altus Midstream LP, a Delaware limited partnership and our wholly owned subsidiary (“Altus Midstream”), Apache Midstream LLC, a Delaware limited liability company (the “Apache Contributor”), Alpine High Gathering LP, a Delaware limited partnership (“Alpine High Gathering”), Alpine High Pipeline LP, a Delaware limited partnership (“Alpine High Pipeline”), Alpine High Processing LP, a Delaware limited partnership (“Alpine High Processing”), Alpine High NGL Pipeline LP, a Delaware limited partnership (“Alpine High NGL”), and Alpine High Subsidiary GP LLC, a Delaware limited liability company (“Alpine High GP” and, together with Alpine High Gathering, Alpine High Pipeline, Alpine High Processing and Alpine High NGL, the “Alpine High Entities”), pursuant to which Altus Midstream and/or its subsidiaries will acquire from the Apache Contributor (i) 100% of the equity interests in each of the Alpine High Entities and (ii) options, currently held by the Apache Contributor, to acquire equity interests in certain third-party pipelines that are expected to be placed into service in 2019 and 2020, which include (A) an option to acquire up to a 15% equity interest (as well as pursuant to a supplemental option, an additional 1% equity interest) in the Gulf Coast Express pipeline, (B) an option to acquire up to a 15% equity interest in the EPIC Crude pipeline, (C) an option to acquire a 50% equity interest in the Salt Creek NGL pipeline, and (D) an option to acquire up to a 33% equity interest in the Shin Oak pipeline, and (b) approve such acquisition and the other transactions contemplated by the Contribution Agreement (the “business combination” and such proposal, the “Business Combination Proposal”). A copy of the Contribution Agreement is attached to the accompanying proxy statement as Annex A. The Business Combination Proposal is conditioned on the approval of the Charter Proposals and the NASDAQ Proposal.	☐	☐	☐	3. The Authorized Class A Share Charter Proposal—To consider and vote upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), from 200,000,000 shares to 1,500,000,000 shares (the “Authorized Class A Share Charter Proposal”). The Authorized Class A Share Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Class A Share Charter Proposal is attached to the accompanying proxy statement as Annex B.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				4. The Authorized Preferred Share Charter Proposal—To consider and vote upon a proposal to approve and adopt an amendment to the Charter to increase the number of authorized shares of KAAC’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), from 1,000,000 shares to 50,000,000 shares (the “Authorized Preferred Share Charter Proposal”). The Authorized Preferred Share Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Authorized Preferred Share Charter Proposal is attached to the accompanying proxy statement as Annex B.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				5. The Board Declassification Proposal—To consider and vote upon a proposal to approve and adopt amendments to the Charter to declassify our board of directors upon the closing of the business combination (the “Board Declassification Proposal”). The Board Declassification Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal. A copy of the Second A&R Charter reflecting the proposed amendment pursuant to the Board Declassification Proposal is attached to the accompanying proxy statement as Annex B.	☐	☐	☐

	STOCKHOLDER CERTIFICATION				FOR	AGAINST	ABSTAIN
Stockholder Certification I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the Shares in connection with the proposed business combination.	☐

6. The Additional Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to the Charter eliminating provisions in the Charter relating to our initial business combination that will no longer be applicable to us following the closing of the business combination (the “Additional Charter Proposal” and, together with the Class C Charter Proposal, the Authorized Class A Share Charter Proposal, the Authorized Preferred Share Charter Proposal and the Board Declassification Proposal, the “Charter Proposals”). The Additional Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals and the NASDAQ Proposal. A copy of the Second A&R Charter reflecting the proposed amendments pursuant to the Additional Charter Proposal is attached to the accompanying proxy statement as Annex B.

					☐	☐	☐
	FOR	AGAINST	ABSTAIN
2. The Class C Charter Proposal—To consider and vote upon a proposal to approve and adopt amendments to KAAC’s amended and restated certificate of incorporation (the “Charter”) to create a new class of capital stock designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and such proposal, the “Class C Charter Proposal”). The Class C Charter Proposal is conditioned on the approval of the Business Combination Proposal, the other Charter Proposals (as defined below) and the NASDAQ Proposal (as defined below). A copy of the Company’s second amended and restated certificate of incorporation (the “Second A&R Charter”) reflecting the proposed amendments pursuant to the Class C Charter Proposal is attached to the accompanying proxy statement as Annex B.	☐	☐	☐
					FOR	AGAINST	ABSTAIN

7. The NASDAQ Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NASDAQ Capital Market: (a) the issuance of up to 7,313,028 shares of Class A Common Stock and 250,000,000 shares of Class C Common Stock to the Apache Contributor in connection with the business combination; (b) the future issuance of up to 250,000,000 shares of Class A Common Stock to the Apache Contributor in connection with any redemption or exchange of its common units representing limited partner interests in Altus Midstream in accordance with Altus Midstream’s amended and restated agreement of limited partnership; (c) the issuance of 3,182,140 warrants to the Apache Contributor in connection with the business combination and the future issuance of up to 3,182,140 shares of Class A Common Stock upon the exercise of such warrants; (d) the future issuance of up to 37,500,000 shares of Class A Common Stock to the Apache Contributor as earn-out consideration in connection with the business combination; and (e) the issuance and sale of 57,234,023 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P. and directors, management and employees of KAAC, Kayne Anderson Capital Advisors, L.P. and Apache Corporation) in a private placement (the “NASDAQ Proposal”). The NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Proposals.

					☐	☐	☐
					FOR	WITHHOLD
				8. The Director Election Proposal—To consider and vote upon a proposal to elect one director to serve as a Class I director on our board of directors for a term of three years expiring at the annual meeting of stockholders to be held in 2021 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal assuming the Board Declassification Proposal is not approved and our board of directors remains classified. Assuming the Board Declassification Proposal is approved and our board of directors is declassified, such nominee, if elected, will serve on our board of directors for a term expiring at the 2019 annual meeting of stockholders or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal”). The Director Election Proposal is not conditioned on the approval of any other Proposal.	☐	☐
					FOR	AGAINST	ABSTAIN
				9. The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposals, the NASDAQ Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposals, and the NASDAQ Proposal, the “Transaction Proposals” and, together with the Director Election Proposal, the “Proposals”). The Adjournment Proposal is not conditioned on the approval of any other Proposal.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. A vote to abstain will have the same effect as a vote AGAINST Proposal Nos. 2, 3, 4, 5, and 6. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, and 9. If any other matters properly come before the Special Meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

∎